As filed with the Securities and Exchange Commission on September 14, 2007
Registration No. 333-142189

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4

FORM S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NATIONAL HEALTHCARE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	8051	52-2057472
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

100 Vine Street, Suite 1400
Murfreesboro, Tennessee 37130
(615) 890-2020
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert G. Adams
President and Chief Executive Officer
National HealthCare Corporation
100 Vine Street, Suite 1400
Murfreesboro, Tennessee 37130
(615) 890-2020
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James J. Clark, Esq. Susanna M. Suh, Esq. Cahill Gordon & Reindel llp 80 Pine Street New York, New York 10005 Tel: (212) 701-3000 Fax: (212) 269-5420	J. Chase Cole, Esq. Waller Lansden Dortch & Davis, LLP 511 Union Street Suite 2700 Nashville, Tennessee 37219 Tel: (615) 244-6380 Fax: (615) 244-6804

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the date hereof.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Proposed Maximum
Title of Each Class of Securities	Amount to Be	Proposed Maximum	Aggregate Offering	Amount of
to Be Registered	Registered	Offering Price Per Unit	Price	Registration Fee
Series A Convertible Preferred Stock, $.01 par value per share	10,869,418(1)	N/A	$164,048,289.76(2)	$5,036.28(5)
Common Stock, $.01 par value per share	2,629,624(3)	N/A	N/A	None(4)
Total				$5,036.28

(1)	Represents the maximum number of shares of Series A convertible preferred stock, $.01 par value per share, of National HealthCare Corporation that may be issued pursuant to the transactions described in this registration statement.

(2)	The registration fee was calculated based on a price of $23.32 per share of common stock of National Health Realty, Inc. pursuant to Rule 457(f)(1). Upon the effectiveness of the transactions described in this registration statement, 363,200 shares of common stock of National Health Realty, Inc. held by National HealthCare Corporation will be cancelled. For purposes of the calculation of the maximum aggregate offering price (i) these 363,200 shares have been added to the shares to be registered hereby pursuant to Rule 457(f)(1) and (ii) $97,779,762 representing the amount of cash to be paid by National HealthCare Corporation upon the effectiveness of the transactions described in this registration statement, has been deducted pursuant to Rule 457(f)(3).

(3)	Represents the maximum number of shares of common stock, $.01 par value per share, of National HealthCare Corporation initially issuable upon conversion of the 10,869,418 shares of Series A convertible preferred stock of National HealthCare Corporation that may be issued pursuant to the transactions described in this registration statement. Such maximum number is subject to adjustment under certain circumstances as described in this registration statement.

(4)	No consideration will be received by National HealthCare Corporation upon the conversion of the Series A Convertible Preferred Stock of National HealthCare Corporation. See Rule 457(i).

(5)	$5,086.71 was previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

100 Vine Street, Suite 1402 Murfreesboro, Tennessee 37130	100 Vine Street, Suite 1400 Murfreesboro, Tennessee 37130

A MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT

To the stockholders of National Health Realty, Inc. and National HealthCare Corporation:

On December 20, 2006, Davis Acquisition Sub LLC (an indirect wholly-owned subsidiary of National HealthCare Corporation), NHC/OP, L.P. (a direct and indirect wholly-owned subsidiary of National HealthCare Corporation), National HealthCare Corporation (“NHC”), and National Health Realty, Inc. (“NHR”), entered into an Agreement and Plan of Merger. Pursuant to the merger agreement and following stockholder approval on September 13, 2007, NHR completed a consolidation with its wholly-owned subsidiary, NEW NHR, Inc., which resulted in the formation of a new Maryland corporation (the “Consolidated Company”). As used in this joint proxy statement/prospectus, references to “NHR” mean, with respect to periods on or prior to September 13, 2007, National Health Realty, Inc., and with respect to periods after September 13, 2007, the Consolidated Company.

Subject to stockholder approval as described herein and consummation of certain other transactions specified in the merger agreement, NHR will be merged with and into Davis Acquisition Sub LLC, and Davis Acquisition Sub LLC will continue as a wholly-owned subsidiary of NHC/OP, L.P. and shall succeed to and assume all the rights and obligations of NHR.

Pursuant to the merger agreement, each outstanding common share of NHR not owned by Davis Acquisition Sub LLC, NHC/OP, L.P. or NHC will be converted into the right to receive one share of NHC Series A Convertible Preferred Stock (the “Preferred Stock”), plus $9.00 in cash. In addition, immediately prior to the consummation of the merger , NHR will declare a special dividend payable to each holder of record of NHR common stock who shall receive the merger consideration at the effective time of the merger in an amount equal to the dividend that NHR would have declared and paid in the ordinary course of business in order to qualify as a REIT for the taxable year commencing on January 1, 2007 and ending on the effective date of the merger if NHR had not entered into the merger agreement. Each share of the Preferred Stock will be entitled to cumulative annual preferred dividends of $0.80 per share and will have a liquidation preference of $15.75 per share. The Preferred Stock will be listed on the American Stock Exchange and will be convertible at any time at the option of the holder into 0.24204 shares of NHC common stock, subject to adjustment.

NHC will hold a special meeting of stockholders on October 25, 2007 at 4:30 p.m., Central time, at the principal executive offices of NHC, located at 100 Vine Street, Suite 1400, Murfreesboro, Tennessee 37130. At this meeting, stockholders of NHC will be asked (1) to consider and vote upon a proposal to adopt an amendment to the certificate of incorporation of NHC to increase the maximum number of shares of undesignated preferred stock having a par value of $.01 per share from 10,000,000 shares to 25,000,000 shares, (2) to consider and vote upon a proposal to approve the issuance of Series A Convertible Preferred Stock having a par value of $.01 per share, pursuant to the merger agreement ((1) and (2) collectively, the “NHC Proposal”), (3) to approve the postponement or adjournment of the NHC special meeting for the solicitation of additional votes, if necessary, and (4) to transact any other business as may properly come before the NHC special meeting or any adjournment or postponement of the NHC special meeting.

The affirmative vote of the holders of a majority of common shares outstanding and entitled to vote at the NHC special meeting is required to approve the amendment of the NHC certificate of incorporation. The affirmative vote of the holders of a majority of the outstanding common shares represented and voting at the NHC special meeting is required to approve the issuance of the Preferred Stock.

NHR will hold a special meeting of stockholders on October 25, 2007 at 4:00 p.m., Central time, at the principal executive offices of NHR, located at 100 Vine Street, Suite 1402, Murfreesboro, Tennessee 37130. At this meeting, stockholders of NHR will be asked (1) to consider and vote upon the approval of the merger (the “NHR Proposal”), (2) to approve the postponement or adjournment of the NHR special meeting for the solicitation of additional votes, if necessary, and (3) to transact any other business as may properly come before the NHR special meeting or any adjournment or postponement of the NHR special meeting.

The affirmative vote of the holders of a majority of common shares outstanding and entitled to vote at the NHR special meeting and the affirmative vote of the holders of a majority of the common stock outstanding and entitled to vote, not owned by a director or officer of NHR, or any affiliate of NHR or NHC is required to approve the merger.

Before the merger can be completed, holders of the requisite number of outstanding shares of NHC common stock must vote in favor of the NHC Proposal at the NHC special meeting and holders of the requisite number of outstanding shares of NHR common stock must vote in favor of the NHR Proposal.

Holders of NHC common stock representing approximately 22.0% of the outstanding shares of NHC common stock as of September 1, 2007 have agreed to vote the shares of NHC common stock owned by them in favor of the NHC Proposal. NHR stockholders representing approximately 16.7% of the outstanding shares of NHR common stock as of September 1, 2007 have agreed to vote the shares of NHR common stock owned by them in favor of the NHR Proposal.

The merger agreement and the merger have been approved and declared advisable by (i) the sole managing member of Davis Acquisition Sub LLC, (ii) the general partner of NHC/OP, L.P., (iii) the board of directors of NHC, upon the unanimous recommendation of a special committee of its board of directors composed entirely of independent directors, and (iv) the board of directors of NHR, upon the unanimous recommendation of a special committee of its board of directors composed entirely of independent directors. Completion of the merger, which is expected to occur in the fall of 2007, is subject to the approval of certain matters by the requisite stockholders of NHC and NHR.

NHC’s common shares are traded on the American Stock Exchange under the symbol “NHC,” and the closing price of NHC’s common shares on September 10, 2007 was $51.04 per share. NHR’s common stock is traded on the American Stock Exchange under the symbol “NHR” and the closing price of a share of NHR common stock on September 10, 2007 was $23.02 per share.

The board of directors of NHC has approved the merger agreement and the merger and has determined that the merger is in the best interest of NHC’s stockholders. The board of directors of NHC recommends that NHC’s stockholders vote “FOR” the NHC Proposal.

The board of directors of NHR has approved the merger agreement and the merger and has determined that the merger is advisable and in the best interest of NHR stockholders. The board of directors recommends that NHR stockholders vote “FOR” the NHR Proposal.

This joint proxy statement/prospectus provides NHC stockholders and NHR stockholders with detailed information about the special meetings and the proposed merger. You can also obtain information from publicly available documents filed by NHC and NHR with the Securities and Exchange Commission. NHC and NHR encourage you to read this entire document carefully, including the section entitled “Risk Factors” beginning on page 47.

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Your vote is very important. Whether or not you plan to attend the NHC special meeting or the NHR special meeting, please take time to vote on the proposal by completing and mailing the enclosed proxy card.

Sincerely,

Donald K. Daniel	Robert G. Adams
Senior Vice President & Controller Principal Accounting Officer National Health Realty, Inc.	President and Chief Executive Officer National HealthCare Corporation

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger approved or disapproved of the transaction, passed upon the merits or fairness of the transaction or determined if this joint proxy statement/prospectus is adequate, accurate or complete. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated September 14, 2007 and is first being mailed to stockholders on or about September 21, 2007

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SOURCES OF ADDITIONAL INFORMATION

This joint proxy statement/prospectus includes information also set forth in documents filed by NHC and NHR with the SEC, and those documents include information about each company that is not included in or delivered with this document. You can obtain any of those documents filed with the SEC from NHC or NHR, as the case may be, or through the SEC or the SEC’s web site. The address of that site is http://www.sec.gov. Stockholders of NHC or NHR may obtain documents filed with the SEC or documents incorporated by reference in this document, when available, free of cost, by directing a request to the appropriate company at:

National Health Realty, Inc. 100 Vine Street, Suite 1402 Murfreesboro, Tennessee 37130 Attention: Corporate Secretary Telephone Number: (615) 890-2020	National HealthCare Corporation 100 Vine Street, Suite 1400 Murfreesboro, Tennessee 37130 Attention: Corporate Secretary Telephone Number: (615) 890-2020

If you would like to request documents, in order to ensure timely delivery, you must do so at least five business days before the date of the respective special meeting. This means you must request this information no later than October 18, 2007. NHC or NHR, as the case may be, will mail properly requested documents to requesting stockholders by first class mail, or another equally prompt means, within one business day after receipt of such requests.

See “Where You Can Find More Information.”

NATIONAL HEALTHCARE CORPORATION

NOTICE OF SPECIAL
MEETING OF STOCKHOLDERS

To Be Held On October 25, 2007

To the stockholders of National HealthCare Corporation:

NOTICE IS HEREBY GIVEN that the special meeting of stockholders of National HealthCare Corporation, a Delaware corporation (“NHC”), will be held at 4:30 p.m., Central time, on October 25, 2007, at 100 Vine Street, Suite 1400, Murfreesboro, Tennessee 37130 for the following purposes:

1. To consider and vote upon a proposal to adopt an amendment to the certificate of incorporation of NHC to increase the maximum number of shares of undesignated preferred stock having a par value of $.01 per share from 10,000,000 shares to 25,000,000 shares.

2. To consider and vote upon a proposal to approve the issuance of shares of NHC Series A convertible preferred stock pursuant to the merger agreement.

3. To approve the postponement or adjournment of the NHC special meeting for the solicitation of additional votes, if necessary.

4. To transact any other business as may properly come before the NHC special meeting or any adjournment or postponement of the NHC special meeting.

Only NHC stockholders of record at the close of business on September 14, 2007, the record date for the NHC special meeting, may vote at the NHC special meeting and any adjournments or postponements of the NHC special meeting. A complete list of NHC stockholders of record entitled to vote at the NHC special meeting will be available for the 10 days before the NHC special meeting at our executive offices for inspection for proper purposes by NHC stockholders during ordinary business hours.

Your vote is very important. The NHC board of directors has approved the merger agreement and the merger and recommends that you vote “FOR” all of the proposals set forth above. Whether or not you plan to attend the NHC special meeting, please submit your proxy card with voting instructions. If you hold your stock in your name as a stockholder of record, please sign, date and return the enclosed proxy card as soon as possible. If you hold your stock in “street name” through a bank or a broker, please direct your bank or broker to vote your stock in the manner described in the instructions you have received from your bank or broker.

For more information about the merger and the other transactions contemplated by the merger agreement, please review the accompanying joint proxy statement/prospectus and the merger agreement attached to it as Annex A.

By order of the NHC board of directors

John K. Lines,
Secretary

Murfreesboro, Tennessee

September 14, 2007

NATIONAL HEALTH REALTY, INC.

NOTICE OF SPECIAL
MEETING OF STOCKHOLDERS

To Be Held On October 25, 2007

To the stockholders of National Health Realty, Inc.:

NOTICE IS HEREBY GIVEN that the special meeting of stockholders of National Health Realty, Inc., a Maryland corporation (“NHR”), will be held at 4:00 p.m., Central time, on October 25, 2007, at 100 Vine Street, Suite 1402, Murfreesboro, Tennessee 37130 for the following purposes:

1. To consider and vote upon a proposal to approve the merger of NHR with and into Davis Acquisition Sub LLC, an indirect wholly-owned subsidiary of National HealthCare Corporation (“NHC”), in accordance with the terms of the Agreement and Plan of Merger, dated December 20, 2006, by and among Davis Acquisition Sub LLC (an indirect wholly-owned subsidiary of NHC), NHC/OP, L.P. (a direct and indirect wholly-owned subsidiary of NHC), NHC and NHR. Upon the effectiveness of the merger, the separate corporate existence of NHR will cease and Davis Acquisition Sub LLC will continue as the surviving company in the merger and will succeed to and assume all the rights and obligations of NHR in accordance with the Maryland General Corporation Law and the Delaware Limited Liability Company Act.

2. To approve the postponement or adjournment of the NHR special meeting for the solicitation of additional votes, if necessary.

3. To transact any other business as may properly come before the NHR special meeting or any adjournment or postponement of the NHR special meeting.

Only NHR stockholders of record at the close of business on September 14, 2007, the record date for the NHR special meeting, are entitled to notice of and may vote at the NHR special meeting and any adjournments or postponements of the NHR special meeting. A complete list of NHR stockholders of record entitled to vote at the NHR special meeting will be available for the 10 days before the NHR special meeting at our executive offices for inspection for proper purposes by NHR stockholders during ordinary business hours.

Your vote is very important. The NHR board of directors, after giving consideration to the recommendation of the special committee to the board of directors, has approved the merger agreement and the merger and recommends that you vote “FOR” all of the proposals set forth above. Whether or not you plan to attend the NHR special meeting, please submit your proxy card with voting instructions. If you hold your stock in your name as a stockholder of record, please sign, date and return the enclosed proxy card as soon as possible. If you hold your stock in “street name” through a bank or a broker, please direct your bank or broker to vote your stock in the manner described in the instructions you have received from your bank or broker.

For more information about the merger and the other transactions contemplated by the merger agreement, please review the accompanying joint proxy statement/prospectus and the merger agreement attached to it as Annex A.

By order of the NHR board of directors

John K. Lines,
Secretary

Murfreesboro, Tennessee

September 14, 2007

i

ii

List of Annexes

Annex A	Agreement and Plan of Merger, dated December 20, 2006, by and among Davis Acquisition Sub LLC, NHC/OP, L.P., NHC and NHR (including Amendment and Waiver No. 1 and Amendment No. 2)	A-1
Annex B	Voting Agreement, dated December 20, 2006, between NHC and certain stockholders of NHC, and NHR and certain stockholders of NHR	B-1
Annex C	Certificate of Designations of Series A Convertible Preferred Stock of NHC	C-1
Annex D	Fairness Opinion of Avondale Partners, LLC, dated as of December 20, 2006	D-1
Annex E	Fairness Opinion of 2nd Generation Capital, LLC, dated as of December 20, 2006	E-1
Annex F	Form of Amendment to the Certificate of Incorporation of NHC	F-1

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QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	When and where are the special stockholders meetings?

A1:	The NHC special meeting will take place on October 25, 2007, at 4:30 p.m. Central Time, at 100 Vine Street, Suite 1400, Murfreesboro, Tennessee 37130.

A2:	The NHR special meeting will take place on October 25, 2007, at 4:00 p.m. Central Time, at 100 Vine Street, Suite 1402, Murfreesboro, Tennessee 37130.

Q:	What is happening at each special meeting?

A1:	At the NHC special meeting, stockholders of NHC will be asked (1) to consider and vote upon a proposal to adopt an amendment to the certificate of incorporation of NHC to increase the maximum number of shares of undesignated preferred stock having a par value of $.01 per share from 10,000,000 shares to 25,000,000 shares, (2) to consider and vote upon a proposal to approve the issuance of Series A convertible preferred stock, having a par value of $.01 per share, pursuant to the merger agreement, (3) to approve the postponement or adjournment of the NHC special meeting for the solicitation of additional votes, if necessary, and (4) to transact any other business as may properly come before the NHC special meeting or any adjournment or postponement of the NHC special meeting.

A2:	At the NHR special meeting, stockholders of NHR will be asked (1) to consider and vote upon the approval of the merger, (2) to approve the postponement or adjournment of the NHR special meeting for the solicitation of additional votes, if necessary, and (3) to transact any other business as may properly come before the NHR special meeting or any adjournment or postponement of the NHR special meeting.

Q:	What will happen in the merger?

A:	If the merger is approved and all other conditions to the merger have been satisfied or waived, NHR will merge with and into Davis Acquisition Sub LLC, upon the terms and subject to the conditions set forth in the merger agreement. Upon effectiveness of the merger, the separate corporate existence of NHR shall cease and Davis Acquisition Sub LLC shall continue as the surviving person in the merger and a wholly-owned subsidiary of NHC/OP, L.P., which is a wholly-owned subsidiary of NHC and shall succeed to and assume all the rights and obligations of NHR.

Q:	Why are the parties proposing to merge?

A:	The parties believe that the combined company will provide the present stockholders of each company with a more focused, flexible and efficient corporation whose purpose and activities are more closely aligned with those of its stockholders. See “Special Factors — NHC’s Reasons for, and Advantages of, the Merger” and “Special Factors — NHR’s Reasons for, and Advantages of, the Merger.”

Q:	What will NHR stockholders receive in the merger?

A:	Upon the effectiveness of the merger, each issued and outstanding share of common stock, par value $0.01 per share, of NHR, other than any such shares directly owned by Davis Acquisition Sub LLC, NHC/OP, L.P. or NHC, will be converted into the right to receive cash and shares of the Preferred Stock, having the rights and designations set forth in the Certificate of Designations, the form of which is attached to this proxy statement/prospectus as Annex C. In addition, immediately prior to the consummation of the merger, NHR will declare a special dividend payable to each holder of record of NHR common stock who shall receive the merger consideration at the effective time of the merger in an amount equal to the dividend that NHR would have declared and paid in the ordinary course of business in order to qualify as a real estate investment trust (“REIT”) for the taxable year commencing on January 1, 2007 and ending on the effective date of the merger if NHR had not entered into the merger agreement.

Q:	Are stockholders able to exercise dissenters’ rights?

A1:	The stockholders of NHC will not be entitled to exercise dissenters’ rights with respect to any matter to be voted upon at the NHC special meeting.

A2:	The stockholders of NHR will not be entitled to exercise dissenters’ rights with respect to any matter to be voted upon at the NHR special meeting.

Q:	When do you expect to complete the merger?

A:	We expect to complete the merger in the fall of 2007.

Q:	How will the combined company’s business be different?

A:	The merger will provide NHC with a larger asset and equity base that is anticipated to enhance NHC’s future growth and prospects for long-term increases in stockholder value. Following the merger, NHC will no longer be required to make lease payments to NHR. Assuming the continuation of current operating trends, the elimination of such required lease payments will result in a substantial increase in the annual recurring free cash flow of NHC, even after providing for the dividends that NHC will be required to pay on the Preferred Stock. In addition, the merger will (i) reduce the expense and management time required to manage two public companies, (ii) eliminate the possibility that NHR could be acquired by a competitor of NHC, (iii) broaden NHC’s access to debt financing sources and (iv) eliminate the financial uncertainty that resulted from the periodic negotiation and renegotiation of the leasing terms of the properties that NHR leased to NHC.

Q:	How will the combined company be managed?

A:	NHR is currently managed by a wholly-owned subsidiary of NHC pursuant to the Restated Advisory, Administrative Services and Facilities Agreement (the “Management Agreement”), which will be terminated upon the consummation of the merger. NHR does not have any officers or employees who are not also officers or employees of NHC. Following the merger, these officers and employees will be officers or employees of NHC only, and perform substantially the same functions as they did before the merger, except that they will not have the duties of managing NHR as a separate public company. The merger will not affect the composition of the current board of directors of NHC, except that, under certain circumstances, the holders of Preferred Stock will have the right to elect two directors to the NHC board of directors. The directors of NHR will resign following the merger.

Q:	What will be the composition of the board of directors of NHC and NHR following the merger?

A:	Immediately following the merger, NHC will have the same board of directors it has today. The certificate of designations governing the Preferred Stock will allow the holders of the Preferred Stock the right to elect two additional directors to the board of directors of NHC in limited circumstances. NHR, whose successor will be merged into Davis Acquisition Sub LLC, will cease to exist as a company. Davis Acquisition Sub LLC will continue to be managed by its sole managing member following the merger.

Q:	What are the U.S. federal income tax consequences of the merger?

A:	Assuming that the merger is completed as currently contemplated, it is expected that the receipt of cash and shares of the Preferred Stock by stockholders of NHR in exchange for their common stock of NHR pursuant to the merger should be a taxable transaction for U.S. federal income tax purposes. The specific tax consequences to stockholders of NHR of the merger will depend on their own particular situation.

YOU SHOULD READ “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” FOR A MORE COMPLETE DISCUSSION OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. TAX MATTERS ARE COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND UPON THE FACTS OF YOUR PARTICULAR SITUATION. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, WE URGE YOU TO CONSULT WITH YOUR TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU, INCLUDING THE APPLICABILITY OF U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Q:	How will NHC be treated for U.S. federal income tax purposes following the merger?

A:	NHR is organized and has operated in a way intended to qualify it as a real estate investment trust (“REIT”) for U.S. federal income tax purposes. Generally, a REIT, with certain limited exceptions, is not taxed at the corporate level on its ordinary net income or capital gains distributed currently to its stockholders. This treatment substantially eliminates the “double taxation” (at the corporate and stockholder levels) that typically results from the use of corporate investment vehicles. NHC is not and will not be a REIT and will be taxable as a corporation for U.S. federal income tax purposes. Consequently, NHC will be subject to tax (including applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to holders of stock in NHC will not be deductible by NHC, nor are distributions required to be made. Generally, if NHC makes a distribution to holders of its stock, all such distributions will be taxable to such holders as dividends, to the extent of NHC’s current or accumulated earnings and profits. Dividends to individual holders of stock of NHC may qualify as qualified dividend income for U.S. federal income tax purposes, taxable at reduced rates. Corporate holders of stock of NHC may be eligible for the dividends received deduction with respect to dividends on stock of NHC.

Q:	What stockholder vote is required to approve the items to be voted on at each special meeting, including the merger?

A1:	With respect to the NHC special meeting:

• the affirmative vote of the holders of a majority of common shares outstanding and entitled to vote thereon at the NHC special meeting is required to approve the amendment of the NHC certificate of incorporation; and

• the affirmative vote of the holders of a majority of the outstanding common shares represented and voting at the NHC special meeting is required to approve the issuance of shares of the Preferred Stock and on each other matter to be acted on, including any postponement or adjournment of the NHC special meeting to solicit additional votes.

A2:	With respect to the NHR special meeting, approval of the merger is conditioned on receiving:

• the affirmative vote of the holders of a majority of all common stock outstanding and entitled to vote thereon at the NHR special meeting; and

• the affirmative vote of the holders of a majority of the common stock outstanding and entitled to vote thereon that are not owned by an affiliate of NHR, including any director or officer of NHR or NHC, or any of their affiliates.

On each other matter to be acted on at the NHR special meeting, including any postponement or adjournment of the NHR special meeting to solicit additional votes, the approval of a majority of the outstanding common stock present in person or represented by proxy at the NHR special meeting is required to approve such matter.

Q:	Do the boards recommend approval of the proposals?

A:	Yes. Based on the recommendation of their respective special committees, taking into consideration the fairness opinions of their respective financial advisors, which are attached to this proxy statement/prospectus as Annex D and Annex E, the boards of directors of NHC and NHR each approved and adopted the merger agreement and the transactions contemplated thereby and recommend that you vote “FOR” approval of the NHC Proposal or the NHR Proposal, as the case may be.

Q:	What do I need to do now?

A:	We urge you to read carefully this joint proxy statement/prospectus, including its annexes and the documents incorporated by reference herein. You also may want to review the documents referenced under “Where You Can Find More Information” and consult with your accounting, legal and tax advisors.

Q:	How do I vote my shares?

A1:	Holders of shares of NHC common stock may indicate how they want to vote on their proxy card and then sign and mail their proxy card in the enclosed return envelope, or submit their vote via the Internet or by telephone, as soon as possible so that their shares may be represented at the NHC special meeting. Holders of shares of NHC common stock may also attend the NHC special meeting in person instead of submitting a proxy.

Unless such shares are held in a brokerage account, if holders of shares of NHC common stock sign, date and send their proxy and do not indicate how they want to vote, such proxies will be voted “FOR” the NHC Proposal and all other proposals to be voted on at the NHC special meeting. If such shares are held in a brokerage account, please see the answer to the next question. If holders of shares of NHC common stock fail either to return their proxy card or if they “ABSTAIN” with respect to the NHC Proposal to amend the NHC certificate of incorporation, the effect will be a vote “AGAINST” such proposal. With respect to the issuance of Preferred Stock pursuant to the merger, the postponement or adjournment of the NHC special meeting or any other business as may properly come before the NHC special meeting; if the holders of shares of NHC common stock fail to return their proxy card, such shares of NHC common stock will not be counted for purposes of the such vote.

A2:	If you hold shares of NHR common stock in your name, please sign, date and return your proxy card with voting instructions, or submit your vote via the Internet or by telephone as soon as possible. If your stock is held in “street name” through a bank or a broker, please direct your bank or broker to vote your stock in the manner described in the instructions you have received from your bank or broker. Also, you may attend the special meeting in person instead of submitting a proxy. Unless your shares are held in a brokerage account, if you sign, date and send your proxy and do not indicate how you want to vote, your proxy will be voted “FOR” the NHR Proposal and all other proposals to be voted on at the NHR special meeting. If your shares are held in a brokerage account, please see the answer to the next question.

Abstentions will be counted as shares that are present and entitled to vote for purposes of determining the number of shares that are present and entitled to vote with respect to any particular matter, but will not be counted as votes in favor of such matter. Accordingly, an abstention from voting on the NHR Proposal will have the same legal effect as a vote “AGAINST” the matter. With respect to any other matter to be voted on at the NHR special meeting, a vote to “ABSTAIN” will have no effect on the outcome of such other matters.

Q:	If my NHC common stock or NHR common stock are held in a brokerage account or in “street name,” will my broker vote my shares for me?

A:	If you are an NHC stockholder or NHR stockholder, and, in either case, if you do not provide your bank or broker with instructions on how to vote your street name shares, your bank or broker will not be permitted to vote them. Also, if your bank or broker has indicated on the proxy that it does not have discretionary authority to vote such street name shares, your bank or broker will not be permitted to vote them. Either of these situations results in a “broker non-vote.”

A “broker non-vote” with respect to the NHC special meeting will not be considered as present and entitled to vote with respect to any matter presented at the NHC special meeting, but will be counted for purposes of establishing a quorum. A broker non-vote with respect to the issuance of the Preferred Stock will have the effect of a vote “AGAINST” such matter. With respect to all other matters to be voted on at the NHC special meeting, a broker non-vote will have no effect on the outcome of such matter.

A broker non-vote on the NHR Proposal or any other proposal requiring a specified percentage of the outstanding voting stock will have the same effect as a vote “AGAINST” such proposal. With respect to all matters requiring a specified percentage of the votes cast to be voted on at the NHR special meeting, a broker non-vote will have no effect on the outcome of such matter.

You should, therefore, provide your bank or broker with instructions on how to vote your shares or arrange to attend the NHC special meeting and/or the NHR special meeting, as the case may be, and vote your shares in person to avoid a broker non-vote. You are urged to utilize telephone or Internet voting if your bank or broker has provided you with the opportunity to do so. See the relevant voting instruction form for instructions. If your bank or broker holds your shares and you attend the special meeting in person, you should bring a letter from your bank or broker identifying you as the beneficial owner of the shares and authorizing you to vote your shares at the meeting.

Q:	What do I do if I want to change my vote?

A:	You may change your vote at any time before the vote takes place at the NHC special meeting and/or the NHR special meeting, as the case may be. To do so, you may either complete and submit a new proxy card or send a written notice stating that you would like to revoke your proxy. In addition, you may elect to attend the NHC special meeting and/or the NHR special meeting, as the case may be, and vote in person, as described above.

Q:	Should I send in my NHR share certificates now?

A:	No. If the merger is completed, written instructions will be sent to stockholders of NHR with respect to the exchange of their share certificates for the merger consideration described in the merger agreement, including the appropriate number of shares of the Preferred Stock.

Q:	Who can I contact with any additional questions?

A:	You may call the Corporate Secretary of NHC or NHR at:

National HealthCare Corporation	National Health Realty, Inc.
100 Vine Street, Suite 1400	100 Vine Street, Suite 1402
Murfreesboro, Tennessee 37130	Murfreesboro, Tennessee 37130
(615) 890-2020	(615) 890-2020

Q:	Where can I find more information about the companies?

A:	You can find more information about NHC and NHR in the documents described under “Where You Can Find More Information”.

SUMMARY

This summary highlights selected information from this joint proxy statement/prospectus and may not contain all the information that is important to you. To fully understand the NHC proposal, the NHR proposal and for a more complete description of the legal terms of the merger, you should read carefully this entire document, including the annexes and documents incorporated by reference herein, and the other documents to which we have referred you. For information on how to obtain the documents that we have filed with the SEC, see “Where You Can Find More Information”.

NHC (page 81)

NHC is a leading provider of long-term health care services. As of September 1, 2007, it operated or managed 73 long-term health care centers with 9,127 beds in 10 states and provided other services in two additional states. These operations are provided by separately funded and maintained subsidiaries. NHC provides long-term health care services to patients in a variety of settings, including long-term nursing centers, managed care specialty units, sub-acute care units, Alzheimer’s care units, homecare programs, assisted living centers and independent living centers. In addition, it provides management and accounting services to owners of long-term health care centers and advisory services to NHR, and prior to November 1, 2004, to National Health Investors, Inc.

NHC common stock trades on the American Stock Exchange under the symbol “NHC”. NHC executive offices are located at 100 Vine Street, Suite 1400, Murfreesboro, Tennessee 37130 and its telephone number is (615) 890-2020.

NHR (page 81)

NHR is a Maryland corporation that began operations on January 1, 1998 and operates as a real estate investment trust, or REIT. Currently its assets, through its subsidiary NHR/OP, L.P., its operating partnership, include the real estate of 23 health care facilities, including 16 licensed skilled nursing facilities, six assisted living facilities and one independent living center. NHR also owns seven first and second promissory notes with outstanding principal balances totaling $12,096,000 at September 1, 2007 that are secured by the real property of the health care facilities. Its revenues are derived primarily from rent and interest income from these real estate properties and mortgage notes receivable. Its primary lessee is NHC, which leases 14 of its 23 properties and guarantees the lease payments on the remaining nine properties.

NHR common stock trades on the American Stock Exchange under the symbol “NHR”. NHR executive offices are located at 100 Vine Street, Suite 1402, Murfreesboro, Tennessee 37130 and its telephone number is (615) 890-2020.

The NHC Special Meeting (page 66)

NHC will hold the NHC special meeting at 4:30 p.m., Central time, on October 25, 2007 at the principal executive offices of NHC located at 100 Vine Street, Suite 1400, Murfreesboro, Tennessee 37130. At the NHC special meeting, holders of NHC common stock will be asked (1) to consider and vote upon a proposal to adopt an amendment to the certificate of incorporation of NHC to increase the maximum number of shares of undesignated preferred stock having a par value of $.01 per share from 10,000,000 shares to 25,000,000 shares, (2) to consider and vote upon a proposal to approve the issuance of Series A convertible preferred stock, having a par value of $.01 per share; pursuant to the merger agreement, (3) to approve the postponement or adjournment of the NHC special meeting for the solicitation of additional votes, if necessary, and (4) to transact any other business as may properly come before the NHC special meeting or any adjournment or postponement of the NHC special meeting.

You can vote at the NHC special meeting only if you owned NHC common stock at the close of business on September 14, 2007, which is the record date for the meeting.

The NHR Special Meeting (page 69)

NHR will hold the NHR special meeting at 4:00 p.m., Central time, on October 25, 2007 at the principal executive offices of NHR located at 100 Vine Street, Suite 1402, Murfreesboro, Tennessee 37130, to vote upon the following items: (1) the approval of the merger, (2) the postponement or adjournment of the NHR special meeting for the solicitation of additional votes, if necessary, and (3) other business as may properly come before the NHR special meeting or any adjournment or postponement of the NHR special meeting.

You can vote at the NHR special meeting only if you owned NHR common stock at the close of business on September 14, 2007, which is the record date for the meeting.

The Merger Proposal (pages 12 and 72)

Pursuant to Articles of Consolidation approved by the stockholders of NHR on September 13, 2007 and filed and accepted for record with the Maryland State Department of Assessments and Taxation on September 13, 2007, NHR consolidated with its wholly-owned subsidiary NEW NHR, Inc., forming the Consolidated Company, which is also named “National Health Realty, Inc.” The capital stock of the Consolidated Company consists solely of the issued and outstanding shares of common stock of NHR outstanding immediately prior to the effectiveness of the consolidation. Each issued and outstanding share of common stock of NEW NHR, Inc. was cancelled in the consolidation. The Consolidated Company succeeded by operation of the consolidation to the business, properties, assets and rights and became subject to all of the obligations and liabilities of NHR, including the merger agreement.

Under the terms of the merger agreement between Davis Acquisition Sub LLC, a Delaware limited liability company and an indirect wholly-owned subsidiary of NHC, NHC/OP, L.P., a wholly-owned subsidiary of NHC, NHC and NHR, NHR will merge with and into Davis Acquisition Sub LLC, whereby each issued and outstanding share of NHR common stock, par value $0.01 per share, other than any such shares directly owned by Davis Acquisition Sub LLC, NHC/OP, L.P. and NHC, will be converted into the right to receive $9.00 in cash and one share of Preferred Stock. In addition, promptly following the effectiveness of the merger each of the holders of NHR common stock on the NHR record date will receive a special dividend for the period from January 1, 2007 until the closing date of the merger in an amount consistent with NHR’s past practice. Upon effectiveness of the merger, the separate corporate existence of NHR shall cease, and Davis Acquisition Sub LLC shall continue as the surviving company in the merger and shall succeed to and assume all the rights and obligations of NHR in accordance with the Maryland General Corporation Law and the Delaware Limited Liability Company Act.

The Stockholders of NHR Will Receive Shares of NHC’s Series A Convertible Preferred Stock and Cash in the Merger

If the merger is completed, each issued and outstanding share of common stock, par value $0.01 per share, of NHR, other than any such shares directly owned by Davis Acquisition Sub LLC, NHC/OP, L.P., or NHC, will be converted into the right to receive cash and shares of Series A Convertible Preferred Stock, par value $0.01 per share, of NHC having the rights and designations set forth in the Certificate of Designations. In addition, immediately prior to the consummation of the merger, NHR will declare a special dividend payable to each holder of record of NHR common stock who shall receive the merger consideration at the effective time of the merger in an amount equal to the dividend that NHR would have declared and paid in the ordinary course of business in order to qualify as a REIT for the taxable year commencing on January 1, 2007 and ending on the effective date of the merger if NHR had not entered into the merger agreement.

Please do not send in your stock certificates at this time. You will receive written instructions to do so after the merger is complete.

Completion of the Merger

It is currently expected that the merger will be completed after stockholders have approved the NHC Proposal and the NHR Proposal at the special meetings, if regulatory approvals and other required matters are completed by that time. NHC and NHR are working to complete the merger in the fall of 2007, but in no event later than December 14, 2007. See “Description of the Merger Agreement — Closing; Completion of the Merger.”

Ownership of NHC After the Merger

Immediately following the merger, the existing NHC stockholders will own approximately the same percentage of shares of NHC common stock issued and outstanding prior to the merger and the existing stockholders of NHR will hold 100% of the outstanding shares of the Preferred Stock.

Recommendations of the Special Committees and
the Boards of Directors (pages 21 and 31)

•	Special Committee Recommendations. Each special committee unanimously recommended to its respective board that the NHC Proposal and the NHR Proposal, as applicable, was advisable and in the best interests of each company and its stockholders, and that the merger agreement and the transactions contemplated thereby should be approved.

•	NHC Board Recommendation. The board of directors of NHC adopted the recommendation of its special committee that the merger agreement and the transactions contemplated thereby should be approved and that the NHC Proposal should be submitted to stockholders for approval. The NHC board of directors believes that the NHC Proposal is advisable and in the best interests of the company’s stockholders, and it recommends that the company’s stockholders vote “FOR” approval of the NHC Proposal.

•	NHR Board Recommendation. The board of directors of NHR adopted the recommendation of its special committee that the merger agreement and the transactions contemplated thereby should be approved and that the NHR Proposal should be submitted to stockholders for approval. The NHR board of directors believes that the NHR Proposal is advisable and in the best interests of the stockholders of NHR, and it recommends that such stockholders vote “FOR” approval of the NHR Proposal.

NHC’s and NHR’s Reasons for the Merger (pages 23 and 34)

NHC’s Reasons for the Merger

The following outline of factors considered by the NHC board of directors is not intended to be exhaustive, but includes the material factors considered by the NHC board of directors.

1.	The financial presentation of Avondale Partners, LLP (“Avondale Partners”) to the NHC board of directors and Avondale Partners’ opinion addressed to the NHC special committee that the merger consideration to be paid by Davis Acquisition Sub LLC in the merger was fair, from a financial point of view, to both Davis Acquisition Sub LLC and NHC;

2.	the unanimous recommendation of the NHC special committee in favor of the merger and related transactions in light of (i) the composition of the two-member non-employee NHC special committee, each of whom the NHC board of directors had previously determined were unaffiliated with NHR, (ii) the in-depth review of NHR’s business, assets, liabilities and financial condition by the NHC special committee, (iii) the protracted arms-length negotiations of the NHC special committee with the NHR special committee and (iv) the retention by the NHC special committee of independent legal and financial advisors possessing experience with transactions similar to the merger to assist the NHC special committee;

3.	the increase in operating flexibility expected to result from the merger, which will allow NHC to renovate and expand its facilities;

4.	the expected increase in annual recurring free cash flow resulting from the elimination of annual lease payment obligations of NHC to NHR, even after providing for the dividends on the Preferred Stock. In addition, the merger will eliminate the financial uncertainty that resulted from the periodic negotiation and renegotiation of the leasing terms of the properties that NHC leased from NHR;

5.	the benefits arising from a management team focused on NHC’s core business and freed of the burden of managing two public companies;

6.	the elimination of the possibility that NHR could be acquired by a competitor of NHC;

7.	the belief that the expected increase in annual recurring free cash flow and larger asset base will allow NHC to more easily access a broader range of debt financing sources and obtain borrowings on improved terms; and

8.	the expected reduction in redundant expenses relating to corporate overhead and the costs of managing a public company.

NHR’s Reasons for the Merger

1.	The merger consideration represents a premium on the trading price of NHR common stock. The face value of the per share merger consideration (a cash payment of $9.00 and a share of Preferred Stock with a liquidation preference of $15.75) represents (1) a 17.5% premium over the average of the closing prices of NHR stock on the 20 trading days prior to the merger announcement ($21.07), (2) a 10% increase over NHC’s initial proposal and (3) a 16.3% premium over the closing price of NHR’s common stock on December 20, 2006, the last trading day prior to the announcement of the merger agreement.

2.	The merger will provide the stockholders of NHR with ownership in a company with a larger and more diversified asset and equity base, and with greater access to capital.

3.	The stockholders of NHR will receive the Preferred Stock, which has many of the same dividend characteristics as the NHR stock, but with a greater potential for growth and appreciation.

4.	Following the merger, NHC and NHR expect to achieve operational efficiencies and eliminate duplication of functions between the two companies.

Interests of NHC and NHR Management in the Merger (page 44)

Members of the NHC board of directors and members of the NHR board of directors have interests in the merger that are different from, or in addition to, or that may conflict with, the interests they share with you as stockholders of NHC or NHR, as the case may be.

NHR is managed by a wholly-owned subsidiary of NHC pursuant to the Management Agreement. For its services, NHC is entitled to annual compensation of the greater of 2.5% of NHR’s gross consolidated revenues or $500,000. The amount accrued for advisory services in 2006 was $524,000. All officers of NHR are appointed by NHC, and are also officers of NHC. The Management Agreement may be terminated by either party on 90 days notice and will be terminated upon the consummation of the merger.

Anticipated Accounting Treatment of the Merger (page 45)

NHC intends to account for the merger as a purchase transaction under accounting principles generally accepted in the United States. Under the purchase method of accounting, the assets and liabilities of NHR will be recorded, as of the completion of the merger, at their respective fair values and added to those of NHC. These allocations will be based upon valuations that have not yet been finalized. The financial condition and results of operations of NHC after completion of the merger will reflect NHR’s balances and results after completion of the merger but will not be restated retroactively to reflect the historical financial position or results of operations of NHR.

Following the completion of the merger, the earnings of the combined company will reflect purchase accounting adjustments, including the effect of changes in the cost bases for assets and liabilities on depreciation and amortization expense. Long-lived assets will be evaluated for impairment when events or changes in economic circumstances indicate the carrying amount of such assets may not be recoverable. The goodwill, if any, resulting from the merger, which is not subject to amortization, will be reviewed for impairment at least annually. Any future impairments or market value adjustments would reduce the asset carrying values and result in changes to earnings for the combined company.

Dividends and Distributions (page 45)

Under the merger agreement, NHR is permitted to make normal quarterly cash dividends to the holders of its common stock.

Under the merger agreement, NHR is permitted to make (i) the dividend, the record date for which was December 29, 2006, in the amount of $0.4325 per share of NHR’s common stock or as is otherwise equal to the dividend that NHR determines is necessary to qualify as a REIT for its taxable year ended December 31, 2006, and (ii) a special dividend payable immediately prior to the consummation of the merger in an amount equal to the dividend that NHR would have declared and paid in the ordinary course of business for the portion of 2007 preceding the effective time of the merger, in order to qualify as a REIT for its 2007 taxable year, if NHR had not entered into the merger agreement.

Conditions to the Merger (page 75)

The merger will be completed only if specific conditions, including, among others, the following, are met or waived by the parties to the merger agreement:

•	the NHR Proposal and the NHC Proposal shall have been approved by the requisite votes of the NHR and NHC stockholders, as applicable;

•	the registration statement, including this joint proxy statement/prospectus, shall have been declared effective by the SEC;

•	the shares of the Preferred Stock to be issued in the merger shall have been approved for listing on the American Stock Exchange;

•	the NHR reorganization shall have been consummated, including the merger of NHR and its wholly-owned subsidiary, NHR-Delaware, Inc., a Delaware corporation, with NHR as the surviving entity;

•	the limited partnership units of NHR/OP, L.P. held by Adams Mark, L.P. and National Health Corporation will be purchased by Davis Acquisition Sub LLC for consideration equivalent to the consideration paid in the merger for the shares of NHR common stock;

•	the representations and warranties of the parties to the merger agreement shall be true, except for inaccuracies that would not have a material adverse effect;

•	the requisite covenants of each of the parties shall have been performed in accordance with the merger agreement;

•	no limitations or other restraints (including any pending or threatened suit, action or proceeding by any governmental entity) shall be in effect which would prevent the consummation of the merger or cause a material adverse effect on Davis Acquisition Sub LLC, NHC/OP, L.P., on the one hand, or NHR, on the other hand; and

•	since the date of the merger agreement, there shall not have been a material adverse effect relating to NHR, on the one hand, or Davis Acquisition Sub LLC, NHC/OP, L.P. or NHC, on the other hand.

Termination of the Merger Agreement (page 76)

Even if the stockholders of NHC and NHR approve the NHC Proposal and the NHR Proposal, as the case may be, Davis Acquisition Sub LLC and NHR can jointly agree to terminate the merger agreement by mutual written consent. Either Davis Acquisition Sub LLC and/or NHR may also terminate the merger agreement if, among others, any of the following occurs:

•	the merger shall not have been consummated by December 14, 2007, as long as the failure to complete the merger on or before that date is not the result of the failure by the terminating party to fulfill any of its obligations under the merger agreement;

•	either the requisite stockholders of NHC do not approve the NHC Proposal or the requisite stockholders of NHR do not approve the NHR Proposal;

•	any legal restraint or prohibition preventing the merger or which has a material adverse effect on either NHC or NHR shall have become final and nonappealable;

•	either NHR, on the one hand, or Davis Acquisition Sub LLC, NHC/OP, L.P. or NHC, on the other hand, shall have breached or failed to perform certain representations, warranties, covenants or agreements as set forth in the merger agreement;

•	NHR provides written notice that it is prepared, upon termination of the merger agreement, to enter into a binding definitive agreement in connection with a superior proposal; or

•	the board of directors of NHR fails (i) to recommend the NHR Proposal to its stockholders, (ii) to call or hold the NHR special meeting or to prepare and mail this joint proxy statement/prospectus, or (iii) to comply with its non-solicitation obligations under the merger agreement.

NHR is required to pay to Davis Acquisition Sub LLC a fee in the amount of $9,444,000 if the merger agreement is terminated under certain circumstances. In addition, NHR, on the one hand, and Davis Acquisition Sub LLC, on the other hand, have agreed in the event of certain terminations to reimburse the reasonable out-of-pocket costs and expenses of the other party; provided, however, that neither party shall in any case be required to reimburse the aggregate costs and expenses of the other party in excess of $2.0 million.

Solicitation of Other Offers (page 75)

The merger agreement contains provisions prohibiting NHR from actively seeking an alternate transaction prior to the time the merger agreement is terminated. The non-solicitation covenant generally prohibits NHR and its subsidiaries, as well as their officers, directors, employees, agents and representatives, from taking any action to solicit an alternative acquisition proposal.

Listing of NHC Series A Convertible Preferred Stock (page 45)

The shares of the Preferred Stock have been approved for listing on the American Stock Exchange.

SPECIAL FACTORS

General Description of the Merger

Pursuant to the merger agreement, NHR will merge with and into Davis Acquisition Sub LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of NHC. Pursuant to the merger agreement, each outstanding share of common stock of NHR, other than any such shares directly owned by Davis Acquisition Sub LLC, NHC/OP, L.P. or NHC, will be converted into the right to receive $9.00 in cash and one share of Preferred Stock. In addition, promptly following the effectiveness of the merger, each of the holders of NHR common stock on the NHR record date will receive a special dividend for the period from January 1, 2007 until the closing date of the merger in an amount consistent with NHR’s past practice. Upon effectiveness of the merger, the separate corporate existence of NHR shall cease and Davis Acquisition Sub LLC shall continue as the surviving person in the merger and shall succeed to and assume all the rights and obligations of NHR in accordance with the Maryland General Corporation Law and the Delaware Limited Liability Company Act. Set forth below is a diagram depicting the merger of NHR with and into Davis Acquisition Sub LLC.

Background of the Merger

NHR, which was spun off from NHC in 1998, has been managed by NHC, or an affiliate thereof, pursuant to the Management Agreement. NHR (through its operating subsidiary, NHR/OP, L.P.) has also leased most of its properties to NHC. In light of the foregoing, the NHR board of directors has periodically discussed and reviewed NHR’s business, strategic direction and prospects.

In February 2006, the audit committee of the board of directors of NHC recommended to the full board of directors of NHC that Lawrence Tucker and Emil Hassan, each of whom the audit committee determined was not affiliated with NHR, undertake a study of the interfaces between the two companies, including a possible acquisition transaction. The board of directors accepted the recommendation of the audit committee and established a special committee consisting of Messrs. Tucker and Hassan, and requested that such special committee undertake such a study, with the assistance of NHC management. The NHC special committee was delegated the authority of the board to review, evaluate and, if appropriate, negotiate and recommend an acquisition transaction with NHR, and was authorized to retain independent legal and financial advisors to assist the NHC special committee. On February 24, 2006, the NHC special committee engaged Cahill Gordon & Reindel llp (“Cahill Gordon”), as its legal counsel.

In February and March of 2006, the NHC special committee reviewed the relationships, business dealings and potential synergies that might result from a transaction between NHC and NHR and determined that explanatory discussions with NHR were in the best interests of NHC. At various points during this period, Cahill Gordon discussed with the NHC special committee its fiduciary duties in considering a transaction with an affiliated party.

On March 8, 2006 the NHC board and the NHR board held meetings of their respective boards of directors. During the NHR board meeting, the NHC special committee informed the NHR board that it was prepared to discuss a potential acquisition transaction between NHC and NHR. Among other potential benefits, the NHC special committee indicated that such a transaction could potentially eliminate the regulatory burden and expenses resulting from the operation and management of the two public companies by, in many cases, the same personnel. Given the existing relationship and affiliations between the companies, the NHC special committee suggested that the NHR board form a committee consisting of independent directors and that such committee retain its own legal and financial advisors.

Immediately following its meeting with the NHC special committee, the NHR board met separately to discuss the matter. As a result of such discussions, the NHR board resolved to appoint a special committee to evaluate an acquisition transaction with NHC, consisting of Mr. Jobe and Mr. Swanson, and authorized such special committee to retain its own legal and financial advisors. The NHR special committee was delegated the authority of the board to review, evaluate and, if appropriate, negotiate and recommend a business combination with NHC.

Later that same day the NHR special committee informed the NHC special committee that NHR was willing to explore a potential transaction between NHC and NHR, that NHR had established a special committee of its board for the review and consideration of such matters and that such special committee had been authorized to retain independent legal and financial advisors. The NHC special committee requested that each of NHC and NHR execute a mutual confidentiality agreement in order to facilitate the discussion and exchange of information and presented to the NHR special committee a confidentiality agreement drafted by independent counsel. Mr. Andrew Adams, as chairman of both companies, reminded the board members at each of the NHC and NHR board meetings of their duties as board members regarding confidentiality of information.

Following the board of directors meetings on March 8, 2006, the NHR special committee met telephonically and discussed the engagement of legal and financial advisors. The NHR special committee contacted representatives of the Nashville law firm of Waller Lansden Dortch & Davis, LLP (“Waller Lansden”), and representatives of Waller Lansden joined the meeting. Waller Lansden discussed with the members of the NHR special committee their duties as directors in considering a transaction with an affiliated party and advised the NHR special committee of its recommendation to engage special Maryland counsel to advise on the legal obligations of the NHR special committee members because Maryland was NHR’s state of incorporation. Waller Lansden and Cahill Gordon negotiated a mutual confidentiality agreement, and on March 17, 2006, the special committees executed such confidentiality agreement.

During the remainder of March and April of 2006, the NHC special committee continued its analysis of a potential acquisition transaction between NHC and NHR, but neither the NHC special committee nor the NHR special committee retained a financial advisor, and the special committees did not communicate further.

On March 31, 2006, Joel Jobe, a member of the NHR special committee died unexpectedly. Pursuant to resolutions adopted at the April 26, 2006 meeting of the board of directors of NHR, Mr. Jobe was replaced on the NHR board of directors by his son, James Jobe. At the same meeting, the NHR special committee was formally dissolved by resolution of the board of directors, having had no discussions with the NHC special committee since the March 8 meeting.

On May 3, 2006, the NHC board of directors held a meeting. At the meeting, the NHC special committee reported to the full NHC board of directors with respect to its analysis of a potential acquisition transaction between NHC and NHR. Following discussions of the matter with the full NHC board of directors, the NHC special committee indicated that it would continue to explore the potential for a transaction with NHR and would focus on developing the specific terms on which NHC might consider an acquisition transaction with NHR. Later in May of 2006, based upon the further analyses of the terms of an acquisition transaction with NHR by the NHC special committee, the NHC board of directors, upon the recommendation of the NHC special committee, determined not to pursue the potential acquisition transaction with NHR.

During the period from May 2006 until July 26, 2006, the NHC special committee and NHC’s board of directors continued informally to discuss and evaluate a potential acquisition transaction with NHR. On July 26, 2006, after consultation with the NHC board of directors, Mr. Tucker of the NHC special committee contacted Mr. Swanson, formerly of the NHR special committee and indicated that NHC was interested in pursuing further discussions regarding an acquisition transaction between NHC and NHR. Mr. Swanson and Mr. Tucker communicated further in August of 2006 and Mr. Swanson agreed that he would bring the issue to the NHR board of directors.

On August 7, 2006, the NHC board of directors held a meeting at which the NHC special committee presented to the NHC board of directors a proposed offer for an acquisition transaction with NHR. Following discussions of the proposed offer, including with respect to the appropriate amount and types of merger consideration, the NHC board of directors authorized the presentation of such offer to NHR.

At the August 14, 2006 meeting of the board of directors of NHR, the board of directors resolved to form another NHR special committee, now composed of Mr. Swanson and James Jobe, who were determined to be independent of NHC. The NHR board of directors suggested a meeting between the NHR special committee and the NHC special committee. The NHR special committee contacted the NHC special committee following the August 14th board meeting to schedule a meeting to discuss the matter.

The NHR special committee and the NHC special committee met on August 22, 2006. The NHC special committee verbally indicated its willingness to submit a proposal to the NHR special committee to acquire the stock of NHR for a combination of cash and preferred stock. More specifically, the NHC special committee described a potential transaction pursuant to which each holder of NHR common stock would receive per share consideration of an amount of $6.75 in cash and one share of NHC preferred stock with a liquidation value of $15.75 and paying a cumulative annual dividend of $0.80 per share. The NHC preferred stock would be convertible at the option of the holder into NHC common stock at a conversion price of $54.00. In addition, the NHC preferred stock would be convertible at NHC’s option into common stock after the fifth anniversary of its issuance. On September 5, 2006, Mr. Hassan of the NHC special committee contacted Mr. Swanson of the NHR special committee and reported that the NHC special committee was proposing that the conversion price of the NHC preferred stock would not be fixed at $54.00, but would instead float until the execution of a merger agreement along with the market price of NHC’s common stock.

On September 5, 2006, the members of the NHR special committee met with Don Daniel, Senior Vice President and Controller of both companies, to ask questions regarding the financial condition and prospects of NHR and NHC. The NHR special committee met with Dr. J. Paul Abernathy, a member of the board of directors of both companies, on September 11, 2006 pursuant to his request. Mr. Abernathy requested that the NHR special committee consider the tax consequences of any potential transaction with NHC. Mr. Abernathy also asked that the NHR special committee consider issues relevant to the NHR stockholder base, including his perception that such stockholders were comfortable with the current characteristics of NHR as a secure, high-dividend, tax-preferred REIT stock, in contrast to the more typical, and possibly more volatile form, of equity NHR stockholders might receive as the result of a transaction with NHC. On September 12, 2006, the NHR special committee met with Robert Adams, the Chief Executive Officer and President and a director of both companies, in order to gather information that might aid in its evaluation of the proposal from the NHC special committee.

On September 19, 2006, the board of directors of NHR met and discussed the status of the discussions regarding a potential transaction with NHC. The NHR special committee reported to the full board the information conveyed by the NHC special committee on August 22nd and September 5th and noted the recent rise in the market price of NHC common stock. The NHR special committee reported to the NHR board of directors its conclusion that an acquisition transaction with NHC was worth pursuing based on the discussions to date. The NHR board of directors asked clarifying questions regarding the proposal by the NHC special committee and discussed the potential mix of consideration. The board of directors directed the NHR special committee to confirm the potential proposal presented on August 22nd, obtain any background projections or other financial information prepared by the NHC special committee and authorized the NHR special committee to retain advisors assuming the proposal was confirmed.

The NHR special committee contacted the NHC special committee on September 22, 2006 and received pro forma financial information giving effect to the proposed transaction prepared by internal finance staff at NHC and reviewed by the NHC special committee.

On September 28, 2006, the NHC board of directors held a special meeting to obtain a report from the NHC special committee on the status of the potential acquisition transaction. The NHC special committee began by reviewing the terms of the original offer discussed by the NHC board of directors at its August 7, 2006 meeting. Following such review, the NHC special committee reported to the NHC board of directors that, due to a recent increase in the price of NHC common stock, it would not recommend that the NHC preferred stock to be issued in connection with the merger convert into NHC common stock at a conversion price of $54.00 per share. Under a revised proposal submitted by the NHC special committee to the NHC board of directors, the total merger consideration to be paid per share of NHR common stock would be equal to 120% of the average closing price of the NHR common stock for the 20 trading sessions prior to the execution of a merger agreement, but no more than $24.75 per share and no less than $22.50 per share. The consideration to be paid would consist of cash and NHC preferred stock with a face value equal to $15.75, a cumulative annual dividend of $0.80 per share, and a conversion price for each share of NHC preferred stock equal to 120% of the average closing price of the NHC common stock for the 20 trading sessions prior to the signing of the merger agreement, but in no case less than $50 per share. The NHC board of directors agreed with the revised proposal and authorized the negotiation of the final terms of the merger transaction with NHR.

On October 16, 2006, the NHC special committee contacted representatives of Avondale Partners and discussed with its representatives the possibility of engaging Avondale Partners to render a fairness opinion regarding the proposed acquisition transaction to the NHC special committee. The NHC special committee later formally engaged Avondale Partners pursuant to an engagement letter, the executed version of which was dated October 27, 2006. The NHC special committee specifically requested that Avondale Partners advise the committee of the fairness of the proposed transaction with NHR from NHC’s perspective. In connection with the rendering of a fairness opinion, Avondale Partners agreed to perform certain financial advisory for the NHC special committee. The NHC special committee selected Avondale Partners because of its expertise and its reputation in investment banking and mergers and acquisitions and its relevant experience with advisory assignments in the healthcare and REIT industries. Avondale Partners is a nationally recognized investment banking firm regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

On October 9, 2006, the NHC special committee requested that the NHR special committee execute an amendment to the confidentiality agreement entered into in March. In addition, Mr. Tucker, of the NHC special committee, and Mr. Jobe, of the NHR special committee, discussed the acquisition proposal. Following negotiations and discussions, Mr. Tucker tentatively agreed, on behalf of the NHC special committee, that the acquisition consideration would have a stated value per share of NHR common stock equal to 120% of the average closing price of NHR common stock for the 20 trading sessions prior to signing of the merger agreement, but no less than $23.00 per share nor more than $24.75 per share. At a stated value of $23.00 per share, the consideration would consist of $7.25 per share in cash and $15.75 face amount of NHC preferred stock. The proportion of cash and stock could be changed prior to signing but in any event would not be less than $7.25 per share. The conversion price for the NHC preferred stock would be equal to 120% of the average closing price of NHC common stock for the 20 trading sessions prior to signing of the merger agreement, but no less than $60.00 per share. Messrs. Tucker and Jobe also discussed a proposal whereby all of NHC’s and NHR’s directors would enter into individual voting agreements, pursuant to which each would commit to vote any shares of either company owned or controlled by them in favor of the contemplated transactions. On that same day, Mr. Swanson contacted Waller Lansden and, following discussions with Mr. Jobe, confirmed the engagement of Waller Lansden as counsel to the NHR special committee.

On October 12, 2006, the NHR special committee, the NHC special committee and their respective counsel met by conference call to discuss the proposal put forward by the NHC special committee, the process for moving forward with formal negotiations and the preparation of definitive documents. The special committees agreed that the proposed business combination would be in the form of a statutory merger and agreed that Waller Lansden would produce the initial draft of the merger agreement. Cahill Gordon was tasked with preparing the initial draft of the voting agreement and the certificate of designations setting forth the rights and preferences of the proposed NHC preferred stock to be issued to the NHR stockholders as part of the merger consideration.

Immediately following the conference call with the NHC special committee, the NHR special committee convened to discuss the engagement of special Maryland counsel and a financial advisor. Based on Mr. Swanson’s prior favorable experience with 2nd Generation Capital, LLC (“2nd Generation”) in dealing with NHR’s previous strategic initiatives, the NHR special committee determined that 2nd Generation would be the NHR special committee’s first choice as financial advisor, if they were willing and able to serve in such capacity. The NHR special committee, with representatives of Waller Lansden, contacted 2nd Generation regarding its engagement as financial advisor to the NHR special committee. Following the call, representatives of Waller Lansden sent to 2nd Generation a term sheet regarding the proposed transaction, based on the October 12 conference call. The NHR special committee formally engaged 2nd Generation on October 17, 2006 pursuant to an executed engagement letter.

With the consent of the NHR special committee, on October 18, 2006, Waller Lansden contacted representatives of the Maryland law firm of Venable, LLP (“Venable”) to serve as counsel to the NHR special committee on matters of Maryland law. Representatives of the firms discussed whether NHC could merge with NHR obtaining a supermajority vote under the Maryland Business Combination Act or NHC complying with the fair price provisions of that statute. This discussion resulted from the fact that the NHR charter did not exempt business combinations with NHC from the Maryland Business Combination Act.

On October 17, 2006, Cahill Gordon distributed initial drafts of the certificate of designations relating to the NHC preferred stock and the voting agreement to the NHC special committee. Following the review by the NHC special committee and discussions with Cahill Gordon, on October 20, 2006, Cahill Gordon distributed initial drafts of the voting agreement and certificate of designations of the NHC preferred stock to the NHR special committee and its counsel.

The NHR special committee met by conference call on October 23, 2006 with representatives of Waller Lansden and 2nd Generation to discuss the draft merger agreement, which had been previously distributed to the NHR special committee and the other drafts of definitive documents received from Cahill Gordon. Following extensive discussion of the terms of the agreements, the NHR special committee requested that an initial draft of the merger agreement be prepared and sent to the NHC special committee and its counsel.

Waller Lansden distributed the initial draft of the merger agreement to the NHC special committee and its counsel, on October 25, 2006. That same day, Waller Lansden sent a due diligence request to the general counsel of NHC and NHR, on behalf of the legal advisors and 2nd Generation, seeking additional due diligence information on the companies.

On October 27, 2006, the NHR special committee convened again by telephone to discuss the possible merger. Present on the call were representatives from Venable, Waller Lansden and 2nd Generation. 2nd Generation began the call with a detailed discussion of the financial background of the proposal and its evaluation of publicly available and certain confidential information regarding each of the companies and other comparable companies and transactions. The NHR special committee also heard from representatives of Venable, who discussed in detail Maryland law regarding the duties of the members of the NHR special committee in the present context.

During the period between October 23, 2006 and October 30, 2006, the NHC special committee, its counsel and members of NHC management had various discussions relating to (i) the structure and terms of the proposed transaction, including the potential tax consequences of such a transaction, (ii) issues raised by the initial drafts of the merger agreement and the comments on the certificate of designations and voting agreement and (iii) the fiduciary duties of the directors of NHC in the context of the contemplated transaction.

On October 30, 2006, 2nd Generation contacted Mr. Tucker of the NHC special committee, per the request of the NHR special committee. Mr. Tucker, on behalf of the NHC special committee, informed 2nd Generation that the NHC special committee’s proposal was conditioned on any merger being a transaction in which the tax basis of the NHR assets was stepped up, thus resulting in taxable gain to the NHR stockholders. Following the call between Mr. Tucker and 2nd Generation, the NHR special committee, 2nd Generation and Waller Lansden held a conference call to discuss the issues raised by Mr. Tucker. Regarding the taxability of the transaction, 2nd Generation noted that the cash portion of the consideration was taxable in any event. The NHR special committee requested that 2nd Generation review the financial information and the proposed transaction in light of a fully taxable transaction structure and report back to the NHR special committee.

On October 30, 2006, Waller Lansden notified Cahill Gordon that the proposed transaction could be subject to the Maryland Business Combination Act because of the absence of an exemption in the original articles of incorporation of NHR. On October 31, 2006, representatives of Cahill Gordon, Waller Lansden and Venable met by telephone to discuss potential implications of the Maryland Business Combination Act. Waller Lansden and Cahill Gordon also discussed certain open issues regarding the merger agreement and the other transaction documents.

On November 3, 2006, the NHC special committee convened a meeting attended by its counsel during which Avondale Partners presented its preliminary analysis of the proposed transaction. The members of the NHC special committee commented on various aspects of the presentation and asked questions of the representatives of Avondale Partners with respect to each of the topics presented and discussed in considerable detail each of the matters presented, including the backup data and assumptions upon which Avondale Partner’s analysis and conclusions were based. After taking into account the NHC special committee’s discussions with Avondale Partners regarding the proposed transaction and based upon the NHC special committee’s understanding of the terms of the proposed transaction as of the date of such meeting, and such other facts, analyses and assumptions as the NHC special committee deemed relevant, the NHC special committee expressed the view that it continued to believe that the proposed transaction would be in the best interests of NHC and its stockholders.

On November 6, 2006, the NHR special committee met by conference call with 2nd Generation and Waller Lansden regarding structural and financial issues in the proposed transaction. Having reviewed the transaction as a fully-taxable event to the NHR stockholders, representatives of 2nd Generation reported their preliminary belief that the proposal was within the range of fairness for the NHR stockholders. The NHR special committee and its advisors discussed the terms of the transaction in detail and open issues between the parties. The NHR special committee resolved that 2nd Generation should propose to the NHC special committee certain additional terms related to the features of the NHC preferred stock.

Pursuant to the request of the NHR special committee, 2nd Generation contacted Mr. Tucker, as representative of the NHC special committee, and on November 8, 2006 a conference call was held to discuss specific features of the NHC preferred stock, including NHC’s ability to optionally redeem the NHC preferred stock and the amount of the cumulative annual dividend. That same day, representatives of Waller Lansden contacted Cahill Gordon and discussed open issues regarding the definitive agreements, including the amount of any termination fees in the event that the NHR special committee should terminate the proposed transaction following the execution of the merger agreement. Cahill Gordon expressed the view that the breakup fee should be 6% of transaction value, while Waller Lansden advocated 3%. Following this call, the NHC special committee was advised of the break up fee issue, and Avondale Partners was asked to prepare a survey of termination fees in comparable transactions, which they provided to the NHC special committee on November 9, 2006.

On November 10, 2006, the special committees of NHC and NHR, their counsel and 2nd Generation held a conference call to discuss open issues, including the cumulative annual dividend, the terms of the NHC preferred stock and the termination fee. The NHC special committee agreed to certain limitations on NHC’s ability to optionally redeem the NHC preferred stock, but rejected any increase in the cumulative annual dividend. Following the call, the NHR special committee consulted with Venable regarding Maryland law regarding termination fees.

The NHR special committee, Waller Lansden and 2nd Generation met telephonically on November 13, 2006, and the NHR special committee agreed that it would request an increase in the cumulative dividend and a reduction in the termination fee. Upon receipt of the request, the NHC special committee agreed to consider it, and asked Avondale Partners to update its previous analysis based on the increase in the annual dividend from $0.80 to $0.85 per share. On November 14, 2006, Avondale Partners presented that analysis. After consideration of this analysis and other factors, the NHC special committee determined to reject the request to increase the dividend and communicated its decision to the NHR special committee. The NHR special committee agreed to consider its response.

On November 15, 2006, the special committees, their respective counsels and 2nd Generation again met by conference call to discuss timing of the signing of the definitive merger agreement and open issues between the parties. The NHC special committee rejected any increase in the cumulative dividend, and the parties agreed to reduce the termination fee in the amount of 3.5% of the transaction value, payable in certain circumstances in the event of a termination of a definitive merger agreement. The NHR special committee requested that the NHC special committee agree now to a fixed cash consideration amount and conversion price for the NHC preferred stock, rather than allowing those prices to continue to float on a daily basis until the signing of the merger agreement. The NHC special committee responded later that day with fixed cash consideration and conversion prices (subject to adjustment in the conversion price if the 20 trading day average price of the NHC common stock is either above a certain price or below a certain price), provided that the merger agreement was executed no later than November 30, 2006.

On November 16, 2006, Cahill Gordon and Venable held a conference call to discuss the Maryland Business Combination Act as such act related to the proposed transaction. Various potential alternatives were discussed to address the Maryland Business Combination Act requirement that, absent an exemption, a super majority vote or compliance with certain fair price provisions was required.

On November 20, 2006, Cahill Gordon, Waller Lansden and Venable held a conference call to discuss the Maryland Business Combination Act and the structure of the transaction and the effects of such structure.

On November 27, 2006, Waller Lansden, Venable and 2nd Generation met telephonically with the NHR special committee and Cahill Gordon met telephonically with the NHC special committee to update the respective special committees on the status of negotiations and discuss the Maryland Business Combination Act. Following such discussions with Cahill Gordon, on November 28, 2006, the NHC special committee reported to the NHC board of directors at a special meeting of such directors on the status of negotiations and the discussions of the Maryland Business Combination Act.

On November 28, 2006, the NHR special committee updated the board of directors on the status of negotiations and on efforts to structure the transaction in light of certain provisions of the Maryland Business Combination Act. The board of directors appointed Richard LaRoche, director and former general counsel of both companies, to work on behalf of the NHR board to study the transaction structure and recommend, on behalf of the NHR board of directors, a possible transaction structure that would not implicate the fair price or supermajority voting requirements of the Maryland Business Combination Act. Mr. LaRoche contacted representatives in the Baltimore office of Hogan & Hartson L.L.P. (“Hogan & Hartson”) to serve as special Maryland counsel for the board of directors of NHR.

On December 4, 2006, Mr. LaRoche and John Lines, the general counsel of both NHC and NHR, contacted Waller Lansden and asked that Waller Lansden and Venable work with Hogan & Hartson regarding the structure.

Following several days of work, Hogan & Hartson proposed a transaction structure that included a consolidation of NHR with a newly formed entity as part of the transaction, and Waller Lansden, Venable and Hogan & Hartson discussed this potential solution to provide an exemption to the Maryland Business Combination Act as well as several alternative structures that Waller Lansden or Venable had developed. The firms presented a number of possible transaction structures to the NHR special committee on December 12, 2006. Among the transaction structures presented was a consolidation of NHR with a subsidiary, followed by the proposed merger, which both Hogan & Hartson and Venable were willing to opine was permissible under Maryland law and would not implicate the Maryland Business Combination Act. The NHR special committee, after considering the various alternatives decided to pursue the consolidation structure and present it to the NHC special committee via Cahill Gordon. Both the proposed consolidation and the merger would require a stockholder vote, and the NHR special committee conditioned its acceptance of the proposed structure on approval by a majority of stockholders who are not affiliates of NHC.

On December 13, 2006, Waller Lansden contacted Cahill Gordon and presented the consolidation structure and the proposed voting standard. Following Cahill Gordon’s call to the NHC special committee, the NHC special committee and the NHR special committee agreed to proceed with merger negotiations and board meetings of NHC and NHR were scheduled for December 20, 2006.

On December 15, 2006, each of the NHR special committee and the NHC special committee met and agreed to recommend to their respective boards the merger price of $24.75 per share of NHR common stock, consisting of $9.00 cash plus $15.75 liquidation preference of NHC preferred stock; provided the signing of a merger agreement occurs no later than December 29, 2006.

Between December 13, 2006 and December 20, 2006, counsel for each special committee finalized the definitive documents related to the merger, including the merger agreement and the schedules thereto, the voting agreement and the certificate of designations.

On December 20, 2006, the NHC special committee and the NHR special committee and the boards of directors of each company held separate special meetings. At the NHC special committee meeting, Avondale Partners presented its analysis of the proposed acquisition transaction based on the final terms negotiated by the NHC special committee and the NHR special committee. Following the presentation and subsequent discussions, Avondale Partners delivered to the NHC board of directors its oral opinion, subsequently confirmed in writing, to the effect that, as of December 20, 2006, the merger consideration was fair, from a financial point of view, to both NHC and Davis Acquisition Sub LLC. Following the delivery of such opinion by Avondale Partners the NHC special committee recommended to the board of directors of NHC that the NHC board approve the merger, the merger agreement and each of the transactions contemplated thereby.

Following the adjournment of the NHC special committee meeting, the meeting of the NHC board of directors was held at which time the NHC board heard the report of the NHC special committee in which the NHC special committee recommended that the NHC board of directors approve the merger, the merger agreement and each of the transactions contemplated thereby, including the issuance of the Preferred Stock as part of the merger consideration. After further discussions by the NHC board of directors and its advisers, the NHC board of directors approved the merger, the merger agreement and each of the transactions contemplated thereby, including the issuance of the Preferred Stock and the submission of the NHC Proposal to the stockholders of NHC for consideration.

At the NHR special committee meeting, 2nd Generation, made an extensive financial presentation. Among other matters reviewed in detail, 2nd Generation (i) summarized the pertinent transaction provisions, (ii) described the assumptions used and basis for the financial analysis of NHR’s prospects, (iii) discussed a valuation analysis of NHR using a variety of valuation methods, and (iv) reviewed its valuation of the preferred stock to be issued to NHR stockholders. 2nd Generation presented its analysis in connection with its determination that it could render a fairness opinion with respect to the proposed transaction and delivered its opinion both orally and in writing that the proposed transaction was fair to the stockholders of NHR.

Also at the meetings, representatives of Waller Lansden discussed the terms and provisions of the merger agreement, the structure of the merger and the timing of the proposed transaction. Representatives of Venable discussed extensively with the members of the NHR special committee their duties as directors under Maryland law. Representatives of Hogan & Hartson discussed with the NHR special committee the consolidation structure and its analysis of the compliance of this structure with the Maryland Business Combination Act, and Hogan & Hartson delivered an opinion, with which Venable advised the NHR special committee that it was prepared to concur, that the consolidation, and the consolidation followed by the proposed merger complied with the Maryland Business Combination Act.

After the presentations to, and discussion among, the members of the NHR special committee, the NHR special committee unanimously agreed that the merger agreement was fair, in the best interests of NHR and its stockholders and should be unanimously recommended to the board of directors of NHR for approval.

Shortly after the NHR special committee meeting adjourned, the meeting of the NHR board of directors commenced. At this meeting, the NHR board of directors heard the report of the NHR special committee in which the NHR special committee recommended that the NHR board of directors approve the merger agreement and submit the merger agreement to the NHR stockholders for consideration, and Hogan & Hartson reviewed its Maryland law advice regarding Maryland law matters, including the compliance of the transaction with the Maryland Business Combination Act. After further discussions by the NHR board of directors and its advisers, the merger agreement was approved and the NHR board of directors recommended that it was advisable and in the best interest of NHR and its stockholders that NHR consolidate with a wholly owned subsidiary and subsequently merge with and into the Davis Acquisition Sub LLC, on substantially the terms and conditions set forth in the merger agreement and that the stockholders approve the consolidation and the merger. NHR board members W. Andrew Adams and Richard F. LaRoche, Jr. abstained from the NHR board of directors vote on the consolidation and the merger because of their membership on the board of directors of National Health Investors, Inc., another REIT affiliated with NHR and NHC.

Following the approval of the NHC and NHR boards of directors, the parties entered into the merger agreement. NHC and NHR issued a joint press release with respect to the merger on December 21, 2006.

On April 6, 2007, NHC, Davis Acquisition Sub LLC, NHC/OP, L.P. and NHR entered into Amendment and Waiver No. 1 to Agreement and Plan of Merger which, among other things, extended the termination date of the merger agreement from June 30, 2007 to August 31, 2007.

On August 2, 2007, the NHR special committee held a meeting by telephone, which included participants from Waller Lansden and 2nd Generation. At the meeting, the special committee determined that there had been no intervening facts and circumstances since December 20, 2006 that materially affected the special committee’s prior recommendation regarding the approval and fairness of the merger.

On August 3, 2007, NHC, Davis Acquisition Sub LLC, NHC/OP, L.P. and NHR entered into Amendment No. 2 to Agreement and Plan of Merger, which extended the termination date of the merger agreement from August 31, 2007 to December 14, 2007.

Also, at a meeting of the NHR board of directors on August 3, 2007, the NHR board received information with respect to and, pursuant to Section 4.01(b) of the merger agreement, consented to NHC’s adoption of a rights plan.

At a special meeting held on September 13, 2007, the stockholders of NHR approved the consolidation of NHR with its wholly-owned subsidiary NEW NHR, Inc., and the Articles of Consolidation were filed and accepted for record with the Maryland State Department of Assessments and Taxation.

Recommendations of the NHC Special Committee and the NHC Board of Directors

On December 20, 2006, the NHC special committee unanimously recommended to the NHC board of directors, after giving consideration to the presentation of Avondale Partners, which was the independent financial advisor to the NHC special committee, that the merger proposal and terms of the merger agreement were advisable, fair and in the best interest of NHC and its stockholders, and that the NHC board of directors should approve the merger, the merger agreement and each of the transactions contemplated thereby. Based on this recommendation, the fairness opinion of Avondale Partners, and other factors considered by the board of directors, the NHC board of directors approved the merger, the merger agreement and each of the transactions contemplated thereby, including the issuance of the Preferred Stock and the submission of the NHC Proposal to the NHC stockholders for consideration.

Fairness of the Offer and the Merger

The NHC board of directors, NHC/OP, L.P. and Davis Acquisition Sub LLC believe that the merger is advisable and in the best interests of both NHC’s and NHR’s stockholders. In addition NHC’s board determined that it believed that the transaction was procedurally and substantively fair to unaffiliated stockholders of NHC and NHR. During its December 20, 2006 meeting, the NHC board of directors, based on the unanimous recommendation of the NHC special committee, the fairness opinion of Avondale Partners, and a number of other factors considered by the NHC board of directors, approved, by the unanimous vote of those directors present and voting, the merger, the merger agreement and each of the transactions contemplated thereby, including the issuance of the Preferred Stock and the submission of the NHC Proposal to the NHC stockholders for consideration. One director, Mr. Andrew Adams, a director and the chairman of each of NHC and NHR, abstained from the vote.

The NHC board of directors, NHC/OP, L.P. and Davis Acquisition Sub LLC considered a number of material factors, which in the opinion of NHC board members, NHC/OP, L.P. and Davis Acquisition Sub LLC supported the NHC board of directors’ determination that the merger (including the pre-merger consolidation of NHR) is substantively and procedurally fair to NHC’s and NHR’s stockholders.

The factors supporting a determination of procedural and substantive fairness to NHR’s unaffiliated stockholders included:

•	the NHR board of directors received a fairness opinion from 2nd Generation that the merger consideration to be paid by Davis Acquisition Sub LLC in the merger was fair from a financial point of view, to the stockholders of NHR;

•	the NHR special committee was represented by independent legal counsel, Waller Lansden and independent financial advisors, 2nd Generation;

•	the unanimous recommendation of the NHR special committee in favor of the merger and related transactions in light of (i) the composition of the two-member non-employee NHR special committee, each of whom the NHR board of directors had previously determined were unaffiliated with NHC, (ii) the in-depth review of NHR’s and NHC’s business, assets, liabilities and financial condition by the NHR special committee and (iii) the protracted arms-length negotiations of the NHC special committee with the NHR special committee;

•	the business, financial strength and prospects of NHR as a stand-alone entity was viewed less favorably when compared to the value of the merger consideration and participation with a larger NHC entity because of NHR’s history of no acquisition and limited growth;

•	the nature of the representations, warranties, covenants and other provisions of NHC and NHR set forth in the draft of the merger agreement and certificate of designations for the NHC preferred stock were negotiated by the NHR special committee to protect the interests of NHR and its stockholders and, therefore were viewed as supporting the fairness of the merger;

•	the nature of the proposed consideration consisting of a combination of cash and NHC preferred stock to be paid by NHC upon the consummation of the merger, which was considered by the NHR special committee and the NHR board of directors to be favorable to the NHR stockholders based on the financial analysis of 2nd Generation and the opportunity for stockholders to receive a substantial amount of cash per share of NHC common stock and participate through the NHC preferred stock in the future of the merger entity;

•	the financial analysis conducted by 2nd Generation, on which the NHR special committee and board of directors relied, valued the merger consideration at $26.18 per share, which supported the fairness of the transaction because it represented a 22.6% premium over the closing price on December 19, 2006, the day prior to execution of the merger agreement, which was the historical high price of NHR common stock. 2nd Generation also considered the historical market prices of NHR’s common stock since inception, as described under the heading “— Opinion of NHR’s Financial Advisor 2nd Generation — Merger Consideration Fairness Analysis; Historical Stock Trading Analysis”;

•	although 2nd Generation does not believe that there is a single method for determining the going concern value of NHR, based on a precedent transactions analysis, comparable companies analysis, discounted cash flow analysis, dividend discount analysis and net asset value analysis conducted by 2nd Generation on which the NHR special committee and board of directors relied, the NHR special committee and board of directors believed that NHR’s going concern as a stand-alone entity was less than the proposed merger consideration and, therefore, supported the fairness of the merger. 2nd Generation used, and the NHR special committee and board of directors believed, that the above tests were representative of NHR as a going concern because these methods are generally accepted by appraisers to determine going concern value;

•	the liquidation value of NHR, the replacement cost of NHR’s assets, the potential market value of NHR’s assets and the benefits to NHC as an operator of long-term health care facilities, of operational control of NHR’s assets;

The factors supporting a determination of procedural and substantive fairness to NHC’s stockholders included:

•	the financial presentation of Avondale Partners to the NHC board of directors on December 20, 2006 and Avondale Partner’s opinion addressed to the NHC special committee that the merger consideration to be paid by Davis Acquisition Sub LLC in the merger was fair, from a financial point of view, to both Davis Acquisition Sub LLC and NHC. We have described Avondale Partner’s opinion in detail under the heading “Special Factors — Opinion of NHC’s Financial Advisor Avondale Partners, LLC.” While not specifically addressed to the unaffiliated stockholders of NHC, the NHC board of directors considers the fairness opinion to be relevant to the determination that the consideration paid in the merger was fair to NHC’s stockholders, including its unaffiliated stockholders. The NHC board of directors was not aware of and did not consider any reports, opinions or appraisals received by any other filing person in connection with its deliberations;

•	the unanimous recommendation of the NHC special committee in favor of the merger and related transactions in light of (i) the composition of the two-member non-employee NHC special committee, each of whom the NHC board of directors had previously determined were unaffiliated with NHR, (ii) the in-depth review of NHR’s business, assets, liabilities and financial condition by the NHC special committee, (iii) the protracted arms-length negotiations of the NHC special committee with the NHR special committee and (iv) the retention by the NHC special committee of independent legal and financial advisors possessing experience with transactions similar to the merger to assist the NHC special committee;

•	the business, financial strength and prospects of NHC as a stand-alone entity;

•	the absence of firm offers for NHR from unaffiliated persons during the two years prior to the execution of the merger agreement;

•	the nature of the representations, warranties, covenants and other provisions of NHC and NHR set forth in the draft of the merger agreement and certificate of designations for the NHC preferred stock;

•	the nature of the proposed consideration consisting of a combination of cash and NHC preferred stock to be paid by NHC upon the consummation of the merger;

•	the expected U.S. Federal income tax consequences of the merger;

•	the current and historical market prices of NHR’s common stock; as a result of which the merger price represented a 15.9% premium over the price of NHR common stock one day prior to the announcement of the merger and a 17.9% premium over the price of NHR common stock four weeks prior to the announcement of the merger;

•	the value of NHR based on a precedent transactions analysis, comparable companies analysis, discounted cash flow analysis, dividend discount analysis and net asset value analysis;

•	the liquidation value of NHR, the replacement cost of NHR’s assets, the potential market value of NHR’s assets and the benefits to NHC as an operator of long-term health care facilities, of operational control of NHR’s assets;

•	the potential benefits of the contemplated merger with NHR, including the potential realization of (i) a larger asset and equity base, (ii) greater operating flexibility to renovate and expand facilities, (iii) an increase in annual recurring free cash flow resulting from the elimination of annual lease payment obligations of NHC to NHR, (iv) benefits arising from a management team focused on NHC’s core business and freed of the burden of managing two public companies, (v) increased access to debt financing sources and (vi) reductions in redundant expenses relating to corporate overhead and the costs of managing a public company; and

•	the potential reduction in NHC’s earnings per share resulting from the merger.

Because of the variety of factors considered, neither the NHC special committee nor the NHC board of directors found it practicable to assign relative weights to the specific factors considered in reaching their respective determinations. In approving the merger proposal and the terms of the merger agreement, the NHC relied on the conclusion and analysis of Avondale as to the substantive fairness of the merger.

Based primarily on the procedural safeguards resulting from the establishment and independent function of the NHC special committee and the receipt by such committee of the fairness opinion of Avondale Partners, the NHC board of directors believes that the merger is procedurally fair to NHC’s unaffiliated stockholders despite the fact that (i) the terms of the merger agreement do not require the approval of a majority of the unaffiliated NHC stockholders for the consummation of the merger and (ii) no unaffiliated representative has been retained by NHC’s non-employee directors to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of merger or to prepare a report concerning the fairness of the transaction. As stated above, the merger, the merger agreement and each of the transactions contemplated thereby, including the issuance of the Preferred Stock and the submission of the NHC Proposal to the NHC stockholders for consideration was approved by a majority of the non-employee members of the NHC board of directors.

NHC’s Reasons for, and Advantages of, the Merger

The NHC board of directors’ purpose in approving the merger, the merger agreement and each of the transactions contemplated thereby is to provide a larger asset and equity base for NHC, and thereby enhance NHC’s future growth and prospects for long term increases in stockholder value. NHC is undertaking the merger at this time in order to capitalize on the expected resulting increase in NHC’s annual recurring free cash flow. During the period following the establishment of the NHC special committee in February of 2006 until the execution of the merger agreement on December 20, 2006, the NHC board of directors considered the alternative of continuing as a stand-alone company, but did not consider any other material acquisitions or mergers. The NHC board of directors believes that the merger is advisable and in the best interests of NHC’s stockholders based on the following material reasons:

•	the financial presentation of Avondale Partners to the NHC board of directors on December 20, 2006, and Avondale Partners’ opinion addressed to the NHC special committee that the merger consideration to be paid by Davis Acquisition Sub LLC in the merger was fair, from a financial point of view, to both Davis Acquisition Sub LLC and NHC. We have described Avondale Partner’s opinion in detail under the heading “Special Factors — Opinion of NHC’s Financial Advisor Avondale Partners, LLC;”

•	the unanimous recommendation of the NHC special committee in favor of the merger and related transactions in light of (i) the composition of the two-member non-employee NHC special committee, each of whom the NHC board of directors had previously determined were unaffiliated with NHR, (ii) the in-depth review of NHR’s business, assets, liabilities and financial condition by the NHC special committee, (iii) the protracted arms-length negotiations of the NHC special committee with the NHR special committee and (iv) the retention by the NHC special committee of independent legal and financial advisors possessing experience with transactions similar to the merger to assist the NHC special committee;

•	the increase in operating flexibility expected to result from the merger, which will allow NHC to renovate and expand its facilities;

•	the expected increase in annual recurring free cash flow resulting from the elimination of annual lease payment obligations of NHC to NHR, even after providing for the dividends on the Preferred Stock. In addition, the merger will eliminate the financial uncertainty that resulted from the periodic negotiation and renegotiation of the leasing terms of the properties that NHC leased from NHR;

•	the benefits arising from a management team focused on NHC’s core business and freed of the burden of managing two public companies;

•	the elimination of the possibility that NHR could be acquired by a competitor of NHC;

•	the belief that the expected increase in annual recurring free cash flow and larger asset base will allow NHC to more easily access a broader range of debt financing sources and obtain borrowings on improved terms; and

•	the expected reduction in redundant expenses relating to corporate overhead and the costs of managing a public company.

If the merger is approved and all other conditions to the merger have been satisfied or waived, NHR will merge with and into Davis Acquisition Sub LLC, upon the terms and subject to the conditions set forth in the merger agreement. Upon effectiveness of the merger, the separate corporate existence of NHR shall cease and Davis Acquisition Sub LLC shall continue as the surviving person in the merger and a wholly-owned subsidiary of NHC/OP, L.P., which is a wholly-owned subsidiary of NHC and shall succeed to and assume all the rights and obligations of NHR. As a result, the interest of NHC in NHR’s net book value will increase from approximately 3.65% to 100%. This will constitute an approximately $107,570,000 increase in NHC’s interest in NHR’s net book value and will entitle NHC to all future income generated by NHR. For U.S. federal income tax purposes, NHC expects the merger to be treated as a taxable asset sale, which would thereby provide the purchaser with a step-up in the tax basis of the acquired assets. NHC expects that the receipt of cash and shares of the Preferred Stock by stockholders of NHR in exchange for their common stock of NHR pursuant to the merger should be a taxable transaction for U.S. federal income tax purposes.

Disadvantages to NHC of the Merger

NHC may experience a reduction in its earnings per share as a result of the merger. NHC believes, however, that this potential negative consequence will be offset by the accretive effects that the merger is expected to have on NHC’s free cash flow.

Opinion of NHC’s Financial Advisor Avondale Partners, LLC

At the December 20, 2006 meeting of the NHC special committee, Avondale Partners, LLC (“Avondale Partners”) rendered its oral opinion to the NHC special committee, subsequently confirmed in writing, to the effect that, as of December 20, 2006, and based upon and subject to certain matters stated therein, the merger consideration to be paid by Davis Acquisition Sub LLC in the merger was fair, from a financial point of view, to both Davis Acquisition Sub LLC and NHC.

The full text of Avondale Partners’ written opinion dated December 20, 2006 delivered to the NHC special committee, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Annex D to this joint proxy statement/prospectus, and the written opinion is incorporated herein by reference. Holders of NHC common stock are urged to read the opinion carefully and in its entirety.

The Avondale Partners opinion was rendered at the request of the NHC special committee and for the benefit of the NHC special committee and NHC’s full board of directors in their evaluation of the proposed merger.

The NHC special committee did not impose any limitations on Avondale Partners with respect to the investigations made or procedures followed in rendering its opinion. Further, the NHC special committee did not request the advice of Avondale Partners with respect to alternatives to the merger, and Avondale Partners did not advise the NHC special committee with respect to alternatives to the merger or NHC’s underlying decision to proceed with or effect the merger. The opinion addresses only the fairness, from a financial point of view, of the merger consideration to be paid by Davis Acquisition Sub LLC in the merger to both Davis Acquisition Sub LLC and NHC. It does not address the relative merits of the merger as compared to alternative transactions or strategies that may be available to NHC, nor does it address NHC’s underlying decision to engage in the merger.

Avondale Partners’ opinion does not constitute a recommendation to you or any of NHC’s other stockholders as to how you or any other NHC stockholder should vote or act with respect to the NHC Proposal.

Avondale Partners’ opinion and its related presentation were among the many factors that the NHC special committee took into consideration in making its determination to approve, and to recommend to NHC’s full board of directors that the board of directors approve, the merger and the transactions contemplated thereby. Avondale Partners’ opinion was also among the many factors that NHC’s board of directors took into consideration in making its determination to approve, and to recommend to NHC’s stockholders that they approve, the NHC Proposal. The Avondale Partners opinion should not be viewed as determinative of the views of the NHC special committee or the NHC board of directors with respect to the NHC Proposal. The merger consideration was determined through negotiations between NHC and NHR.

The following description of Avondale Partners’ opinion is only a summary of the analyses and examinations that Avondale Partners deemed material to its opinion. It is not a comprehensive description of all analyses and examinations actually conducted by Avondale Partners. The preparation of a fairness opinion necessarily is not susceptible to partial analysis or summary description. Avondale Partners believes that its analyses and the summary set forth below must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to the NHC special committee. In addition, Avondale Partners may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions. The fact that any specific analysis has been referred to in the summary below is not meant to indicate that this analysis was given greater weight than any other analysis described below and should not be taken to be the view of Avondale Partners with respect to the actual value of NHR.

In performing its analyses, Avondale Partners made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of NHC or NHR. The analyses performed by Avondale Partners are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by these analyses. These analyses were prepared solely as part of the analysis performed by Avondale Partners with respect to whether the merger consideration to be paid by Davis Acquisition Sub LLC in the merger is fair, from a financial point of view, to both Davis Acquisition Sub LLC and NHC, and were provided to the NHC special committee in connection with the delivery of Avondale Partners’ opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at any time in the future. The Avondale Partners opinion does not address the number of shares of NHR common stock, if any, to be received by holders of NHR/OP, LP units in the conversion and/or redemption of such units prior to the merger.

No company or transaction used in the comparable company or comparable transaction analyses described below is identical to NHC or NHR or the merger. Accordingly, an analysis of the results of such analyses is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which NHC, NHR and the merger are being compared.

Procedures Followed

In connection with its opinion, Avondale Partners:

•	reviewed certain publicly available business and financial information relating to NHC and NHR that Avondale Partners deemed to be relevant;

•	reviewed the merger agreement and certain exhibits and documents referenced therein;

•	compared NHR from a financial point of view with certain other companies in the REIT industry that Avondale Partners deemed relevant;

•	reviewed certain information, including financial forecasts relating to the business and prospects of NHC and NHR, furnished to Avondale Partners by management of NHC and NHR;

•	considered the financial terms, to the extent publicly available, of selected recent business combinations in the REIT industry that Avondale Partners deemed to be comparable, in whole or in part, to the merger;

•	interviewed senior management of NHC and NHR regarding each company’s operating history and respective prospects;

•	compared the trading histories of NHC common stock and NHR common stock from December 19, 2005 to December 19, 2006 and reviewed the trading history of NHR common stock from December 19, 2004 to December 19, 2006;

•	reviewed publicly available premiums paid of certain other transactions Avondale Partners believed to be reasonably comparable to the merger;

•	reviewed the potential pro forma financial results, financial condition and capitalization of NHC after giving effect to the merger; and

•	performed other such analyses such as dividend discount and net asset valuation analyses and examinations as Avondale Partners deemed appropriate.

In preparing its opinion, Avondale Partners did not assume any responsibility to independently verify the information referred to above. Instead, with NHC’s consent, Avondale Partners relied on the information being accurate and complete. Avondale Partners also made the following assumptions, in each case with NHC’s consent, that:

•	the internal operating data and financial analyses and forecasts supplied to Avondale Partners were reasonably prepared on bases reflecting the best currently available estimates and judgments of NHC and NHR senior management as to NHC’s and NHR’s recent and likely future performance;

•	the merger will be consummated on the terms and subject to the conditions described in the merger agreement; and

•	all necessary governmental and regulatory approvals and third-party consents will be obtained on terms and conditions that will not have a material adverse effect on NHC.

In addition, for purposes of its opinion, Avondale Partners:

•	relied on advice of NHC counsel and considered the Company’s audited financial statements as to legal and financial reporting matters with respect to NHC, the merger and the merger agreement;

•	did not assume responsibility for making an independent physical inspection or appraisal of any of the assets, properties or facilities of NHR; and

•	was not authorized to and did not solicit indications of interest from any third party with respect to the purchase of all or part of NHR.

The Avondale Partners opinion was necessarily based upon market, economic, financial and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Any change in such conditions would require a reevaluation of the Avondale Partners opinion. Accordingly, although subsequent developments may affect its opinion, Avondale Partners has not assumed any obligation to update or revise its opinion.

Summary of Financial and Other Analyses

The following represents a summary of the material financial analyses performed by Avondale Partners in connection with providing its opinion to the NHC special committee. Some of the summaries of financial analyses performed by Avondale Partners include information presented in tabular format. In order to fully understand the financial analyses performed by Avondale Partners, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Avondale Partners.

Historical Stock Trading Analysis.  Avondale Partners reviewed the historical stock prices and trading characteristics over the last two years of NHR common stock. The following table compares the merger price with various closing prices and averages over the last two years:

Prices as of 12/19/2006
Merger Price	$24.75
1 Week Average	$21.10
1 Month Average	$21.05
3 Month Average	$20.63
9 Month Average	$19.30
1 Year Average	$19.34
1 Year High	$21.35
2 Year Average	$19.31
2 Year High	$21.35

Volume of Shares Traded Analysis.  Avondale Partners reviewed the historical prices and historical trading activity of NHR common stock over the one-year and two-year time periods ended December 19, 2006. Avondale Partners calculated the total number of shares traded at certain share price ranges over the one year period ended December 19, 2006 beginning with $16.75 to $17.00 and increasing at $0.25 increments to $21.00 to $21.25. Avondale Partners calculated the total number of shares traded at certain share price ranges over the two year period ended December 19, 2006 beginning with $16.75 to $17.00 and increasing at $0.25 increments to $21.00 to $21.25. Avondale Partners observed that no shares traded above the merger price of $24.75 per share in either the one year or two year time period ended December 19, 2006.

Premiums Paid Analysis.  Avondale Partners reviewed the premiums paid for all REIT transactions where 100% of the target’s shares were being acquired and other public transactions in the precedent acquisitions analysis for transactions with enterprise values ranging from $100 to $500 million for deals announced and closed between January 1, 2004 and December 15, 2006.

Avondale Partners calculated the premiums paid in these transactions over the applicable stock price of the acquired company one day, one week and four weeks prior to the announcement of the respective acquisition offer.

		Premium One Week
	Premium One Day Prior	Prior	Premium Four Weeks
	to Announcement	to Announcement	Prior to Announcement

High	58.0%	60.9%	66.2%
Low	(3.7)%	(2.1)%	(2.6)%
Deal Premium	15.9%	17.6%	17.9%

Avondale Partners calculated the implied range of company share prices based on the NHC common stock price as of December 20, 2006 and the range of premiums paid for the selected time periods in the selected transactions. The range of premiums paid over the price of the acquired companies’ share prices one day, one week and four weeks prior to announcement implied an equity value per share ranges of $20.56 to $33.74, $20.62 to $33.87 and $20.45 to $34.90, respectively, which compare to the merger price of $24.75 per share.

Precedent Transactions Analysis.  Based on public and other available information, Avondale Partners calculated the multiples of enterprise value (which Avondale Partners defined as equity value, plus debt, plus preferred stock, plus minority interest, less cash and cash equivalents) to last twelve months (LTM) revenues, as well as multiples of equity value to LTM funds from operations (FFO) implied in the following acquisitions of companies in the REIT industry announced since October 1, 2005:

Date
Announced	Name of Acquiror	Name of Target

8/21/2006	Morgan Stanley Real Estate	Glenborough Realty Trust, Inc.
8/8/2006	Revenue Properties Co Ltd	Sizeler Property Investors, Inc.
7/10/2006	Kimco Realty Corp	Pan Pacific Ret Property, Inc.
7/9/2006	Centro Properties Group	Heritage Property Invest Trust Inc.
6/5/2006	Brookfield Properties Corp. and Blackstone Group LP	Trizec Properties Inc.
5/19/2006	Braveheart Holdings LP	Boykin Lodging Co.
5/2/2006	Health Care Property Investors Inc	CNL Retirement Properties, Inc.
3/6/2006	Blackstone Group LP	CarrAmerica Realty Corp.
2/21/2006	Blackstone Group LP	MeriStar Hospitality Corp.
2/10/2006	LBA Realty LLC	Bedford Property Investors, Inc.
12/22/2005	GE Capital Real Estate	Arden Realty Inc.
12/19/2005	Magazine Acquisition GP LLC	Town & Country Trust
12/7/2005	CalEast Industrial Investors	CenterPoint Properties Trust
10/24/2005	Prime Property Fund	Amli Residential Property Trust

The following table sets forth the multiples indicated by this analysis and the multiples implied by the proposed merger:

	Proposed
Enterprise	Transaction
Value to:	Multiples		Low		High

LTM Revenues	13.0	x	2.0	x	14.7x
LTM FFO	14.5	x	13.3	x	37.8x

Avondale Partners also calculated the implied company share price based on the range of revenue and FFO valuation multiples based on the precedent transactions analysis. This calculation resulted in an implied equity value per share range of $4.34 to $64.70 which compares to the merger price of $24.75 per share.

Comparable Company Analysis.  Based on public filings and other publicly available information, Avondale Partners calculated the multiples of enterprise value (which Avondale Partners defined as equity value, plus debt, plus preferred stock, plus minority interest, less cash and cash equivalents) to the LTM, estimated calendar year 2006 (CY 2006), and estimated calendar year 2007 (CY 2007) revenues, and equity value to the LTM, estimated CY 2006, and estimated CY 2007 earnings per share (EPS) and funds from operations per share for companies in the REIT industry. Avondale Partners indicated that the companies listed below have some operations similar to some of the operations of NHR, but noted that none of these companies have the same management, composition, size, or combination of businesses as NHR:

•	Health Care Property Investors, Inc.

•	Health Care REIT, Inc.

•	Healthcare Realty Trust, Inc.

•	LTC Properties, Inc.

•	Medical Properties Trust

•	National Health Investors Inc.

•	Nationwide Health Properties, Inc.

•	Omega Healthcare Investors, Inc.

•	Senior Housing Properties Trust

•	Universal Health Realty Income Trust

•	Ventas Inc.

The following table sets forth the multiples indicated by this analysis:

	Proposed
	Transaction
Enterprise Value to:	Multiples		Low		High

LTM Revenue	13.0	x	5.4	x	17.5x
Estimated CY 2006 Revenues	13.3	x	10.1	x	15.7x
Estimated CY 2007 Revenues	13.1	x	8.2	x	14.1x
LTM FFO per share	14.5	x	11.9	x	18.4x
Estimated CY 2006 FFO per share	14.8	x	13.2	x	18.2x
Estimated CY 2007 FFO per share	14.5	x	10.9	x	16.8x
LTM EPS	20.7	x	13.7	x	45.2x
Estimated CY 2006 EPS	21.2	x	14.6	x	39.9x
Estimated CY 2007 EPS	20.2	x	15.9	x	41.6x

Avondale Partners also calculated the implied company share price based on the range of revenue, P/E and Price/FFO valuation multiples based on the comparable company analysis. The range of revenue, P/E and Price/FFO multiples implied equity value per share ranges of $10.63 to $33.14, $16.43 to $54.30, and $18.58 to $31.40, respectively, which compare to the merger price of $24.75 per share.

Discounted Cash Flow Analysis.  Avondale Partners performed a discounted cash flow analysis for the projected cash flows of NHR for the fiscal years ending December 31, 2007 through December 31, 2009, using projections and assumptions provided by NHR management, which projections were prepared for the purposes of these analyses. Avondale Partners used a range of discount rates (9.0% to 13.0%) and perpetuity growth rates (0.0% to 4.0%) on forecasted free cash flow for the fiscal year ending December 31, 2009 to calculate a range of implied equity values per share of NHR common stock. The following table sets forth the implied values indicated by this analysis:

($ in millions, except per
share data)	Low	High

Implied Enterprise Value	$162.8	$376.8
Implied Equity Value	$169.9	$383.9
Implied Price per Share	$15.20	$34.35

This analysis resulted in an implied equity value per share range of $15.20 to $34.35 which compares to the merger price of $24.75 per share.

Dividend Discount Analysis.  Avondale Partners performed a dividend discount analysis to calculate an implied stock price, using projections and assumptions provided by NHR management which projections were prepared for the purposes of these analyses. Avondale Partners used a range of discount rates (10.0% to 12.0%) and dividend growth rates (0.5% to 4.5%) based on historical dividend growth rates to calculate a range of implied equity values per share. The following table sets forth the implied values indicated by this analysis:

($ in millions, except per
share data)	Low	High

Implied Enterprise Value	$131.9	$283.5
Implied Equity Value	$139.0	$290.6
Implied Price per Share	$12.43	$26.00

This analysis resulted in an implied equity value per share range of $12.43 to $26.00 which compares to the merger price of $24.75 per share.

Net Asset Value Analysis.  Avondale Partners performed a net asset value analysis to calculate an implied stock price. For this analysis, Avondale Partners applied a range of capitalization rates (7.0% to 13.5%) to annualized adjusted net operating income (net operating income, less capital expenditures). The resulting gross real estate values were combined with cash and cash equivalents, marketable securities, and mortgage notes and other notes receivable to arrive at total asset values. Total debt was then subtracted from such total asset values to arrive at estimated net asset values. The resulting estimated net asset values were then divided by the diluted shares outstanding to arrive at an estimated net asset values per share. In applying the range of capitalization rates, Avondale Partners took into consideration current market conditions. The following table sets forth the implied values indicated by this analysis:

($ in millions, except per
share data)	Low	High

Implied Enterprise Value	$198.5	$370.3
Implied Equity Value	$205.6	$377.3
Implied Price per Share	$18.39	$33.76

This analysis resulted in an implied equity value per share range of $18.39 to $33.76 which compares to the merger price of $24.75 per share.

Pro Forma Merger Analysis.  In the course of preparing its opinion, Avondale Partners also reviewed and considered other information and data, including the potential pro forma effect of the merger on the pro forma combined company’s estimated earnings per share, as well as cash flow per share (which is cash flow from operations less capital expenditures) in calendar years 2007, 2008 and 2009 after giving effect to potential cost savings and other synergies anticipated to result from the merger developed jointly by NHC and NHR and compared that data to the estimated earnings per share of NHC on a standalone basis. Such analysis indicated that, after giving effect to potential cost savings and other synergies, the merger would be dilutive to the pro forma earnings per share of NHC by (10.5%), (8.9%), and (7.4%) respectively in calendar years 2007, 2008, and 2009. Such analysis also indicated that, after giving effect to potential cost savings and other synergies, the merger would be accretive to pro forma cash flow per share of NHC by 16.2%, 14.0%, and 12.8% respectively in calendar years 2007, 2008, and 2009.

General

The NHC special committee selected Avondale Partners to render a fairness opinion to the NHC special committee with respect to the fairness, from a financial point of view, of the merger consideration to be paid by Davis Acquisition Sub LLC in the merger to both Davis Acquisition Sub LLC and NHC. During the selection process, the NHC special committee met with representatives of several investment banking firms active in the healthcare and REIT industries and collected proposals from two such entities. In its search, the NHC special committee focused on (i) the reputation of each firm and its experience in the healthcare and REIT industries, (ii) the professional experience of each representative that would be assigned to work on the project and (iii) the relative costs of such services. Based on Avondale’s expertise and reputation in investment banking and mergers and acquisitions, as well as in the healthcare and REIT industries, and the other considerations mentioned above, the NHC special committee selected Avondale from among the firms considered. Prior to the selection of Avondale Partners to render the fairness opinion in connection with the merger, Avondale did not have any material relationship with NHC. Avondale Partners is a nationally recognized investment banking firm regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

Avondale Partners became entitled to a fixed fee of $200,000 upon its completion of the work necessary to render its opinion, regardless of the conclusion reached therein. No portion of Avondale Partner’s fee was contingent upon consummation of the merger. Further, NHC reimbursed Avondale Partners for its reasonable out-of-pocket expenses incurred in connection with its engagement, including reasonable attorneys’ fees, and agreed to indemnify Avondale Partners, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against specific liabilities, including liabilities under applicable securities laws.

Avondale Partners was engaged to render its opinion with respect to the fairness, from a financial point of view, of the merger consideration to be paid by Davis Acquisition Sub LLC in the merger. Avondale Partners was not requested to, and did not, determine the consideration to be paid in the merger or participate in any discussion in negotiations relating to the merger. In the ordinary course of its business, Avondale Partners may trade in the equity securities of NHC or NHR for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in these securities.

Recommendations of the NHR Special Committee and the NHR Board of Directors; Fairness of the Offer and the Merger

The NHR special committee and board of directors believe that the merger is advisable and in the best interests of NHR’s stockholders, including its unaffiliated stockholders. On December 20, 2006, the NHR special committee to the NHR board of directors unanimously recommended to the board of directors, after giving consideration to the presentation of its legal advisors regarding Maryland law and the fairness opinion of 2nd Generation, which was the independent financial advisor to the special committee, that the merger agreement was fair, in the best interests of NHR and its stockholders and should be unanimously recommended to the board of directors of NHR for approval. Based on this recommendation, the presentation of the fairness opinion by 2nd Generation, and other factors considered by the board of directors, the NHR board of directors approved the merger agreement and recommended that it was advisable and in the best interest of NHR and its stockholders that NHR consolidate with a wholly owned subsidiary and subsequently merge with and into the Davis Acquisition Sub LLC, on substantially the terms and conditions set forth in the merger agreement and that the stockholders approve the consolidation and the merger.

The NHR special committee and board of directors considered a number of material factors, which in the opinion of NHR board members, supported the NHR special committee’s and board of directors’ determination that the merger (including the pre-merger consolidation of NHR) is substantively fair to NHR’s stockholders, including its unaffiliated stockholders:

•	the financial presentation of 2nd Generation to the NHR board of directors on December 20, 2006 and 2nd Generation’s opinion addressed to the NHR special committee that the merger consideration to be paid by Davis Acquisition Sub LLC in the merger was fair, from a financial point of view, to the stockholders of NHR. We have described 2nd Generation’s opinion in detail under the heading “Special Factors — Opinion of NHR’s Financial Advisor 2nd Generation.” The NHR board of directors was not aware of and did not consider any financial reports, opinions or appraisals received by any other filing person in connection with its deliberations;

•	the unanimous recommendation of the NHR special committee in favor of the merger and related transactions in light of (i) the composition of the two-member non-employee NHR special committee, each of whom the NHR board of directors had previously determined were unaffiliated with NHC, (ii) the review of NHR’s and NHC’s business, assets, liabilities and financial condition by the NHR special committee, (iii) the protracted arms-length negotiations of the NHR special committee with the NHC special committee and (iv) the retention by the NHR special committee of independent legal and financial advisors possessing experience with transactions similar to the merger to assist the NHR special committee;

•	the business, financial strength and prospects of NHR as a stand-alone entity was viewed less favorably when compared to the value of the merger consideration and participation with a larger NHC entity because of NHR’s history of no acquisitions and limited growth;

•	the nature of the representations, warranties, covenants and other provisions of NHC and NHR set forth in the draft of the merger agreement and certificate of designations for the NHC preferred stock were negotiated by the NHR special committee to protect the interests of NHR and its stockholders and, therefore, were viewed as supporting the fairness of the merger;

•	the nature of the proposed consideration consisting of a combination of cash and NHC preferred stock to be paid by NHC upon the consummation of the merger, which was considered by the NHR special committee and the NHR board of directors to be favorable to the NHR stockholders based on the financial analysis of 2nd Generation and the opportunity for stockholders to receive a substantial amount of cash per share of NHC common stock and participate through the NHC preferred stock in the future of the merger entity;

•	the financial analysis conducted by 2nd Generation, on which the NHR special committee and board of directors relied, valued the merger consideration at $26.18 per share, which supported the fairness of the transaction because it represented a 22.6% premium over the closing price on December 19, 2006, the day prior to execution of the merger agreement, which was the historical high price of NHR common stock. 2nd Generation also considered the historical market prices of NHR’s common stock since inception, as described under the heading “— Opinion of NHR’s Financial Advisor 2nd Generation — Merger Consideration Fairness Analysis; Historical Stock Trading Analysis”;

•	although 2nd Generation does not believe that there is a single method for determining the going concern value of NHR, based on a precedent transactions analysis, comparable companies analysis, discounted cash flow analysis, dividend discount analysis and net asset value analysis conducted by 2nd Generation on which the NHR special committee and board of directors relied, the NHR special committee and board of directors believed that NHR’s going concern as a stand-alone entity was less than the proposed merger consideration and, therefore, supported the fairness of the merger. 2nd Generation used, and the NHR special committee and board of directors believed, that the above tests were representative of NHR as a going concern because these methods are generally accepted by appraisers to determine going concern value;

•	the potential benefits of the contemplated merger with NHC, including the potential realization of (i) a larger asset and equity base for NHC, (ii) greater operating flexibility of NHC to renovate and expand facilities, (iii) an increase in annual recurring free cash flow resulting from the elimination of annual lease payment obligations of NHC to NHR, (iv) benefits arising from a management team focused on NHC’s core business and freed of the burden of managing two public companies, (v) increased access to debt financing sources and (vi) reductions in redundant expenses relating to corporate overhead and the costs of managing NHR as a public company.

The NHR special committee and board of directors considered the following factors that negatively affected the fairness determination:

•	the expected U.S. Federal income tax consequences of the merger, which will likely result in a taxable transaction to the NHR stockholders, and

•	the potential reduction in NHC’s earnings per share resulting from the issuance of the NHC preferred stock in the merger;

however, the NHR special committee and board of directors did not believe such factors materially affected the fairness determination because the transaction would be accretive to NHC in terms of cash flow and the premium paid for NHR common stock would be comparable to premiums paid in other taxable transactions involving cash as consideration.

Because of the variety of factors considered, neither the NHR special committee nor the NHR board of directors found it practicable to assign relative weights to the specific factors considered in reaching their respective determinations. The NHR special committee and board of directors expressly adopted and are relying on the analyses and conclusions of 2nd Generation as presented below.

The NHR special committee and board of directors believe that the merger is procedurally fair to NHR’s unaffiliated stockholders, primarily based on the fact that (i) the terms of the merger agreement require the approval of a majority of the unaffiliated NHR stockholders for the consummation of the merger and (ii) 2nd Generation, as an unaffiliated representative, was retained by NHR’s special committee of independent directors to act on behalf of unaffiliated security holders for purposes of assisting in the negotiation of the terms of merger or to prepare a report concerning the fairness of the transaction. As stated above, the merger, the merger agreement and each of the transactions contemplated thereby and the submission of the NHR Proposal to the NHR stockholders for consideration was approved by a majority of the non-employee members of the NHR board of directors.

The NHR special committee and board of directors did not consider the following factors to be materially relevant to its determinations set forth above, for the following reasons:

•	Net Book Value — The NHR special committee and board of directors did not consider the Company’s net book value, which is an accounting concept, to be material to the conclusion regarding the fairness of the merger because they believed that net book value is not a material indicator of the value of the Company as a going concern, but rather is indicative of historical cost. Because, as with NHR, real property is the primary asset of a REIT and the historical cost of such real property generally does not reflect the current value, net book value is seldom used as a measurement of value in NHR’s industry. Although it was not considered by the NHR special committee or board of directors, NHR’s net diluted book value per share (which gives effect to the exercise of all options) as of September 30, 2006 was approximately $11.28 per share, which was below the proposed merger consideration.

•	Liquidation Value — In the course of reaching its decision to approve the merger agreement, NHR’s special committee and board of directors did not consider the liquidation value of NHR’s assets. Liquidation value does not take into account existing tenant relationships and other operational efficiencies of a REIT that may not be immediately available to the purchaser or purchasers of NHR’s properties and other assets in a liquidation; therefore, the NHR special committee and board of directors believed that the liquidation value would be lower than the Company’s value as a viable going concern. As discussed above, the estimated going concern value of NHR was determined by 2nd Generation to be less than the proposed merger consideration. As a result, the NHR special committee and board of directors did not consider the liquidation value of the NHR assets.

•	Purchase prices paid for NHR common stock over the past two years by persons filing the Schedule 13e-3 related to this transaction — There have been no such purchases known to the NHR board of directors, so it did not consider this in the course of reaching its decision to approve the merger agreement and did not consider it as relevant to a determination of fairness.

•	Firm offers of which NHR or any of the filing persons are aware made by any unaffiliated person, other than the filing persons, during the past two years for a merger or consolidation involving NHR, or the sale or other transfer of all or any substantial part of the assets of NHR, or a purchase of NHR securities that would enable the holder to exercise control of the NHR — There have been no such offers known to the NHR board of directors, so it did not consider this in the course of reaching its decision to approve the merger agreement and did not consider it as relevant to a determination of fairness.

NHR’s Reasons for, and Advantages of, the Merger

The following outline of factors considered by the NHR board of directors is not intended to be exhaustive, but includes the material factors considered by the NHR board of directors.

1. The merger consideration represents a premium on the trading price of NHR common stock. The face value of the per share merger consideration (a cash payment of $9.00 and a share of Preferred Stock with a liquidation preference of $15.75) represents (1) a 17.5% premium over the average of the closing prices of NHR stock on the 20 trading days prior to the merger announcement ($21.07), (2) a 10% increase over NHC’s initial proposal and (3) a 16.3% premium over the closing price of NHR common stock on December 20, 2006, the last trading day prior to the announcement of the merger agreement.

2. The merger will provide the stockholders of NHR with ownership in a company with a larger and more diversified asset and equity base, and with greater access to capital.

3. The merger allows the stockholders of NHR to receive the Preferred Stock with many of the same dividend characteristics as the NHR stock, but with a greater potential for growth and appreciation.

4. Following the merger, NHC and NHR expect to achieve operational efficiencies and eliminate duplication of functions between the two companies.

Disadvantages to NHR of the Merger

The following disadvantages to completing the merger were considered by the NHR special committee and the board of directors of NHR:

1. The merger will constitute a taxable event for the stockholders of NHR.

2. The merger will change the character of the investment for the NHR stockholder from an investment in a REIT with stable dividends to an investment in a more volatile growth-oriented stock.

3. As a REIT, the dividends paid by NHR are taxed only at the stockholder level; however, dividends paid following the merger may be subject to taxation at both the corporate level and stockholder level.

Opinion of NHR’s Financial Advisor 2nd Generation Capital, LLC

Pursuant to an engagement letter dated October 16, 2006, NHR retained 2nd Generation as its financial advisor in connection with the proposed merger. At the meeting of the NHR special committee on December 20, 2006, 2nd Generation rendered its oral opinion, subsequently confirmed in writing, to the NHR special committee that, as of such date and based upon and subject to the factors, limitations and assumptions set forth in its opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to holders of NHR common stock.

No limitations were imposed by the NHR board of directors or the NHR special committee upon 2nd Generation that, in the opinion of 2nd Generation, unreasonably restricted its procedures or resultant opinion. 2nd Generation’s opinion notes that it was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of NHR or any other alternative transaction.

The accompanying full text of the written opinion of 2nd Generation, dated December 20, 2006, attached as Exhibit E to this joint proxy statement/prospectus, sets forth, among other things, the assumptions made, procedures followed, matters considered and limits on the opinion and review undertaken in connection with rendering its opinion. Holders of NHR common stock are urged to read the opinion in its entirety. 2nd Generation’s opinion is addressed to the special committee of the NHR board of directors and does not constitute a recommendation to any stockholder of NHR as to how such stockholder should vote with respect to the proposed merger or any other matter. 2nd Generation’s opinion does not address the underlying decision by NHR or its board of directors to engage in the proposed merger.

In arriving at its opinion, 2nd Generation, among other things:

•	Reviewed a draft dated December 19, 2006 of the merger agreement;

•	Reviewed certain publicly available financial statements and other business and financial information of NHR, National Health Investors, Inc., and NHC;

•	Reviewed certain internal financial statements and other financial and operating data concerning NHR as well as estimates and financial forecasts for NHR, NHC, and the combined entity;

•	Discussed the past and current operations, financial conditions and prospects of NHR with senior management of NHR, National Health Investors, Inc., and NHC;

•	Reviewed information and discussed with senior management of NHR, National Health Investors, Inc., and NHC information relating to certain strategic implications and financial benefits anticipated as a result of the transaction;

•	Reviewed certain publicly available information regarding other companies that it believed to be comparable to NHR and the stock trading data for certain of such other companies’ securities;

•	Reviewed certain publicly available information concerning the nature and terms of certain other transactions that it considered relevant to its inquiry;

•	Reviewed current and historical market prices and trading volumes of NHR common stock; and

•	Reviewed convertible preferred stock and convertible corporate bond markets.

2nd Generation also held discussions with certain members of the managements of NHR and NHC with respect to certain aspects of the proposed merger, the past and current business operations of NHR and NHC, the financial condition and future prospects and operations of NHR and NHC, the effects of the proposed merger on the financial condition and future prospects of NHR and NHC, and certain other matters 2nd Generation believed necessary or appropriate to its inquiry. In rendering its opinion, 2nd Generation relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with 2nd Generation by NHR and NHC or otherwise reviewed by or for 2nd Generation. 2nd Generation did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, and 2nd Generation did not evaluate the solvency of NHR or NHC under any state, federal or foreign laws relating to bankruptcy, insolvency or similar matters.

In relying on analyses and forecasts provided to it, including the synergies, 2nd Generation assumed that such analyses and forecasts were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of NHR and NHC to which such analyses or forecasts related. 2nd Generation expressed no view as to such analyses or forecasts, including the synergies, or the assumptions on which they were based. 2nd Generation has also assumed that the proposed merger will have the tax consequences described in discussions with, and materials furnished to 2nd Generation by, representatives of NHR, and that the other transactions contemplated by the merger agreement will be consummated as described in the merger agreement, and that the definitive merger agreement will not differ in any material respects from the draft thereof furnished to 2nd Generation. 2nd Generation relied as to all legal matters relevant to rendering its opinion upon the advice of counsel. 2nd Generation further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any waiver of any condition to the completion of the merger contained in the merger agreement.

2nd Generation’s opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to 2nd Generation as of December 19, 2006. It should be understood that subsequent developments may affect 2nd Generation’s opinion and that 2nd Generation does not have any obligation to update, revise or reaffirm its opinion. 2nd Generation’s opinion is limited to the fairness, from a financial point of view, to holders of NHR common stock of the merger consideration in the proposed merger, and 2nd Generation has expressed no opinion as to the fairness of the proposed merger to, or any consideration of, the holders of any other class of securities, creditors or constituencies of NHR, or as to the underlying decision by NHR to engage in the proposed merger. 2nd Generation expressed no opinion as to the price at which NHR common stock, NHC common stock, or shares of the Preferred Stock would trade at any future time.

Summary of Financial Analyses Conducted by 2nd Generation

In connection with rendering its opinion to the NHR special committee, 2nd Generation performed a variety of financial and comparative analyses, including those described below. The summary set forth below does not purport to be a complete description of the analyses or data presented by 2nd Generation. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. 2nd Generation believes that the summary set forth below and its analyses must be considered as a whole and that selecting portions thereof, or focusing on information in tabular format, without considering all of its analyses and the narrative description of the analyses, could create an incomplete view of the processes underlying its analyses and opinion. The order of analyses described does not represent the relative importance or weight given to those analyses by 2nd Generation. In arriving at its fairness determination, 2nd Generation considered the results of all the analyses and did not attribute any particular weight to any factor or analysis considered by it; rather, 2nd Generation arrived at its opinion based on the results of all the analyses undertaken by it and assessed as a whole. 2nd Generation’s analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, 2nd Generation’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 19, 2006 and is not necessarily indicative of current market conditions. 2nd Generation’s opinion and financial analyses were only one of the many factors considered by the special committee in its evaluation of the proposed merger and should not be viewed as determinative of the views of the special committee or management with respect to the proposed merger or the merger consideration. The consideration was determined through negotiation between NHR and NHC.

The financial analysis is divided into two parts: determining the estimated value of the merger consideration and comparing that value to ranges of value produced by various valuation techniques.

Estimated Value of the Merger Consideration:  The merger agreement calls for each NHR stockholder to receive a combination of cash and stock as follows:

•	$9.00 in cash; and

•	$15.75 face value of the Preferred Stock with $0.80 annual dividend (5.09%).

Subject to conditions specified in the Preferred Stock’s draft certificate of designations dated December 19, 2006, each share of Preferred Stock:

•	is convertible into 0.24204 shares of NHC common stock with an initial conversion price of $65.07; and

•	has call protection that at assures at minimum realizable amount of $65.07 per as-if converted share of Preferred Stock.

Methodology:  2nd Generation estimated the theoretical value of the Preferred Stock and added that to the $9.00 cash component. 2nd Generation estimated the theoretical value of the Preferred Stock by evaluating its notional bond-like characteristics plus an equity option feature. 2nd Generation calculated a theoretical value for a notional bond that has the features of the Preferred Stock and then calculated a theoretical value of an option that had the equity features of NHC common stock.

Notional Bond Value:  2nd Generation calculated the theoretical value of a five-year callable bond with $0.80 dividend payments and face value of $15.75. 2nd Generation estimated the yield of this theoretical bond by examining the current yields of Ba2-rated bond issues of similar size. 2nd Generation determined that 7% is a representative market yield for a callable bond with a Ba2 credit rating. While yields for preferred stock are typically higher than yields for bonds of the same rating, the very low debt-to-equity ratio of NHC (approximately 5% NHC debt-to-equity compared to an industry average of over 90%) suggested that bonds were more appropriate comparable securities than preferred stock for the purpose of determining the discount rate. The leverage of a company is a key factor in determining the future dividend payment risk to a preferred stock holder. The claim that the security (issued to NHR shareholders) would have on NHC cash flows (that would be used to pay future dividends) is more comparable to debt instruments of comparable companies rather than preferred stock comparables. Comparable companies with preferred stock outstanding and leverage as low as NHC were not found. It is possible that NHC may incur debt in the future that has preference to the preferred stock, which would increase the risk of the dividend payments; however, the option value of the security would most likely increase because of the potential increase in earnings that theoretically would result from an infusion of capital into the company. 2nd Generation performed an analysis of NHC’s post-merger financial characteristics and, with input from NHR management, evaluated established debt-rating guidelines and concluded the Ba2 rating to be appropriate. The notional bond value using this yield is $14.51. This value does not consider the likely lower stockholder tax rate on dividends compared to tax rate on interest payments.

The value to a hypothetical buyer of the call protection feature was taken into account by examining actual trading of comparable bonds with similar yields that also had a call protection features. Therefore 2nd Generation believes that the notional bond value of $14.51 is reasonable.

Option Value:  2nd Generation used the Black-Scholes method to calculate the option value of the conversion feature of the Preferred Stock. This method requires the following inputs, which include assumptions 2nd Generation deems reasonable in the circumstances:

•	Current price: $56.30 as of December 19, 2006

•	Conversion price: $65.07 as set by the Preferred Stock’s certificate of designations

•	Time: five years based upon expected call or conversion after that time

•	Interest rate: 4.56%, based upon current five-year Treasury note yields

•	Volatility: 39.9%, based on Bloomberg calculated annual volatility

•	Expected NHC dividend payments

This calculation produces an option value of $18.40; the 0.24204 conversion rate results in a value of $4.45 before consideration of any discounting factors. 2nd Generation concluded, however, that discounting of this $4.45 value was appropriate for the following reasons:

•	Blockage discount, as a large number of share of the Preferred Stock that would potentially convert to NHC common stock at the same time relative to the average volume of NHC common stock; and

•	The features of the Preferred Stock are not the same as an actual option and cannot be traded as a detachable option.

For these reasons, 2nd Generation determined a 40% liquidity discount to be appropriate in the circumstances and applied that discount to the initially calculated $4.45 option value of the Preferred Stock, arriving at an adjusted calculated option value of $2.67 per share. A general range for a discount for the lack of marketability, or liquidity discount, is 20-40%, according to the major studies most often referred to by business valuation experts. Factors that were used to determine the value within this range include the size of the block of the security issued to NHR shareholders and potential illiquidity of the security, relative inability of security holders individually and as a class to determine or affect strategic decisions of the issuer, the holding period of the “option” in that the security holder must hold the option as long as the holder owns the security and inability to put the option to the company. These factors suggested a liquidity discount at the high end of the generally accepted range.

Total Value:  2nd Generation estimated the value of the merger consideration as a sum of the theoretical notional bond value, plus the calculated option value, and plus cash, and arrived at a total value of $26.18. This represents a 22.6% premium over the NHR share price of $21.35 as of December 19, 2006.

Merger Consideration Fairness Analysis

In order to determine the fairness of the merger consideration, 2nd Generation considered typical financial analysis techniques and then selected as appropriate in the circumstances the following for application:

•	Historical Price Analysis of NHR Common Stock

•	Publicly-Traded Comparable Company analysis

•	Dividend Discount Model analysis

•	Discounted Cash Flow (DCF) analysis

•	Precedent Acquisition and Premiums Paid analysis

•	Net Asset Value analysis

Historical Stock Trading Analysis:  2nd Generation’s analysis of the performance of NHR common stock comprised a historical analysis of their respective trading prices over one-year, two-year, and five-year time periods prior to December 19, 2006. During the one-year period, NHR common stock achieved a closing price high of $21.35 per share and a closing price low of $16.36 per share. During the two-year period, NHR common stock achieved a closing price high of $21.35 per share and a closing price low of $15.97 per share. During the five-year period, NHR common stock achieved a closing price high of $21.35 per share and a closing price low of $9.19 per share. 2nd Generation noted that the value of NHR common stock as calculated using the daily closing prices of over the above and other time periods were as follows:

	Period	Average		Daily Closing Price
Period	Start Date	Volume	Close	High	Low

Latest Month	11/17/06	3,018	$21.05	$21.35	$20.80
Latest 3 Months	9/19/06	3,968	$20.60	$21.35	$19.57
Latest 6 Months	6/19/06	7,919	$19.55	$21.35	$16.75
Latest 12 Months	12/19/05	8,988	$18.83	$21.35	$16.36
Latest 2 Years	12/17/04	8,881	$18.11	$21.35	$15.97
Latest 5 Years	12/19/01	9,300	$15.10	$21.35	$9.19
Since Inception	1/5/98	8,761	$10.96	$21.35	$3.53

As of: December 19, 2006

The purpose of this historical stock trading analysis is to provide a measure of the relative market values of NHR common stock for the periods specified. 2nd Generation did observe that as of December 19, 2006, the NHR share price was at its all-time high.

2nd Generation performed a similar analysis of NHC historical prices. During the one-year period, NHC common stock achieved a closing price high of $58.68 per share and a closing price low of $36.29 per share. During the two-year period, NHC common stock achieved a closing price high of $58.68 per share and a closing price low of $29.18 per share. During the five-year period, NHC common stock achieved a closing price high of $58.68 per share and a closing price low of $13.66 per share. The historical high stock price for NHC of $58.68 occurred on November 16, 2006.

2nd Generation calculated the ratio of the stock price of NHR to NHC currently, one year ago, two years ago, and five years ago:

•	Current: 0.3792

•	One year ago: 0.4921

•	Two years ago: 0.5277

•	Five years ago: 0.7005

These declining ratios from five years ago to December 19, 2006 reflect that the value of NHR continued to trend down relative to NHC.

Precedent Transactions and Premium Paid Analysis:  2nd Generation reviewed publicly-available information relating to selected transactions. 2nd Generation selected transactions that:

•	involved a United States company operating as a REIT

•	was announced in the preceding four years

•	had an announced enterprise value between $100 million and $1 billion

•	had a publicly disclosed value

These transactions are shown below.

						Deal	Deal
						Premium	Premium
Date	Date			Deal Value	Consideration	1 Week	4 Weeks
Announced	Effective	Target Name	Acquiror Name	($Millions)	Paid	Prior	Prior

11/6/06 -		Columbia Equity Trust Inc	Special Situation Ppty Fund	$476.40	Cash Only	10.02	13.37
10/23/06 -		Government Properties Trust	Record Realty	223.60	Cash Only	13.40	18.78
9/13/06 -		Windrose Med Ppty Trust	Health Care REIT Inc	806.86	Cash & Stock	20.24	20.72
8/31/06 -		BNP Residential Properties Inc	Babcock & Brown Real Estate	703.51	Cash Only	39.45	43.37
8/21/06	11/29/06	Glenborough Realty Trust Inc	Morgan Stanley Real Estate	992.56	Cash & Stock	11.44	15.56
8/8/06	11/10/06	Sizeler Property Investors Inc	Revenue Properties Co Ltd	305.82	Cash Only	(3.70)	(4.73)
8/8/06	12/4/06	Saxon Capital Inc	Morgan Stanley	706.16	Cash Only	27.49	21.87
7/23/06 -		Newkirk Realty Trust Inc	Lexington Corporate Ppty Trust	396.80	Stock Only	23.75	21.90
5/19/06	9/21/06	Boykin Lodging Co	Braveheart Holdings LP	195.96	Cash Only	17.27	7.00
2/10/06	5/5/06	Bedford Property Investors Inc	LBARealty LLC	435.68	Cash Only	17.74	20.13
12/19/05	3/31/06	Town & Country Trust	Magazine Acquisition GP LLC	961.56	Cash Only	32.28	34.13
10/6/05	1/18/06	CRIIMI MAE Inc	CDP Capital Financing Inc	321.02	Cash Only	15.61	3.57
6/17/05	9/27/05	CRT Properties Inc	DRA Advisers LLC	901.03	Cash Only	17.15	18.70
2/17/05	7/1/05	Prime Group Realty Trust	Lightstone Group LLC	194.00	Cash Only	11.20	13.28
12/19/04	4/20/05	Kramont Realty Trust	Centro Watt	571.14	Cash Only	16.57	18.21
10/22/04	4/1/05	Cornerstone Realty Income Tr	Colonial Properties Trust	613.14	Stock Only	8.90	12.04
8/24/04	12/21/04	Price Legacy Corp	PL Retail LLC	757.40	Cash Only	(0.16)	2.33
5/3/04	8/4/04	Keystone Property Trust	Investor Group	855.81	Cash Only	14.20	0.55
4/16/04	7/16/04	Hallwood Realty Partners LP	HRPT Properties Trust	433.98	Cash Only	60.92	66.20
1/22/04	4/28/04	Great Lakes REIT Inc	Aslan Realty Partners II LP	251.76	Cash Only	(1.94)	(2.00)
11/20/03	2/6/04	ElderTrust Realty Group	Ventas Inc	101.64	Cash Only	19.05	23.76
7/12/03	12/3/03	Apex Mortgage Capital Inc	American Home Mtg Hldgs Inc	183.83	Stock Only	14.66	18.63
6/18/03	10/1/03	Mid-AtIantic Realty Trust	Kimco Realty Corp	446.32	Cash Only	6.70	7.40
5/8/03	7/10/03	RFS Hotel Investors Inc	CNL Hospitality Properties Inc	687.96	Cash Only	14.99	26.15
High						60.92%	66.20%
Low						(3.70)%	(4.73)%
Average						16.97%	17.54%
Average excluding high and low						15.91%	16.34%

Source:  Thomson ONE Banker

2nd Generation calculated the premium paid in each of the above transactions compared to the target price one week and four weeks prior to the announcement. The deal premiums averaged 16.34% four weeks prior to announcement. This premium applied to the December 19, 2006 NHR stock price of $21.35 produced a value of $24.84.

Given changes in the interest rate environment and the fundamental differences between different segments within the industry, no precedent healthcare REIT transactions were deemed by 2nd Generation to be sufficiently comparable so as to be relevant to the analysis. Two transactions yielded pertinent information for the premiums paid analysis; however, in evaluating the typical enterprise value multiples implied by these two transactions, 2nd Generation determined that the values of these multiples were not meaningful.

Publicly-Traded Comparable Company Analysis:  2nd Generation compared the financial and operating performance of NHR with publicly available information of selected publicly traded companies engaged in businesses which 2nd Generation deemed similar to NHR. The companies considered were as follows:

Health Care Property Investors, Inc.	HCP
Ventas, Inc.	VTR
Health Care REIT, Inc.	HCN
Nationwide Health Properties, Inc.	NHP
Healthcare Realty Trust Inc.	HR
Senior Housing Properties Trust	SHN
Omega Healthcare Investors, Inc.	OHI
Windrose Medical Properties Trust	WRS
LTC Properties, Inc.	LTC
National Health Investors, Inc.	NHI
Universal Health Realty Income Trust	UHT

These companies were selected because, among other reasons, they share similar business characteristics to NHR However, none of the companies selected is identical or directly comparable to NHR. Accordingly, 2nd Generation made judgments and assumptions concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of the selected companies. For each of the selected companies, 2nd Generation calculated:

•	Closing stock prices as of December 19, 2006 divided by estimated FFO (“FFO” means Funds From Operations, defined as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of properties, plus real estate-related depreciation and amortization and other comparable adjustments for NHR’s portion of these items related to unconsolidated entities and joint ventures) for the calendar years 2006 and 2007, referred to as “Price/FFO multiple”.

The estimates of FFO for each of the selected companies were based on publicly available estimates of certain securities research analysts.

The following table reflects the results of the analysis:

		Price	2006	2006		2007	2007
Company Name	Ticker	12/19/2006	FFO est.	Price/FFO		FFO est.	Price/FFO

Health Care Property Investors, Inc.	HCP	$35.76	$1.97	$18.2	x	$2.13	16.8	x
Ventas, Inc.	VTR	40.88	2.41	17.0	x	2.76	14.8	x
Health Care REIT, Inc.	HCN	41.00	2.91	14.1	x	3.06	13.4	x
Nationwide Health Properties, Inc.	NHP	29.62	1.93	15.4	x	2.02	14.7	x
Healthcare Realty Trust Inc.	HR	37.70	2.19	17.2	x	2.37	15.9	x
Senior Housing Properties Trust	SNH	22.95	1.61	14.2	x	1.67	13.7	x
Omega Healthcare Investors, Inc.	OHI	17.07	1.20	14.2	x	1.25	13.7	x
Windrose Medical Properties Trust	WRS	18.32	1.18	15.6	x	1.36	13.5	x
LTC Properties, Inc.	LTC	26.53	1.84	14.5	x	1.93	13.7	x
National Health Investors, Inc.	NHI	32.83	na	na		na	na
Universal Health Realty Income Trust	UHT	37.75	2.48	15.2	x	2.55	14.8	x
High				18.2	x		16.8	x
Low				14.1	x		13.4	x
Average				15.6	x		14.5	x
Average excluding high and low				15.4	x		14.3	x
National Health Realty	NHR	$21.35	$1.68	12.7	x	$1.70	12.6	x

Based on the Price/FFO multiple ranges set forth in the table above, this analysis implied a range for NHR common stock of $23.66 to $30.54 per share for the 2006 FFO multiples and $22.75 to $28.58 per share for the 2007 FFO multiples. However, as the chart above illustrates, NHR historically has traded at a significant discount to the comparable companies, limiting the use of this valuation technique.

Discounted Cash Flow Analysis:  2nd Generation performed a discounted cash flow analysis using projections provided by NHR management for the years 2007-2009. A terminal value was calculated using the perpetuity method. 2nd Generation utilized discount rates of 9.75% to 10.75% and perpetuity growth rates of 1% to 2%. This range was determined by examining the rates of growth of NHR’s projected revenue, net income, and rental revenue through the end of 2009. By the end of the projection period, net revenue growth was projected to be approximately 0.5%, net income was projected to be 2% and rental revenue growth, which is the primary long-term source of revenue of NHR, was projected to be approximately 0.8%. These growth rates suggest that long-term cash flow growth would be in the range of 1-2%. The calculations produced an implied enterprise value; cash was added to this value and long-term debt subtracted to reach an implied equity value. This number was then divided by the number of fully diluted shares to produce an implied per-share value. This value ranged from $17.44 to $21.29.

Dividend Discount Model Analysis.  2nd Generation calculated ranges of implied equity value per share for NHR common stock by performing dividend discount model analysis based on management projections for the calendar years 2006 through 2009 for NHR. The dividend discount model analysis assumed a valuation date of December 31, 2006 and did not take into effect the impact of any synergies as a result of the proposed merger.

A dividend discount model analysis is a traditional method of evaluating a stock by estimating the future dividends of a stock and taking into consideration the time value of money with respect to those future dividends by calculating the “present value” of the estimated future dividends of the stock. “Present value” refers to the current value of one or more future dividends from a stock and is obtained by discounting those future dividends or amounts by a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, expected returns, the capital structure of a company and other appropriate factors. Other financial terms utilized below are “terminal value,” which refers to the value of all future dividends from a stock at a particular point in time.

In arriving at the estimated equity values per NHR common share, 2nd Generation calculated terminal values per NHR common share as of December 31, 2006 by applying a range of perpetual dividend growth rates of 1.0% to 2.0% and a range of discount rates of 9.75% to 10.75%. The dividend per NHR common share for each of the calendar years 2007 through 2009 and the terminal value per NHR share were then discounted to present values using a range of discount rates of 9.75% to 10.75% in order to derive a range of equity values per NHR common share. This analysis assumed the annual payment of the $0.10 special dividend that may or not be paid in the future if NHR continues as a separate publicly-traded entity.

Based on the assumptions set forth above, this analysis implied a range for NHR common stock of $14.67 to $18.45 per share.

Net Asset Value Analysis.  2nd Generation performed a net asset value per share analysis for both NHR and NHC. In order to calculate the aggregate property value of NHR, 2nd Generation valued the properties of NHR by applying market capitalization rates to calendar year 2007 estimated, aggregated same-store NOI. Based on guidance from NHR and taking into consideration current market conditions, the perceived quality of the properties as a whole and publicly available information regarding capitalization rates, 2nd Generation applied capitalization rates of 8.5% to 9.5% to their 23 properties, including 16 licensed skilled nursing facilities, six assisted living facilities, and one independent living facility. The capitalization rates applied were determined by reviewing information regarding capitalization rates of skilled nursing facilities found in equity research reports on healthcare REIT companies and long-term care providers as well as in industry periodicals and other independent research. 2nd Generation then added the estimated value of NHR’s other assets, including cash, marketable securities, and mortgages receivable, and to derive estimates of NHR’s aggregate net asset value, subtracted:

•	debt of NHR as of September 30, 2006 as reported in its public filings;

•	minority interest; and

•	other outstanding liabilities.

The minority interest is the portion of NHR/OP, L.P. that is not owned by NHR. The value of the minority interest must be deducted from the asset value of the company as a whole to arrive at the value to the NHR stockholders. The minority interest amount was determined to be $13,418,000, as reported on the NHR Form 10-Q for the period ending September 30, 2006. 2nd Generation calculated the implied net asset value per share range by dividing the calculated aggregate net asset value by the number of shares of NHR common stock outstanding as of September 30, 2006.

Based on the assumptions set forth above, this analysis implied a range for NHR common stock of $18.81 to $20.99 per share.

Miscellaneous

As a part of its merchant banking business, 2nd Generation and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions; cheap-stock analysis for initial public offerings, option plan expense, warrants, investments for passive and control purposes and valuations for estate, corporate and other purposes.

The NHR special committee selected 2nd Generation to render a fairness opinion to the NHR special committee with respect to the fairness, from a financial point of view, of the merger consideration to be paid by Davis Acquisition Sub LLC in the merger to the NHR stockholders. A prior special committee of the board of directors of NHR had engaged 2nd Generation as its financial advisor to explore strategic alternatives more than two years before its selection by the current NHR special committee. During the prior selection process, the NHR special committee met with representatives of several investment banking firms and negotiated the terms of engagement and fees with such firms. In deciding to engage 2nd Generation in the present representation, the NHR special committee focused on (i) the experience of the prior special committee with 2nd Generation (ii) the reputation of 2nd Generation and its experience in the REIT industry, (iii) the professional experience of each representative that would be assigned to work on the project (iv) the relative costs of 2nd Generation’s services and (v) 2nd Generation’s familiarity with NHR, NHC and certain of their affiliates. Based on those factors, the NHR special committee selected 2nd Generation and did not interview other prospective financial advisors for the present engagement. NHR engaged 2nd Generation to provide financial advisory services to the NHR special committee in connection with the merger, including, among other things, delivering its opinion. Following its engagement, 2nd Generation participated in the determination of the consideration to be paid in the merger through discussions and negotiations relating to the merger and the associated documents and transactions. Pursuant to the terms of the engagement letter, NHR paid 2nd Generation a base fee of $175,000 plus other non-contingent consideration determined based upon a set hourly rate for time incurred, which totaled $10,613. Total fees paid to 2nd Generation were $185,613. While a customary portion of the fee was paid upon announcement of the merger, no portion of 2nd Generation’s fee is contingent upon the completion of the merger. In addition, NHR has agreed to reimburse 2nd Generation for its reasonable expenses incurred in connection with its engagement, including the reasonable fees of its counsel. NHR has agreed to indemnify 2nd Generation for certain liabilities arising out of its engagement, including liabilities under federal securities laws.

2nd Generation has provided financial advisory services from time to time to NHR and NHC. Such past services for NHC have included acting as financial advisor in 2005 concerning the negotiation of certain healthcare facility long-term leases and related operating and management agreements with National Health Investors, Inc. for which 2nd Generation was paid a fee of $28,750. Such past services for NHR have included acting as financial advisor in 2004 to assist in the review of certain unsolicited inquires of interest in acquiring or merging with the Company. 2nd Generation has not, nor have any of its affiliates actively traded the debt and equity securities of NHR or NHC for their own account or for others. 2nd Generation has not had any other material relationships during the past two years with the persons filing the Schedule 13E-3 related to this transaction.

Alternatives to the Merger Considered by NHC and NHR

Each of NHC and NHR considered alternative structures during the negotiation of the merger agreement, but determined that the structure described herein best secured the interests of their respective stockholders.

The NHR board of directors considered the following alternatives to the merger: (1) continuing on as a stand-alone company, which was rejected because of the slow growth rate of NHR and because of the attractiveness of the offer from NHC, (2) merging with an unaffiliated third party in a transaction in which the NHR stockholders would retain control of the combined company, which was rejected because of the decision that such a transaction would not add value comparable to the merger with NHC and would present issues under the Maryland Business Combination Act and (3) a sale to a larger company, which was rejected because of the unsuccessful solicitation of third party interest in prior years, and the heavy concentration of NHR’s leases and mortgages with NHC, which was likely to make NHR an unattractive target.

Effects of Completing the Merger

If the merger is approved and all other conditions to the merger have been satisfied or waived, NHR will merge with and into Davis Acquisition Sub LLC, upon the terms and subject to the conditions set forth in the merger agreement. Upon effectiveness of the merger, the separate corporate existence of NHR shall cease and Davis Acquisition Sub LLC shall continue as the surviving person in the merger and a wholly-owned subsidiary of NHC/OP, L.P., which is a wholly-owned subsidiary of NHC, and shall succeed to and assume all the rights and obligations of NHR. NHR’s Common Stock will be deregistered and NHR will cease its reporting obligations under the Securities Exchange Act.

For United States federal income tax purposes, the parties will treat the merger as if NHR had sold all of its assets (other than the cash used to fund the special dividend immediately prior to the merger) to NHC/OP, L.P. in a taxable sale in exchange for the merger consideration and the assumption of NHR’s liabilities as of the effective time of the merger and then made a liquidating distribution to the stockholders of NHR in exchange for their shares of NHR common stock. The gain recognized by NHR with respect to this taxable sale is expected to be fully offset by a dividends paid deduction resulting from the deemed liquidating distribution.

Approval of the Merger

NHC Proposal

The affirmative vote of the holders of a majority of common stock outstanding and entitled to vote thereon at the NHC special meeting is required to approve the amendment to the NHC certificate of incorporation.

The affirmative vote of the holders of a majority of the outstanding common stock represented and voting is required to approve the issuance of the Preferred Stock and on each other matter to be acted on, including any postponement or adjournment of the NHC special meeting to solicit additional votes.

NHR Proposal

Approval of the merger is conditioned on receiving:

•	the affirmative vote of the holders of a majority of all common stock outstanding and entitled to vote thereon at the NHR special meeting; and

•	the affirmative vote of the holders of a majority of the common stock outstanding and entitled to vote thereon that are not owned by a director or officer of NHR, any affiliate of NHR or NHC.

On each other matter to be acted on at the NHR special meeting, including any postponement or adjournment of the NHR special meeting to solicit additional votes, the approval of a majority of the outstanding common stock present in person or represented by proxy at the NHR special meeting is required to approve such matter.

Interests of NHC and NHR Management in the Merger

Members of the NHC board of directors and members of the NHR board of directors have interests in the merger that are different from, or in addition to, or that may conflict with, the interests they share with you as stockholders of NHC or NHR, as the case may be.

As of September 1, 2007, the following members of management and/or directors of both NHC and NHR were also stockholders of both NHC and NHR:

			Stock	Stock
			Ownership	Ownership
Director/Officer	NHC Position	NHR Position	in NHR	in NHC

Robert G. Adams	President & CEO, Director	President and Director	4.4%	4.7%
Donald K. Daniel	Senior VP & Controller	Senior VP & Controller	1.4%	1.7%
Charlotte A. Swafford	Senior VP & Treasurer	Senior VP & Treasurer	1.5%	1.5%
W. Andrew Adams	Chairman and Director	Chairman and Director	12.8%	11.1%
Dr. J. Paul Abernathy	Director	Director	0.1%	0.2%
Ernest G. Burgess, III	Director	Director	1.6%	1.6%
Richard F. LaRoche, Jr.	Director	Director	3.9%	3.3%

As of September 1, 2007, directors and officers of NHC beneficially owned in the aggregate 4,379,683 shares of NHC common stock, representing 32.5% of the outstanding NHC common stock. As of September 1, 2007, directors and officers of NHR beneficially owned in the aggregate 2,589,293 shares of NHR common stock, representing 24.5% of the outstanding shares. 571,754 units of NHR/OP, L.P. held by W. Andrew Adams are included in the calculation of W. Andrew Adams’ percentage of stock ownership in NHR.

Equity Compensation Plans

On effectiveness of the merger, each NHR stock option will be cancelled and extinguished. For more information regarding the effect of the merger on stock options in NHR common stock, please refer to the section entitled “Description of the Merger Agreement — Treatment of NHR Stock Options”.

Listing of the Preferred Stock

The shares of the Preferred Stock issuable to NHR stockholders pursuant to the merger agreement have been approved for listing on the American Stock Exchange.

Exchange Agent

Prior to the time when the merger becomes effective, Davis Acquisition Sub LLC shall designate a bank or trust company reasonably acceptable to NHR to act as exchange agent for the payment of the merger consideration and special dividend described in the merger agreement.

Dividends and Distributions

NHC.  Under the merger agreement, NHC is permitted to make normal quarterly cash dividends to the holders of its common stock.

NHR.  Under the merger agreement, NHR is permitted to make (i) the dividend, the record date for which was December 29, 2006, in the amount of $0.4325 per share of NHR’s common stock or as is otherwise equal to the dividend that NHR determines is necessary to qualify as a REIT for its taxable year ended December 31, 2006, and (ii) a special dividend payable immediately prior to the consummation of the merger in an amount equal to the dividend that NHR would have declared and paid in the ordinary course of business for the portion of 2007 preceding the effective time of the merger, in order to qualify as a REIT for its 2007 taxable year, if NHR had not entered into the merger agreement.

Material U.S. Federal Income Tax Consequences of the Merger

Assuming that the merger is completed as currently contemplated, we expect that the receipt of cash and shares of the Preferred Stock by stockholders of NHR in exchange for their common stock of NHR pursuant to the merger should be a taxable transaction for U.S. federal income tax purposes. The specific tax consequences of the merger to stockholders of NHR will depend on their own particular situation.

YOU SHOULD READ “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” FOR A MORE COMPLETE DISCUSSION OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. TAX MATTERS ARE COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND UPON THE FACTS OF YOUR PARTICULAR SITUATION. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, WE URGE YOU TO CONSULT WITH YOUR TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU, INCLUDING THE APPLICABILITY OF U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS

Anticipated Accounting Treatment

NHC intends to account for the merger as a purchase transaction under accounting principles generally accepted in the United States. Under the purchase method of accounting, the assets and liabilities of NHR will be recorded, as of the completion of the merger, at their respective fair values and added to those of NHC. These allocations will be based upon valuations that have not yet been finalized. The financial condition and results of operations of NHC after completion of the merger will reflect NHR’s balances and results after completion of the merger but will not be restated retroactively to reflect the historical financial position or results of operations of NHR.

Following the completion of the merger, the earnings of the combined company will reflect purchase accounting adjustments, including the effect of changes in the cost bases for assets and liabilities on depreciation and amortization expense. Long-lived assets will be evaluated for impairment when events or changes in economic circumstances indicate the carrying amount of such assets may not be recoverable. The goodwill, if any, resulting from the merger, which is not subject to amortization, will be reviewed for impairment at least annually. Any future impairments or market value adjustments would reduce the asset carrying values and result in changes to earnings for the combined company.

Dissenters’ Rights

The stockholders of NHC will not be entitled to exercise dissenters’ rights with respect to any matter to be voted upon at the NHC special meeting.

The stockholders of NHR will not be entitled to exercise dissenters’ rights with respect to any matter to be voted upon at the NHR special meeting.

Resale of the Preferred Stock

The Preferred Stock issued in connection with the merger will not be subject to any restrictions on transfer arising under the Securities Act, except for the Preferred Stock held by any former NHR stockholder that is, or is expected to be, an “affiliate” of NHC, as applicable, for purposes of Rule 145 under the Securities Act. Persons that may be deemed to be affiliates of NHC for those purposes generally include individuals or entities that control, are controlled by, or are under common control with, NHC and include the directors of NHC. Preferred Stock issued to an affiliate generally must be sold in compliance with all of the requirements of Rule 145, or pursuant to another exemption from registration under the Securities Act. Rule 145 restricts the sale of Preferred Stock received in the merger by such affiliates of NHC and certain of the family members and related entities.

This joint proxy statement/prospectus does not cover resales of the Preferred Stock received by any person upon completion of the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any resale.

Sources of Funds, Fees and Expenses

The cash portion of the merger consideration, which is $97,824,762, will be funded with Davis Acquisition Sub LLC’s cash and other liquid assets. The non-cash portion of the merger consideration consists of approximately 10,869,418 shares of the Preferred Stock, which have an aggregate liquidation preference of $171,193,334.

The transaction-related fees and expenses, consisting primarily of financial, legal, accounting and tax advisory fees, SEC filing fees and other related charges, will total approximately $3.2 million. This amount includes the following estimated fees and expenses:

Description	Amount to be Paid

SEC filing fee (inclusive of Schedule 13E-3 filing fee)	$8,077
Printing, proxy solicitation and mailing expenses	117,000
Financial, legal, accounting and tax advisory fees and expenses	$2,800,000
Miscellaneous expenses	$271,000
Total	$3,196,077

Davis Acquisition Sub LLC may borrow up to $25.0 million from NHC’s wholly owned insurance subsidiary, with which it is consolidated for financial statement purposes. Such a loan would be unsecured and at an interest rate consistent with the market for similar loans. The terms of such financing have not yet been finalized and, accordingly, the actual terms of such loan, if any, may differ from those described herein. Davis Acquisition Sub LLC may decide to proceed with the closing of the merger without obtaining such loan or additional financing.

RISK FACTORS

In addition to the risks relating to the businesses of NHC, which are incorporated by reference in this joint proxy statement/prospectus from NHC’s annual report on Form 10-K for the year ended December 31, 2006 and NHR’s annual report on Form 10-K for the year ended December 31, 2006 and the other information included or incorporated herein, including the matters addressed in “Forward-Looking Statements,” you should carefully consider the following material risk factors relating to the merger in determining whether or not to vote in favor of the approval of the NHC Proposal or the NHR Proposal, as applicable.

The value of the merger consideration that the holders of NHR common stock will receive in the merger may decline depending on the market value of the NHC common stock.

Pursuant to the merger agreement, each outstanding share of NHR common stock will be converted into the right to receive $9.00 in cash and one share of Preferred Stock. The prices of the NHR common stock and the NHC common stock at the closing of the merger may vary from their prices on the date of this joint proxy statement/prospectus and on the date of the respective special meetings. To the extent the market price of the NHC common stock declines, the value of the Preferred Stock that an NHR stockholder will receive as part of the merger consideration will also decrease since the Preferred Stock is convertible into NHC common stock. The market price of the NHC common stock has in the past, and may in the future, vary based on a number of factors, including general market and economic conditions and changes in its business, operations and prospects. Many of these factors are beyond the control of NHC.

The intended benefits of the merger may not be realized, which could have a negative impact on the market price of the shares of NHC’s common stock and the Preferred Stock following the completion of the merger.

The success of the merger depends, in part, on NHC’s ability to realize the anticipated benefits and cost savings from combining the businesses of NHC and NHR. No assurance can be given that the anticipated expense reductions or other operating synergies will be realized by NHC quickly following the merger or at all or that unanticipated costs will not arise as a result of the merger. If the expected savings are not realized or unexpected costs are incurred, the merger could have a significant dilutive effect on NHC’s per share operating results.

The parties may incur substantial expenses and payments if the merger does not occur.

It is possible that the merger may not be completed. If the merger is not completed, the parties will have incurred substantial expenses. In addition, NHR may incur a termination fee of up to $9,444,000 if the merger agreement is terminated under specified circumstances. Further, the parties also may become obligated to reimburse up to $2,000,000 of the other parties’ expenses if the merger agreement is terminated for certain reasons.

The $9,444,000 termination fee payable by NHR under specified circumstances may discourage third party proposals to acquire NHR that NHR stockholders may otherwise find desirable.

The $9,444,000 termination fee payable by NHR if the merger agreement is terminated under specified circumstances represents approximately 3.5% of the merger consideration based on the liquidation value of the Preferred Stock. This termination fee may discourage third party proposals to acquire NHR that NHR stockholders might otherwise find desirable, to the extent that a potential acquiror would not be willing to assume the termination fee.

The financial advisors’ fairness opinions will not reflect changes in circumstances between the signing of the merger agreement and the closing of the merger.

The merger agreement does not require that the financial advisors’ fairness opinions be updated as a condition to closing the merger, and neither NHC nor NHR currently intends to request that those opinions be updated. As such, the fairness opinions do not reflect any changes in the relative values of NHC or NHR subsequent to the date of the merger agreement. The market price of the NHC common stock and the NHR common stock may vary significantly between the date hereof and the date of the consummation of the merger.

The directors and executive officers of NHR have interests in the completion of the merger that may differ from or conflict with the interests of the stockholders of NHR.

In considering the recommendation of the NHR board of directors and its special committee with respect to the merger, NHR stockholders should be aware that executive officers of NHR and members of the NHR board of directors may have interests in the transactions contemplated by the merger agreement that are different than, or in addition to, the interests of the NHR stockholders generally. The NHR board of directors and its special committee was aware of these interests and considered them, among other matters, in approving the merger agreement and making its recommendation. These interests are summarized below.

Composition of NHC Board Following the Merger

All of the members of the NHR board of directors (other than the members of the NHR special committee) are also directors of NHC, and will continue as directors of NHC following the merger. Mr. Robert Adams, currently the chief executive officer and president of both companies, will continue to serve as chief executive officer and president of NHC following the merger.

Equity-Based Awards

All of the options held by directors of NHR under the equity compensation plans maintained by NHR (less the applicable exercise price) will be exchanged for merger consideration as provided in the merger agreement, regardless of whether such options were vested prior to the consummation of the merger. See “Description of the Merger Agreement — Treatment of NHR Stock Options.”

Indemnification of Directors and Officers; Directors’ and Officers’ Insurance

The merger agreement provides that Davis Acquisition Sub LLC, as the surviving entity, will indemnify and hold harmless each current and former director and officer of NHR for acts and omissions occurring before or as of the effective time of the merger to the full extent permitted by the NHR charter and bylaws prior to the consummation of the merger. The merger agreement further provides that, for a period of at least four years after the effective time of the merger, Davis Acquisition Sub LLC, as the surviving entity, will maintain NHR’s current directors’ and officers’ liability insurance and indemnification policy with respect to events occurring before or as of the effective time of the merger and covering all current or prior directors and officers of NHR currently covered pursuant to such policy. Davis Acquisition Sub LLC, as the surviving entity, may substitute for the existing insurance substantially similar insurance so long as it is on terms no less favorable, taken as a whole. See “Description of the Merger Agreement — Indemnification; Directors’ and Officers’ Insurance.”

For additional information about the directors and the executive officers of NHR and a summary of the NHR common stock beneficially owned by such individuals, see the annual report on Form 10-K for NHR for the year ended December 31, 2006 filed with the SEC on March 16, 2007.

Financial forecasts and projections considered by the parties may not be realized, which may adversely affect the market price of the NHC common stock and the Preferred Stock or the NHR common stock.

Neither NHC nor NHR generally makes, as a matter of course, public forecasts or projections as to future revenues, earnings or other financial statement data, and none of the projections relating to future financial results of NHC or NHR prepared by management and considered by the parties to the transaction were prepared with view to public disclosure or compliance with the published guidelines of the SEC or the American Institute of Certified Public Accountants regarding projections and forecasts. These projections are inherently based on various estimates and assumptions that are subject to the judgment of those preparing them. These projections are also subject to significant economic, competitive, industry and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond the control of NHC or NHR. Accordingly, there can be no assurance that NHC’s or NHR’s financial results will not be significantly higher or lower than those set forth in such projections. Significantly lower financial results could have a material adverse effect on the market price of the NHC common stock, the Preferred Stock or the NHR common stock.

The respective financial advisors to the NHC special committee and the NHR special committee reviewed and relied on, among other things, certain projected financial forecasts, costs savings and operational synergies, and a failure of the combined company to achieve those results could have a material adverse effect on the market price of the NHC common stock and the Preferred Stock.

In performing their financial analyses and rendering their opinions regarding the fairness from a financial point of view of the consideration and exchange ratio in the merger, each of the respective financial advisors to the NHC special committee and the NHR special committee independently reviewed and relied on, among other things, internal financial analyses and forecasts for NHC and NHR available on the date of their respective opinions as separately provided to each financial advisor by NHC or NHR, as the case may be. Included in such internal financial analyses and forecasts were certain pro forma financial analyses and forecasts for the combined company after giving effect to the merger, including certain projected cost savings and operating synergies. Each of the respective financial advisors to the NHC special committee and the NHR special committee also independently assumed that the pro forma financial analyses and forecasts for NHC and the projected cost savings and operational synergies giving effect to the merger would be achieved within certain independently determined time frames. These pro forma financial analyses and forecasts and projected cost savings and operational synergies may not be achieved in full, at all or within projected time frames, and a failure of NHC to realize these pro forma financial analyses and forecasts and projected cost savings and operational synergies could have a material adverse effect on the earnings per share of the combined company, which could in turn have an adverse effect on the market price of the NHC common stock and the Preferred Stock.

Most of the Preferred Stock issued in the merger will be eligible for sale immediately after the merger is completed.

Holders of NHR common stock other than Davis Acquisition Sub LLC, NHC/OP, L.P. or NHC will receive approximately 10,869,418 freely tradable shares of the Preferred Stock upon the consummation of the merger. These freely tradable shares of Preferred Stock will be convertible at any time into approximately 2,629,624 shares of freely tradable NHC common stock. If one or more former holders of NHR common stock sell substantial amounts of the Preferred Stock or the underlying NHC common stock into the public market following the merger, the market price of the Preferred Stock and NHC common stock could decline significantly.

The Preferred Stock to be issued in the merger has never been publicly traded so NHC cannot predict the extent to which a market will develop for the Preferred Stock or how volatile or liquid that market will be or what the effect of its issuance will be on the market for NHC’s common stock.

There is currently no public market for the Preferred Stock, although shares of NHC’s common stock, into which the Preferred Stock will be convertible, are listed on the American Stock Exchange. The market price of the Preferred Stock may fluctuate widely after the merger. The reasons for such fluctuations may include the business community’s perception of the combined company’s prospects and of the industries in which it operates. Differences between the combined company’s actual operating results and those expected by investors and analysts and changes in analysts’ recommendations or projections could also affect the price of the Preferred Stock. Other factors that could potentially cause volatility in the price for the Preferred Stock may include changes in general economic or market conditions and broad market fluctuations. NHC has agreed to use its reasonable best efforts to cause the Preferred Stock issuable in the merger to be approved for listing on the American Stock Exchange, but even if the Preferred Stock is listed on such exchange, NHC cannot guarantee that an active and liquid trading market for the Preferred Stock will develop. In addition,

NHC cannot predict what the effect of the issuance of the Preferred Stock will be on the market for the NHC common stock.

NHC may incur adverse tax consequences if NHR has failed or fails to qualify as a REIT for U.S. federal income tax purposes.

NHR believes it has qualified and will continue to qualify up to the effective time of the merger as a REIT for U.S. federal income tax purposes. However, if NHR has failed or fails to qualify as a REIT and the merger is completed, NHC generally would succeed to or incur significant tax liabilities (including the significant tax liability that would result from the deemed sale of assets by NHR pursuant to the merger). REITs are subject to a range of complex organizational and operational requirements. As a REIT, NHR generally must distribute with respect to each year at least 90% of its REIT taxable income to its stockholders. For any taxable year that NHR fails to qualify as a REIT, it will not be allowed a deduction for dividends paid to its stockholders in computing taxable income and thus would become subject to U.S. federal income tax for each such taxable year as if it were a regular taxable corporation. If NHR failed or fails to qualify as a REIT, the market price of the NHC stock may decline and NHC may need to reduce substantially the amount of distributions to its stockholders because of its increased tax liability.

The price of NHC common stock may fluctuate significantly.

There has been significant volatility in the market prices of securities of health care companies. We believe factors such as legislative and regulatory developments and quarterly variations in financial results could cause the market price of NHC stock to fluctuate substantially. In addition, the stock market has experienced volatility that has particularly affected the market prices for many health care service companies’ securities and that often has been unrelated to the operating performance of such companies. These market fluctuations may adversely affect the price of NHC stock.

Certain provisions in the NHC certificate of incorporation, the NHC bylaws and of Delaware law could deter, delay or prevent a third party from acquiring NHC and that could deprive you of an opportunity to obtain a takeover premium for the NHC common stock and Preferred Stock.

NHC’s certificate of incorporation, NHC’s bylaws and Delaware law contain provisions that could have the effect of making it more difficult for a third party to acquire NHC, or of discouraging a third party from attempting to acquire control of NHC. See “Description of NHC Capital Stock.”

Together NHC’s certificate of incorporation, NHC’s bylaws and certain provisions of Delaware law may discourage transactions that otherwise could provide for the payment of a premium over prevailing market prices for the NHC common stock and could also limit the price that investors may be willing to pay in the future for the NHC common stock.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF NHC

The following tables set forth selected historical consolidated financial information for NHC. The selected historical information is presented as of and for the six months ended June 30, 2007 and 2006 and for the years ended December 31, 2006, 2005, 2004, 2003 and 2002. NHC derived the historical information for the years ended December 31, 2006, 2005, 2004, 2003 and 2002 from its audited consolidated financial statements and the notes thereto. NHC derived the historical information for the six months ended June 30, 2007 and 2006 from its unaudited condensed consolidated financial statements for those periods. In the opinion of NHC management, the unaudited condensed consolidated interim financial statements incorporated by reference herein for the six months ended June 30, 2007 and 2006 have been prepared on a basis consistent with NHC’s audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for these periods. The operating results for the six months ended June 30, 2007 and 2006 are not necessarily indicative of the results that may be expected for the entire fiscal year of NHC or the combined company.

The selected information set forth below should be read in conjunction with NHC’s consolidated financial statements and related footnotes, as well as the disclosure under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in NHC’s annual report on Form 10-K and quarterly reports on Form 10-Q, incorporated into this joint proxy statement/prospectus. The historical results of operations are not necessarily indicative of future results.

	Six Months Ended
	June 30,		Year Ended December 31,
	2007(b)	2006	2006(a)	2005	2004	2003	2002
			(In thousands, except per share data)

Statement of Operations Data:
Net revenues	$296,450	$277,620	$562,958	$542,381	$521,829	$472,864	$458,252
Total costs and expenses	266,442	251,181	508,679	495,691	481,574	439,577	430,806
Income before income taxes	30,008	26,439	54,279	46,690	40,055	33,287	27,446
Income tax provision	11,076	10,656	17,539	18,055	16,083	13,335	11,009
Net income	18,932	15,783	36,740	28,635	23,972	19,952	16,437
Earnings per share:
Basic	$1.51	$1.28	$2.99	$2.34	$2.05	$1.72	$1.43
Diluted	$1.46	$1.22	$2.85	$2.24	$1.95	$1.65	$1.37
Dividends declared per share:
Cash	$0.39	$0.33	$0.690	$0.575	$0.500	$—	$—
Balance Sheet Data (at period end):
Total current assets	$306,596	$268,744	$290,611	$260,579	$227,734	$204,796	$164,611
Total noncurrent assets	187,777	165,733	180,866	150,046	145,383	147,597	140,964
Total assets	494,373	434,477	471,477	410,625	373,117	352,393	305,575
Accrued risk reserves	83,479	77,246	76,471	70,290	62,354	43,953	31,632
Total current liabilities	166,756	155,163	168,548	147,191	128,605	131,809	114,077
Long-term debt, less current portion	10,000	12,457	10,381	13,568	16,025	19,000	26,220
Debt serviced by other parties	—	—	—	—	1,494	1,727	1,952
Other noncurrent liabilities	52,980	47,544	43,406	45,622	43,771	48,018	42,435
Minority interests in consolidated subsidiaries	—	—	—	1,185	874	812	750
Shareholders’ equity	264,637	217,943	249,142	203,059	182,348	151,027	120,141

(a)	Effective January 1, 2006, NHC adopted Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share Based Payment”.

(b)	Effective January 1, 2007, NHC adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Tax — an interpretation of FASB Statement No. 109”.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF NHR

The following tables set forth selected historical consolidated financial information for NHR. The selected historical information is presented as of and for the six months ended June 30, 2007 and 2006 and the years ended December 31, 2006, 2005, 2004, 2003 and 2002. NHR derived the historical information for the years ended December 31, 2006, 2005, 2004, 2003, and 2002 from its audited consolidated financial statements and the notes thereto. NHR derived the historical information for the six months ended June 30, 2007 and 2006 from its unaudited condensed consolidated financial statements for those periods. In the opinion of NHR management, the unaudited condensed consolidated interim financial statements incorporated by reference herein for the six months ended June 30, 2007 and 2006 have been prepared on a basis consistent with NHR’s audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for these periods. The operating results for the six months ended June 30, 2007 and 2006 are not necessarily indicative of the results that may be expected for the entire fiscal year of NHR or the combined company.

The selected information set forth below should be read in conjunction with NHR’s consolidated financial statements and related footnotes, as well as the disclosure under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in NHR’s annual report on Form 10-K and quarterly reports on Form 10-Q, incorporated into this joint proxy statement/prospectus. The historical results of operations are not necessarily indicative of future results.

	Six Months Ended
	June 30,		Year Ended December 31,
	2007	2006	2006	2005	2004	2003		2002
			(In thousands, except share and per share data)

Net revenues	$10,096	$10,143	$20,137	$19,772	$20,191	$24,508		$24,549
Expenses	3,935	3,686	7,080	7,688	7,782	11,612		15,199
Net income	5,891	6,036	12,407	11,277	11,435	11,845		8,498
Net income per share:
Basic	$.59	$.61	$1.25	$1.14	$1.19	$1.24		$0.89
Diluted	$.59	$.61	$1.25	$1.14	$1.16	$1.21		$0.87
Mortgages and other notes receivable	12,216	12,848	12,541	13,207	13,553	44,595	(a)	65,562	(a)
Real estate properties, net	106,682	112,208	109,363	115,054	120,926	126,931		138,963
Total assets	137,075	140,485	140,305	142,755	150,032	182,878		214,941
Long term debt	7,900	9,600	8,750	10,450	16,150	47,820	(a)	79,488	(a)
Total liabilities	12,413	14,906	14,621	16,840	22,146	54,462		85,980
Minority interests in consolidated subsidiaries	13,208	13,453	13,299	13,525	13,888	14,174		14,485
Total stockholders’ equity	111,454	112,126	112,385	112,390	113,998	114,242		114,476
Common shares outstanding	9,956,864	9,944,463	9,951,864	9,939,463	9,699,108	9,590,588		9,570,323
Weighted average common shares:
Basic	9,954,074	9,941,341	9,942,803	9,853,490	9,594,852	9,575,546		9,570,323
Diluted	9,970,050	9,946,697	9,950,022	9,881,484	9,822,823	9,757,238		9,770,730
Common dividends declared per share	$0.6650	$0.6650	$1.43	$1.43	$1.41	$1.49		$1.33

(a)	Approximately $21,982,000 and $30,384,000 of 10.25% notes receivable were prepaid to NHR in November 2003 and February 2004, respectively. NHR used the proceeds of the prepayments to pay down its long-term debt.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated statements of income for the six months ended June 30, 2007 and the year ended December 31, 2006, assume the business combination between NHC and NHR occurred on January 1, 2006. The unaudited pro forma condensed consolidated balance sheet as of June 30, 2007 assumes the merger had occurred on June 30, 2007.

The transactions will be accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations (SFAS No. 141). As a result, the purchase price, including related costs, will be allocated based on the estimated fair values of the assets acquired and liabilities assumed at the time of acquisition.

The allocation of the purchase price to NHR’s assets, including intangible assets, and liabilities are only preliminary allocations based on estimates of fair values and will change when actual fair values are determined. Among the provisions of SFAS 141, criteria have been established for determining whether intangible assets should be recognized separately from goodwill.

The unaudited pro forma condensed financial information is presented for illustrative purposes only and is not necessarily indicative of the financial condition or results of operations of future periods or the financial condition or results of operations that actually would have been realized had the entities been a single entity during these periods. The unaudited proforma condensed financial information should be read together with the historical financial statements and related notes of NHC and NHR contained in the annual and quarterly reports and other information that each have filed with the SEC and that are incorporated by reference into this Joint Proxy Statement/Prospectus.

National HealthCare Corporation and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Income Statement
Six Months Ended June 30, 2007
(in thousands, except share and per share amounts)

	Historical		Pro Forma Adjustments				Pro Forma
	NHC	NHR	Debit		Credit		Consolidated

Revenues:
Net patient revenue	$267,511	$—	—		—		$267,511
Other revenue	28,939	447	$250	(b)			26,285
			242	(d)
			2,609	(f)
Rental income	—	9,052	5,657	(a)			3,395
Mortgage interest income	—	1,044					1,044

Net revenue	296,450	10,543	8,758		—		298,235
Costs and expenses:
Salaries, wages and benefits	160,713	—	—		—		160,713
Other operating expenses	82,761	983			$250	(b)	83,082
					412	(c)
Recovery of note receivable	(6,195)	—					(6,195)
Rent	21,009	—			5,657	(a)	15,352
Depreciation and amortization	7,584	2,681	152	(e)	—		10,417
Interest	570	271			—		841

Total cost and expenses	266,442	3,935	152		6,319		264,210
Income before income taxes and minority interest	30,008	6,608	8,910		6,319		34,025
Minority interest		(717)			717	(g)	—
Income tax provision	11,076	—	1,606	(i)			12,682

Net income	18,932	5,891	10,516		7,036		21,343
Dividends to preferred stockholders	—	—	4,329	(h)			(4,329)

Net income available to common stockholders	$18,932	$5,891	$14,845		$7,036		$17,014

Earnings Per Common Share
Basic	$1.51	$0.59					$1.36
Diluted	$1.46	$0.59					$1.31
Weighted Average Common Shares Outstanding
Basic	12,532,200	9,954,074					12,532,200
Diluted	12,993,625	9,970,500					12,993,625

Note:	Pro forma diluted weighted average common shares excludes 2,616,227 preferred stock potential common shares issuable upon the conversion of the preferred stock due to their antidilutive impact.

See Notes to Unaudited Pro Forma Condensed Consolidated Income Statement

National HealthCare Corporation and Subsidiaries

Notes to Unaudited Pro Forma Condensed Consolidated Income Statement
Six Months Ended June 30, 2007

(a)	To eliminate NHR rent charged to NHC.

(b)	To eliminate NHR advisory revenue and expense.

(c)	To eliminate NHR merger related transactional expenses reflected in the historical financial statements.

(d)	To eliminate dividend income of $242,000 on 363,200 shares of NHR common stock owned by NHC.

(e)	To record additional depreciation on NHR assets after merger due to adjustment to estimated fair value. Depreciation on newly acquired assets (consisting only of real property) is calculated assuming an average life of 30 years.

(f)	To reduce interest and investment income earned on cash, restricted cash and marketable securities due to the use of NHC’s cash in the merger ($98.4 million historically earning an average of 5.3%). The proforma adjustment assumes that NHC will borrow up to $25.0 million from its wholly owned insurance company subsidiary. As of June 30, 2007, these funds are included in restricted cash.

(g)	To eliminate minority interest attributable to NHR by conversion of NHR/OP, L.P. partnership units into 1,215,754 shares of NHR common stock.

(h)	To record cumulative dividends payable to holders of preferred stock at $0.80 per annum assuming 10,822,893 shares issued.

(i)	To record additional income tax due to the incremental increase in taxable income after the merger based on NHC’s historical income tax rate of 40%.

National HealthCare Corporation and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Income Statement
Year Ended December 31, 2006
(in thousands, except share and per share amounts)

	Historical		Pro Forma Adjustments				Pro Forma
	NHC	NHR	Debit		Credit		Consolidated

Revenues:
Net patient revenue	$501,705	$—	—		—		$501,705
Other revenue	61,253	862	$524	(b)			55,854
			519	(d)
			5,218	(f)
Rental income	—	17,995	11,382	(a)			6,613
Mortgage interest income	—	2,142					2,142

Net revenue	562,958	20,999	17,643		—		566,314
Costs and expenses:
Salaries, wages and benefits	302,862	—	—		—		302,862
Other operating expenses	157,664	785			524	(b)	157,378
					547	(c)
Recovery of note receivable	(7,309)	—					(7,309)
Rent	40,310	—			11,382	(a)	28,928
Depreciation and amortization	14,172	5,691	1,574	(e)	—		21,437
Interest	980	604			—		1,584

Total cost and expenses	508,679	7,080	1,574		12,453		504,880
Income before income taxes and minority interest	54,279	13,919	19,217		12,453		61,434
Minority interest		(1,512)			1,512	(g)	—
Income tax provision	17,539	—	2,862	(i)			20,401

Net income	36,740	12,407	22,079		13,965		41,033
Dividends to preferred stockholders	—	—	8,647	(h)			(8,647)

Net income available to common stockholders	$36,740	$12,407	$30,726		$13,965		$32,386

Earnings Per Common Share
Basic	$2.99	$1.25					$2.63
Diluted	$2.85	$1.25					$2.51
Weighted Average Common Shares Outstanding
Basic	12,294,730	9,942,803					12,294,730
Diluted	12,886,171	9,950,022					12,886,171

Note:	Pro forma diluted weighted average common shares excludes 2,616,227 preferred stock potential common shares issuable upon the conversion of the preferred stock due to their antidilutive impact.

See Notes to Unaudited Pro Forma Condensed Consolidated Income Statement

National HealthCare Corporation and Subsidiaries

Notes to Unaudited Pro Forma Condensed Consolidated Income Statement
Year Ended December 31, 2006

(a)	To eliminate NHR rent charged to NHC.

(b)	To eliminate NHR advisory revenue and expense.

(c)	To eliminate NHR merger related transactional expenses reflected in the historical financial statements.

(d)	To eliminate dividend income of $519,000 on 363,200 shares of NHR common stock owned by NHC.

(e)	To record additional depreciation on NHR assets after merger due to adjustment to fair value. Depreciation on newly acquired assets (consisting only of real property) is calculated assuming an average life of 30 years.

(f)	To reduce interest and investment income earned on cash, restricted cash and marketable securities due to the use of NHC’s cash in the merger ($98.4 million historically earning an average of 5.3%). The pro forma adjustment assumes that NHC will borrow up to $25.0 million from its wholly owned insurance company subsidiary. As of December 31, 2006, these funds are included in restricted cash.

(g)	To eliminate minority interest attributable to NHR by conversions of NHR/OP, LP partnership units into 1,215,754 shares of NHR common stock.

(h)	To record cumulative dividends payable to holders of preferred stock at $0.80 per share per annum assuming 10,822,893 shares issued.

(i)	To record additional income tax due to the incremental increase in taxable income after the merger based on NHC’s historical tax rate of 40%.

National HealthCare Corporation and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Balance Sheet
June 30, 2007
(in thousands, except share and per share amounts)

	Historical
	National	National	Pro Forma
	HealthCare	Health Realty	Adjustments				Pro Forma
	Corporation	Inc.	Debit		Credit		Consolidated
Assets:
Current Assets:
Cash and cash equivalents:	$67,702	$10,695	$17,000	(b)	$73,406	(c)	$21,991
Restricted cash	103,120	—			25,000	(c)	78,120
Marketable securities	67,969	7,137			8,557	(a)	49,549
					17,000	(b)

Restricted marketable securities	1,299	—					1,299
Accounts receivable, less allowance for doubtful amounts	57,970	—					57,970
Notes and mortgages receivable	189	—					189
Other current assets	8,347	214					8,561

	306,596	18,046	17,000		123,963		217,679

Property, Equipment &Intangibles, net	127,062	106,682	3,045	(a)	124,662	(d)	372,878
			260,751	(c)

Other Assets:
Notes and mortgages receivable	19,941	12,216	8,172	(c)			40,329
Other	40,774	131	2,205	(a)			43,110

	60,715	12,347	10,377		—		83,439

TOTAL ASSETS	$494,373	$137,075	$291,173		$248,625		$673,996

Liabilities and Stockholders’ Equity:
Current liabilities:
Accrued risk reserves	$83,479	$—					$83,479
Other current liabilities	83,277	4,513					87,790

	166,756	4,513	—		—		171,269

Long-term debt, less current portion	10,000	7,900					17,900
Other noncurrent liabilities	20,008	—					20,008
Deferred lease credit	5,452	—					5,452
Deferred revenue	27,520						27,520
Minority interest in consolidated subsidiaries	—	13,208	13,208	(d)			—
Stockholders’ Equity:
Preferred stock	—	—			170,517	(c)	170,517
Common stock	96,126	138,881	138,881	(d)			96,126
Retained earnings	144,625						144,625
Cumulative net income		95,216	95,216	(d)			—
Cumulative dividends		(126,297)			126,297	(d)
Unrealized gains on marketable securities	23,886	3,654	3,307	(a)			20,579
			3,654	(d)

Total shareholder’s equity	264,637	111,454	241,058		296,814		431,847

Total liabilities and stockholders’ equity	$494,373	$137,075	$254,266		$296,814		$673,996

See Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

National HealthCare Corporation and Subsidiaries

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet
June 30, 2007

(a)	To eliminate NHC’s investment in 363,200 shares of NHR common stock, which shares are to be canceled upon the merger including the unrealized appreciation of $5,512,000.

(b)	To account for the sale of securities expected to partially fund the merger.

(c)	To record the acquisition by NHC of the property, equipment, notes and mortgage notes receivable and liabilities of NHR. Consideration given includes cash ($9.00 for each outstanding share of the common stock of NHR) and the issuance by NHC of convertible preferred stock ($15.75 per share of the common stock of NHR). The preferred stock is convertible into 0.24204 shares of NHC common stock. Transaction costs are estimated at $1 million and are included in this adjustment. Such costs will be capitalized as part of the purchase price. The portion of the purchase price to be allocated to intangibles, if any, has not been finalized.

(d)	To remove NHR’s historical equity and minority interest. The merger will result in NHC acquiring 100% of the NHR common stock.

COMPARATIVE SHARE DATA

The historical per share earnings, dividends, and book value of NHC and NHR shown in the table below are derived from their audited consolidated financial statements as of and for the year ended December 31, 2006 and their unaudited financial statements for the six months ended June 30, 2007. The pro forma comparative per share data for NHC common stock and NHR common stock give effect to the merger using the purchase method of accounting as if the merger had been completed on January 1, 2006. The pro forma book value per share information was computed as if the merger had been completed on June 30, 2007 and on December 31, 2006. You should read this information in conjunction with the historical financial information of NHC and of NHR included or incorporated elsewhere in this joint proxy statement/prospectus, including NHC’s and NHR’s financial statements and related notes. The per share pro forma information for the six months ended June 30, 2007 assumes that (x) 10,826,470 shares of NHR common stock are converted into the right to receive cash consideration of $9.00 per share and (y) 10,826,470 shares of Preferred Stock which are converted into NHC common stock of the exchange ratio. The per share pro forma information for the year ended December 31, 2006 assumes that (x) 10,822,893 shares of NHR common stock are converted into the right to receive cash consideration of $9.00 per share and (y) 10,822,893 shares of Preferred Stock which are converted into NHC common stock at the exchange ratio. The pro forma data is not necessarily indicative of actual results had the merger occurred during the periods indicated. The pro forma data is not necessarily indicative of future operations of the combined entity.

	Six Months
	Ended	Year Ended
	June 30,	December 31,
	2007	2006

Earnings per share: Basic
NHC historical	$1.51	$2.99
NHR historical	0.59	1.25
Pro forma combined	1.36	2.63
Equivalent pro forma for one share of NHC common stock(1)	0.33	0.64
Earnings per share: Diluted
NHC historical	$1.46	$2.85
NHR historical	0.59	1.25
Pro forma combined	1.31	2.51
Equivalent pro forma for one share of NHC common stock(1)	0.32	0.61
Cash dividends declared per share
NHC historical	$0.39	$0.69
NHR historical	0.6650	1.43
Pro forma combined common and preferred dividends(2)	0.79	1.49
Equivalent pro forma for one share of NHC common stock(2)	0.48	0.86
Book value per share (at period end)
NHC historical	$21.11	$19.90
NHR historical	11.19	11.29
Pro forma combined	34.44	33.24
Equivalent pro forma for one share of NHC common stock(1)	28.49	27.50

(1)	The NHC equivalent pro forma information shows the effect of the merger from the perspective of an owner of NHC common stock. The NHR equivalent was calculated by using an assumed exchange ratio of 0.24204 shares of NHC common stock for each share of Preferred Stock.

(2)	Assumes no change in NHC’s cash dividends per share of common stock. In addition, assumes that NHC will pay a dividend of $0.80 per share of Preferred Stock.

NHC RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth NHC’s consolidated ratio of earnings to fixed charges and preferred stock dividends for the period indicated:

	Six Months
	Ended
	June 30,				Year Ended December 31
	2007		2006		2006		2005		2004		2003		2002

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	4.5	x	3.9	x	4.0	x	3.7	x	3.4	x	2.9	x	2.4	x

	Six Months
	Ended
	June 30,
	2007		Year Ended December 31, 2006

Pro Forma Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	6.0	x	5.5	x

NHC’s consolidated ratio of earnings to fixed charges and preferred stock dividends was computed by dividing earnings in the applicable period by fixed charges for such period. For the purpose of these calculations, NHC’s earnings consist of pre-tax income before minority interests or income from equity investees, plus fixed charges, amortization of capitalized interest, and the distributed income of equity investees, less interest capitalized. NHC’s fixed charges consist of interest expensed, interest capitalized and an estimate of interest within rental expense. NHC had no outstanding preferred stock and neither declared nor paid dividends on preferred stock during the periods indicated.

NHR RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth NHR’s consolidated ratio of earnings to fixed charges for the periods indicated:

	Six Months Ended
	June 30				Year Ended December 31
	2007		2006		2006		2005

Ratio of Earnings to Fixed Charges	25.4	x	23.8	x	24.3	x	18.5	x

NHR’s consolidated ratio of earnings to fixed charges was computed by dividing earnings in the applicable period by fixed charges for such period. For the purpose of these calculations, NHR’s earnings consist of pre-tax income before minority interests or income from equity investees, plus fixed charges and distributed income of equity investees. NHR’s fixed charges consist of interest expensed. NHR had no outstanding preferred stock and neither declared nor paid dividends on preferred stock during the periods indicated.

MARKET PRICE AND DIVIDEND INFORMATION

NHC common stock and NHR common stock are listed on the American Stock Exchange. The following table sets forth for the periods indicated the high and low per share sale prices of NHC’s common stock and NHR’s common stock, and the cash dividends declared during each period.

	NHC			NHR
	High	Low	Dividend	High	Low	Dividend

2005
First Quarter	$37.61	$30.00	$0.125	$21.00	$17.66	$0.3325
Second Quarter	$36.49	$30.51	$0.150	$20.10	$18.20	$0.3325
Third Quarter	$36.95	$33.62	$0.150	$20.23	$18.45	$0.3325
Fourth Quarter	$38.95	$33.83	$0.150	$20.98	$18.00	$0.4325
2006
First Quarter	$42.58	$36.50	$0.150	$20.95	$18.30	$0.3325
Second Quarter	$47.75	$38.26	$0.180	$19.99	$16.80	$0.3325
Third Quarter	$55.81	$39.22	$0.180	$20.41	$18.42	$0.3325
Fourth Quarter	$59.00	$49.84	$0.180	$25.30	$19.29	$0.4325
2007
First Quarter (through March 31, 2007)	$57.50	$50.02	$0.180	$24.26	$23.21	$0.3325
Second Quarter (through June 30, 2007)	$54.75	$49.82	$0.21	$24.10	$23.32	$0.3325
Third Quarter (through September 10, 2007)	$54.59	$48.73	$0.21	$23.97	$21.80	$0.3325

On December 20, 2006, the last full trading day prior to the public announcement of the proposed merger, the closing price per share of NHC common stock quoted on the American Stock Exchange was $56.10 and the closing price per share of NHR’s common stock reported on the American Stock Exchange was $21.29. On September 10, 2007, the most recent practicable date prior to the printing of this document, the closing price per share of NHC common stock reported on the American Stock Exchange was $51.04 and the closing price per share of NHR common stock reported on the American Stock Exchange was $23.02.

NHR stockholders are encouraged to obtain current market quotations for NHC common stock prior to making any decision with respect to the merger. No assurance can be given concerning the market price for NHC common stock before or after the date on which the merger is consummated. The market price for NHC common stock will fluctuate between the date of this joint proxy statement/prospectus and the date on which the merger is consummated and thereafter.

FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus contains “forward-looking statements” as that term is defined by the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this joint proxy statement/prospectus, and they also may be incorporated by reference into this joint proxy statement/prospectus. These statements may include statements regarding the period following the completion of the merger and the transactions contemplated by the merger agreement.

All statements regarding expected operational efficiencies, costs savings and other benefits arising from the merger, the ability to execute the merger in the estimated timeframe, if at all, the anticipated value of the Preferred Stock or NHC’s common stock, expected future financial position, results of operations or cash flows, continued performance improvements as a merged company, expected governance of NHC upon completion of the merger, the anticipated tax effects of the merger, the possibility that the merger agreement’s termination fee may discourage competing third party proposals to acquire NHR and similar statements including, without limitations, those containing words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “should” and other similar expressions are forward-looking statements.

Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions. The future results and stockholder values of NHC and NHR, and of the combined company, may differ materially from those expressed in these forward-looking statements. Many of the factors that could influence or determine actual results are unpredictable and not within the control of NHC or NHR. In addition, neither NHC nor NHR intends to update these forward-looking statements after this joint proxy statement/prospectus is distributed except as required by applicable SEC laws and regulations.

Factors that may cause actual results to differ materially from those contemplated by forward-looking statements include, among others, those disclosed in the section entitled “Risk Factors” and in other reports filed by NHC and NHR with the SEC and incorporated by reference in this joint proxy statement/prospectus, as well as the following risks relating to the merger:

•	the value of the merger consideration that the holders of NHR common stock will receive in the merger may decline depending on the market value of the NHC common stock;

•	the failure to realize the intended benefits of the merger, which could have a negative impact on the market price of the shares of NHC’s common stock and the Preferred Stock following the completion of the merger;

•	NHC and NHR may incur substantial expenses and payments if the merger does not occur;

•	the termination fee payable by NHR under specified circumstances may discourage third party proposals to acquire NHR that NHR stockholders may otherwise find desirable;

•	the financial advisors’ fairness opinions will not reflect changes in circumstances between signing the merger agreement and the closing of the merger;

•	the directors and executive officers of NHR have interests in the completion of the merger that may differ from or conflict with the interests of the stockholders of NHR;

•	financial forecasts and projections considered by the parties may not be realized, which may adversely affect the market price of the NHC common stock and the Preferred Stock or the NHR common stock;

•	the respective financial advisors to the NHC special committee and the NHR special committee reviewed and relied on, among other things, certain projected financial forecasts and costs savings and operational synergies, and a failure of the combined company to achieve those results could have a material adverse effect on the market price of the NHC common stock and the Preferred Stock;

•	most of the Preferred Stock issued in the merger will be eligible for sale immediately after the merger is completed;

•	the Preferred Stock to be issued in the merger has never been publicly traded so NHC cannot predict the extent to which a market will develop for the Preferred Stock or how volatile or liquid that market will be or what the effect of its issuance will be on the market for NHC’s common stock;

•	NHC may incur adverse tax consequences if NHR has failed or fails to qualify as a REIT for U.S. federal income tax purposes;

•	the price of NHC common stock may fluctuate significantly; and

•	certain provisions in the NHC certificate of incorporation, the NHC bylaws and of Delaware law could deter, delay or prevent a third party from acquiring NHC and that could deprive you of an opportunity to obtain a takeover premium for NHC common stock and the Preferred Stock.

THE NHC SPECIAL MEETING

NHC is furnishing this joint proxy statement/prospectus and the accompanying Notice of special meeting and proxy card to NHC stockholders as part of the solicitation of proxies by the NHC board of directors for use at the NHC special meeting.

Date, Time and Place of NHC Special Meeting

NHC will hold the NHC special meeting on October 25, 2007, at 4:30 p.m., Central time, at the principal executive offices of NHC located at 100 Vine Street, Suite 1400, Murfreesboro, Tennessee 37130.

Purpose of the NHC Special Meeting

At the NHC special meeting, holders of record of NHC common stock will be asked (1) to consider and vote upon a proposal to adopt an amendment to the certificate of incorporation of NHC (i) to increase the maximum number of shares of undesignated preferred stock having a par value of $.01 per share from 10,000,000 shares to 25,000,000 shares, (2) to consider and vote upon a proposal to approve the issuance of Series A convertible preferred stock, having a par value of $.01 per share, pursuant to the merger agreement, (3) to approve the postponement or adjournment of the NHC special meeting for the solicitation of additional votes, if necessary, and (4) to transact any other business as may properly come before the NHC special meeting or any adjournment or postponement of the NHC special meeting.

The board of directors of NHC has determined that the NHC Proposal is advisable and in the best interest of the holders of NHC common stock. The board of directors of NHC recommends that you vote “FOR” the approval and adoption of the NHC Proposal.

Record Date

Only holders of record of NHC common stock at the close of business on , the NHC record date, are entitled to notice of and to vote at the NHC special meeting. On the NHC record date, September 14, 2007, approximately 12,538,327 shares of NHC common stock were issued and outstanding and held by approximately 2,421 holders of record.

Quorum and Adjournments

A quorum is required to be present in order to conduct business at the NHC special meeting. A quorum will be present if a majority of the shares entitled to vote are present, in person or by proxy. Proxies properly executed and marked with a positive vote, a negative vote or an abstention, as well as broker non-votes, will be considered to be present at the NHC special meeting for purposes of determining whether a quorum is present for the transaction of all business at the NHC special meeting. A broker non-vote occurs when a broker’s customer does not provide the broker with voting instructions on non-routine matters for shares owned by the customer but held in the name of the broker. For such matters, the broker cannot vote either way and reports the number of such shares as “non-votes.”

The NHC stockholders will also be asked to consider a proposal to adjourn or postpone the meeting for the solicitation of additional votes, if necessary. Any such adjournment will only be permitted if a quorum exists and if such adjournment is approved by the holders of shares representing a majority of the votes present in person or by proxy at the meeting. Abstentions and broker non-votes will not be counted for the purposes of the adjournment vote.

Vote Required

Holders of record of NHC common stock on the NHC record date are entitled to one vote per share. The matters to be considered at the NHC special meeting require the following vote for approval:

•	the affirmative vote of the holders a majority of common shares outstanding and entitled to vote thereon at the NHC special meeting is required to approve the amendment of the NHC certificate of incorporation;

•	the affirmative vote of the holders of a majority of the outstanding common shares represented and voting is required to approve the issuance of shares of the Preferred Stock pursuant to the merger;

•	on each other matter to be acted on, including any postponement or adjournment of the NHC special meeting to solicit additional votes, the affirmative vote of a majority of the outstanding common shares represented and voting at the NHC special meeting is required to approve such matter.

Voting Agreements

On December 20, 2006, James Paul Abernathy, Robert G. Adams, W. Andrew Adams, Ernest G. Burgess, III, James R. Jobe, Richard F. LaRoche, Jr., and Joseph M. Swanson, each of whom is a director of NHR, solely in their respective capacities as stockholders of NHR, and James Paul Abernathy, Robert G. Adams, W. Andrew Adams, Ernest G. Burgess, III, Emil E. Hassan, Richard F. LaRoche, Jr., and Lawrence C. Tucker, each of whom is a director of NHC, solely in their respective capacities as stockholders of NHC, have entered into a voting agreement with NHC and NHR. Pursuant to the Voting Agreement, each of the directors of NHC has agreed to vote his shares in favor of the NHC Proposal. The voting agreement terminates upon the earliest of the termination of the merger agreement, the effectiveness of the merger or the termination of the voting agreement pursuant to the joint written notice of NHR and NHC.

Voting of Proxies

All shares represented by properly executed proxies received in time for the NHC special meeting will be voted at the NHC special meeting in the manner specified by the stockholders giving those proxies. Properly executed proxies that do not contain voting instructions will be voted “FOR” the NHC Proposal and all other proposals to be voted on at the NHC special meeting.

With respect to the NHC Proposal if you are an NHC stockholder, if you do not provide your broker with instructions on how to vote your street name shares, your broker will not be permitted to vote them. With respect to all other matters to be approved at the special meetings, if the broker has indicated on the proxy that it does not have discretionary authority to vote such street name shares, your broker will not be permitted to vote them. Either of these situations results in a “broker non-vote.”

A “broker non-vote” with respect to the NHC special meeting will not be considered as present and entitled to vote with respect to any matter presented at the NHC special meeting, but will be counted for purposes of establishing a quorum. A broker non-vote with respect to the amendment to the NHC certificate of incorporation will have the effect of a vote “AGAINST” such matter. With respect to all other matters to be voted on at the NHC special meeting, a broker non-vote will have no effect on the outcome of such matter.

All stockholders should, therefore, provide their broker with instructions on how to vote their shares or arrange to attend the NHC special meeting and vote their shares in person to avoid a broker non-vote. Stockholders are urged to utilize telephone or Internet voting if their broker has provided them with the opportunity to do so. See the relevant voting instruction form for instructions. If a stockholder’s broker holds its shares and such stockholder attends the NHC special meeting in person, such stockholder should please bring a letter from its broker identifying it as the beneficial owner of the shares and authorizing it to vote your shares at the meeting.

NHC does not expect that any matters other than those discussed above will be brought before the NHC special meeting. If, however, other matters are properly presented at the NHC special meeting, the individuals named as proxies will vote on such matters in their discretion.

Revocability of Proxies

Submitting a proxy on the enclosed form does not preclude an NHC stockholder from voting in person at the NHC special meeting. An NHC stockholder may revoke a proxy at any time before it is voted by filing with NHC a duly executed revocation of proxy, by submitting a duly executed proxy to NHC with a later date, or by appearing at the NHC special meeting and voting in person. NHC stockholders may revoke a proxy by any of these methods, regardless of the method used to deliver a stockholder’s previous proxy. Attendance at the NHC special meeting without voting will not itself revoke a proxy.

Solicitation of Proxies

Davis Acquisition Sub LLC has agreed to pay all of (i) the costs and expenses incurred in connection with the filing, printing and mailing of this registration statement and joint proxy statement/prospectus (including SEC filing fees) and (ii) the filing fees for the premerger notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and those incurred in connection with any other applicable competition, merger control, antitrust or similar law or regulation.

Dissenters’ Rights

The stockholders of NHC will not be entitled to exercise dissenters’ rights with respect to any matter to be voted upon at the NHC special meeting.

THE NHR SPECIAL MEETING

NHR is furnishing this joint proxy statement/prospectus and the accompanying Notice of special meeting and proxy card to NHR stockholders as part of the solicitation of proxies by the NHR board of directors for use at the NHR special meeting.

Date, Time and Place of the NHR Special Meeting

The NHR special meeting will be held on October 25, 2007, at 4:00 p.m., Central time, at the principal executive offices of NHR located at 100 Vine Street, Suite 1402, Murfreesboro, Tennessee 37130.

Purpose of the NHR Special Meeting

At the NHR special meeting, holders of record of NHR common stock will be asked (1) to consider and vote upon the NHR proposal, which is to approve the merger of NHR with and into Davis Acquisition Sub LLC, an indirect wholly-owned subsidiary of NHC, in accordance with the terms of the merger agreement, (2) to approve the postponement or adjournment of the NHR special meeting for the solicitation of additional votes, if necessary, and (3) to transact any other business as may properly come before the NHR special meeting or any adjournment or postponement of the NHR special meeting.

The board of directors of NHR, after giving consideration to the recommendation of the special committee to the board, has determined that the NHR Proposal is advisable and in the best interest of the holders of NHR common stock. The board of directors of NHR recommends that you vote “FOR” the approval and adoption of the NHR Proposal.

Record Date

Only holders of record of NHR common stock at the close of business on September 14, 2007, the NHR record date, are entitled to notice of and to vote at the NHR special meeting. On the NHR record date, approximately 9,956,864 NHR common shares were issued and outstanding and held by approximately 1,364 holders of record.

Quorum

Abstentions will be counted as shares that are present and entitled to vote for purposes of determining the number of shares that are present and entitled to vote with respect to any particular matter but will not be counted as votes in favor of such matter.

Vote Required

Holders of record of NHR common stock on the NHR record date are entitled to one vote per share. The following level of approval is required by the stockholders of NHR in order to approve the merger:

•	the affirmative vote of the holders of a majority of all common stock outstanding and entitled to vote thereon at the NHR special meeting; and

•	the affirmative vote of the holders of a majority of the common stock outstanding and entitled to vote thereon that are not owned by an affiliate of NHR, including any director or officer of NHR or NHC, or any of their affiliates.

Because the required vote on the merger is based on the number of shares of NHR common stock outstanding rather than on the number of votes cast, failure to vote your shares of NHR common stock (including as a result of broker non-votes) and abstentions will have the same effect as voting “AGAINST” approval of the merger. A proposal to approve any adjournments of the NHR special meeting for the purpose of soliciting additional proxies requires the affirmative vote of holders of at least a majority of shares of NHR common stock who are present in person or represented by proxy at the NHR special meeting. Abstentions and broker non-votes will not have any effect on a vote on adjournment of the NHR special meeting.

Voting Agreements

On December 20, 2006, James Paul Abernathy, Robert G. Adams, W. Andrew Adams, Ernest G. Burgess, III, James R. Jobe, Richard F. LaRoche, Jr., and Joseph M. Swanson, each of whom is a director of NHR, solely in their respective capacities as stockholders of NHR, and James Paul Abernathy, Robert G. Adams, W. Andrew Adams, Ernest G. Burgess, III, Emil E. Hassan, Richard F. LaRoche, Jr., and Lawrence C. Tucker, each of whom is a director of NHC, solely in their respective capacities as stockholders of NHC, entered into a voting agreement with NHC and NHR. Pursuant to the voting agreement, each of the directors of NHR has agreed to vote his shares in favor of the Merger. The voting agreement terminates upon the earliest of the termination of the merger agreement, the effectiveness of the merger or the termination of the voting agreement pursuant to the joint written notice of NHR and NHC.

Voting of Proxies

If you hold shares of NHR common stock in your name, please sign, date and return your proxy card with voting instruction. All shares represented by properly executed proxies received in time for the NHR special meeting will be voted at the NHR special meeting in the manner specified by the stockholders giving those proxies. Unless your shares of NHR common stock are held in a brokerage account, if you sign, date and send your proxy and do not indicate how you want to vote, your proxy will be voted “FOR” the NHR Proposal and all other proposals to be voted on at the NHR special meeting.

If your stock is held in “street name” through a bank or a broker, please direct your bank or broker to vote your stock in the manner described in the instructions you have received from your bank or broker. If you do not provide your bank or broker with instructions on how to vote your street name shares, your broker will not be permitted to vote them. With respect to all other matters to be approved at the NHR special meeting, if the bank or broker has indicated on the proxy that it does not have discretionary authority to vote such street name shares, your broker will not be permitted to vote them. Either of these situations results in a “broker non-vote.” A broker non-vote with respect to the merger will have the effect of a vote “AGAINST” the merger. With respect to all other matters to be voted at the NHR special meeting, a broker non-vote will have no effect on such matter.

All stockholders should, therefore, provide their broker with instructions on how to vote their shares or arrange to attend the NHR special meeting and vote their shares in person to avoid a broker non-vote. Stockholders are urged to utilize telephone or Internet voting if their bank or broker has provided them with the opportunity to do so. See the relevant voting instruction form for instructions. If a stockholder’s bank or broker holds its shares and such stockholder attends the NHR special meeting in person, such stockholder should please bring a letter from its bank or broker identifying it as the beneficial owner of the shares and authorizing it to vote your shares at the meeting.

NHR does not expect that any matters other than those discussed above will be brought before the NHR special meeting. If, however, other matters are properly presented at the NHR special meeting, the individuals named as proxies will vote on such matters in their discretion.

Revocability of Proxies

Submitting a proxy on the enclosed form does not preclude an NHR stockholder from voting in person at the NHR special meeting. An NHR stockholder may revoke a proxy at any time before it is voted by filing with NHR a duly executed revocation of proxy, by submitting a duly executed proxy to NHR with a later date, or by appearing at the NHR special meeting and voting in person. NHR stockholders may revoke a proxy by any of these methods, regardless of the method used to deliver a stockholder’s previous proxy. Attendance at the NHR special meeting without voting will not itself revoke a proxy.

Solicitation of Proxies

Davis Acquisition Sub LLC has agreed to pay all of (i) the costs and expenses incurred in connection with the filing, printing and mailing of this registration statement and joint proxy statement/prospectus (including SEC filing fees) and (ii) the filing fees for the premerger notification and report forms under the HSR Act and those incurred in connection with any other applicable competition, merger control, antitrust or similar law or regulation.

Dissenters’ Rights

The stockholders of NHR will not be entitled to exercise dissenters’ rights with respect to any matter to be voted upon at the NHR special meeting.

DESCRIPTION OF THE MERGER AGREEMENT

The discussion in this joint proxy statement/prospectus, which includes all of the material terms of the merger and the principal terms of the merger agreement, is subject to, and is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus. The representations and warranties in the merger agreement were made as of specific dates, may be subject to important qualifications and limitations agreed to by NHR and Davis Acquisition Sub LLC in connection with negotiating the terms of the merger agreement, and may have been included in the merger agreement for the purpose of allocating risk between NHR and Davis Acquisition Sub LLC rather than to establish matters as facts. The merger agreement is described in, and included as an appendix to, this document only to provide you with information regarding its terms and conditions. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this document and in the documents incorporated by reference into this document. See “Where You Can Find More Information.”

Structure of the Merger

Pursuant to the merger agreement, NHR will merge with and into Davis Acquisition Sub LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of NHC. Pursuant to the merger agreement, each outstanding share of NHR common stock, other than any such shares directly owned by Davis Acquisition Sub LLC, NHC/OP, L.P., or NHC, will be converted into the right to receive $9.00 in cash and one share of Preferred Stock. In addition, immediately prior to the consummation of the merger, NHR will declare a special dividend payable to each holder of record of NHR common stock who shall receive the merger consideration at the effective time of the merger in an amount equal to the dividend that NHR would have declared and paid in the ordinary course of business in order to qualify as a REIT for the taxable year commencing on January 1, 2007 and ending on the effective date of the merger if NHR had not entered into the merger agreement. Upon effectiveness of the merger, the separate corporate existence of NHR shall cease and Davis Acquisition Sub LLC shall continue as the surviving company in the merger and shall succeed to and assume all the rights and obligations of NHR in accordance with the Maryland General Corporation Law and the Delaware Limited Liability Company Act.

Closing; Completion of the Merger

The completion of the merger, if approved, will occur no later than the second business day after the satisfaction or waiver of the conditions set forth in the merger agreement or at another date or time as may be agreed by NHC and NHR. If the NHC Proposal and the NHR Proposal are approved, Davis Acquisition Sub LLC and NHR expect to complete the merger during the fall of 2007, but in no event later than December 14, 2007.

Merger Consideration

If the merger is completed, holders of shares of NHR common stock issued and outstanding immediately before completion of the merger will receive one share of Preferred Stock and $9.00 in cash for each share of NHR common stock.

Holders of NHR common stock will not receive certificates representing fractional shares of NHC common stock. Instead, each NHR stockholder otherwise entitled to a fractional share interest in NHC shall be entitled to receive cash in an amount equal to such fractional part of a share of Preferred Stock multiplied by $15.75.

After the effective time of the merger, there will be no further registration of transfers on the stock transfer books of NHR and the outstanding shares of NHR common stock will evidence only the right to receive the merger consideration, and shares of NHR common stock will be cancelled and will cease to exist.

Exchange of NHR Stock Certificates

Davis Acquisition Sub LLC shall appoint an exchange agent acceptable to NHR. Davis Acquisition Sub LLC will make available to the exchange agent, upon or before the completion of the merger, the amount necessary of non-certificated book-entry shares of Preferred Stock and cash for the purpose of paying the merger consideration in the merger and NHR will make available to the exchange agent the amount of cash necessary for the special dividend.

As soon as practicable after the completion of the merger, the exchange agent will mail to each holder of record of outstanding NHR common stock, a letter of transmittal describing the procedures for surrendering stock certificates in exchange for new non-certificated book-entry shares of Preferred Stock and cash. Following completion of the merger, NHC will not make any distributions with respect to any Preferred Stock held by any holder of record of NHR common stock until such holder surrenders such holder’s common stock certificates in exchange for new non-certificated book-entry shares of Preferred Stock.

Treatment of NHR Stock Options

Immediately prior to the effective time of the merger, each outstanding stock option exercisable for shares of NHR common stock (all of which are held by directors) will become fully vested. Upon the consummation of the merger, such stock options will be canceled and will represent solely the right to receive cash and shares of Preferred Stock in an amount equal to the difference between $24.75 and the exercise price of the applicable option, multiplied by the number of shares subject to such options. The ratio of cash to shares of Preferred Stock received by the holders of such options will be 0.3636 / 0.6364, provided that cash will be paid in lieu of any fractional shares, as provided by the merger agreement.

Board of Directors and Officers of NHC and the Surviving Person

The NHC board of directors and NHC officers will continue in their positions immediately after the merger. The NHR board of directors will resign.

Representations and Warranties of the Parties to the Merger Agreement

The merger agreement contains customary representations and warranties by each of NHR and Davis Acquisition Sub LLC, NHC/OP, L.P. and NHC relating to, among other things:

•	due organization, valid existence and good standing;

•	authorization to enter into the merger agreement and required stockholder approvals to complete the merger;

•	enforceability of the merger agreement;

•	compliance with SEC reporting requirements;

•	required governmental consents;

•	no breach of organizational documents or material agreements as a result of the merger agreement or the completion of the merger;

•	receipt of opinion of financial advisors;

•	payment of fees of brokers, finders and investment bankers;

•	accuracy of information contained in the documents filed with the SEC;

•	capital structure and subsidiaries;

•	exemption from anti-takeover statutes;

•	tax matters;

•	permits and licenses;

•	compliance with laws;

•	no changes since December 31, 2005 that would have a material adverse effect;

•	no material legal proceedings;

•	environmental matters;

•	ownership of real property; and

•	no material undisclosed liabilities.

These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to by NHR and Davis Acquisition Sub LLC in connection with negotiating the terms of the merger agreement, and may have been included in the merger agreement for the purpose of allocating risk between NHR and Davis Acquisition Sub LLC rather than to establish matters as facts. The merger agreement is described in, and included as an appendix to, this document only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding NHR, NHC or their respective businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this document and in the documents incorporated by reference into this document. See “Where You Can Find More Information.”

Conduct of Business Pending the Consummation of the Merger

Under the merger agreement, each of NHR and NHC agreed that, during the period before the completion of the merger, except as expressly contemplated by the merger agreement, it shall not, and shall not permit its subsidiaries to, among other things:

•	declare, set aside or pay any dividend or make any other distribution in respect of capital stock, with some exceptions, including (i) the payment by NHR of its 2006 dividend for REIT purposes and the special dividend for the period from January 1, 2007 and (ii) the payment by NHC of normal quarterly cash dividends on its shares of common stock, in each case, until the closing of the merger;

•	amend organizational documents (except, in the case of NHC, to amend the certificate of incorporation in accordance with the terms of the merger agreement, including the amendment in connection with the authorization of the Preferred Stock);

•	change their fiscal year; or

•	authorize, commit or agree to take any actions which would make any of the representations and warranties stated in the merger agreement untrue or incorrect, subject to certain materiality qualifications.

In addition, pending the merger, NHR has agreed that, among other things, unless specifically excepted in the merger agreement, that it shall not, and shall not permit its subsidiaries to:

•	issue, deliver, sell, pledge, dispose or encumber any shares of its capital stock;

•	acquire any person or business;

•	terminate the Management Agreement;

•	adopt any new employee benefit plan, incentive plan, severance plan, stock option or similar plan, grant new stock appreciation rights or amend any existing plans or rights, except such changes as are required by law or which are not more favorable to participants than provisions presently in effect;

•	take any action that would cause NHR not to qualify and be taxable as a REIT;

•	conduct its operations other than in the ordinary course of business consistent with past practice;

•	enter into any new material line of business or incur or commit any capital expenditures or any liabilities other than the ones incurred in the ordinary course of business;

•	sell, lease or dispose of any of its assets other than in the ordinary course of business;

•	enter into any joint venture, partnership or similar agreement;

•	make any loans or incur any indebtedness other than in the ordinary course of business;

•	modify, amend or terminate any material contract (as defined in the merger agreement);

•	settle or compromise any claim or lawsuit, whether now pending or hereafter brought without the prior written consent of Davis Acquisition Sub LLC; or

•	commit any act or omission which constitutes a material breach or default under any agreement with any governmental entity or under any material contract or material license.

Conditions to the Merger

The merger will be completed only if specific conditions, including, among others, the following, are met or waived by the parties to the merger agreement:

•	the NHR Proposal and the NHC Proposal shall have been approved by the requisite votes of the NHR and NHC stockholders, as applicable;

•	no legal restraint or prohibition shall be in effect preventing the consummation of the merger;

•	the registration statement, including this joint proxy statement/prospectus, shall have been declared effective by the SEC;

•	the shares of Preferred Stock to be issued in the merger shall have been approved for listing on the American Stock Exchange;

•	the NHR reorganization shall have been consummated, including the merger of NHR and its wholly-owned subsidiary, NHR-Delaware, Inc., a Delaware corporation, with NHR as the surviving entity;

•	the limited partnership units of NHR/OP, L.P. held by Adams Mark, L.P. and National Health Corporation will be purchased by Davis Acquisition Sub LLC for consideration equivalent to the consideration paid in the merger for the shares of NHR common stock;

•	the representations and warranties of the parties to the merger agreement shall be true, except for inaccuracies that would not have a material adverse effect;

•	the requisite covenants of each of the parties shall have been performed in accordance with the merger agreement;

•	no limitations or other restraints (including any pending or threatened suit, action or proceeding by any governmental entity) shall be in effect which would prevent the consummation of the merger or cause a material adverse effect on Davis Acquisition Sub LLC, NHC/OP, L.P. or NHC, on the one hand, or NHR, on the other hand; and

•	since the date of the merger agreement, there shall not have been a material adverse effect relating to NHR, on the one hand, or Davis Acquisition Sub LLC, NHC/OP, L.P. or NHC, on the other hand.

No Solicitation by NHR

Pursuant to the merger agreement, NHR agrees to refrain from actively seeking an alternative transaction prior to the time the merger agreement is terminated or the merger is completed. The non-solicitation covenant generally prohibits NHR and its subsidiaries, as well as their officers, directors, employees, agents and representatives, from taking any action to solicit an alternative acquisition proposal.

Termination of the Merger Agreement

Even if stockholders of NHC and NHR approve the NHC Proposal and the NHR Proposal, Davis Acquisition Sub LLC and NHR can jointly agree to terminate the merger agreement by mutual written consent. In addition, Davis Acquisition Sub LLC and/or NHR may also terminate the merger agreement if, among others, any of the following occurs:

•	the merger shall not have been consummated by December 14, 2007, as long as the failure to complete the merger before that date is not the result of the failure by the terminating party to fulfill any of its obligations under the merger agreement;

•	either the stockholders of NHC do not approve the NHC Proposal or the stockholders of NHR do not approve the NHR Proposal;

•	any legal restraint or prohibition preventing the merger or which has a material adverse effect on either Davis Acquisition Sub LLC, NHC/OP, L.P., NHC, on the one hand, or NHR, on the other hand, shall have become final and nonappealable;

•	either NHR, on the one hand, or Davis Acquisition Sub LLC, NHC/OP, L.P. or NHC, on the other hand, breached or failed to perform certain representations, warranties, covenants or agreement as set forth in the merger agreement; or

•	the consolidation of NHR is not approved by the required vote of the stockholders of NHR.

NHR may terminate the merger agreement if it provides written notice that it is prepared, upon termination of the merger agreement, to enter into a binding definitive agreement in connection with an unsolicited superior proposal from a third party.

Also, Davis Acquisition Sub LLC may terminate the agreement if the board of directors of NHR fails (i) to recommend the NHR Proposal to its stockholders, (ii) to call or hold the NHR special meeting or to prepare and mail this joint proxy statement/prospectus, or (iii) to comply with its non-solicitation obligations under the merger agreement.

Termination Fee

Pursuant to the merger agreement, NHR is required to pay to Davis Acquisition Sub LLC a termination fee in the amount of $9,444,000 if NHR terminates the agreement because NHR is prepared to enter into a binding definitive agreement in connection with an unsolicited superior proposal from a third party.

A termination fee in the same amount will also be payable by NHR to Davis Acquisition Sub, LLC if NHR is subject to an unsolicited superior proposal from a third party and either:

•	Davis Acquisition Sub, LLC or NHR terminates the merger agreement because the merger is not consummated by December 14, 2007; or

•	Davis Acquisition Sub, LLC terminates the merger agreement because NHR did not obtain the appropriate stockholder vote to complete the merger;

A termination fee in the same amount will also be payable by NHR to Davis Acquisition Sub, LLC if NHR is subject to an unsolicited superior proposal from a third party in circumstances involving proposed entry into a binding agreement, which has been publicly disclosed and either:

•	Davis Acquisition Sub, LLC or NHR terminates the merger agreement because the NHR special committee failed to recommend the merger to NHR stockholders; or

•	Davis Acquisition Sub, LLC or NHR terminates the merger agreement because NHR failed to hold the NHR special meeting or mail the joint proxy statement to NHR stockholders; or

•	Davis Acquisition Sub, LLC or NHR terminates the merger agreement because NHR breached NHR’s non solicitation covenant.

NHR may avoid the payment of a termination fee if it takes certain actions to reject the third party offer. Notwithstanding any such actions, a termination fee will be payable if NHR enters into a transaction with a third party within the 12 month period following such termination.

A termination fee in the same amount will also be payable by NHR to Davis Acquisition Sub, LLC if NHR is subject to an unsolicited superior proposal from a third party and Davis Acquisition Sub, LLC terminates the merger agreement because NHR breaches or fails to perform any of its representations, warranties, covenants or agreements as set forth in the merger agreement.

Payment of Expenses as a Result of Termination

NHR has agreed to reimburse reasonable out-of-pocket costs and expenses of Davis Acquisition Sub LLC if:

•	the merger agreement is terminated by Davis Acquisition Sub LLC as a result of NHR’s breach or failure to perform any of its representations, warranties, covenants or agreements as set forth in the merger agreement; or

•	the merger agreement is terminated by Davis Acquisition Sub LLC because NHR fails (i) to recommend the NHR Proposal to its stockholders, (ii) to call or hold the NHR special meeting or to prepare and mail this joint proxy statement/prospectus, or (iii) to comply with its non-solicitation obligations under the merger agreement.

Davis Acquisition Sub LLC has agreed to reimburse NHR’s reasonable out-of-pocket costs and expenses if the agreement is terminated as a result of Davis Acquisition Sub LLC’s breach or failure to perform any of its representations, warranties, covenants or agreements as set forth in the merger agreement, subject to certain limitations.

Neither party shall in any case be required to reimburse the aggregate costs and expenses of the other party in excess of $2.0 million.

Effect of Termination

Except for provisions in the merger agreement regarding confidentiality and payment of fees and expenses, the effect of termination and specified miscellaneous provisions, if the merger agreement is terminated as described above, the merger agreement will become void and have no effect. In addition, if the merger agreement is so terminated, there will be no liability on the part of NHR or Davis Acquisition Sub LLC, NHC/OP, L.P., and NHC, except to the extent that the termination results from a material breach by a party of its representations, warranties, covenants or agreements set forth in the merger agreement.

Expenses

Each party to the merger agreement will bear its own fees and expenses in connection with the transactions contemplated by the merger agreement, whether or not the merger is completed, except that NHC shall pay all the costs and expenses incurred in connection with the filing, printing and mailing of the joint proxy statement/prospectus and the filing fees for the premerger notification under the HSR Act and any other applicable competition law or regulation.

Amendment and Waiver of the Merger Agreement

The merger agreement may be amended in writing by NHR, Davis Acquisition Sub LLC, NHC/OP, L.P. and NHC by action taken or authorized by their respective boards of directors, managing members or general partners, as the case may be, at any time before or after the stockholders approvals. However, after stockholder approvals are obtained, no amendment may be made that by law requires the further approval of stockholders without obtaining such further approval.

At any time before the completion of the merger, the parties may, in writing and by action taken or authorized by their respective boards of directors, managing members, or general partners, as the case may be:

•	extend the time for the performance of any of the obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement or in any document delivered under the merger agreement; or

•	waive compliance with any of the agreements or conditions of the other parties contained in the merger agreement.

Any agreement on the part of NHR, Davis Acquisition Sub LLC, NHC/OP, L.P. or NHC to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of NHR, Davis Acquisition Sub LLC, NHC/OP, L.P. or NHC, respectively.

Amendment and Waiver No. 1 and Amendment No. 2

On April 6, 2007, Davis Acquisition Sub LLC, NHC/OP, L.P., NHC and NHR amended and waived certain provisions of the merger agreement in the Amendment and Waiver No. 1 to Agreement and Plan of Merger, to provide for, among other things, the extension of the termination date of the merger agreement from June 30, 2007 to August 31, 2007. On August 3, 2007, NHC, Davis Acquisition Sub LLC, NHC/OP, L.P. and NHR entered into Amendment No. 2 to Agreement and Plan of Merger, which extended the termination date of the merger agreement from August 31, 2007 to December 14, 2007.

Indemnification; Directors’ and Officers’ Insurance

Under the merger agreement, NHC and Davis Acquisition Sub LLC agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the completion of the merger now existing in favor of the current or former directors or officers of NHR and its subsidiaries as provided in their respective organizational documents and any indemnification or other similar agreements of NHR or any of its subsidiaries, in each case as in effect on the date of the merger agreement, shall be assumed by Davis Acquisition Sub LLC as the surviving entity in the merger, without further action, as of the time the merger is effective and shall survive the merger and shall continue in full force and effect in accordance with their terms for six years following the merger.

Davis Acquisition Sub LLC is obligated to maintain in effect for not less than four years after the closing date of the merger NHR’s existing directors’ and officers’ liability insurance coverage (or a policy providing coverage on the same or better terms and conditions) for matters occurring prior to the closing date of the merger for the same persons who are currently covered by such insurance.

If the surviving entity or any of its respective successors or assigns, consolidates with or merges into another person and is not the continuing or surviving entity, or transfers or conveys all or substantially all of its properties and assets to another person, then Davis Acquisition Sub LLC shall cause proper provision to be made so that the successors and assigns of the surviving entity will assume the obligations regarding indemnification and insurance described above.

THE VOTING AGREEMENT

The following summary, which includes all of the material terms of the voting agreement, is subject to, and is qualified in its entirety by reference to the voting agreement, a copy of which is attached as Annex B to this joint proxy statement/prospectus.

James Paul Abernathy, Robert G. Adams, W. Andrew Adams, Ernest G. Burgess, III, James R. Jobe, Richard F. LaRoche, Jr., and Joseph M. Swanson, each of whom is a director of NHR, solely in their respective capacities as stockholders of NHR, and James Paul Abernathy, Robert G. Adams, W. Andrew Adams, Ernest G. Burgess, III, Emil E. Hassan, Richard F. LaRoche, Jr., and Lawrence C. Tucker, each of whom is a director of NHC, solely in their respective capacities as stockholders of NHC, have entered into a voting agreement with NHC and NHR

Each of the directors of NHR has agreed, among other things, to cast or cause to be cast all votes attributable to shares of NHR common stock owned beneficially by such person, at any annual or special meeting of stockholders of NHR, as the case may be:

•	in favor of approval of the merger agreement and the transactions contemplated by the merger agreement; and

•	against approval or adoption of any action or agreement (other than the merger agreement or the transactions contemplated by the merger agreement) that would impede, interfere with, delay, postpone or attempt to discourage the merger.

Until the date on which the merger is completed or the voting agreement is terminated in accordance with its terms, each NHR director party to the voting agreement has further agreed, among other things, directly or indirectly:

•	not to sell, transfer, pledge, encumber, assign or otherwise dispose of, enforce any redemption agreement with NHR, or enter into, any contract, option or other arrangement or understanding with respect to any disposition of any common shares of NHR common stock owned beneficially by that stockholder;

•	not to request NHR to, and NHR will not, register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such party’s shares of NHR common stock, unless such transfer is made in compliance with the voting agreement;

•	to comply with the non-solicitation provisions of the merger agreement; and

•	to waive such stockholder’s appraisal rights.

Each of the directors of NHC has agreed, among other things, to cast or cause to be cast all votes attributable to shares of NHC common stock owned beneficially by such person, at any annual or special meeting of stockholders of NHC, as the case may be:

•	in favor of the establishment and issuance of the shares of Preferred Stock, including any related amendment to the certificate of incorporation of NHC pursuant to the merger agreement; and

•	against approval or adoption of any action or agreement (other than the transactions contemplated by the merger agreement) that would impede, interfere with, delay, postpone or attempt to discourage fulfilling this voting agreement.

By entering into the voting agreement, as of the record date the holders of approximately 16.7% of the voting power of the issued and outstanding shares of common stock of NHR and 22.0% of the voting power of the issued and outstanding shares of common stock of NHC entitled to vote at the NHR special meeting or NHC special meeting, as the case may be, and have agreed to vote as set forth above. The NHC board of directors has waived the restrictions placed on the sale of NHR common stock owned by Mr. W. Andrew Adams under the voting agreement and has authorized two of its members to grant additional waivers to NHR directors in certain circumstances.

Under the terms of the voting agreement, the agreement will terminate on the earliest of (i) the time at which NHC and NHR agree to terminate the agreement, (ii) the closing of the merger, or (iii) the termination of the merger agreement by its terms, which include breach of the merger agreement or failure to consummate the merger by December 14, 2007. The voting agreement is supported by the grant of irrevocable proxies.

INFORMATION ABOUT THE COMPANIES

NHC

NHC is a leading provider of long-term health care services. As of September 1, 2007, it operated or managed 73 long-term health care centers with 9,127 beds in 10 states and provided other services in two additional states. These operations are provided by separately funded and maintained subsidiaries. NHC provides long-term health care services to patients in a variety of settings, including long-term nursing centers, managed care specialty units, sub-acute care units, Alzheimer’s care units, homecare programs, assisted living centers and independent living centers. In addition, it provides management and accounting services to owners of long-term health care centers and advisory services to NHR and, prior to November 1, 2004, to National Health Investors, Inc.

NHC common stock trades on the American Stock Exchange under the symbol “NHC”. NHC’s executive offices are located at 100 Vine Street, Suite 1400, Murfreesboro, Tennessee 37130 and its telephone number is (615) 890-2020.

Important business and financial information about NHC is incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information.”

NHR

NHR is a Maryland corporation that operates as a real estate investment trust, or REIT, and that began operations on January 1, 1998. Currently its assets, through its subsidiary NHR/OP, L.P., its operating partnership, include the real estate of 23 health care facilities, including 16 licensed skilled nursing facilities, six assisted living facilities and one independent living center. NHR also owns seven first and second promissory notes with outstanding principal balances totaling $12,096,000 at September 1, 2007 that are secured by the real property of the health care facilities. Its revenues are derived primarily from rent and interest income from these real estate properties and mortgage notes receivable. Its primary lessee is NHC, which leases 14 of its 23 properties and guarantees the lease payments on the remaining nine properties.

Pursuant to Articles of Consolidation approved by the stockholders of National Heath Realty, Inc. on September 13, 2007 and filed and accepted for record with the Maryland State Department of Assessments and Taxation on September 13, 2007, National Health Realty, Inc. consolidated with its wholly-owned subsidiary NEW NHR, Inc., forming a new Maryland corporation that assumed the corporate name “National Health Realty, Inc.” The capital stock of the Consolidated Company includes only the stock of NHR outstanding immediately prior to the effectiveness of the consolidation. Each issued and outstanding share of common stock of NEW NHR, Inc. was cancelled in the consolidation. The Consolidated Company succeeded to the business, properties, assets and rights and became subject to all of the obligations and liabilities of NEW NHR, Inc. and NHR, including the merger agreement.

NHR common stock trades on the American Stock Exchange under the symbol “NHR”. NHR’s executive offices are located at 100 Vine Street, Suite 1402, Murfreesboro, Tennessee 37130 and its telephone number is (615) 890-2020.

Important business and financial information about NHR is incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information”.

NHC MANAGEMENT

Executive Officers and Directors

The NHC board of directors currently consists of seven members. Directors of NHC hold office until the next annual meeting of stockholders or until his or her respective successor has been elected and qualified. Officers of NHC serve at the discretion of the board of directors for the term of one year.

Set forth below are the names, ages and positions of the executive officers and directors of NHC:

Name	Position	Age

J. Paul Abernathy	Director	71
Robert G. Adams	Director, CEO & President	60
W. Andrew Adams	Director & Chairman	61
Ernest G. Burgess, III	Director	67
Emil E. Hassan	Director	60
Richard F. LaRoche, Jr.	Director	62
Lawrence C. Tucker	Director	64
Joanne M. Batey	Senior V.P., Homecare	62
D. Gerald Coggin	Senior V.P., Corporate Relations	56
Donald K. Daniel	Senior V.P. & Controller	61
Stephen F. Flatt	Senior V.P., Development	52
David L. Lassiter	Senior V.P., Corporate Affairs	52
Julia W. Powell	Senior V.P., Patient Services	58
Charlotte W. Swafford	Senior V.P. & Treasurer	59
R. Michael Ussery	Senior V.P., Operations	49
John K. Lines	Senior V.P. & General Counsel	48

Dr. J. Paul Abernathy (Director) joined the board in 2003 and is a retired general surgeon. He was in private practice at Murfreesboro Medical Clinic from 1971 until retirement in 1995. Previously, he served as a general practice physician for Hazard Memorial Hospital in Hazard, Kentucky. Lt. Col. Abernathy additionally served as a flight surgeon for the Homestead Air Force Base in Florida and Chief of Surgery for the United States Air Force at Keesler Air Force Base in Mississippi. Dr. Abernathy twice served as President of the Rutherford County Stones River Academy of Medicine and holds memberships in the Southern Medical Society, the Southeastern Surgery Society, and is a Fellow in the American College of Surgeons. Dr. Abernathy has a B.S. degree from Middle Tennessee State University and an M.D. degree from the University of Tennessee. Dr. Abernathy also serves as a director for NHR. He serves on the NHC’s Audit Committee, Compensation Committee and is Chairman of the Nominating and Corporate Governance Committee.

Robert G. Adams (CEO, President & Director) has served NHC for 32 years: 18 years as Senior Vice President, three years as President and 16 years on the board of directors. He has been Chief Executive Officer since November 1, 2004. He has extensive long-term health care experience, including serving NHC as a health care center administrator and Regional Vice President. He is the President of NHR and serves on the board of directors of NHR. Mr. Adams has a B.S. degree from Middle Tennessee State University. He is the brother of W. Andrew Adams and brother-in-law of D. Gerald Coggin. His son-in-law, J. Buckley Winfree, is the Administrator of AdamsPlace in Murfreesboro, Tennessee.

W. Andrew Adams (Chairman & Director) has served NHC as Chairman of the board since 1994 and has been a director since 1974. Mr. Adams resigned as President and Chief Executive Officer in 2004 but continues as Chairman of the board, focusing on strategic planning for NHC. He has extensive long-term health care experience and served as President of the National Council of Health Centers, the trade association for multi-facility long-term health care companies. He is also the President and Chairman of the board of National Health Investors, Inc. and he is Chairman of the board of Assisted Living Concepts, Inc. and NHR.

In addition, he serves on the board of directors of SunTrust Bank, Nashville. He is the brother of Robert G. Adams and brother-in-law of Ernest G. Burgess, III and D. Gerald Coggin.

Ernest G. Burgess, III (Director) served as NHC’s Senior Vice President of Operations for 20 years before retiring in 1994. His board of director’s position spans 15 years. He has an M.S. degree from the University of Tennessee, and also serves on the board of directors of NHR. He is the brother-in-law of W. Andrew Adams. His daughter, Lynn B. Foster, serves as Administrator of NHC HealthCare, Murfreesboro.

Emil E. Hassan (Director) joined the board in April 2004. In 2004, Mr. Hassan retired from the position of senior vice president of manufacturing, purchasing, quality and logistics for Nissan North America, Inc. He now serves as chairman and CEO of Auto Services Americas, which handles the great majority of Nissan’s vehicle transportation logistics, preparation and delivery requirements and some other auto manufacturers’ vehicles. Prior to joining Nissan, he was with Ford Motor Co. for twelve years, where he held various management positions in engineering and manufacturing. Mr. Hassan is the chairman of the Business/Education Partnership of Murfreesboro and Rutherford County. He sits on the board of Middle Tennessee Medical Center and the Tennessee Business Roundtable. He is a member of the Society of Automotive Engineers, the Leadership Rutherford Alumni Association, the Leadership Nashville Alumni Association and the Rutherford County Chamber of Commerce. He is a former board member of the Federal Reserve Bank of Atlanta, Nashville Branch. Mr. Hassan is Chairman of NHC’s Compensation Committee and also serves on NHC’s Nominating and Corporate Governance Committee and Audit Committee.

Richard F. LaRoche, Jr. (Director) served 27 years with NHC as Secretary and General Counsel and 14 years as Senior Vice President, retiring from these positions in May 2002. He has served as a board member since 2002. He has a law degree from Vanderbilt University and an A.B. degree from Dartmouth College. Mr. LaRoche serves as a director of National Health Investors, Inc. and NHR. He also serves as Chairman of the Board of Lodge Manufacturing Company (privately held).

Lawrence C. Tucker (Director) has been with Brown Brothers Harriman & Co., private bankers, for 40 years and became a general partner of the firm in January 1979. He serves on that firm’s steering committee and is responsible for its corporate finance activities, which include management of the 1818 funds, private equity investing partnerships with originally committed capital of approximately $2 billion. The 1818 Fund II is an investor in NHC. Mr. Tucker has been a director since 1998 and is Chairman of NHC’s Audit Committee and serves on the Compensation and Nominating and Corporate Governance Committees.

Joanne M. Batey (Senior Vice President, Homecare) has served NHC since 1976. She served as Homecare Coordinator for five years before being named Vice President in 1989. Prior to that she was director of Communication Disorders Services for NHC. Ms. Batey received her bachelor’s and master’s degrees in speech pathology from Purdue University.

D. Gerald Coggin (Senior Vice President, Corporate Relations) has been employed by NHC since 1973. He served as both a health care center administrator and Regional Vice President before being appointed to his present position. He received a B.A. degree from David Lipscomb University and an M.P.H. degree from the University of Tennessee. He is responsible for the NHC’s rehabilitation, managed care, hospice, legislative activities, investor and public relations. He is the brother-in-law of W. Andrew Adams and Robert G. Adams. His son, Robert Coggin, is Life Safety Coordinator for NHC.

Donald K. Daniel (Senior Vice President & Controller) joined NHC in 1977 as Controller. He also serves as Senior Vice President, Controller of NHR. He received a B.A. degree from Harding University and an M.B.A. from the University of Texas.

Stephen F. Flatt (Senior Vice President, Development) joined NHC in June 2005. He served as the President of Lipscomb University from 1997 through June 2005 and prior to that President of Ezell Harding Christian School in Nashville and Vice President of Financial Affairs and Institutional Planning at Lipscomb. Dr. Flatt served on the board of directors for the NCAA Division I, as President of the Atlantic Sun Athletic Conference and is the immediate past chair of the board of directors of the Tennessee Independent College and Universities Association. He currently is a member of the board of SunTrust Bank in Nashville. Dr. Flatt received his B.A. degree from David Lipscomb College and his M.S. degree and PhD from George Peabody College of Vanderbilt University.

David L. Lassiter (Senior Vice President, Corporate Affairs) joined NHC in 1995. From 1988 to 1995, he was Executive Vice President, Human Resources and Administration for Vendell Healthcare. From 1980 to 1988, he was in human resources positions with Hospital Corporation of America and HealthTrust Corporation. Mr. Lassiter has a B.S. degree and an M.B.A. degree from the University of Tennessee.

Julia W. Powell (Senior Vice President, Patient Services) has been with NHC since 1974. She has served as a nurse consultant and director of patient assessment computerized services for NHC. Ms. Powell has a bachelor of science in nursing from the University of Alabama, Birmingham, and a masters of art in sociology with an emphasis in gerontology from Middle Tennessee State University. She co-authored Patient Assessment Computerized in 1980 with Dr. Carl Adams, NHC’s founder.

Charlotte A. Swafford (Senior Vice President & Treasurer) has been Treasurer of NHC since 1985. She joined NHC in 1973 and has served as Staff Accountant, Accounting Supervisor and Assistant Treasurer. She also serves as the Senior Vice President, Treasurer of NHR. She has a B.S. degree from Tennessee Technological University.

R. Michael Ussery (Senior Vice President, Operations) has been with NHC since 1980. During his tenure with NHC, he has served as Senior Vice President-Central Region, Regional Vice President, and Administrator in multiple locations. Mr. Ussery also won the top honor of Administrator of the Year in 1989. He was promoted to Senior Vice President, Operations in early January 2005. Mr. Ussery has a B.B.A. degree from Notre Dame and an M.B.A. degree from Middle Tennessee State University.

John K. Lines (Senior Vice President and General Counsel) joined NHC in September 2006. He served as General Counsel of Trinsic, Inc. and counsel at the law firm of Schiff Hardin LLP from May 2005 through August 2006. Trinsic, Inc. and certain of its affiliates filed for protection under Chapter 11 of the United States Bankruptcy Code on February 7, 2007. Prior to that Mr. Lines was the Assistant General Counsel of Qwest Communications International, Inc. from April 2003 to May 2005. Prior to April 2003, Mr. Lines acted as General Counsel to several companies, including Sorrento Networks, Inc., ResortQuest International, Inc. and Insignia Financial Group, Inc. He was also an associate with the law firm of Squire Sanders & Dempsey L.L.P., in Columbus, Ohio. Mr. Lines has a B.S. in both Accounting and Finance from Purdue University and a J.D. from Indiana University-Bloomington.

NHR MANAGEMENT

Executive Officers and Directors

The NHR board of directors currently consists of seven members. Directors of NHR may be removed from office for cause only, and serve terms of three years. Officers serve at the pleasure of the Board of Directors for a term of one year.

Set forth below are the names, ages and positions of the executive officers and directors of NHR:

Name	Position	Age

J. Paul Abernathy	Director	71
Robert G. Adams	Director & President	60
W. Andrew Adams	Director & Chairman	61
Ernest G. Burgess, III	Director	67
James R. Jobe	Director	46
Richard F. LaRoche, Jr.	Director	62
Joseph M. Swanson	Director	68
Donald K. Daniel	Senior V.P. & Controller	61
Charlotte W. Swafford	Senior V.P. & Treasurer	59
John K. Lines	Senior V.P. and General Counsel	48

Dr. J. Paul Abernathy (Director) joined the Board in April 2004, is a retired general surgeon, who was in private practice at Murfreesboro Medical Clinic from 1971 until his retirement in 1995. Previously, he served as a general practice physician for Hazard Memorial Hospital in Hazard, Kentucky. Lt. Col. Abernathy additionally served as a flight surgeon for the Homestead Air Force Base in Florida and Chief of Surgery for the United States Air Force at Keesler Air Force Base in Mississippi. Dr. Abernathy twice served as President of the Rutherford County Stones River Academy of Medicine and holds memberships in the Southern Medical Society, the Southeastern Surgery Society, and is a Fellow in the American College of Surgeons. Dr. Abernathy has a B.S. degree from Middle Tennessee State University and an M.D. degree from the University of Tennessee. Dr. Abernathy also serves as a director for NHC. He serves on NHC’s Audit Committee and Compensation Committee, and is Chairman of the Nominating and Corporate Governance Committee.

Robert G. Adams (Director & President) has been a director of the NHR since December 1997 and was named President on November 1, 2004. He has also served NHC for 32 years: 18 years as Senior Vice President, three years as President and 16 years on the board of directors. He has been Chief Executive Officer since November 1, 2004. He has extensive long-term health care experience, including serving NHC as a health care center administrator and Regional Vice President. Mr. Adams has a B.S. Degree from Middle Tennessee State University. He is the brother of W. Andrew Adams and brother-in-law of D. Gerald Coggin. His son-in-law, J. Buckley Winfree, is the Administrator of AdamsPlace in Murfreesboro, Tennessee.

W. Andrew Adams (Director & Chairman) resigned from his position as President of NHR on November 1, 2004. He retains his position as Chairman of the Board focusing on strategic planning. He has served on the NHR Board since December 1997. Mr. Adams has served NHC as Chairman of the Board since 1994 and has been a director since 1974. Mr. Adams resigned as President of NHC and as Chief Executive Officer of NHC in 2004 but continues as Chairman of the Board, focusing on strategic planning for NHC. He has extensive long-term health care experience and served as President of the National Council of Health Centers, the trade association for multi-facility long-term health care companies. He is also the President and Chairman of the Board of National Health Investors, Inc., and he is Chairman of the Board of Assisted Living Concepts, Inc. In addition, Mr. Adams serves on the Board of Directors of SunTrust Bank, Nashville. He is the brother of Robert G. Adams and brother-in-law of Ernest G. Burgess and D. Gerald Coggin.

Ernest G. Burgess III (Director) has served as a director since December 1997. He served as Senior Vice President of Operations for NHC for 20 years before retiring in 1994. He has held a Board of Directors position at NHC for 13 years. Mr. Burgess has an M.S. degree from the University of Tennessee. Mr. Burgess is the brother-in-law to W. Andrew Adams. His daughter, Lynn B. Foster, serves as Administrator of National HealthCare Corporation HealthCare, Murfreesboro.

James R. Jobe (Director) has served as a director since April 2006. He has been a partner in the CPA firm of Jobe, Hastings & Associates in Murfreesboro since 2000 and was Manager of the firm from 1986 to 2000. He has over 20 years experience in governmental accounting, auditing and consulting and long-term care consulting, including Medicare/Medicaid cost reporting, reimbursement planning and consulting. Mr. Jobe holds memberships in the American Institute of Certified Public Accountants, the Tennessee Society of Certified Accountants (member of Healthcare Committee and former Member of Governmental Accounting and Auditing Committee), the Healthcare Financial Management Association and Tennessee Health Care Association. Mr. Jobe serves as the Audit Committee Chairman, and is a member of both the Compensation Committee and the Nominating and Corporate Governance Committee. He received his B.B.A. in accounting from Middle Tennessee State University in 1984.

Richard F. LaRoche, Jr. (Director) was NHR’s Vice President until May 2002 when he retired from active management positions. He served 27 years with NHC as Secretary and General Counsel and 14 years as Senior Vice President, retiring from those positions in May 2002. He has a law degree from Vanderbilt University and an A.B. degree from Dartmouth College. Mr. LaRoche serves as a director of National Health Investors, Inc. and NHC. He also serves as Chairman of the Board of Lodge Manufacturing Company (privately held).

Joseph M. Swanson (Director) has served as a director since August 2002. He is an owner/manager of Swanson Development Company, a multi-county real estate development and leasing company with approximately 3 million square feet of buildings and over 200 tenants. He is also the developer of over 800 acres of commercial and residential property. Additionally, Mr. Swanson is the owner and president of a 70 year old manufacturing and distribution company. He was a founding shareholder and director of First City Bank from 1986 through 1995, and has served as a founding director of Bank of Murfreesboro from 1995 through 2003. Mr. Swanson is also a majority partner in a commercial contracting company and trustee of a commercial real estate unitrust that owns real estate. He serves on the NHR Audit Committee and the Nominating and Corporate Governance Committee, and is Chairman of the Compensation Committee.

Donald K. Daniel (Senior Vice President & Controller) joined NHC in 1977 as Controller, and has served NHR in that capacity since 1998. He received a B.A. degree from Harding University and an M.B.A. from the University of Texas.

Charlotte A. Swafford (Senior Vice President & Treasurer) has been Treasurer of NHC since 1985, and has served NHR in that capacity since 1998. She joined NHC in 1973 and has served as Staff Accountant, Accounting Supervisor and Assistant Treasurer. She has a B.S. degree from Tennessee Technological University.

John K. Lines (Senior Vice President and General Counsel) joined NHR in September 2006. He served as General Counsel of Trinsic, Inc. and counsel at the law firm of Schiff Hardin LLP from May 2005 through August 2006. Trinsic, Inc. and certain of its affiliates filed for protection under Chapter 11 of the United States Bankruptcy Code on February 7, 2007. Prior to that Mr. Lines was the Assistant General Counsel of Qwest Communications International, Inc. from April 2003 to May 2005. Prior to April 2003, Mr. Lines acted as General Counsel to several companies, including Sorrento Networks, Inc., ResortQuest International, Inc. and Insignia Financial Group, Inc. He was also an associate with the law firm of Squire Sanders & Dempsey L.L.P., in Columbus, Ohio. Mr. Lines has a B.S. in both Accounting and Finance from Purdue University and a J.D. from Indiana University-Bloomington.

DESCRIPTION OF NHC CAPITAL STOCK

The following summary of the material terms of NHC capital stock does not include all of the terms of NHC common stock and should be read together with NHC’s certificate of incorporation and bylaws, as well as the laws of Delaware and, in the case of the Preferred Stock, the certificate of designations, the form of which is attached to this proxy statement/prospectus as Annex C. The NHC certificate of incorporation and bylaws are incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information.”

Authorized Capital Stock

The certificate of incorporation of NHC authorizes NHC to issue a maximum of thirty million (30,000,000) shares of common stock of $.01 par value per share, which shares shall not be subject to any preemptive rights and ten million (10,000,000) of shares of preferred stock having a par value of $.01 per share.

If the proposed amendment to the NHC certificate of incorporation described in this joint proxy statement/prospectus is approved at the NHC special meeting, the certificate of incorporation of NHC will be amended to increase the authorized preferred stock issuable by NHC from ten million (10,000,000) shares of preferred stock of $.01 par value per share to a maximum of twenty-five million (25,000,000) shares of preferred stock of $.01 par value per share.

Common Stock

Holders of shares of common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors. Holders of shares of common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of NHC, holders of shares of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the shares of common stock. Holders of the shares of common stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the shares of common stock. All of the shares of common stock outstanding are fully paid and nonassessable.

Preferred Stock

General

NHC’s board of directors is authorized to issue preferred stock in one or more series and, with respect to each series, to determine the number of shares constituting any series, and the preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends, qualifications and terms and conditions of redemption.

The preferred stock and the variety of characteristics available for it offers NHC flexibility in financing and acquisition transactions. An issuance of preferred stock could dilute the book value or adversely affect the relative voting power of NHC’s shares of common stock. The issuance of such preferred shares could be used to discourage unsolicited business combinations, for example, by providing for class voting rights that would enable the holder to block such a transaction. Although NHC’s board of directors is required when issuing such stock to act based on its judgment as to the best interests of the stockholders of NHC, the board of directors could act in a manner that would discourage or prevent a transaction some stockholders might believe is in the company’s best interests or in which stockholders could or would receive a premium for their shares of common stock over the market price.

NHC’s board of directors has authority to classify or reclassify authorized but unissued shares of preferred stock by setting or changing the preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends, qualifications, and terms and conditions of redemption of stock.

Series A Convertible Preferred Stock

General

Pursuant to the merger agreement, NHR will merge with and into Davis Acquisition Sub LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of NHC. Pursuant to the merger agreement, each outstanding share of common stock of NHR, other than any such shares directly owned by Davis Acquisition Sub LLC, NCH/OP L.P., or NHC will be converted into the right to receive cash, and one share of Preferred Stock. Set forth below is a description of the material terms of the Preferred Stock, which should be read together with the certificate of designations, the form of which is attached to this proxy statement/prospectus as Annex C.

Ranking

The Preferred Stock will rank, with respect to dividend rights and rights upon liquidation, winding-up or dissolution:

•	junior to each class or series of NHC’s capital stock established by the board of directors after the effectiveness of the merger, the terms of which expressly provide that such class or series will rank senior to the Preferred Stock;

•	on a parity with each class or series of NHC’s capital stock established by the board of directors after the effectiveness of the merger, the terms of which provide that such class or series will rank on a parity with the Preferred Stock; and

•	senior to each class or series of NHC’s capital stock established by the board of directors after the effectiveness of the merger, the terms of which provide that such class or series will rank junior to the Preferred Stock.

Dividends

The holders of shares of Preferred Stock will be entitled to receive, when, as and if dividends are declared by the board of directors, dividends at the rate of $0.80 per annum per share of Preferred Stock, to be payable in cash out of funds legally available therefor on January 15, April 15, July 15 and October 15 of each year, beginning on the first such date to occur after the merger is effective. The dividends will accrue from the last dividend payment date or, prior to the first dividend payment date, the date when the merger is effective. Declared dividends will be payable to holders of record as they appear in NHC stock records at the close of business on the date which is 30 days prior to the dividend payment date; provided that if any such date is not a business day, then to the holders of record on the next succeeding business day. Dividends payable on the shares of Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Dividends on the Preferred Stock are cumulative. If the board of directors fails to declare a dividend to be payable on a dividend payment date, the dividend will accumulate on that dividend payment date until declared and paid or will be forfeited upon conversion, except under certain circumstances described below.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding-up of NHC, each holder of Preferred Stock shall be entitled to payment out of the assets of NHC legally available for distribution of an amount equal to $15.75 per share of the shares held by such holder, plus an amount equal to all accrued and unpaid and accumulated dividends on those shares to but excluding the date of liquidation, dissolution or winding-up, before any distribution is made on any junior stock, including common stock. After any such payment in full and an amount equal to all accrued and unpaid and accumulated dividends to which holders of shares of Preferred Stock are entitled, such holders shall not be entitled to any further participation in any distribution of the assets of NHC. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of NHC, the amounts payable with respect to shares of Preferred Stock and all other parity stock are not paid in full, the holders of shares of Preferred Stock and the holders of the parity stock shall share equally and ratably in any distribution of assets of NHC in proportion to the full liquidation preference and an amount equal to all accrued and unpaid and accumulated dividends, if any, to which each such holder is entitled.

Optional Redemption

NHC may not redeem any shares of Preferred Stock at any time before the fifth anniversary of date on which the merger is effective. At any time or from time to time thereafter, NHC will have the option to redeem all or any outstanding shares of Preferred Stock, out of funds legally available for such payment, upon not less than 30 nor more than 60 days’ prior notice, in cash at a redemption price of $15.75 per share of Preferred Stock, plus an amount in cash equal to all accrued and unpaid or accumulated dividends from, and including, the immediately preceding dividend payment date to, but excluding, the redemption date.

In the event of a partial redemption of the Preferred Stock, the shares to be redeemed will be selected on a pro rata basis, except that NHC may redeem all shares of Preferred Stock held by any holder of fewer than 100 shares (or all shares of the Preferred Stock owned by any holder who would hold fewer than 100 shares as a result of such redemption), as determined by the board of directors.

Notwithstanding the above, NHC may not redeem all or any outstanding shares of Preferred Stock on or after the fifth anniversary of the date on which the merger is effective and prior to the eighth anniversary date on which the merger is effective, unless the average sale price of the common stock for the 20 trading days ending on the trading day prior to the date NHC gives notice of such redemption equals or exceeds the “conversion price,” as such term is defined in the certificate of designations, in effect on such trading day. However, regardless of the sales prices of NHC common stock, NHC may redeem outstanding shares of Preferred Stock on or after the eighth anniversary date on which the merger is effective.

Voting Rights

The holder of each share of Preferred Stock shall have the right to one vote for each share of common stock into which such share of Preferred Stock could then be converted and, with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of shares of common stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of NHC, and, except as provided below, shall be entitled to vote, together with holders of shares of common stock, as a single class with respect to any question or matter upon which holders of shares of common stock have the right to vote.

If and whenever six full quarterly dividends, whether or not consecutive, payable on the Preferred Stock are not paid, the number of directors constituting the board of directors will be increased by two and the holders of the Preferred Stock, voting together as a single class, will be entitled to elect those additional directors. In the event of such a non-payment, any holder of the Preferred Stock may request that NHC call a special meeting of the holders of the Preferred Stock for the purpose of electing the additional directors, and NHC must call such meeting within twenty (20) days of request. If all accumulated dividends on the Preferred Stock have been paid in full and dividends for the current quarterly dividend period have been paid, the holders of Preferred Stock will no longer have the right to vote on directors and the term of office of each director so elected will terminate and the number of members of the board of directors will, without further action, be reduced by two.

Furthermore, so long as any shares of the Preferred Stock remain outstanding, NHC shall not, without the affirmative vote of the holders of at least two-thirds of the shares of Preferred Stock outstanding at the time, voting as a class, (i) issue shares of or increase the authorized number of shares of any senior stock or parity stock or (ii) amend NHC’s certificate of incorporation or the resolutions contained in the certificate of designations, whether by merger, consolidation or otherwise, if the amendment would alter or change any power, preference or special right of the outstanding Preferred Stock in any manner materially adverse to the interests of the holders thereof.

In any case where the holders of Preferred Stock are entitled to vote as a class, each holder of the Preferred Stock will be entitled to one vote for each share of Preferred Stock owned by such holder.

Conversion Rights

Each share of Preferred Stock shall be convertible at the option of the holder thereof, unless previously redeemed, into fully paid and nonassessable shares of NHC common stock at an initial conversion price of $65.07 per share, as adjusted. The number of shares of NHC common stock deliverable upon conversion of a share of Preferred Stock will be initially 0.24204.

If a holder of shares of Preferred Stock exercises such holder’s conversion rights, upon delivery of the shares for conversion, those shares will cease to accrue dividends as of the end of the day immediately preceding the date of conversion. Holders of shares of Preferred Stock who convert their shares into common stock will not be entitled to, nor will the conversion price or conversion rate be adjusted for, any accrued and unpaid or accumulated dividends. Notwithstanding the prior sentence, if shares of Preferred Stock are converted into common stock during the period between the close of business on any dividend record date and the opening of business on the corresponding dividend payment date, holders of such shares of Preferred Stock at the close of business on the dividend record date will receive dividends declared and payable on such shares, if any, on such dividend payment date. Such shares of Preferred Stock surrendered for conversion must be accompanied by funds equal to the dividend declared and payable on such shares, if any, on such dividend payment date.

In case any shares of Preferred Stock are to be redeemed, the right of conversion shall cease and terminate, as to the shares of Preferred Stock to be redeemed, at the close of business on the business day immediately preceding the date fixed for redemption, unless NHC shall default in the payment of the redemption price of those shares.

If fewer than 5% of the aggregate number of shares of Preferred Stock issued on the date the merger is effective remain outstanding, NHC may, at any time on or after the third anniversary of the date the merger is effective at its option, cause all, but not less than all, of such Preferred Stock to be automatically converted into that number of shares of common stock equal to the liquidation preference thereof plus all accrued and unpaid or accumulated dividends divided by the lesser of (i) the conversion price, and (ii) the market price of the common stock. NHC will notify each of the holders of Preferred Stock by mail of such a conversion. Such notice shall specify the date of such conversion, which will not be less than 30 days nor more than 60 days after the date of such notice.

Adjustments to the Conversion Price

The conversion price shall be subject to adjustment from time to time in the event of stock splits, combinations, dividends in common stock of NHC and certain fundamental change as more fully described in the certificate of designations.

NHC shall not be required to give effect to any adjustment in the conversion price unless and until the net effect of one or more adjustments shall have resulted in a change of the conversion price by at least 1%, and when the cumulative net effect of more than one adjustment so determined shall be to change the conversion price by at least 1%, such change in the conversion price shall thereupon be given effect.

NHC may, from time to time, reduce the conversion price by any amount for any period of time if the period is at least twenty (20) days or any longer period required by law and if the reduction is irrevocable during the period, but the conversion price may not be less than the par value of common stock.

Payment Restrictions

If NHC does not pay a dividend on a dividend payment date, then, until all accumulated dividends have been declared and paid or declared and set apart for payment:

•	NHC may not take any of the following actions with respect to any of its junior stock: (i) declare or pay any dividend or make any distribution of assets on any junior stock, except that NHC may pay dividends in shares of its junior stock and pay cash in lieu of fractional shares in connection with any such dividends, or (ii) redeem, purchase or otherwise acquire any junior stock, except that (x) NHC may redeem, repurchase or otherwise acquire junior stock upon conversion or exchange of such junior stock for other junior stock and pay cash in lieu of fractional shares in connection with any such conversion or exchange and (y) NHC may make (A) repurchases of capital stock deemed to occur upon the exercise of stock options if such capital stock represents a portion of the exercise price thereof and (B) repurchases of capital stock deemed to occur upon the withholding of a portion of the capital stock issued, granted or awarded to one of NHC’s directors, officers or employees to pay for the taxes payable by such director, officer or employee upon such issuance, grant or award in order to satisfy, in whole or in part, withholding tax requirements in connection with the exercise of such options, in accordance with the provisions of an option or rights plan or program of NHC;

•	NHC may not take any of the following actions with respect to any of its parity stock: (i) declare or pay any dividend or make any distribution of assets on any of its parity stock, except that NHC may pay dividends on parity stock provided that the total funds to be paid be divided among the Preferred Stock and such parity stock on a pro rata basis in proportion to the aggregate amount of dividends accrued and unpaid or accumulated thereon; or (ii) redeem, purchase or otherwise acquire any parity stock, except that NHC may redeem, purchase or otherwise acquire parity stock upon conversion or exchange of such parity stock for junior stock or other parity stock and pay cash in lieu of fractional shares in connection with any such conversion or exchange, so long as, in the case of such other parity stock, (x) such other parity stock contains terms and conditions that are not materially less favorable, taken as a whole, to NHC or to the holders of Preferred Stock than those contained in the parity stock that is converted into or exchanged for such other parity stock, (y) the aggregate amount of the liquidation preference of such other parity stock does not exceed the aggregate amount of the liquidation preference, plus accrued and unpaid or accumulated dividends, of the parity stock that is converted into or exchanged for such other parity stock and (z) the aggregate number of shares of common stock issuable upon conversion, redemption or exchange of such other parity stock does not exceed the aggregate number of shares of common stock issuable upon conversion, redemption or exchange of the parity stock that is converted into or exchanged for such other parity stock.

Series B Junior Participating Preferred Stock

On August 2, 2007, the NHC board of directors approved the adoption of a stockholder rights plan (the “Rights Plan”) and declared a dividend distribution of one right (a “Right”) for each outstanding share of NHC common stock to stockholders of record at the close of business on August 2, 2007 (the “Dividend Date”). Each Right entitles the registered holder to purchase from NHC a unit consisting of one one-ten-thousandth of a share (a “Unit”) of Series B Junior Participating Preferred Stock, $0.01 par value (the “Series B Preferred Stock”), at a purchase price of $250 per Unit, subject to adjustment. The description and terms of the Rights are set forth in a rights agreement between NHC and Computershare Trust Company, N.A., as rights agent, dated as of August 2, 2007, as may be amended, restated or otherwise modified from time to time (the “Rights Agreement”).

Certificates

Initially, the Rights will not be exercisable, the Rights will be attached to all NHC common stock certificates representing shares then outstanding, and no separate rights certificates will be distributed. Subject to extension by the NHC board of directors in certain circumstances, the Rights will separate from the NHC common stock and a distribution date (the “Distribution Date”) will occur upon the earlier of (i) ten (10) days following a public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired, or obtained the right to acquire, beneficial ownership of twenty percent (20%) or more of the outstanding shares of NHC common stock (the “Stock Acquisition Date”), or (ii) ten (10) business days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning twenty percent (20%) or more of the outstanding shares of NHC common stock. Until the Distribution Date, (i) the Rights will be evidenced by the NHC common stock certificates and will be transferred with and only with such NHC common stock certificates, (ii) new NHC common stock certificates issued will contain a notation incorporating the Rights Agreement by reference, and (iii) the surrender for transfer of any certificates for NHC common stock outstanding will also constitute the transfer of the Rights associated with the NHC common stock represented by such certificate.

Expiration and Exercise

The Rights are not exercisable until the Distribution Date, if any such date shall occur, and will expire at the close of business on tenth anniversary of the record date of the plan (August 2, 2017), unless previously redeemed or exchanged by NHC as described below.

As soon as practicable after a Distribution Date, if any such date shall occur, rights certificates will be mailed to holders of record of the NHC common stock as of the close of business on the Distribution Date and, thereafter, the separate rights certificates alone will represent the Rights. Except as otherwise determined by the NHC board of directors, only shares of NHC common stock issued prior to the Distribution Date will be issued with Rights.

“Flip-In” Events

In the event that (i) NHC is the surviving company in a merger with an Acquiring Person and the NHC common stock is not changed or exchanged, (ii) an Acquiring Person becomes the beneficial owner of more than twenty percent (20%) of the outstanding shares of NHC common stock, (iii) an Acquiring Person engages in one or more “self-dealing” transactions as set forth in the Rights Agreement, or (iv) during such time as there is an Acquiring Person, an event occurs which results in such Acquiring Person’s ownership interest being increased by more than one percent (1%) (e.g., a reverse stock split), each holder of a Right will thereafter have the right to receive, upon exercise, NHC common stock (or, in certain circumstances, cash, property or other securities of NHC) having a value equal to two (2) times the exercise price of the Right. However, the Rights are not exercisable following the occurrence of any of the events set forth above until such time as the Rights are no longer redeemable as set forth below. Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will become null and void.

“Flip-Over” Events

In the event that, at any time following the Stock Acquisition Date, (i) NHC is acquired in a merger or other business combination transaction in which NHC is not the surviving company, or (ii) fifty percent (50%) or more of NHC’s assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two (2) times the exercise price of the Right.

Exchange Feature

At any time after any person becomes an Acquiring Person and prior to the acquisition by such person or group of fifty percent (50%) or more of the outstanding NHC common stock, the NHC board of directors may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange rate of one share of NHC common stock (or a combination of cash, property, NHC common stock or other securities having an equal value) per Right (subject to adjustment).

Adjustment for Dilution

The purchase price payable, and the number of Units of Series B Preferred Stock or other securities or property issuable upon exercise of the Rights, are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series B Preferred Stock, (ii) if holders of the Series B Preferred Stock are granted certain rights or warrants to subscribe for Series B Preferred Stock or convertible securities at less than the current market price of the Series B Preferred Stock, or (iii) upon the distribution to holders of the Series B Preferred Stock of evidences of indebtedness or assets (excluding regular cash dividends) or of subscription rights or warrants (other than those referred to above).

With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments amount to at least one percent (1%) of the purchase price. No fractional Units will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Series B Preferred Stock on the last trading date prior to the date of exercise.

Redemption

At any time until ten (10) days following the Stock Acquisition Date or such later date as may be determined by action of the NHC board of directors then in office and publicly announced by NHC, NHC may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (the “Redemption Price”). Immediately upon the action of the NHC board of directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

Stockholder Rights

Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of NHC, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to NHC, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for NHC common stock (or other consideration) of NHC or for common stock of the acquiring company as set forth above.

Amendments

Any of the provisions of the Rights Agreement may be amended by the NHC board of directors prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by the NHC board of directors in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable.

Five-Year Independent Director Review of Rights Plan

Under the Rights Plan, the NHC board of directors will establish a Rights Plan committee (which shall consist of non-management directors) that will periodically consider whether the maintenance of the Rights Plan continues to be in the best interests of NHC and its stockholders. The Rights Plan committee will conduct such review when and in such manner as such committee deems appropriate and will conduct its review at least once every five years.

Limitation of Liability and Indemnification Matters

The certificate of incorporation of the NHC provides that directors will not be personally liable to NHC or its stockholders for monetary damages for breaches of fiduciary duty as a director, except for liability (i) for any breach of a directors’ duty of loyalty to NHC or its stockholders, (ii) for acts of omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware relating to prohibited dividends or distribution or the repurchase or redemption of stock or (iv) for any transaction from which a director derives an improper personal benefit. The provision does not apply to claims against directors for violations of certain laws, including federal securities laws. If the General Corporation Law of the State of Delaware is amended to authorize further elimination or limitation of director’s liability, then the liability of directors of NHC shall automatically be limited to the fullest extent provided by law. The certificate of incorporation and the bylaws of NHC also contain provisions to indemnify the directors, officers, employees or other agents to the fullest extent permitted by the General Corporation Law of the State of Delaware. These provisions may have the practical effect in certain cases of eliminating the ability of stockholders to collect monetary damages from directors.

Business Combinations

Subject to certain exceptions, Section 203 of the General Corporation Law of the State of Delaware prohibits a public Delaware corporation from engaging in a business combination (as defined therein) with an “interested stockholder” (defined generally as any person who beneficially owns 15% or more of the outstanding voting stock of the corporation or any person affiliated with such person) for a period of three years following the date that such stockholder became an interested stockholder, unless (i) prior to such date the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation at the time the transaction commenced (excluding for purposes of determining the number of shares outstanding those shares owned (a) by directors who are also officers of the corporation and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) on or subsequent to such date the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. Section 203 of the General Corporation Law of the State of Delaware may have the effect of deterring merger proposals, tender offers or other attempts to effect changes in control of NHC that are not negotiated with and approved by NHC’s board of directors.

NHC’s certificate of incorporation provides that the vote of stockholders of NHC required to approve any “business combination” (as defined below) shall be, in addition to any affirmative vote required by law or the certificate of incorporation, and except as provided below, the affirmative vote of the holders of at least 70  % of the combined voting power of the then outstanding shares of stock of all classes and series of NHC entitled to vote generally in the election of directors (“Voting Stock”).

A “business combination” is defined as, (I) any merger or consolidation of NHC with (a) any Interested Stockholder (as defined below) or (b) any other entity which is or after each merger or consolidation would be, an affiliate of an Interested Stockholder; or (II) any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with any Interested Stockholder of assets of NHC or any subsidiary having an aggregate fair market value of $10,000,000 or more; or (III) the issuance or transfer by NHC of any securities of NHC to any Interested Stockholder in exchange for cash, securities or other property having an aggregate fair market value of $10,000,000 or more; or (IV) the adoption of any plan or proposal for the liquidation or dissolution of NHC proposed by or on behalf of an Interested Stockholder; or (V) any reclassification of securities, or recapitalization of NHC, or any merger or consolidation of NHC with any of its subsidiaries or any other transaction which in any such case has the effect of increasing the proportionate outstanding shares of any class or series of stock or securities convertible into stock of NHC which is directly or indirectly beneficially owned by any Interested Stockholder.

The provisions set forth above, shall not be applicable to any business combination which shall have been approved by a majority of the disinterested directors, and such business combination shall require only such affirmative vote as is required by law and any other provision of the certificate of incorporation.

An “Interested Stockholder” shall mean any person (other than NHC, any subsidiary, or the NHC Employee Stock Ownership Plan and Trust) who or which: (i) is the beneficial owner of more than 20% of the combined voting power of the then outstanding shares of Voting Stock; or (ii) is an affiliate of NHC and at any time within the two-year period immediately prior to the date in question was the beneficial owner of 20% or more of the combined voting power of the then outstanding shares of Voting Stock; or (iii) is an assignee of or has otherwise succeeded to the beneficial ownership of any shares of Voting Stock that were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder.

COMPARISON OF STOCKHOLDER RIGHTS

The following is a summary of the material differences between the rights of NHC stockholders and the rights of NHR stockholders. This summary does not address each difference between Delaware law and Maryland law, but focuses on those differences which the companies believe are most relevant to existing stockholders. This summary is not intended to be complete and is qualified by reference to the certificate of incorporation and bylaws of NHC and the charter and bylaws of NHR, as well as the laws of Delaware and Maryland. The amendment to the certificate of incorporation of NHC is attached to this joint proxy statement/prospectus as Annex F. The certificate of incorporation and bylaws of NHC and the charter and bylaws of NHR are incorporated by reference (as filed on a Current Reports on Form 8-K dated September 14, 2007 and March 23, 2007 respectively) into this joint proxy statement/prospectus. The rights of the NHR stockholders prior to and following the consummation of the consolidation are identical in all respects, except that the charter of the Consolidated Company contains a provision exempting it from the Maryland Business Combination Act.

Stockholders of NHC and NHR may request copies of these documents as provided in “Where You Can Find More Information.”

NHC	NHR

Authorized Capital Stock

NHC has authority to issue 30,000,000   shares of common stock, $.01   par value per share, and 10,000,000   shares of preferred stock, $.01   par value per share.

If the proposed amendment to the NHC certificate of incorporation described in this joint proxy statement/prospectus is approved at the NHC special meeting, the number of shares of preferred stock, $.01 par value per share, that NHC has the authority to issue will be increased to 25,000,000   shares.
NHR has authority to issue 75,000,000 shares of common stock, $.01 par value per share, 5,000,000 shares of preferred stock, $.01 par value per share, and 20,000,000 shares of excess stock, $.01 par value per share.

Ownership Limitations

The certificate of incorporation and bylaws do not contain ownership limitations on NHC common stock or other securities.
For NHR to qualify as a REIT under the Internal Revenue Code, among other things:
•    not more than 50% in value of its outstanding shares may be owned, directly or indirectly, by five or fewer individuals, as defined in the Internal Revenue Code, during the last half of a taxable year; and

• the shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year.

NHR’s charter, subject to certain exceptions, provides that no holder other than any person approved by the directors, at their option and in their discretion, may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% of the lesser of the number or value, as determined in good faith by the directors, of the total outstanding shares of NHR common stock.

NHC	NHR

Distributions and Dividends

The holders of shares NHC of common stock shall be entitled to receive such dividends and distributions as may be declared upon such shares of NHC common stock, from time to time by resolution of the board of directors, except that no payment of dividends or distributions shall be made to the holders of shares of NHC common stock unless and until the holders of shares of Preferred Stock receive any preferential amounts to which they are entitled.
Dividends and other distributions may be declared by the NHR board of directors as set forth in the applicable provisions of the NHR charter and any applicable law, at any meeting, subject to certain required determinations about the financial condition of NHR after giving effect to the dividend. Dividends and other distributions may be paid in cash, property or stock, subject to any applicable law and the NHR charter.

Upon any voluntary or involuntary liquidation, dissolution or winding-up of NHC, each holder of Preferred Stock shall be entitled to payment out of the assets of NHC legally available for distribution of an amount equal to $15.75   per share of the shares held by such holder, plus an amount equal to all accrued and unpaid and accumulated dividends on those shares to but excluding the date of liquidation, dissolution or winding-up, before any distribution is made on any NHC junior stock, including NHC common stock. The holders of the NHC common stock shall share pro rata all assets of NHC, after payment or provision for payment of the debts and liabilities of NHC.

The holders of shares of Preferred Stock will be entitled to receive, when, as and if dividends are declared by the board of directors, dividends at the rate of $0.80   per annum per share of Preferred Stock, to be payable in cash out of funds legally available therefore. Dividends on the Preferred Stock are cumulative.

Meeting of Stockholders

The annual meeting of the NHC stockholders shall be held, at such place within or without the state of Delaware as may be designated by the board of directors of NHC, on such date and at such time as shall be designated each year by the board of directors of NHC and stated in the notice of the meeting. At the annual meeting the NHC stockholders shall elect directors by a plurality vote and transact such other business as may properly be brought before the meeting.
As provided in the bylaws, an annual meeting of the stockholders of NHR shall be held on the third Wednesday in September of each year or on or before the 30th day thereafter as may be fixed by the NHR board of directors. At the annual meeting, the NHR stockholders shall elect directors and transact any other business properly brought before the meeting.

Special meetings of stockholders may be called by the president or a majority of the NHC board of directors. The place of said meetings shall be designated by the directors. The business transacted at special meetings of NHC stockholders shall be confined to the business stated in the notice given to the NHC stockholders.

Special meetings of stockholders may be called by the president, the chairman of the board or a majority of the board of directors. The secretary may also call special meetings of stockholders but only upon written request of stockholders entitled to cast a majority of all of the votes at the meeting. The date, time, place and record date for any special meeting shall be established by the board of directors. Only business specifically designated in the notice of the meeting may be transacted at a special meeting.

NHC	NHR

Stockholder Nominations and Proposals

At an annual or special meeting of NHC stockholders, only such business shall be conducted as shall have been properly brought before the meeting. A stockholder’s notice must be delivered to or mailed and received at the principal executive offices of NHC not less than 60 nor more than 90 days prior to the stockholder’s meeting.	At an annual or special meeting of NHR stockholders, only such business shall be conducted as shall have been properly brought before the meeting. A stockholder’s notice must be delivered to or mailed and received at the principal executive offices of NHR not less than 75 nor more than 180 days prior to the anniversary date of the immediately preceding annual meeting of stockholders.

Size of the Board of Directors

Under the NHC certificate of incorporation, the board of directors shall be comprised of not less than 6 or more than 12 members, the exact numbers to be fixed from time to time by the board of directors pursuant to a resolution adopted by a majority of directors then in office.	The charter provides that the board of directors shall consist of five members, which number may be increased or decreased in accordance with the bylaws, but shall not be less than the number required by Section 2-402 of the Maryland General Corporation Law, as the same may be amended from time to time. The NHR board of directors currently consists of seven members.

In addition, if and whenever six full quarterly dividends, whether or not consecutive, payable on the Preferred Stock are not paid, the number of directors constituting the NHC board of directors will be increased by two and the holders of Preferred Stock, voting together as a single class, will be entitled to elect those additional directors. In any case where the holders of Preferred Stock are entitled to vote as a class under this section, each holder of Preferred Stock will be entitled to one vote for each share of Preferred Stock owned by such holder.

Removal of Directors

Directors of NHC may be removed at any time for “cause” by the affirmative vote of the holders of a majority of the outstanding shares of NHC capital stock entitled to vote generally in the election of directors (considered for this purpose as one class). “Cause” means (i) any fraudulent or dishonest act or activity by the director; or (ii) behavior materially detrimental to the business of NHC.	Any NHR director, or the entire board of directors of NHR, may be removed from office at any time, but only for “cause” and then only by the affirmative vote of the holders of a majority of the votes entitled to be cast in the election of directors. “Cause” means with respect to any particular director a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to NHR through bad faith or active and deliberate dishonesty.

Filling Director Vacancies

Newly created directorships resulting from an increase in the number of NHC directors, and vacancies occurring in any office or directorship for any reason, including removal of an officer or director, may be filled by the vote of a majority of the NHC directors remaining in office.	A vacancy which results from the death, resignation or removal of an NHR director or as a result of an increase by the board of directors in the number of NHR directors may be filled by a vote of the entire board of directors, and a director so elected to fill a vacancy shall serve until the expiration of such

NHC	NHR

director’s term and until his successor shall be duly elected and qualified.

Liability of Directors

The NHC certificate of incorporation eliminates the personal liability of the NHC directors to the fullest extent permitted by paragraph (7) of clause (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended or supplemented.	The NHR charter contains a provision, as permitted by Maryland law, that limits the liability of the directors and officers to NHR or its stockholders for money damages.

Indemnification

Pursuant to the NHC certificate of incorporation, NHC shall, to the fullest extent permitted by ss.145 of the General Corporation Law of the State of Delaware, indemnify any and all directors, officers, employees and agents whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for therein shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person.	To the maximum extent permitted by Maryland law, NHR shall indemnify, and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former director or officer of NHR or the predecessor corporation or (b) any individual who, while a director and at the request of NHR, serves or has served as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former director or officer of NHR.

Inspection of Books and Records

Pursuant to the General Corporation Law of the State of Delaware, any NHC stockholder shall, upon written demand stating the purpose thereof, have the right, during usual business hours to inspect for any proper purpose the NHC books and records. If the inspection sought is of NHC stockholder lists, the burden of proof is on NHC to prove the information is being sought for an improper purpose. For other corporate records, the burden is on the NHC stockholder to prove proper purpose.	Under the Maryland General Corporation Law, any NHR stockholder or holder of a voting trust certificate may inspect and copy during usual business hours NHR’s bylaws, minutes of the proceedings of the stockholders, annual statements of affairs and voting trust agreements on file at NHR’s principal office. Written demand shall be required for inspection of NHR’s stock records, but such request may only include stock records issued by NHR for a period of not more than 12 months before the date of the request. A person who has been the holder of 5% or more of the common stock for six months has additional inspection rights.

Amendment of the Certificate of Incorporation or Charter

Any of the provisions of the NHC certificate of incorporation may be amended, altered or repealed in accordance with the laws of the State of Delaware at the time in force; provided, however, that the affirmative vote of the holders of at least a majority of the outstanding shares of common stock entitled to vote and a majority of the members of the NHC board of directors then holding office is required to	An amendment shall be effective and valid if such action has been approved, advised or recommended by the board of directors and is taken or authorized by the affirmative vote of holders of NHR common stock entitled to cast a majority of all the votes entitled to be cast on the matter.

NHC	NHR

amend those provisions of the certificate of incorporation.

In some cases, the vote of holders of 70% or more of the combined voting power of the then outstanding shares of stock is required to amend provisions of the NHC certificate of incorporation.

Amendment of the Bylaws

The NHC bylaws may be amended, added to or repealed by an affirmative vote of at least a majority of either (i) the shares of NHC common stock entitled to vote, or (ii) the NHC board of directors.
The NHR board of directors shall have the power, at any annual or regular meeting, or at any NHR special meeting if notice thereof is included in the notice of such special meeting, to alter or repeal any bylaws of NHR and to make new bylaws.

The NHR stockholders, by affirmative vote of a majority of the shares of NHR common stock shall have the power, at any annual meeting or at any special meeting, if notice thereof is included in the notice of such special meeting, to alter or repeal any bylaws of NHR and to make new bylaws.

Affiliated Transactions

In addition to any affirmative vote required by law or the certificate of incorporation and subject to certain exceptions, affiliated transactions shall not be consummated without the affirmative vote of the holders of at least 70 percent of the combined voting power of the then outstanding shares of NHC common stock of all classes and series entitled to vote generally in the election of directors, in each case voting together as a single class.	An affiliated transaction shall be effective and valid if such action has been approved, advised or recommended by the affirmative vote of a majority of disinterested NHR directors or by the affirmative vote of a majority of NHR stockholders entitled to vote other than the votes of shares owned of record or beneficially by the interested party.

Vote on Merger

Pursuant to the General Corporation Law of the State of Delaware, the NHC board of directors must recommend a plan of merger to its stockholders.

Except in the case of affiliated transactions, as described above, and in the cases expressly set forth in the certificate of incorporation, a majority in interest of the NHC stock represented at a stockholders meeting shall decide the business.
A merger shall be effective and valid if such action has been approved, advised or recommended by the NHR board of directors and is taken or authorized by the affirmative vote of holders of NHR common stock entitled to cast a majority of all the votes entitled to be cast on the matter.

Dissenters’ Rights

The stockholders of NHC will not be entitled to exercise dissenters’ rights with respect to any matter to be voted upon at the NHC special meeting.	The stockholders of NHR will not be entitled to exercise dissenters’ rights with respect to any matter to be voted upon at the NHR special meeting because NHR’s common stock is listed on the American Stock Exchange.

NHC	NHR

Stockholder Action Without a Meeting

Any action required or permitted to be taken by the holders of the issued and outstanding NHC stock may be effected solely at an annual or special meeting of NHC stockholders.	An action required or permitted to be taken at a meeting of NHR stockholders may be taken without a meeting if a consent in writing, setting forth such action, is signed by all the NHR stockholders entitled to vote on the subject matter thereof and any other NHR stockholders entitled to notice of such meeting have waived in writing any rights which they may have to dissent from such action and such consents and waivers are filed with the records of the NHR stockholders meetings.

Stockholder Rights Plan

NHC has a stockholder rights plan which could discourage unwanted or hostile takeover attempts which are not negotiated with its board of directors. The plan discourages such attempts by causing substantial dilution to any person who acquires an amount in excess of a specified percentage of NHC’s common stock and by making an acquisition of NHC without the consent of its board of directors prohibitively expensive. Each share of NHC common stock has attached to it a stock purchase right having the terms set forth in the stockholder rights agreement. Each right will entitle its holder to purchase one ten-thousandth of a share of Series B Preferred Stock at a price of $250.00 (subject to adjustment) (referred to below as the “exercise price”) and will generally become exercisable if any person or group(i) acquires 20% or more of NHC’s common stock or (ii) commences a tender or exchange offer to acquire 20% or more of NHC’s common stock. The dividend, voting, liquidation and other rights of the Series B Preferred Stock are such that the market value of one ten- thousandth of a share of Series B Preferred Stock should approximately equal the market value of one share of common stock.	NHR does not have a stockholder rights plan.

Upon announcement that any person or group has acquired 20% or more of NHC’s common stock, rights owned by the acquiring person will become void and each other right will “flip-in,” entitling its holder to purchase for the exercise price either Series B Preferred Stock or, at the option of NHC, common stock, having a market value of twice the exercise price. In addition, after any person has acquired more than 20% of NHC common stock, NHC may not consolidate or merge with any person or sell 50% or more of its assets or earning power to any person if at the time of such merger or sale the acquiring person controls NHC’s board of directors, unless provision is made such that each right would thereafter entitle its holder to buy, for the exercise

NHC	NHR

price, the number of shares of common stock of such other person having a market value of twice the exercise price. The rights may be redeemed by NHC for $.01 per right at any time prior to an acquisition of 20% or more of the common stock of NHC. The rights will expire on August 2, 2017 or before that date under certain circumstances

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of material United States federal income tax consequences to holders of NHR common stock of the merger and the ownership and disposition of the Preferred Stock (or common stock received upon conversion thereof) issued in connection with the merger. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which are subject to change or different interpretations, possibly with retroactive effect. The parties have not requested, and do not plan to request, any rulings from the Internal Revenue Service (the “IRS”) concerning the parties’ tax treatment or the tax treatment of holders of NHR common stock as a consequence of the merger, and the statements in this proxy are not binding on the IRS or any court. There is no assurance that the tax consequences contained in this discussion will not be challenged by the IRS, or if challenged, will be sustained by a court. Except as otherwise provided, this summary does not address the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the merger (whether or not such transactions are undertaken in connection with the merger).

This summary assumes that NHR common stock is held, and the Preferred Stock issued in connection with the merger (and the common stock into which the Preferred Stock is convertible) will be held, as a capital asset within the meaning of Section 1221 of the Code. This summary does not address all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances. In addition, this summary does not address the tax treatment of special classes of holders of NHR common stock or Preferred Stock (or the common stock received upon conversion thereof), including, for example:

•	banks and other financial institutions;

•	insurance companies;

•	tax-exempt entities;

•	mutual funds and real estate investment trusts;

•	subchapter S corporations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	U.S. holders whose functional currency is not the United States dollar;

•	persons holding shares of NHR common stock or the Preferred Stock as part of a hedging or conversion transaction or as part of a “straddle” or a constructive sale;

•	U.S. expatriates;

•	persons subject to the alternative minimum tax;

•	holders who acquired NHR common stock or the Preferred Stock (or the common stock received upon conversion thereof) through the exercise of employee stock options or warrants or otherwise as compensation;

•	holders that are properly classified as a partnership or otherwise as a pass-through entity under the Code; and

•	non-U.S. holders, as defined below, except to the extent discussed below.

This summary also does not discuss any U.S. federal estate or gift tax (except to the limited extent provided below under “Consequences of Owning the Preferred Stock (and Any Common Stock Received upon Conversion Thereof) to Non- U.S. Holders”), or state, local, foreign or other tax considerations.

If any entity that is treated as a partnership for United States federal income tax purposes holds shares of NHR common stock or the Preferred Stock (or common stock received upon conversion thereof), the tax treatment of its partners or members generally will depend upon the status of the partner or member and the activities of the entity. If you are a partner of a partnership or a member of a limited liability company or other entity classified as a partnership for United States federal tax purposes and that entity is holding NHR common stock or the Preferred Stock (or common stock received upon conversion thereof) you should consult your tax advisor regarding the consequences of the merger and the ownership and disposition of such stock.

For purposes of this section, a “U.S. holder” means a beneficial owner of shares of NHR common stock or the Preferred Stock (or common stock received upon conversion thereof) that is for United States federal income tax purposes one of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or any state thereof, or the District of Columbia;

•	a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust, or (B) that has a valid election in effect under applicable United States Treasury Regulations to be treated as a United States person; or

•	an estate the income of which is subject to United States federal income taxation regardless of its source.

Except as otherwise provided in the estate tax discussion, a “non-U.S. holder” means a beneficial owner of shares of NHR common stock or the Preferred Stock (or common stock received upon conversion thereof) that is an individual, corporation, estate or trust that is not a U.S. holder as described in the bullets above.

THIS SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE MERGER OR THE OWNERSHIP AND DISPOSITION OF THE PREFERRED STOCK ISSUED IN CONNECTION WITH THE MERGER (AND ANY COMMON STOCK RECEIVED UPON CONVERSION THEREOF). ALL HOLDERS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISOR REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY FEDERAL ESTATE AND GIFT, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS).

Consequences to the Parties of the Merger

For United States federal income tax purposes, the parties will treat the merger as if NHR had sold all of its assets (other than the cash used to fund the special dividend immediately prior to the merger (the “Special Dividend”)) to NHC/OP, L.P. in a taxable sale in exchange for the merger consideration and the assumption of NHR’s liabilities as of the effective time of the merger and then made a liquidating distribution to the stockholders of NHR in exchange for their shares of NHR common stock. The gain recognized by NHR with respect to this taxable sale is expected to be fully offset by a dividends paid deduction resulting from the deemed liquidating distribution.

Consequences of the Merger to U.S. Holders

General.  The receipt of cash and the Preferred Stock by U.S. holders in exchange for their shares of NHR common stock pursuant to the merger should be a taxable transaction. Consequently, a U.S. holder of NHR common stock should recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between:

•	the sum of the fair market value of the Preferred Stock and the amount of cash received in the merger, plus (subject to the discussion below) the amount of cash received as the Special Dividend; and

•	the U.S. holder’s adjusted tax basis in the NHR common stock surrendered for such consideration.

As noted above, the parties believe that the Special Dividend should be treated, for United States federal income tax purposes, as part of the consideration received by U.S. holders in exchange for their NHR common stock. This treatment, however, is not free from doubt, and it is possible that the IRS could successfully assert that the Special Dividend should be treated as an ordinary dividend taxable at regular ordinary income rates.

Gain or loss will be calculated separately for each block of shares, with a block consisting of shares acquired at the same cost on the same date. This gain or loss will be capital gain or loss and will be long-term capital gain or loss if, at the time of the merger, the U.S. holder’s shares of NHR common stock have been held for more than one year. Currently, a noncorporate U.S. holder will be subject to tax on net capital gain at a maximum federal income tax rate of 15%; provided, however, that the IRS has the authority to prescribe regulations that would apply a tax rate of 25% to a portion of net capital gain realized by a noncorporate stockholder on the sale of REIT shares that would correspond to the REIT’s “unrecaptured Section 1250 gain,” (generally gain attributable to depreciation previously taken with respect to real property). The IRS has not yet issued such regulations, but it may in the future issue regulations that apply to the merger retroactively. Capital gains of corporate U.S. holders generally are taxable at the regular tax rates applicable to corporations. The deductibility of a capital loss recognized in the merger is subject to limitations under the Code.

Special Rule for U.S. Holders Who Have Held Shares Less than Six Months. A U.S. holder who has held common stock of NHR for less than six months at the effective time of the merger, taking into account certain holding period rules, and who recognizes a loss on the exchange of shares of NHR common stock in the merger, will be treated as recognizing a long-term capital loss to the extent of any capital gain dividends received from NHR, or such holder’s share of any designated retained capital gains, with respect to such shares.

Basis and Holding Period of the Preferred Stock.  A holder’s tax basis in the Preferred Stock received in the merger will be equal to the fair market value of such shares on the effective date of the merger. The holding period with respect to such shares shall commence on the day after the effective date of the merger.

Information Reporting and Backup Withholding.  Backup withholding, presently at a rate of 28%, and information reporting may apply to the merger consideration. Backup withholding will not apply, however, to a U.S. holder (i) who furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on the substitute IRS Form W-9 or successor form or (ii) is otherwise exempt from backup withholding and complies with other applicable rules and certification requirements. Backup withholding is not an additional tax and any amount withheld under these rules may be credited against the holder’s United States federal income tax liability and may entitle the holder to a refund if required information is timely furnished to the IRS.

Consequences of Owning the Preferred Stock (and Any Common Stock Received upon Conversion Thereof) to U.S. Holders

Distributions.  The amount of any distribution with respect to the Preferred Stock, and any common stock received upon conversion thereof, will generally be treated as a dividend, taxable as ordinary income to the U.S. holder, to the extent of NHC’s current or accumulated earnings and profits as determined under U.S. federal income tax principles. Distributions in excess of NHC’s current and accumulated earnings and profits are applied against and reduce the U.S. holder’s tax basis in the Preferred Stock or common stock, as the case may be. Amounts in excess of the U.S. holder’s tax basis are treated as capital gain. For tax years ending on or before December 31, 2010, non-corporate U.S. holders generally should qualify for a maximum tax rate of 15% with respect to dividend income provided the U.S. holder satisfies holding period and other applicable requirements.

Generally, a dividend distribution to a corporate U.S. holder will qualify for a 70% dividends-received deduction if the U.S. holder owns less than 20% of the voting power or value of NHC’s stock. However, the dividends-received deduction is disallowed in its entirety if the U.S. holder does not satisfy the applicable minimum holding period required for the stock for a period immediately before or immediately after such holder becomes entitled to receive each dividend on the stock. The length of time that a corporate U.S. holder is deemed to have held the stock for these purposes is reduced for periods during which the U.S. holder’s risk of loss with respect to the stock is diminished by reason of the existence of certain options, contracts to sell, short sales or other similar transactions. The amount of the dividends-received deduction is reduced for a corporate U.S. holder that has incurred indebtedness directly attributable to its investment in the Preferred Stock.

Under certain circumstances, a corporation that receives an “extraordinary dividend” to reduce its stock basis by the non-taxed portion of such dividend and to recognize gain immediately to the extent the required reduction exceeds such stock basis. Generally, quarterly dividends that are not in arrears and that are paid to an original holder of the shares of the Preferred Stock do not constitute extraordinary dividends. However, an “extraordinary dividend” would include any amount treated as a dividend with respect to a redemption that is not pro rata to all stockholders (or meets certain other requirements), without regard to either the relative amount of the dividend or the U.S. holder’s holding period for the Preferred Stock.

Adjustment of Conversion Rate.  The conversion rate of the Preferred Stock is subject to adjustment under certain circumstances. Applicable Treasury Regulations would treat a U.S. holder of the Preferred Stock as having received a constructive distribution includable in such U.S. holder’s income in the manner described above under “Distributions” if and to the extent that certain adjustments in the conversion rate increase the proportionate interest of a U.S. holder in NHC’s assets or earnings and profits. For example, an increase in the conversion ratio to reflect a taxable dividend to holders of common stock will generally give rise to a deemed taxable dividend to the holders of the Preferred Stock to the extent of NHC’s earnings and profits. In addition, an adjustment to the conversion rate of the Preferred Stock or a failure to make such an adjustment could potentially give rise to constructive distributions to U.S. holders of NHC’s common stock. Thus, under certain circumstances, U.S. holders may recognize income in the event of a constructive distribution even though they may not have received any cash or property. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing dilution in the interests of U.S. holders of the Preferred Stock, however, will generally not be considered to result in a constructive dividend distribution.

Sale, Exchange, Redemption or Other Disposition of the Preferred Stock (or Common Stock Received upon Conversion Thereof).  Subject to the discussion in the following paragraph, a U.S. holder of the Preferred Stock (or common stock received upon conversion thereof) will generally recognize gain or loss on the sale, exchange, redemption or other taxable disposition of the Preferred Stock or common stock in an amount equal to the difference between the proceeds of such sale, exchange or other disposition (not including (a) redemption proceeds attributable to any accrued and unpaid dividends declared prior to the redemption and (b) in the case of any U.S. holder who sells after the record date and before the ex-dividend date, sale proceeds attributable to any accrued and unpaid dividends declared prior to the sale, which, in either case, will be taxable as dividend income to the U.S. holder) and such holder’s tax basis in such stock. This gain or loss will be long-term gain or loss if the U.S. holder’s holding period for the Preferred Stock or common stock is more than one year. The deductibility of losses may be limited. Non-corporate U.S. holders generally should qualify for a maximum tax rate of 15% with respect to long-term capital gain.

Special rules may recharacterize as a dividend the proceeds of redemption of the Preferred Stock or common stock if the redemption is treated as economically equivalent to a dividend. Such a recharacterization is most likely to result where a U.S. holder has a significant percentage ownership in NHC (taking into account certain ownership attribution rules) and the redemption does not result in a meaningful reduction in such percentage interest. U.S. holders should consult their own tax advisors regarding the possible application of these special rules to them.

Conversion of the Preferred Stock.  A U.S. holder of the Preferred Stock will generally not recognize gain or loss upon the conversion of the Preferred Stock (other than with respect to cash received in lieu of any fractional shares).

A U.S. holder’s basis in common stock received upon conversion (other than common stock received in respect of accrued and unpaid dividends upon an automatic conversion (“Dividend Shares”)) will equal the tax basis in the Preferred Stock exchanged therefor (less any basis attributable to any fractional share in respect of which cash is received), and the holding period for such common stock will include the holding period of the Preferred Stock exchanged therefor.

A U.S. holder who receives cash in lieu of a fractional share will be treated as having received the fractional share and having exchanged it for cash in a transaction subject to Section 302 of the Code (typically resulting in capital gain or loss measured by the difference between the cash received and the U.S. holder’s basis in the fractional share unless such redemption is economically equivalent to a dividend).

The receipt of Dividend Shares should be treated as a constructive distribution with respect to the Preferred Stock, taxable as a distribution as described above under “Distributions.”

Information Reporting and Backup Withholding.  Information reporting requirements generally will apply to certain U.S. holders with respect to dividends paid on, or, under certain circumstances, the proceeds of a sale, exchange, redemption or other disposition of, the Preferred Stock or common stock. Under the Code and applicable Treasury Regulations, a U.S. holder of the Preferred Stock or common stock may be subject to backup withholding at a 28% rate with respect to dividends paid on, or the proceeds of a sale, exchange, redemption or other disposition of, the Preferred Stock or common stock unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact in the manner required or (b) within a reasonable period of time, provides a correct taxpayer identification number, certifies that it is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against the U.S. holder’s U.S. federal income tax liability (and may entitle the U.S. holder to a refund) provided that the required information is timely furnished to the IRS.

Consequences of the Merger to Non-U.S. Holders

Generally, a non-U.S. holder’s gain or loss from the merger will be determined in the same manner as that of a U.S. holder. The United States federal income tax consequences of the merger to a non-U.S. holder will depend on various factors, including whether the receipt of the merger consideration is taxed under the provisions of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, governing sales of REIT shares or whether the receipt of the merger consideration is taxed under the provisions of FIRPTA governing distributions from REITs that have sold assets. The provisions governing distributions from REITs could apply because, for United States federal income tax purposes, the merger should be treated as a sale of NHR’s assets (other than the cash used to fund the Special Dividend) followed by a liquidating distribution from NHR to the stockholders of NHR. Current law is unclear as to which provisions should apply, and both sets of provisions are discussed below. In general, the provisions governing the taxation of distributions by REITs are less favorable to non-U.S. holders, and non-U.S. holders should consult their tax advisors regarding the possible application of those provisions.

Taxable Sale of Shares.  Subject to the discussion below of backup withholding, the distribution of gain from the disposition of “U.S. real property interests,” and the treatment of the Special Dividend, if the merger is treated as a taxable sale of shares of NHR common stock, a non-U.S. holder should not be subject to United States federal income taxation on any gain or loss recognized from the merger unless: (i) the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and, if an applicable income tax treaty applies, the gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; (ii) the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of the merger and certain other requirements are met; or (iii) such shares of NHR common stock constitute a U.S. real property interest under FIRPTA.

A non-U.S. holder whose gain is effectively connected with the conduct of a trade or business in the United States will be subject to United States federal income tax on such gain on a net basis generally in the same manner as a U.S. holder. In addition, a non-U.S. holder that is a corporation may be subject to the 30% branch profits tax on effectively connected earnings and profits.

A non-U.S. holder who is an individual present in the United States for 183 days or more in the taxable year of the merger and who meets certain other requirements will be subject to a flat 30% tax on the gain derived from the merger, which may be offset by certain United States source capital losses.

Generally, if a non-U.S. holder’s shares of NHR common stock constitute a U.S. real property interest under FIRPTA, such holder will be subject to United States federal income tax on the gain recognized in the merger on a net basis in the same manner as a U.S. holder. Shares of a U.S. corporation that holds primarily U.S. real estate, like a REIT, ordinarily are classified as U.S. real property interests, and gain recognized by a non-U.S. holder on the sale of such shares would be taxable under FIRPTA unless an exception applies. However, a non-U.S. holder’s shares of NHR common stock generally will not constitute a U.S. real property interest if NHR is a “domestically controlled qualified investment entity” at the merger effective time. In addition, a non-U.S. holder’s shares of NHR’s common stock generally will not constitute a U.S. real property interest if the non-U.S. holder holds 5% or less of the total fair market value of NHR’s common stock at all times during the shorter of (a) the five-year period ending with the effective date of the merger and (b) the non-U.S. holder’s holding period for the shares. A “qualified investment entity” includes a REIT. Assuming NHR qualifies as a REIT, it will be a domestically controlled qualified investment entity at the merger effective time if non-U.S. holders hold directly or indirectly less than 50% in value of NHR’s stock at all times during the five-year period ending with the merger effective time. No assurances can be given that the actual ownership of NHR’s stock has been or will be sufficient for it to qualify as a domestically controlled qualified investment entity at the merger effective time.

In addition, shares of NHR’s common stock will not constitute a U.S. real property interest if (i) as of the effective date of the merger, NHR did not hold any U.S. real property interests and (ii) all of the U.S. real property interests held by NHR during the five-year period ending with the effective date of the merger were disposed of in transactions in which the full amount of the gain (if any) was recognized. The application of this rule in a transaction such as the merger is unclear. You should consult your tax advisor regarding the possible FIRPTA tax consequences to you of the merger.

Distribution of Gain from the Disposition of U.S. Real Property Interests.  The tax treatment described above assumes that the receipt of the merger consideration will be treated as a sale or exchange of shares of NHR common stock for purposes of FIRPTA. It is possible, however, that the IRS may assert that the merger consideration received by a non-U.S. holder is subject to tax as a distribution from NHR that is attributable to gain from the deemed sale of NHR’s U.S. real estate assets in the merger and not as a sale of shares of NHR common stock. If the IRS were successful in making this assertion, then such distribution would be taxed under FIRPTA, unless a special exception applies (the “5% Exception,” discussed below). If the distribution were taxed under FIRPTA, the gain recognized by a non-U.S. holder generally would be subject to United States federal income tax on a net basis to the extent attributable to gain from the sale of NHR’s real estate assets, and a corporate non-U.S. holder could also be subject to the branch profits tax. On the other hand, the 5% Exception would apply to a non-U.S. holder of NHR’s common stock if the non-U.S. holder does not own more than 5% of NHR’s common stock at any time during the one-year period ending on the date of the distribution. If the 5% Exception were to apply to a non-U.S. Holder, the FIRPTA tax would not apply, but there is some risk that the merger consideration could be treated as an ordinary dividend distribution from NHR, in which case the merger consideration you receive would be subject to a gross income tax at a 30% rate. As noted below, we intend to withhold tax in this situation (at a 30% rate).

Treatment of the Special Dividend.  The parties believe that the Special Dividend should be treated, for United States federal income tax purposes, as part of the consideration received by non-U.S. holders in exchange for their NHR common stock. This treatment is not free from doubt, and it is possible that the IRS could successfully assert that the Special Dividend should be treated as an ordinary dividend, in which event (i) if such dividend is effectively connected with the conduct of a U.S. trade or business, the non-U.S. holder generally would be subject to U.S. federal income tax with respect to such dividend on a net basis as if the non-U.S. holder were a U.S. holder (and if the non-U.S. holder were a corporation, branch profits tax may also apply) and (ii) if such dividend is not effectively connected with the conduct of a U.S. trade or business, such dividend would be subject to a 30% withholding tax.

Income Tax Treaties.  If a non-U.S. holder is eligible for benefits under an income tax treaty with the United States, the non-U.S. holder may be able to reduce or eliminate certain of the United States federal income tax consequences discussed above, such as the branch profits tax or the 30% gross income tax on dividend distributions. Non-U.S. holders should consult their tax advisors regarding possible relief under an applicable income tax treaty.

U.S. Withholding Tax Under FIRPTA.  As described above, it is unclear whether the receipt of the merger consideration will be treated as a sale or exchange of shares of NHR common stock or as a distribution from NHR that is attributable to gain from the deemed sale of NHR’s U.S. real estate assets in the merger. Accordingly, we intend to withhold U.S. federal income tax at a rate of 35% from the portion of the merger consideration that is, or is treated as, attributable to gain from the sale of U.S. real property interests and paid to a non-U.S. holder unless such holder qualifies for the 5% Exception, in which case we intend to withhold federal income tax at a 30% rate unless reduced by an applicable income tax treaty.

A non-U.S. holder may be entitled to a refund or credit against the holder’s United States federal income tax liability, if any, with respect to any amount withheld pursuant to FIRPTA, provided that the required information is furnished to the IRS on a timely basis. Non-U.S. holders should consult their tax advisors regarding withholding tax considerations.

Information Reporting and Backup Withholding.  Backup withholding, presently at a rate of 28%, and information reporting may apply to the merger consideration. Backup withholding will not apply, however, to a non-U.S. holder (i) who furnishes an applicable IRS Form W-8 or successor form or (ii) is otherwise exempt from backup withholding and complies with other applicable rules and certification requirements. Backup withholding is not an additional tax and any amount withheld under these rules may be credited against the holder’s United States federal income tax liability and may entitle the holder to a refund if required information is timely furnished to the IRS.

Consequences of Owning the Preferred Stock (and Any Common Stock Received upon Conversion Thereof) to Non-U.S. Holders

Distributions.  Distributions that are treated as dividends (or constructive dividends) as described above in the discussion applicable to U.S. holders, generally will be subject to withholding of U.S. federal income tax at a 30% rate (or at such lower rate that an applicable income tax treaty may specify). However, dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the U.S. are generally subject to U.S. federal income tax on a net income basis at regular graduated income tax rates (unless an applicable income tax treaty provides otherwise), but are not generally subject to the 30% withholding tax if the non-U.S. holder files an IRS Form W-8ECI (or successor form). In addition, if a non-U.S. holder receiving effectively connected dividends is a foreign corporation, such non-U.S. holder may also be subject to the branch profits tax equal to 30% of its “effectively connected earnings and profits” as defined in the Code unless such non-U.S. holder qualifies for a lower rate or an exemption under an applicable income tax treaty.

A non-U.S. holder that claims the benefit of an income tax treaty rate generally will be required to satisfy applicable certification and other requirements, including filing an IRS Form W-8BEN (or successor form). In addition, a non-U.S. holder that claims the benefit of an income tax treaty rate may be required, in certain instances, to obtain a U.S. taxpayer identification number. Payments made through certain foreign intermediaries may be subject to additional rules.

Sale, Exchange, Redemption or Other Disposition of the Preferred Stock (or Common Stock Received upon Conversion Thereof).  A non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax on the sale, exchange, redemption or other taxable disposition of the Preferred Stock (or common stock received upon conversion thereof) (except to the extent a redemption is recharacterized as a dividend under Section 302 of the Code, as described above in the discussion applicable to U.S. holders) unless:

(1) the gain is effectively connected with a U.S. trade or business of the non-U.S. holder;

(2) the non-U.S. holder is an individual who is present in the U.S. for 183 or more days in the taxable year of the disposition and meets other requirements; or

(3) NHC is a “United States real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the sale or other disposition and the non-U.S. holder’s holding period (the shorter period hereinafter referred to as the “lookback period”); provided that if the Preferred Stock or common stock is regularly traded on an established securities market, this rule generally will not cause any gain on the regularly traded class of stock to be taxable unless the non-U.S. holder owned more than 5% of such stock at some time during the lookback period. NHC does not believe that it currently is a USRPHC. However, there is no assurance that this view is correct. Moreover, NHC could become a USRPHC as a result of future changes in the composition or value in its assets or changes in its operations.

If a non-U.S. holder falls under clause (1) above, such holder generally will be taxed on the net gain derived from a disposition under regular graduated U.S. federal income tax rates (unless an applicable income tax treaty provides otherwise), and if such holder is a corporation, may also be subject to the branch profits tax equal to 30% of its “effectively connected earnings and profits” as defined in the Code (unless an applicable income tax treaty provides otherwise).

If a non-U.S. holder falls under clause (2) above, such holder may be subject to a flat 30% tax on the gain derived from the disposition.

If a non-U.S. Holder falls under clause (3) above, such holder generally will be taxed in the same manner described in clause (1) above except that the branch profits tax will not apply.

Conversion of the Preferred Stock.  Generally, no U.S. federal income tax or withholding tax will be imposed upon the conversion of the Preferred Stock by a non-U.S. holder, other than with respect to cash received in lieu of fractional common shares (which will generally be taxable as a redemption of such common shares as described above). However, in connection with an automatic conversion, any additional shares received in respect of accrued, unpaid and undeclared dividends will be treated as a distribution with respect to the Preferred Stock taxable as described above.

U.S. Federal Estate Tax.  Any Preferred Stock or common stock that is owned or treated as owned by an individual who is a non-U.S. holder (as defined for estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding.  A non-U.S. holder of the Preferred stock or common stock that fails to certify its non-U.S. holder status under applicable Treasury Regulations or otherwise fails to establish an exemption under applicable Treasury Regulations may be subject to information reporting and backup withholding at a rate of 28% on payments of dividends and the proceeds from the sale, exchange, redemption or other disposition of the Preferred Stock or common stock. Any amounts withheld under the backup withholding rules will be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, if the non-U.S. holder timely provides the required information to the IRS.

THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE MERGER AND THE OWNERSHIP AND DISPOSITION OF THE PREFERRED STOCK ISSUED IN CONNECTION WITH THE MERGER (AND ANY COMMON STOCK RECEIVED UPON CONVERSION THEREOF). THEREFORE, HOLDERS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF UNITED STATES FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

NHC PROPOSAL 1: AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF NHC

Adoption of the amendment to the certificate of incorporation of NHC to increase the maximum number of shares of undesignated preferred stock having a par value of $.01 per share from 10,000,000 shares to 25,000,000 shares.

The board of directors of NHC approved the merger agreement and recommends that the stockholders vote to adopt the amendment to the certificate of incorporation of NHC to increase the maximum number of shares of undesignated preferred stock having a par value of $.01 per share from 10,000,000 shares to 25,000,000 shares. The proposed increase in the number of authorized shares of NHC capital stock will alter the total authorized capital of NHC as summarized below:

Existing Authorized Capital

30,000,000	Common Stock
10,000,000	Preferred Stock

40,000,000	Total

Proposed Authorized Capital

30,000,000	Common Stock
25,000,000	Preferred Stock

55,000,000	Total

Stockholders of NHC are asked to consider and vote on adoption of the proposed amendment to the certificate of incorporation of NHC, substantially in the form included in Annex F, at the NHC special meeting. The merger cannot be completed unless the NHC stockholders adopt the amendment to the certificate of incorporation. If the proposal is approved by the stockholders, the amendment to the certificate of incorporation will become effective upon its filing with the Secretary of the State of Delaware, which filing will be made promptly after the NHC special meeting.

The board of directors of NHC recommends that the stockholders adopt the proposal.

The affirmative vote of the holders of the majority of shares of NHC common stock outstanding and entitled to vote thereon is required to adopt the proposed amendment to the certificate of incorporation.

THE NHC BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

NHC PROPOSAL 2: ISSUANCE OF NHC SECURITIES

Approval of the issuance of shares of NHC Series A Convertible Preferred Stock pursuant to the merger agreement by and among Davis Acquisition Sub LLC, NHC/OP, L.P., NHC and NHR.

On December 20, 2006, the board of directors of NHC adopted a resolution approving the issuance of shares of NHC’s Series A Convertible Preferred Stock, par value $.01 per share, subject to receipt of the approval of the stockholders of NHC at the NHC special meeting. These shares will be issued to Davis Acquisition Sub LLC immediately prior to the consummation of the merger.

Pursuant to the merger agreement, each outstanding share of common stock of NHR, other than any such shares directly owned by Davis Acquisition Sub LLC, NHC/OP, L.P., or NHC, will be converted into the right to receive cash and one share of Preferred Stock. The merger cannot be completed unless the NHC stockholders approve the issuance of the Preferred Stock.

The rules of the American Stock Exchange, on which NHC’s common stock is listed, require stockholder approval of NHC’s shares of common stock issuable upon conversion of the Preferred Stock because such shares represent more than 20% of the outstanding shares of common stock of NHC. Pursuant to the American Stock Exchange’s rules, the affirmative vote of the holders of a majority of the outstanding common shares represented and voting at the NHC special meeting is required to approve the issuance of the shares of Preferred Stock.

THE NHC BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

NHC PROPOSAL 3: GRANT OF AUTHORITY REGARDING POSTPONEMENT OR
ADJOURNMENT OF THE NHC SPECIAL MEETING

Approval of the postponement or adjournment of the NHC special meeting for the solicitation of additional votes, if necessary.

NHC’s board of directors is soliciting proxies to authorize NHC to postpone or adjourn the special meeting on one or more occasions, if necessary, (a) to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the amendment to the certificate of incorporation of NHC to increase the maximum number of shares of undesignated preferred stock having a par value of $.01 per share from 10,000,000 shares to 25,000,000 shares and/or (b) to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the issuance of the Series A Convertible Preferred Stock having a par value of $.01 per share pursuant to the merger agreement.

A vote for the adjournment proposal is a vote to grant NHC the authority to postpone or adjourn the special meeting, if necessary, under the circumstances described above. A postponement or adjournment of the special meeting may allow the adoption of the amendment to the certificate of incorporation and the issuance of the Series A Convertible Preferred Stock when such adoption and issuance otherwise would have been defeated. In light of this significant effect, NHC’s board of directors has concluded that its stockholders should vote on granting NHC the authority to postpone or adjourn the special meeting.

The affirmative vote of the holders of a majority of the outstanding common shares represented and voting at the NHC special meeting is required to approve the authorization of NHC to postpone or adjourn the special meeting.

THE NHC BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

NHR PROPOSAL 1: APPROVAL OF THE MERGER

Approval of the Merger of NHR with and into Davis Acquisition Sub LLC, an indirect wholly-owned subsidiary of NHC, in exchange for cash and Series A Convertible Preferred Stock of NHC.

On December 20, 2006, the board of directors of NHR adopted a resolution approving the merger of NHR with and into Davis Acquisition Sub LLC, an indirect wholly-owned subsidiary of NHC, subject to receipt of the approval of the stockholders of NHR at the NHR special meeting.

Pursuant to the merger agreement, each outstanding share of common stock of the NHR, other than any such shares directly owned by Davis Acquisition Sub LLC, NHC/OP, L.P. or NHC, will be converted into the right to receive cash and one share of Preferred Stock. The merger cannot be completed unless NHR receives:

•	the affirmative vote of the holders of a majority of all common stock outstanding and entitled to vote; and

•	the affirmative vote of the holders of a majority of the common stock outstanding and entitled to vote that are not owned by a director or officer of NHR, any affiliate of NHR, or NHC.

THE NHR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

NHR PROPOSAL 2: GRANT OF AUTHORITY REGARDING POSTPONEMENT OR
ADJOURNMENT OF THE NHR SPECIAL MEETING

Approval of the postponement or adjournment of the NHR special meeting for the solicitation of additional votes, if necessary.

NHR’s board of directors is soliciting proxies to authorize NHR to postpone or adjourn the special meeting on one or more occasions, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger of NHR with and into Davis Acquisition Sub LLC, an indirect wholly-owned subsidiary of NHC.

A vote for the adjournment proposal is a vote to grant NHR the authority to postpone or adjourn the special meeting, if necessary, under the circumstances described above. A postponement or adjournment of the special meeting may allow the merger to be approved when such approval otherwise would have been defeated. In light of this significant effect, NHR’s board of directors has concluded that its stockholders should vote on granting NHR the authority to postpone or adjourn the special meeting.

The affirmative vote of the holders of a majority of the outstanding common shares represented and voting at the NHR special meeting is required to approve the authorization of NHR to postpone or adjourn the special meeting.

THE NHR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

2007 NHR ANNUAL STOCKHOLDERS MEETING AND STOCKHOLDER PROPOSALS

NHR

NHR will hold a 2007 annual meeting of stockholders only if the merger is not completed before the time of its regularly scheduled annual meeting in 2007.

LEGAL MATTERS

The validity of the Preferred Stock issued in connection with the merger and the NHC common stock into which each share of such Preferred Stock is convertible will be passed upon for NHC by Cahill Gordon & Reindel llp.

EXPERTS

The consolidated financial statements and schedule and management’s report on the effectiveness of internal control over financial reporting of NHC and its subsidiaries incorporated by reference in this joint proxy statement/prospectus have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

The consolidated financial statements and schedules and management’s report on the effectiveness of internal control over financial reporting of NHR and its subsidiaries incorporated by reference in this joint proxy statement/prospectus have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

OTHER MATTERS

As of the date of this joint proxy statement/prospectus, neither the NHC board of directors nor the NHR board of directors knows of any matter that will be presented for consideration at the NHC special meeting or the NHR special meeting, respectively, other than as set forth in this joint proxy statement/prospectus.

WHERE YOU CAN FIND MORE INFORMATION

NHC has filed a registration statement on Form S-4 to register with the SEC the Preferred Stock to be issued to NHR stockholders in the merger, if approved, and the NHC common stock into which each share of such Preferred Stock is convertible. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of NHC in addition to being a joint proxy statement of NHC and NHR. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information you can find in the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, or the annexes to the registration statement. NHC and NHR file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that NHC and NHR file with the SEC at the SEC’s public reference room at Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the Internet worldwide web site maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning NHC and NHR may also be inspected at the offices of the American Stock Exchange, which is located at 86 Trinity Place, New York, New York 10006.

If you are an NHC stockholder or an NHR stockholder, some of the documents previously filed with the SEC may have been sent to you, but you can also obtain any of them through NHC or NHR, the SEC or the SEC’s Internet web site as described above. Documents filed with the SEC are available from NHC or NHR without charge, excluding all exhibits, except that, if NHC and NHR have specifically incorporated by reference an exhibit in this joint proxy statement/prospectus, the exhibit will also be provided without charge.

You may obtain documents filed with the SEC by requesting them in writing or by telephone from the appropriate company at the following addresses:

National HealthCare Corporation
100 Vine Street, Suite 1400
Murfreesboro, Tennessee 37130
(615) 890-2020
Attention: Corporate Secretary

National Health Realty, Inc.
100 Vine Street, Suite 1402
Murfreesboro, Tennessee 37130
(615) 890-2020
Attention: Corporate Secretary

If you would like to request documents, please do so by October 18, 2007 in order to receive them before your special meeting.

You can also get more information by visiting NHC’s website at http://www.nhccare.com and NHR’s website at http://www.nationalhealthrealty.com.

Website materials from this website and other websites mentioned in this joint proxy statement/prospectus are not incorporated by reference in this joint proxy statement/prospectus. If you are viewing this joint proxy statement/prospectus in electronic format, each of the URLs mentioned in this joint proxy statement/prospectus is an active textual reference only.

The SEC allows NHC and NHR to “incorporate by reference” information in this joint proxy statement/prospectus, which means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information included directly in this document.

The documents listed below that NHC and NHR have previously filed with the SEC are considered to be a part of this joint proxy statement/prospectus. They contain important business and financial information about the companies:

NHC Filings
(File No. 001-13489)

Annual Report on Form 10-K	For fiscal year ended December 31, 2006
Quarterly Reports on Form 10-Q	For the quarters ended March 31, 2007 and June 30, 2007
Current Reports on Form 8-K	Filed on: January 16, 2007; January 19, 2007; February 15, 2007; April 11, 2007; April 26, 2007, August 3, 2007, and August 6, 2007 (other than the portions of those documents not deemed to be filed)
Proxy Statement (Annual Stockholders Meeting)	Filed on March 27, 2007
Registration Statement on Form 8-A	Filed on August 3, 2007

NHR Filings
(File No. 001-13487)

Annual Report on Form 10-K	For the fiscal year ended December 31, 2006
Quarterly Reports on Form 10-Q	For the quarters ended March 31, 2007 and June 30, 2007
Current Reports on Form 8-K	Filed on: January 16, 2007; January 19, 2007; March 12, 2007; March 23, 2007; April 11, 2007; June 7, 2007; August 7, 2007; September 11, 2007 and September 14, 2007 (other than the portions of those documents not deemed to be filed)
Proxy Statement (Annual Stockholders Meeting)	Filed on March 16, 2006
Proxy Statement (Consolidation Special Meeting)	Filed on August 7, 2007

Each of NHC and NHR also incorporate by reference into this joint proxy statement/prospectus each document filed with the SEC after the date of this joint proxy statement/prospectus, but before the date of each company’s special meeting. To the extent, however, required by the rules and regulations of the SEC, each of NHC and NHR will amend this joint proxy statement/prospectus to include information filed after the date of this joint proxy statement/prospectus. Similarly, to the extent required by the SEC’s rules and regulations, the each of NHC and NHR will amend the Schedule 13E-3 filed by such parties to include information filed subsequent to the date hereof.

NHC has supplied all of the information contained or incorporated by reference in this joint proxy statement/prospectus relating to NHC, as well as all pro forma financial information, and NHR has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to NHR. This document constitutes the prospectus of NHC and a joint proxy statement of NHC and NHR.

WHAT INFORMATION YOU SHOULD RELY ON

You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus. NHC and NHR have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus.

Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you. This joint proxy statement/prospectus is dated September 14, 2007. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this joint proxy statement/prospectus to NHC stockholders and NHR stockholders nor the issuance of the Preferred Stock in connection with the merger creates any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER

Dated as of December 20, 2006,

By and Among

DAVIS ACQUISITION SUB LLC,

NHC/OP, L.P.,

NATIONAL HEALTHCARE CORPORATION,

And

NATIONAL HEALTH REALTY, INC.

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of December 20, 2006, among DAVIS ACQUISITION SUB LLC, a Delaware limited liability company (“NHC/OP Sub”), NHC/OP, L.P., a Delaware limited partnership and the direct parent of NHC/OP Sub (“NHC/OP”), NATIONAL HEALTHCARE CORPORATION, a Delaware corporation and the ultimate parent of NHC/OP, (“Parent”), and NATIONAL HEALTH REALTY, INC., a Maryland corporation (the “Company”), which term shall, after the Consolidation (as defined below) refer to the Consolidated Company.

RECITALS

WHEREAS, NHC/OP Sub is a wholly owned subsidiary of NHC/OP, L.P., which is a wholly owned subsidiary of Parent;

WHEREAS, the Board of Directors of the Company has approved a consolidation of the Company with its wholly-owned subsidiary NEW NHR, Inc. as the result of which a new Maryland corporation (the “Consolidated Company”) shall be formed upon the filing and acceptance for record of the Articles of Consolidation with the Maryland State Department of Assessments and Taxation;

WHEREAS, the Consolidated Company shall:  (i) assume the corporate name “National Health Realty, Inc.”; (ii) shall have as its outstanding stock only the stock of the Company outstanding immediately prior to the effectiveness of the consolidation; and (iii) shall succeed to the business, properties, assets and rights and become subject to all of the obligations and liabilities of the Company, including this Agreement (such transaction, the “Consolidation”);

WHEREAS, the Board of Directors of the Company by resolution has determined that all of the rights and obligations of the Company under this Agreement shall be inure to and be binding upon the Consolidated Company;

WHEREAS, the Board of Directors of the Company has approved a merger of the Consolidated Company and its post-consolidation wholly-owned subsidiary, NHR-Delaware, Inc., with the Consolidated Company as the surviving entity, pursuant to Articles of Merger filed with the Maryland State Department of Assessments and Taxation (the “NHR-Delaware Merger”);

WHEREAS, in connection with the NHR-Delaware Merger, the limited partnership units of NHR/OP, L.P. held by AdamsMark, L.P. and National Health Corporation will be redeemed for shares in the Consolidated Company or purchased or exchanged for consideration of equal value (such redemption, purchase, or exchange to be accomplished pursuant to a method to be agreed by the parties) (such redemption, purchase or exchange collectively with the NHR-Delaware Merger, the “Company Reorganization”);

WHEREAS, the Board of Directors of the Company and the sole managing member of NHC/OP Sub have approved and declared advisable, and the general partner of NHC/OP and the Board of Directors of Parent have approved, this Agreement and the merger of Consolidated Company with and into NHC/OP Sub (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $0.01 per share, of the Consolidated Company (the “Company Common Stock”), other than any such shares directly owned by, NHC/OP Sub, Parent or the Company, will be converted into the right to receive cash and shares of Series A Convertible Preferred Stock, par value $0.01 per share, of Parent, having the rights and designations set forth in the Certificate of Designations attached hereto as Exhibit A (the “Parent Preferred Stock”);

WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of NHC/OP Sub, NHC/OP, Parent and the Company to enter into this Agreement, Parent and certain stockholders of Parent and the Company and certain stockholders of the Company are entering into a voting agreement (the “Voting Agreement”) pursuant to which, among other things, (i) the stockholders of Parent have agreed to vote in favor of the establishment and issuance of the Parent Preferred Stock (including any related amendment to the Certificate of Incorporation of Parent) and

(ii) the stockholders of the Company have agreed to vote to adopt this Agreement and to take certain other actions in furtherance of the Merger upon the terms and subject to the conditions set forth therein; and

WHEREAS, an affiliate of NHC/OP Sub manages the Company’s day-to-day affairs and operations, and provides facilities and administrative services appropriate for such management through its personnel pursuant to the Restated Advisory, Administrative Services and Facilities Agreement (the “Management Agreement”) between the Company and Tennessee Healthcare Advisors, LLC (the “Manager”);

WHEREAS, NHC/OP Sub, NHC/OP, Parent and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

ARTICLE I

The Merger

Section 1.01.  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Maryland General Corporation Law (the “MGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”), the Company (or its successor by operation of law) shall be merged with and into NHC/OP Sub at the Effective Time. At the Effective Time, the separate corporate existence of the Company (or its successor by operation of law) shall cease and NHC/OP Sub shall continue as the surviving person in the Merger (the “Surviving Person”) and shall succeed to and assume all the rights and obligations of the Company and the Consolidated Company in accordance with the MGCL and the DLLCA.

Section 1.02.  Closing.  The closing of the Merger (the “Closing”) will take place on the second Business Day after satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), at the offices of Waller Lansden Dortch & Davis, LLP, 511 Union Street, Suite 2700, Nashville, Tennessee 37219, unless another time, date or place is agreed to by NHC/OP Sub and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 1.03.  Effective Time.  Prior to the Closing, NHC/OP Sub shall prepare, and on the Closing Date or as soon as practicable after the Closing Date, the parties shall file a certificate of merger (the “Certificate of Merger”) executed and acknowledged in accordance with the relevant provisions of the MGCL and the DLLCA and filed with the State Department of Assessment and Taxation of Maryland and the Secretary of State of the State of Delaware. The Merger shall become effective at such time as the Certificate of Merger is accepted for record by the State Department of Assessment and Taxation of Maryland and the Secretary of State of the State of Delaware, or at such other time as NHC/OP Sub and the Company shall agree and specify in the Certificate of Merger, not to exceed 30 days from the date of filing of the Certificate of Merger (the “Effective Time”).

Section 1.04.  Effects of the Merger.  The Merger shall have the effects set forth in Section 3-114 of the MGCL and Section 18-209 of the DLLCA.

Section 1.05.  Certificate of Formation and Limited Liability Company Agreement.

(a) The Certificate of Formation of NHC/OP Sub shall be the Certificate of Formation of the Surviving Person until thereafter changed or amended as provided therein or by applicable law.

(b) The Limited Liability Company Agreement of NHC/OP Sub, as in effect immediately prior to the Effective Time, shall be the Limited Liability Company Agreement of the Surviving Person until thereafter changed or amended as provided therein or by applicable law.

Section 1.06.  Sole Managing Member of the Surviving Person.  The sole managing member of NHC/OP Sub immediately prior to the Effective Time shall be the sole managing member of the Surviving Person, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.07.  Officers.  The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Person, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

Effect of the Merger on the Capital Stock of the
Constituent Corporations; Exchange of Certificates

Section 2.01.  Effect on Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of stock of the Company, NHC/OP Sub, or Parent:

(a) Cancellation of NHC/OP Sub, NHC/OP or Parent-Owned Stock.  Each share of Company Common Stock that is directly owned by NHC/OP Sub, NHC/OP or Parent or their respective Subsidiaries shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) Conversion of Company Common Stock.  Except as otherwise provided in Section 2.02(e), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.01(a)) shall be converted into the right to receive that number of validly issued, fully paid and nonassessable shares of Parent Preferred Stock equal to the Exchange Ratio and $9.00 in cash (collectively, the “Merger Consideration”). The “Exchange Ratio” is 1.0. At the Effective Time, all shares of Company Common Stock converted into the Merger Consideration pursuant to this Article II shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Company Common Stock (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, certain dividends or other distributions in accordance with Section 2.02(c) and any cash in lieu of any fractional share of Parent Preferred Stock in accordance with Section 2.02(e), in each case upon the surrender of such Certificate in accordance with Section 2.02(b) and in each case without interest.

(c) Anti-Dilution Provisions.  In the event Parent changes (or establishes a record date for changing) the number of shares of Parent Preferred Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to the outstanding Parent Preferred Stock and the date of such change (or the record date with respect to such change) shall be prior to the Effective Time, the per share cash amount and the Exchange Ratio shall be appropriately adjusted to provide the holders of shares of the Company Common Stock with the same economic effect as contemplated by this Agreement prior to such event.

Section 2.02.  Exchange of Certificates.

(a) Exchange Agent.  Prior to the Effective Time, NHC/OP Sub shall designate a bank or trust company reasonably acceptable to the Company to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration and shall deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, cash and non-certificated book-entry shares representing the shares of Parent Preferred Stock issuable pursuant to Section 2.01(b) in exchange for outstanding shares of Company Common Stock, and NHC/OP Sub shall provide to the Exchange Agent, on a timely basis, as and when needed after the Effective Time, cash and/or non-certificated book-entry shares of Parent Preferred Stock necessary to pay dividends or other distributions, if any, in accordance with Section 2.02(c) and any cash in lieu of any fractional shares of Parent Preferred Stock in accordance with Section 2.02(e). The Exchange Agent shall invest any cash deposited by NHC/OP Sub pursuant to this Section 2.02 as directed by NHC/OP Sub on a daily basis; provided that no such investment or loss thereon shall affect the amounts payable or the timing of the amounts payable to the stockholders of the Company pursuant to this Article II. Any interest and other income resulting from such investments shall promptly be paid to NHC/OP Sub upon request. Prior to the Effective Time, the Company will deposit with the Exchange Agent cash sufficient to pay any dividends and other distributions, if any, including the REIT Dividend.

(b) Exchange Procedure.  As soon as reasonably practicable after the Effective Time, NHC/OP Sub shall cause the Exchange Agent to mail to each holder of record of a Certificate whose shares of Company Common Stock were converted into the right to receive the Merger Consideration pursuant to Section 2.01(b), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such person shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other reasonable and customary provisions as NHC/OP Sub may specify) and (ii) instructions for use in surrendering the Certificates in exchange for (A) the Merger Consideration, (B) any dividends or other distributions to which holders of Certificates are entitled pursuant to Section 2.02(c) and (C) cash in lieu of any fractional shares of Parent Preferred Stock to which such holders are entitled pursuant to Section 2.02(e). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (x) that number of whole shares of Parent Preferred Stock (which shall be in non-certificated book-entry form) which such holder has the right to receive pursuant to the provisions of this Article II after taking into account all the shares of Company Common Stock then held by such holder under all such Certificates so surrendered, (y) cash in an amount equal to $9.00 per share of Company Common Stock then held by such holder under all such Certificates so surrendered plus any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c) and (z) cash in lieu of fractional shares of Parent Preferred Stock to which such holder is entitled pursuant to Section 2.02(e), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, the Merger Consideration may be issued to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other Taxes required by reason of the issuance of shares of Parent Preferred Stock to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of NHC/OP Sub that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration that the holder thereof has the right to receive pursuant to the provisions of this Article II, any dividends or distributions to which the holder of such Certificate is entitled under Section 2.02(c) and any cash in lieu of any fractional share of Parent Preferred Stock to which the holder of such Certificate is entitled under Section 2.02(e). No interest shall be paid or shall accrue on any cash payable upon surrender of any Certificate.

(c) Distributions with Respect to Unexchanged Shares; Payment for Fractional Shares.  No dividends or other distributions declared or made with respect to shares of Parent Preferred Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Preferred Stock represented thereby, and no cash payment in lieu of any fractional share of Parent Preferred Stock shall be paid to any such holder in accordance with Section 2.02(e), until the surrender of such Certificate in accordance with this Article II. Subject to Section 2.02(f), following surrender of any such Certificate there shall be paid to the record holder of any certificate representing whole shares of Parent Preferred Stock issued in exchange therefor, without interest, (i) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Preferred Stock and the amount of any cash in lieu of any fractional share of Parent Preferred Stock to which such holder is entitled in accordance with Section 2.02(e), and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the

Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Preferred Stock.

(d) No Further Ownership Rights in Company Common Stock.  All Merger Consideration issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Person of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. Subject to the last sentence of Section 2.02(f), if, after the Effective Time, Certificates are presented to the Surviving Person or the Exchange Agent for transfer or any other reason, they shall be canceled and exchanged as provided in this Article II.

(e) No Fractional Shares.

(A) No certificates or scrip representing fractional shares of Parent Preferred Stock shall be transferred as Merger Consideration upon the surrender for exchange of Certificates, no dividend or distribution of Parent shall relate to such fractional share interests and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of Parent. For purposes of this Section 2.02(e), all fractional shares to which a single record holder of Company Common Stock would otherwise be entitled shall be aggregated and calculations shall be rounded to three decimal places.

(B) Each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Preferred Stock (after taking into account all such shares held by such holder), shall be entitled to receive cash (without interest) in an amount, less the amount of any withholding Taxes which may be required thereon, equal to such fractional part of a share of Parent Preferred Stock multiplied by $15.75.

(C) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates with respect to any fractional share interests, the Exchange Agent shall make available such amounts, without interest, to such holders subject to and in accordance with the terms of Section 2.02(c).

(f) Termination of Merger Consideration Obligation.  Any portion of the Merger Consideration which remains undistributed to the holders of Company Common Stock for 12 months after the Effective Time shall be delivered to NHC/OP Sub, upon demand. Any holders of Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to NHC/OP Sub for the cash and shares of Parent Preferred Stock to which they are entitled pursuant to Section 2.01(b), any dividends and other distributions to which they are entitled pursuant to Section 2.02(c) and any cash in lieu of fractional shares of Parent Preferred Stock to which they are entitled pursuant to Section 2.02(e). If any Certificate shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration, any dividends and other distributions payable in accordance with Section 2.02(c) or any cash payable in lieu of fractional shares of Parent Preferred Stock pursuant to Section 2.02(e), would otherwise escheat to or become the property of any domestic or foreign (whether national, Federal, state, provincial, local or otherwise) government or any court, administrative, regulatory or other governmental agency, commission or authority or any non- governmental self-regulatory agency, commission or authority (each a “Governmental Entity”)), any such Merger Consideration, dividends or distributions in respect thereof or such cash shall, to the extent permitted by applicable law, become the property of NHC/OP Sub, free and clear of all claims or interest of any person previously entitled thereto.

(g) No Liability.  None of NHC/OP Sub, NHC/OP, Parent, the Company or the Exchange Agent shall be liable to any person in respect of any Merger Consideration, any dividends and other distributions thereon payable in accordance with Section 2.02(c) or any cash in lieu of fractional shares of Parent Preferred Stock payable in accordance with Section 2.02(e), in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law or to NHC/OP Sub pursuant to Section 2.02(f).

(h) Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by NHC/OP Sub, the posting by such person of a bond in such reasonable amount as NHC/OP Sub may reasonably direct as indemnity against any claim that may be made against NHC/OP Sub, Parent, the Company or the Exchange Agent with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in cash and in the form of Parent Preferred Stock (which shall be in non-certificated book-entry form), any unpaid dividends and other distributions to which such holder would be entitled pursuant to Section 2.02(c) and any cash in lieu of fractional shares of Parent Preferred Stock to which such holder would be entitled pursuant to Section 2.02(e), in each case pursuant to this Agreement.

(i) Withholding Rights.  NHC/OP Sub or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by NHC/OP Sub or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was paid by NHC/OP Sub or the Exchange Agent.

(j) [Intentionally Omitted]

(k) Company Stock Options.  As of the Effective Time, each holder of a Company Stock Option (a “Holder”) will receive, in the aggregate, an amount equal to their option consideration for all Company Stock Options. At the Effective Time, each Company Stock Option will be cancelled and extinguished, and the Holder thereof will be entitled to receive an amount of consideration equal to (A) the product of (i) the number of shares of Company Common Stock subject to such Company Stock Option and (ii) $24.75 less (B) the exercise price of such Company Stock Option, without interest and less any amounts required to be deducted and withheld under any applicable Legal Requirement (the “Option Value”). The option consideration payable to each Holder shall be: (x) an amount of cash equal to the product of (1) the Option Value and (2) .3636; (y) a number of shares of Parent Preferred Stock equal to the product of the Option Value and .6364 divided by $15.75 and (z) cash in lieu of any fractional shares resulting from the calculation in (y) above. All payments with respect to canceled Company Stock Options shall be made by the Exchange Agent (or such other agent reasonably acceptable to NHC/OP Sub as the Company shall designate prior to the Effective Time) as promptly as reasonably practicable after the Effective Time from funds deposited by or at the direction of the Surviving Person to pay such amounts in accordance with Section 2.02(b). Prior to the Effective Time, the Company will adopt such resolutions and will take such other actions as may be reasonably required to effectuate the actions contemplated by this Section 2.02(k), without paying any consideration or incurring any debts or obligations on behalf of the Company or the Surviving Person.

Section 2.03.  Payment.  Promptly after the Effective Time, the Exchange Agent shall pay the REIT Dividend to the Holders and those Persons who were Company Stockholders on the Record Date, in accordance with customary procedures for the payment of dividends.

ARTICLE III

Representations and Warranties

Section 3.01.  Representations and Warranties of the Company.  Except as set forth in the disclosure schedule delivered by the Company to NHC/OP Sub in connection with the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to NHC/OP Sub, NHC/OP, and Parent as follows:

(a) Organization, Standing and Power.  Each of the Company and its Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, (ii) has the requisite corporate, company or partnership power and authority to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified or licensed or in good standing, either individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. True and complete copies of the charter and bylaws of the Company, as in effect as of the date of this Agreement, have previously been made available by the Company to NHC/OP Sub.

(b) Subsidiaries.  Section 3.01(b)(i) of the Company Disclosure Schedule sets forth a true and complete list of all Subsidiaries of the Company as of the date of this Agreement and, for each such Subsidiary, the state of organization. All the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company, free and clear of all mortgages, claims, liens, pledges, encumbrances, charges or security interests of any kind (collectively, “Liens”) and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interests. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, and as set forth on Section 3.01(b)(ii) of the Company Disclosure Schedule, the Company does not own of record or beneficially, directly or indirectly, any capital stock or other equity or voting interest in any person.

(c) Capital Structure.  As of the date of this Agreement, the authorized capital stock of the Company consists of 75,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). As of the close of business on November 30, 2006, (i) 9,949,463 shares of Company Common Stock were issued and outstanding, (ii) 1,007,927 shares of Company Common Stock were reserved and available for issuance pursuant to the 1997 Stock Option and Appreciation Rights Plan and the 2005 Stock Option, Restricted Stock and Appreciation Rights Plan (such plans, collectively, the “Company Stock Plans”), (iii) 75,000 shares of Company Common Stock were subject to outstanding options or other rights to purchase shares of Company Common Stock granted under the Company Stock Plans (the “Company Stock Options”) and (iv) no shares of Company Preferred Stock were issued and outstanding. Except as set forth above, as of the close of business on November 30, 2006, no shares of stock of, or other equity or voting interests in, the Company or options, warrants or other rights to acquire any such stock, securities or interests were issued, reserved for issuance or outstanding. During the period from November 30, 2006, to the date of this Agreement (A) there have been no issuances by the Company or any of its Subsidiaries of shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, other than issuances of shares of Company Common Stock pursuant to the exercise of Company Stock Options outstanding on such date as required by their terms as in effect on the date of this Agreement, and (B) there have been no issuances by the Company or any of its Subsidiaries of options, warrants or other rights to acquire shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries. There are no outstanding stock appreciation rights, “phantom” stock rights, performance units or other rights (other than the Company Stock Options) that are linked to the price of Company Common Stock granted under the Company Stock Plans or otherwise. All outstanding shares of Company Common Stock are, and all shares that may be issued pursuant to the Company Stock Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth above, there are no securities, options, warrants, calls, rights, contracts or agreements of any kind to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, contract or agreement. As of the date of this Agreement, there are no irrevocable proxies and no voting agreements (other than the Voting Agreement) to which the

Company is a party with respect to any shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries.

(d) Authority; Noncontravention; Approvals.

(i) The Company’s board of directors, at a meeting duly called and held, has by unanimous vote of all the directors (A) determined that the Merger, this Agreement, the Consolidation and Company Reorganization and the other transactions contemplated hereby are advisable and in the best interests of the Company and the Company’s stockholders, (B) approved the Merger, this Agreement, the Consolidation and Company Reorganization and the other transactions contemplated hereby, (C) recommended that this Agreement, the Consolidation and the transactions contemplated hereby be approved and adopted by the Company’s stockholders, and (D) directed that this Agreement be submitted to the stockholders of the Company (or its successor) for the purpose of adopting this Agreement, subject to the consummation of the Consolidation ((A)-(D) shall be referred to as the “Company Resolutions”). The Company has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject to (1) the receipt of the stockholder approval contemplated by Section 3.01(m), (2) the effectiveness of the Consolidation and (3) adoption of the applicable Company Resolutions by the Board of Directors of the Consolidated Company. This Agreement and other agreements and documents executed by the Company in connection herewith have been duly and validly executed and delivered by the Company and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except that (x) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditors’ rights generally and (y) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(ii) Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (A) violate any provision of the charter or bylaws of the Company, or (B) assuming that the consents and approvals referred to in Section 3.01(d)(iii) are duly obtained, (I) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (II) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, accelerate any right or benefit provided by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any Material Contract of the Company, except (in the case of clause (B) above) for such violations, conflicts, breaches, losses, defaults, terminations, cancellations, accelerations or Liens that, either individually or in the aggregate, would not have a Material Adverse Effect on the Company or the Surviving Person.

(iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity or other Person is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (A) the filing with, and declared effectiveness by, the Securities Exchange Commission (“SEC”) of the registration statement on Form S-4 to be filed by Parent in connection with the issuance of the Parent Preferred Stock in the Merger (as amended and supplemented from time to time, the “Form S-4”) and the Joint Proxy Statement(s)/Prospectus(es) for the Consolidation and the Merger (the “Joint Proxy Statement”), (B) the Company Stockholder Approvals, (C) the filing of (I) the Certificate of Merger with the State Department of Assessment and Taxation in the State of Maryland, (II) the Certificate of Merger with the Secretary of State of the State of Delaware,

(III) the Articles of Consolidation with the State Department of Assessment and Taxation in the State of Maryland and (IV) appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the “blue sky” laws of various states, specified on Schedule 3.01(e), (D) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or any other applicable competition, merger control, antitrust or similar law or regulation, (E) any notices to or filings with the AMEX in connection with the Consolidation and the Merger, (F) the filing with the SEC of the Rule 13E-3 Transaction Statement on Schedule 13E-3, as amended and supplemented from time to time (the “Schedule 13E-3”) (G) any filings in connection with and approvals by the SEC required to cause the Consolidated Company to be the successor of the Company pursuant to Rule 12(g)(3) of the Exchange Act and (H) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(e) Company SEC Documents; Undisclosed Liabilities.

(i) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as filed with the SEC (the “Company 2005 10-K”) and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by the Company or any of its Subsidiaries subsequent to the filing of the Company 2005 10-K under the Securities Act or under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act in the form filed, or to be filed with the SEC (collectively, the “Company SEC Documents”) (A) when filed (except as amended or supplemented prior to the date of this Agreement), complied or will comply as to form in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder (the “Exchange Act”), as the case may be, applicable to such Company SEC Documents, and (B) none of the Company SEC Documents when filed (except as amended or supplemented prior to the date of this Agreement), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company (including the related notes and schedules thereto) included in the Company SEC Documents comply or will comply as to form, as of their respective dates of filing with the SEC, in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been or will be prepared in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved and, as of their respective dates of filing with the SEC, fairly present or will fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments).

(ii) Except as set forth in the most recent financial statements included in the Company SEC Documents, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect on the Company.

(f) Information Supplied.  None of the information supplied or to be supplied by the Company or any of its Subsidiaries specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Joint Proxy Statement will, at the date it is first mailed to the

Company’s stockholders and Parent’s stockholders and at the time of each Company Stockholders Meeting and the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (iii) the Schedule 13E-3 will, at the time the Schedule 13E-3 is filed with the SEC, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Joint Proxy Statement and Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder and the Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder. No representation or warranty is made by the Company with respect to statements relating to NHC/OP Sub or Parent or any of their Subsidiaries made or incorporated by reference in the Joint Proxy Statement, the Form S-4 or the Schedule 13E-3 based on information supplied by NHC/OP Sub, Parent or any of their Subsidiaries for inclusion or incorporation by reference in the Joint Proxy Statement, the Form S-4 or the Schedule 13E-3, as the case may be.

(g) Absence of Certain Changes or Events.  Except as disclosed in the Company SEC Documents filed prior to the date hereof, from December 31, 2005 to the date of this Agreement, (i) the Company has not acted, and has not permitted any of its Subsidiaries to act, in a manner prohibited by Section 4.01(a) and (ii) there has not been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.

(h) Litigation.  Except as disclosed in the Company SEC Documents filed prior to the date hereof, there is no (i) suit, action, proceeding, claim, grievance, demand or investigation pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of their respective assets, properties, businesses or operations that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company or (ii) any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.

(i) Compliance with Applicable Laws.

(i) Each of the Company and its Subsidiaries is in compliance with all statutes, laws, ordinances, rules, regulations, judgments, writs, stipulations, orders and decrees of any Governmental Entity applicable to it or its business or operations (collectively, “Legal Provisions”), except for instances of noncompliance or possible noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. Each of the Company and its Subsidiaries has in effect all approvals, authorizations, certificates, filings, franchises, licenses, notices and permits of or with all Governmental Entities, promulgated under any Legal Provisions (collectively, “Permits”), necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as presently conducted and as currently proposed by its management to be conducted, except where the failure to so have in effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. There has occurred no default under, or violation of, any such Permit, except individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. The consummation of the Merger and the other transactions contemplated by this Agreement and the Voting Agreement, in and of themselves, would not cause the revocation or cancellation of any such Permit that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

(ii) Except for those matters disclosed in the Company SEC Documents filed prior to the date hereof and those matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company:

(A) the Company and each of its Subsidiaries are and have been in compliance with all applicable Environmental Laws, and neither the Company nor any of its Subsidiaries has received any (1) written communication that alleges that the Company or any of its Subsidiaries is in violation of, or has liability under, any Environmental Law, (2) written request from any Governmental Entity for information pursuant to any Environmental Law, or (3) written notice regarding any requirement proposed for adoption or implementation by any Governmental Entity under any Environmental Law which requirement is applicable to the operations of the Company or any of its Subsidiaries;

(B) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries;

(C) to the Knowledge of the Company, there have been no Releases of any Hazardous Material at the Company’s real property that could be reasonably expected to form the basis of any Environmental Claim against the Company or any of its Subsidiaries; and

(D) (1) neither the Company nor any of its Subsidiaries has retained or assumed, either contractually or by operation of law, any liabilities or obligations that could be reasonably expected to form the basis of any Environmental Claim against the Company or any of its Subsidiaries, and (2) to the Knowledge of the Company, there are no Environmental Claims against any person whose liabilities for such Environmental Claims the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law.

(iii) (A) “Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, liens, investigations, proceedings or written notices of noncompliance or violation by or from any person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (1) the presence or Release of, or exposure to, any Hazardous Materials; or (2) the failure to comply with any Environmental Law.

(B) “Environmental Laws” means all applicable federal, state, and local laws, rules, regulations, orders, decrees, judgments, legally binding agreements or permits issued, promulgated or entered into by or with any Governmental Entity, pursuant to any Environmental Law and relating to pollution, natural resources or protection of endangered or threatened species, health, safety or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

(C) “Hazardous Materials” means any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, and polychlorinated biphenyls, and any other chemical, material, substance or waste regulated as a hazardous substance, hazardous waste, or other similar term under any applicable Environmental Law.

(D) “Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, or discharge into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

(j) Contracts.  Except as filed as exhibits to the Company SEC Documents prior to the date of this Agreement, neither the Company nor its Subsidiaries are bound by any contract, arrangement, commitment or understanding (whether written or oral) that (i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) or (ii) materially limits or otherwise materially restricts the Company or any of its Subsidiaries or would, after the Effective Time, materially limit the Surviving Person or any successor thereto, from engaging or competing in any material line of business. Each contract, arrangement, commitment or understanding (whether written or oral) described above in this Section 3.01(j) is referred to in this Agreement as a “Material Contract”. Neither the Company nor any of its Subsidiaries has Knowledge, or has received notice, of any violation of or default under a Material Contract, except for violations that would not have a Material Adverse Effect on the Company.

(k) No Excess Parachute Payments.  There is no amount or other entitlement or economic benefit that could reasonably be expected to be received (whether in cash or property or the vesting of property) as a result of the execution and delivery of this Agreement, the obtaining of the Company Stockholder Approvals or the Parent Stockholder Approval, the consummation of the Merger or any other transaction contemplated by this Agreement or the Voting Agreement (including as a result of termination of employment on or following the Effective Time) by or for the benefit of any director, officer or consultant of the Company or any of its Affiliates who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Company Benefit Plan, Company Benefit Agreement or otherwise would be an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code), and no disqualified individual is entitled to receive any additional payment from the Company or any of its Subsidiaries, the Surviving Person or any other person in the event that the excise Tax required by Section 4999 (a) of the Code is imposed on such disqualified individual (a “Parachute Gross Up Payment”).

(l) Taxes.

(i) The Company has filed or has caused to be filed all Tax Returns required to be filed by it and all such Tax Returns are complete and accurate in all respects, except for failures to file Tax Returns, or omissions or inaccuracies in any Tax Returns, that would not result in a Material Adverse Effect with respect to the Company. The Company has paid or caused to be paid all Taxes due and owing, and the most recent financial statements contained in the Company SEC Documents filed prior to the date hereof reflect an adequate reserve (excluding any reserves for deferred Taxes) for all Taxes payable by the Company for all taxable periods and portions thereof accrued through the date of such financial statements, except for failures to pay Taxes or to reflect adequate reserves that would not result in a Material Adverse Effect with respect to the Company.

(ii) No deficiencies, audit examinations, refund litigation, proposed adjustments or matters in controversy for any Taxes have been proposed, asserted or assessed in writing against the Company, except for any such deficiencies, examinations, litigation, adjustments or matters that have been resolved with the applicable Tax authority or that would not result in a Material Adverse Effect with respect to the Company. There is no currently effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material Taxes of the Company.

(iii) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(iv) The Company has complied in all respects with all applicable statutes, laws, ordinances, rules and regulations relating to the withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any Federal, state, local or foreign Tax laws) and has, within the time and the manner prescribed by law, withheld from and paid over to the proper Governmental Entity all amounts required to be so withheld and paid over under applicable laws, except, in each case, for any failures that would not result in a Material Adverse Effect with respect to the Company.

(v) As used in this Agreement, “Taxes” shall include all domestic or foreign (whether national, federal, state, provincial, local or otherwise) income, property, sales, excise, withholding and other taxes and similar governmental charges, including any interest, penalties and additions with respect thereto, and “Tax Returns” shall mean any return, declaration, report, claim for refund, or information return or statement required to be filed with any Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(m) Stockholder Approval.  The affirmative votes of the holders of at least a majority of the issued and outstanding shares of Company Common Stock are the only votes of the Company’s stockholders required to approve the Consolidation and the Merger under applicable Legal Provisions and the organizational documents of the Company, NHR Sub and NHR-Delaware, Inc.

(n) State Takeover Statutes.  The Board of Directors of the Company has approved and declared advisable the terms of this Agreement and the consummation of this Agreement, the Consolidation and the Company Reorganization and the other transactions contemplated by this Agreement and has approved the Voting Agreement. Assuming stockholder approval of the Consolidation and the filing and acceptance for record of the Articles of Consolidation, this Agreement, the Voting Agreement, the Merger, the Consolidation, the Company Reorganization and the other transactions contemplated by this Agreement or by the Voting Agreement will not be subject to the provisions of Title 3, Subtitle 6 of the MGCL. To the Knowledge of the Company, no other state takeover statute or similar statute or regulation or similar provision of the Company’s Charter applies or purports to apply to this Agreement, the Voting Agreement, the Merger, the Consolidation, the Company Reorganization or the other transactions contemplated by this Agreement or by the Voting Agreement.

(o) Brokers.  No broker, investment banker, financial advisor or other person, other than 2nd Generation Capital, LLC, the fees, commissions and expenses of which will be paid by the Company pursuant to an agreement, a true and complete copy of which has been delivered to NHC/OP Sub, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement or the Voting Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

(p) Opinion of Financial Advisor.  The Special Committee has received the opinion of 2nd Generation Capital, LLC, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to the stockholders of the Company, a signed copy of which opinion has been delivered to NHC/OP Sub.

(q) Real Estate Matters.

(i) Unless otherwise disclosed on Section 3.01(q)(i) of the Company Disclosure Schedule, the Company or its Subsidiaries own the real properties (including all improvements thereon) listed in Section 3.01(q)(i) of the Company Disclosure Schedule (the “Company Owned Real Property”). With respect to the Company Owned Real Property:

(A) The Company or its Subsidiaries own and hold good and marketable fee simple title to each Company Owned Real Property free and clear of all liens, claims, mortgages and encumbrances except for Permitted Exceptions. For purposes of this Agreement, “Permitted Exceptions” shall mean: (i) liens for taxes and assessments assessed by state or local jurisdictions not yet due and payable; (ii) imperfections of title, covenants, agreements, conditions, restrictions, reservations, easements, rights of way and other exceptions of record, if any, which do not materially adversely affect the present use of the Company Owned Real Property or the marketability thereof, or otherwise materially interfere with the business being conducted on the Company Owned Real Property; (iii) any statutory lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent; (iv) liens for taxes, assessments and charges and other claims which the Company is contesting in good faith; (v) all zoning and building laws, ordinances, resolutions and regulations; (vi) the Company Leases (as defined in Section 3.01(q)(ii)) and any liens, claims or encumbrances created by or arising from acts or omissions of lessees thereunder and (vii) any matters disclosed in the title insurance policies relating to the Company Owned Real Property; provided that a true and complete copy of such title insurance policies have been delivered to NHC/OP Sub.

(B) With respect to the Company Owned Real Property, there are no outstanding contracts for the sale of any Company Owned Real Property, except as set forth on in Section 3.01(q)(ii) of the Company Disclosure Schedule.

(C) Neither the whole nor any portion of the Company Owned Real Property has been condemned, requisitioned or otherwise taken by any public authority (a “Public Taking”), and no written notice of any Public Taking has been received by the Company with regard to any Company Owned Real Property. The Company has no Knowledge that any such Public Taking is threatened or contemplated. The Company has no Knowledge of any public improvements which have been ordered to be made and/or which have not heretofore been assessed, and the Company has no Knowledge of any special, general or other assessments pending, threatened against or affecting any Company Owned Real Property.

(ii) The Company or its Subsidiaries lease, as lessor, all of the real properties (including all improvements thereon) listed in Section 3.01(q)(ii) of the Company Disclosure Schedule (the “Company Leases”).

(iii) The Company or its Subsidiaries are the sole payees and mortgagees of the promissory notes listed in Section 3.01(q)(iii) of the Company Disclosure Schedule.

(iv) The Company or its Subsidiaries are the mortgagors of the mortgages listed in Section 3.01(q)(iv) of the Company Disclosure Schedule.

(v) There are no liens, filed or otherwise claimed, in connection with any work, labor and/or materials performed on or furnished in connection with the Company Owned Real Property prior to the Closing.

(r) Section 3.01(r) of the Company Disclosure Schedule sets forth a true and complete list of each Company Benefit Plan and each Company Benefit Agreement. Neither the Company, any of its Subsidiaries nor any entity treated as a single employer with the Company or any of its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code maintains, is required to contribute to, or otherwise has any liability, whether contingent or otherwise, with respect to any “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) that (i) is a “multiemployer plan” as defined in Sections 3(37) of ERISA, (ii) is subject to Section 412 of the Code or Title IV of ERISA, (iii) provides for post-retirement medical, life insurance or other welfare-type benefits (other than as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or under a similar state law), or (iv) is a “defined benefit plan” (as defined in Section 414 of the Code), whether or not subject to the Code or ERISA. The Company Benefit Plans have been maintained and administered in all material respects in accordance with their terms and applicable Legal Requirements.

Section 3.02.  Representations and Warranties of NHC/OP Sub, NHC/OP and Parent.  Except as set forth in the disclosure schedule delivered by NHC/OP Sub to the Company in connection with the execution of this Agreement (the “NHC/OP Sub Disclosure Schedule”), NHC/OP Sub, NHC/OP, and Parent represent and warrant to the Company as follows:

(a) Organization, Standing and Power.  Each of NHC/OP Sub, NHC/OP and Parent (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, (ii) has the requisite organizational power and authority to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on NHC/OP Sub, NHC/OP or Parent. True and complete copies of the organizational documents of

NHC/OP Sub, NHC/OP and Parent, as in effect as of the date of this Agreement, have previously been made available by NHC/OP Sub, NHC/OP and Parent to the Company.

(b) Subsidiaries.  Section 3.02(b)(i) of the NHC/OP Sub Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Parent as of the date of this Agreement and, for each such Subsidiary, the state of organization. All the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of Parent have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Parent, free and clear of all Liens and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interests. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, and as set forth on Section 3.02(b)(ii) of the NHC/OP Sub Disclosure Schedule, Parent does not own, of record or beneficially, directly or indirectly, any capital stock or other equity or voting interest in any person.

(c) Capital Structure.  As of the date of this Agreement, the authorized capital stock of Parent consists of 30,000,000 shares of common stock, par value $0.01 per share (the “Parent Common Stock”) and 10,000,000 shares of preferred stock, par value $0.01 per share (the “Previously Authorized Parent Preferred Stock”). As of the close of business on November 30, 2006, (i) 12,307,596 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Previously Authorized Parent Preferred Stock were issued and outstanding, (iii) 1,111,548 shares of Parent Common Stock were reserved for issuance pursuant to the Employee Stock Purchase Plan, the 1997 Stock Option Plan, the 2004 Non-qualified Stock Option Plan, and the 2005 Stock Option Employee Stock Purchase, Physician Stock Purchase and Stock Appreciation Rights Plan (such plans, collectively, the “Parent Stock Plans”) and (iv) 1,471,000 shares of Parent Common Stock were subject to outstanding options or other rights to purchase shares of Parent Common Stock granted under the Parent Stock Plans (the “Parent Stock Options”). Except as set forth above, as of the close of business on November 30, 2006, no shares of capital stock of, or other equity or voting interests in, Parent or options, warrants or other rights to acquire any such stock, securities or interests were issued, reserved for issuance or outstanding. During the period November 30, 2006, to the date of this Agreement (A) there have been no issuances by Parent or any of its Subsidiaries of shares of capital stock of, or other equity or voting interests in, Parent other than issuances of shares of Parent Common Stock pursuant to the exercise of Parent Stock Options outstanding on such date as required by their terms as in effect on the date of this Agreement, and (B) there have been no issuances by Parent or any of its Subsidiaries of options, warrants or other rights to acquire shares of capital stock of, or other equity or voting interests in, Parent. All outstanding shares of Parent Common Stock are, and all shares that may be issued pursuant to the Parent Stock Plans or upon conversion of the Parent Preferred Stock will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness of Parent or any of its Subsidiaries, and, except as set forth above, no securities or other instruments or obligations of Parent or any of its Subsidiaries the value of which is in any way based upon or derived from any capital or voting stock of Parent, in each case having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent or any of its Subsidiaries may vote. Except as set forth above or as otherwise contemplated herein there are no securities, options, warrants, calls, rights, contracts or agreements of any kind to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound, obligating Parent or any of its Subsidiaries to issue, deliver or sell, or cause to be issued delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, Parent or any of its Subsidiaries or obligating Parent or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, contract or agreement. As of the date of this Agreement, there are no irrevocable proxies and no voting agreements (other than the Voting Agreement) to which Parent is a party with respect to any shares of the capital stock of, or other equity or voting interests in, Parent or any of its Subsidiaries.

The authorized limited liability membership interests of NHC/OP Sub are duly authorized, validly issued and held of record by NHC/OP. The partnership interests of NHC/OP are duly authorized and held of record by Parent and NHC-Delaware, Inc.

(d) Authority; Noncontravention.  The general partner of NHC/OP, the sole managing member of NHC/OP Sub and the Board of Directors of Parent have approved the Merger and this Agreement. Each of NHC/OP Sub, NHC/OP and Parent has the requisite organizational power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by NHC/OP Sub, NHC/OP and Parent, and the consummation by NHC/OP Sub, NHC/OP and Parent of the transactions contemplated hereby have been duly authorized by all necessary organizational action on the part of NHC/OP Sub, NHC/OP and Parent, subject to approval by Parent’s stockholders. This Agreement and other agreements and documents executed by NHC/OP Sub, NHC/OP and Parent and their respective Affiliates in connection herewith have been duly and validly executed and delivered by NHC/OP Sub, NHC/OP and Parent, respectively, and constitute valid and binding obligations of NHC/OP Sub, NHC/OP and Parent, respectively, enforceable against NHC/OP, NHC/OP Sub and Parent in accordance with their respective terms, except that (x) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditors’ rights generally, and (y) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity or other Person is required by or with respect to NHC/OP Sub, NHC/OP, Parent or any of their respective Subsidiaries in connection with the execution and delivery of this Agreement by NHC/OP Sub, NHC/OP and Parent or the consummation by NHC/OP Sub, NHC/OP and Parent of the transactions contemplated hereby, except for (i) the filing with, and declared effectiveness by, the SEC of the Form S-4 and the Joint Proxy Statement, (ii) consents, authorizations, approvals, filings or exemptions in connection with the rules of the AMEX, (iii) the Parent Stockholder Approval, (v) the filing of (A) the amendment to Parent’s Certificate of Incorporation with respect to the Parent Preferred Stock, (B) the Articles of Merger with the Secretary of State of the State of Delaware, and (C) the Articles of Merger with the State Department of Assessment and Taxation in the State of Maryland and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business and such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the “takeover” or “blue sky” laws of various states, (vi) the filing of a premerger notification and report form by Parent under the HSR Act or any other applicable competition, merger control, antitrust or similar law or regulation, (vii) the filing with the SEC of the Schedule 13E-3 and (viii) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NHC/OP Sub, NHC/OP or Parent.

(e) Parent SEC Documents.  Parent has filed with the SEC all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed by Parent since January 1, 2006 (collectively, “Parent SEC Documents”). As of their respective dates, the Parent SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Parent SEC Document filed and publicly available prior to the date of this Agreement has been revised or superseded by a later filed Parent SEC Document, none of the Parent SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including the related notes) of Parent included in the Parent SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the related notes) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). Except as set forth in the most recent financial statements included in the Parent SEC Documents, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on Parent.

(f) Information Supplied.  None of the information supplied or to be supplied by NHC/OP Sub or Parent specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Joint Proxy Statement will, at the date it is first mailed to each of the Company’s stockholders and Parent’s stockholders and at the time of each of the Company Stockholders Meeting and the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (iii) the Schedule 13E-3 will, at the time the Schedule 13E-3 is filed with the SEC, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Joint Proxy Statement and Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder and the Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder. No representation or warranty is made by NHC/OP Sub or Parent with respect to statements relating to the Company or any of its Subsidiaries made or incorporated by reference in the Joint Proxy Statement, the Form S-4 or the Schedule 13E-3 based on information supplied by the Company or any of its Subsidiaries for inclusion or incorporation by reference in the Joint Proxy Statement, the Form S-4 or the Schedule 13E-3, as the case may be.

(g) Absence of Certain Changes or Events.  Except as disclosed in the Parent SEC Documents, from December 31, 2005, to the date of this Agreement, (i) Parent has not acted, and has not permitted any of its Subsidiaries to act, in a manner prohibited by Section 4.01(b) and (ii) there has not been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Parent.

(h) Litigation.  Except as disclosed in the Parent SEC Documents, there is no suit, action, proceeding, claim, grievance, demand or investigation pending or, to the Knowledge of Parent, threatened against or affecting the Parent or any of its Subsidiaries or any of their respective assets, properties, businesses or operations that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Parent.

(i) Compliance with Applicable Laws.

(i) Each of Parent and its Subsidiaries is in compliance with all Legal Provisions, except for instances of noncompliance or possible noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent. Each of Parent and its Subsidiaries has in effect all material Permits necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as presently conducted and as currently proposed by its management to be conducted, except where the failure to so have in effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Parent. There has occurred no default under, or violation of, any such Permit, except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on Parent. The consummation of the Merger and the other transactions contemplated by this Agreement and the Voting Agreement, in and of themselves, would not cause the revocation or cancellation of any such Permit that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent.

(ii) Except for those matters disclosed in Parent SEC Documents and those matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent:

(A) Parent and each of its Subsidiaries are in compliance with all applicable Environmental Laws, and neither Parent nor any of its Subsidiaries has received any (1) written communication that alleges that Parent or any of its Subsidiaries is in violation of, or has liability under, any Environmental Law, (2) written request from any Governmental Entity for information pursuant to any Environmental Law, or (3) written notice regarding any requirement proposed for adoption or implementation by any Government Entity under any Environmental Law which requirement is applicable to the operations of Parent or any of its Subsidiaries;

(B) there are no Environmental Claims pending or, to the Knowledge of Parent, threatened, against Parent or any of its Subsidiaries;

(C) to the Knowledge of Parent there have been no Releases of any Hazardous Material that could be reasonably expected to form the basis of any Environmental Claim against Parent or any of its Subsidiaries; and

(D) (1) neither Parent nor any of its Subsidiaries has retained or assumed either contractually or by operation of law any liabilities or obligations that could be reasonably expected to form the basis of any Environmental Claim against Parent or any of its Subsidiaries, and (2) to the Knowledge of Parent, there are no Environmental Claims against any person whose liabilities for such Environmental Claims Parent or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law.

(j) Taxes.

(i) Parent and its subsidiaries have filed or has caused to be filed all Tax Returns required to be filed by them and all such Tax Returns are complete and accurate in all respects, except for failures to file Tax Returns, or omissions or inaccuracies in any Tax Returns, that would not result in a Material Adverse Effect with respect to Parent. Each of Parent and its subsidiaries has paid or caused to be paid all Taxes due and owing, and the most recent financial statements contained in the Parent SEC Documents reflect an adequate reserve (excluding any reserves for deferred Taxes) for all Taxes payable by Parent or its subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements, except for failures to pay Taxes or to reflect adequate reserves that would not result in a Material Adverse Effect with respect to Parent.

(ii) No deficiencies, audit examinations, refund litigation, proposed adjustments or matters in controversy for any Taxes have been proposed, asserted or assessed in writing against Parent or its Subsidiaries, except for any such deficiencies, examinations, litigation, adjustments or matters that have been resolved with the applicable Tax authority or that would not result in a Material Adverse Effect with respect to Parent. There is no currently effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material Taxes of Parent.

(iii) Parent has complied in all respects with all applicable statutes, laws, ordinances, rules and regulations relating to the withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any Federal, state, local or foreign Tax laws) and has, within the time and the manner prescribed by law, withheld from and paid over to the proper Governmental Entity all amounts required to be so withheld and paid over under applicable laws, except, in each case, for any failures that would not result in a Material Adverse Effect with respect to Parent.

(k) Voting Requirements.  The affirmative vote in favor of the establishment and issuance of the Parent Preferred Stock (including any related amendment to the Certificate of Incorporation of Parent) at the Parent Stockholders Meeting or any adjournment or postponement thereof of the holders of a majority of Parent Common Stock casting votes at the Parent Stockholders Meeting (the “Parent Stockholder Approval”) is the only vote of the holders of any class or series of Parent’s capital stock necessary to approve, in accordance with the applicable rules of by the American Stock Exchange, Inc. (the “AMEX”) on the Closing Date, the issuance of the Parent Preferred Stock in connection with the Merger. No other approval of the stockholders of Parent required with respect to this Agreement or the transactions contemplated hereby or by the Voting Agreement.

(l) Brokers.  No broker, investment banker, financial advisor or other person, other than Avondale Partners, LLC, the fees, commissions and expenses of which will be paid by NHC/OP Sub, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement or the Voting Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

(m) Opinion of Financial Advisor.  The Special Committee of the Board of Directors of Parent has received the opinion of Avondale Partners, LLC dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to NHC/OP Sub and Parent, a signed copy of which opinion has been delivered to the Company.

ARTICLE IV

Covenants Relating to Conduct of Business

Section 4.01.  Conduct of Business.

(a) Conduct of Business by the Company.  During the period from the date of this Agreement to the Effective Time, except as consented to in writing by NHC/OP Sub or in the ordinary course of business, consistent with past practice, the Company shall not, and shall not permit any of its Subsidiaries to:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, any of its capital stock or other equity or voting interests or securities, except for (1) dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent, and (2) the 2006 Dividend and the REIT Dividend, (B) split, combine or reclassify any of its capital stock or other equity or voting interests or securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any other equity or voting interests or securities, or (C) purchase, redeem or otherwise acquire any shares of capital stock or other equity or voting interests or securities of the Company or any of its Subsidiaries or any securities convertible into, or exchangeable or exercisable for, or any rights, warrants, calls or options to acquire, any such shares or other equity or voting interests or securities;

(ii) other than as set forth on Section 4.01(a)(ii) of the Company Disclosure Schedule, issue, deliver, sell, grant, pledge, dispose of or otherwise encumber or subject to any Lien any shares of its capital stock, any other equity or voting interests or securities or any securities convertible into, or exchangeable or exercisable for, or any rights, warrants, calls or options to acquire, (i) any such shares or equity or voting interests or securities, or (2) any “phantom” stock, “phantom” stock rights or any stock appreciation rights, stock based performance units or other rights that are linked to the price of Company Common Stock, other than the issuance of shares of Company Common Stock upon the exercise of the Company Stock Options outstanding as of the date of this Agreement in accordance with their terms as in effect on the date of this Agreement;

(iii) amend or propose to amend the Company charter or the bylaws of the Company or the comparable organizational documents of any of the Company’s Subsidiaries, except as required by law;

(iv) directly or indirectly acquire or agree to acquire by merging or consolidating with, or by purchasing assets of, or by any other manner, any person or division, business or equity interest of any person;

(v) terminate the Management Agreement;

(vi) except as otherwise contemplated by this Agreement or as required to comply with applicable law or the terms of any collective bargaining agreement, Company Benefit Plan or Company Benefit Agreement as in effect on the date of this Agreement, (A) adopt, enter into, terminate or amend (1) any collective bargaining agreement, Company Benefit Plan (including any Company Stock Plan) or Company Benefit Agreement, (B) increase in any manner the compensation, bonus or fringe or other benefits of, any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries or grant any type of compensation, bonus or fringe or other benefits, to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries not previously receiving or entitled to receive such type of compensation, bonus or fringe or other benefit, except for normal increases in cash compensation other than to officers or directors in the ordinary course of business consistent with past practice, (C) pay any benefit or amount (including by granting or accelerating the vesting of any equity-based awards) not required under any Company Benefit Plan or Company Benefit Agreement as in effect on the date of this Agreement or (D) grant any severance or termination pay or increase in any manner the severance or termination pay of any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries;

(vii) change its fiscal year, revalue any of its material assets or, except as required by a change in GAAP or applicable law, make any changes in financial or accounting methods, principles or practices;

(viii) take any action that would cause the Company not to qualify and be taxable as a REIT under the Code;

(ix) authorize, commit or agree to take any of the foregoing actions or any action which would (A) make any of the representations and warranties of the Company that are qualified as to materiality untrue or incorrect, (B) make any of the representations and warranties of the Company which are not so qualified untrue or incorrect in a material respect or (C) be reasonably likely to result in any of the conditions to the Merger set forth in this Agreement not being satisfied;

(x) carry on their respective businesses other than in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, or fail to use other than their respective reasonable best efforts to keep available the services of their respective present officers and key employees, preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Effective Time;

(xi) (A) enter into any new material line of business or (B) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities in connection therewith incurred or committed to in the ordinary course of business;

(xii) other than as set forth on Section 4.01(a)(xii) of the Company Disclosure Schedule, sell, lease or otherwise dispose of any of its assets (including the capital stock of Subsidiaries of the Company) other than in the ordinary course of business;

(xiii) (A) enter into any joint venture, partnership or similar arrangement, (B) make any loans, advances or capital contributions to, or investments in, any other person, other than loans or investments by the Company or a Subsidiary of the Company in the Company or any Subsidiary of the Company, or (C) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person (other than any wholly owned Subsidiary) or enter into any arrangement having the economic effect of any of the foregoing, other than refinancings of pre-existing indebtedness;

(xiv) (A) modify, amend or terminate any Material Contract of the Company or any of its Subsidiaries, (B) waive any material rights under any Material Contract of the Company or any of its Subsidiaries or (C) enter into any agreement that would constitute a Material Contract of the Company or any of its Subsidiaries if entered into as of the date of this Agreement, other than (with respect to clauses (A) and (C)) in the ordinary course of business consistent with past practice;

(xv) settle or compromise any claim, demand, lawsuit or state or federal regulatory proceeding, whether now pending or hereafter made or brought, or waive, release or assign any rights or claims in any case without the prior written consent of NHC/OP Sub; or

(xvi) commit any act or omission which constitutes a material breach or default by the Company or any of its Subsidiaries under any agreement with any Governmental Entity or under any material contract or material license to which any of them is a party or by which any of them or their respective properties is bound, except to the extent required by law;

provided that nothing herein shall prohibit the Company Reorganization or the Consolidation.

(b) Conduct of Business by Parent.  During the period from the date of this Agreement to the Effective Time, except as consented to in writing by the Company, Parent shall not, and shall not permit any of its Subsidiaries to:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, any of its capital stock or other equity or voting interests or securities, except for (1) dividends and distributions (including liquidating distributions) by a direct or indirect wholly owned Subsidiary or Parent to its parent, or (2) normal quarterly cash dividends by Parent to the holders of Parent Common Stock, or (B) split, combine or reclassify any of its capital stock or other equity or voting interests or securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any other equity or voting interests or securities;

(ii) amend or propose to amend the certificate of incorporation or the by-laws of Parent or the comparable organizational documents of any of Parent’s Subsidiaries, except in accordance with the terms of this Agreement (including in connection with the authorization of the Parent Preferred Stock) or as required by law;

(iii) change its fiscal year, revalue any of its material assets or, except as required by a change in GAAP or applicable law, make any changes in financial, accounting methods, principles or practices; or

(iv) authorize, commit or agree to take any of the foregoing actions or any action which would (A) make any of the representations and warranties of NHC/OP Sub, NHC/OP and Parent that are qualified as to materiality untrue or incorrect, (B) make any of the representations and warranties of NHC/OP Sub, NHC/OP and Parent which are not so qualified untrue or incorrect in a material respect or (C) be reasonably likely to result in any of the conditions to the Merger set forth in this Agreement not being satisfied or cause the Company to do any of the foregoing.

(c) Advice of Changes; Filings.  Subject to applicable laws relating to the confidentiality of information, each of the Company and NHC/OP Sub shall promptly advise the other party orally and in writing of (i) any representation or warranty made by it (and, in the case of NHC/OP Sub, made by Parent) contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure of it (and, in the case of NHC/OP Sub, of Parent) to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement. The Company and NHC/OP Sub shall each promptly provide the other copies of all filings made by such party (and, in the case of NHC/OP Sub, by Parent) with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby, other than the portions of such filings that include confidential information not directly related to the transactions contemplated by this Agreement.

Section 4.02.  No Solicitation.

(a) The Company and its Subsidiaries and the officers and directors of the Company and its Subsidiaries shall not, and the Company and its Subsidiaries shall use their respective best efforts to cause the Company’s and its Subsidiaries’ other employees and any investment banker, financial advisor, attorney, consultant, accountant or other representative of the Company or any of its Subsidiaries (collectively, the “Representatives”) not to, directly or indirectly, (i) solicit, initiate or encourage, or take any other action to facilitate any Company Takeover Proposal, (ii) provide any nonpublic information or data to any person relating to a Company Takeover Proposal, or engage in any negotiations concerning a Company Takeover Proposal, or knowingly facilitate any effort or attempt to make or implement a Company Takeover Proposal, (iii) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal, (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement (other than a confidentiality agreement to the extent permitted by this Section 4.02), or (v) agree to do any of the foregoing related to any Company Takeover Proposal. The term “Company Takeover Proposal” means any inquiry, proposal or offer from any person relating to, or that is reasonably likely to lead to (x) a proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase directly or indirectly (including by way of lease, exchange, sale, mortgage, pledge, tender offer, exchange offer or otherwise, as may be applicable) of any assets (other than sales of investment securities in the ordinary course of business) of the Company or any of its Subsidiaries or any shares of Company Common Stock or other class of capital stock of, or any other equity or voting interests in, the Company or any of its Subsidiaries, (y) a breach of any of the provisions of this Agreement or any interference with the completion of the Merger or (z) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing; provided that nothing herein shall prohibit the Company Reorganization or the Consolidation;

(b) Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholders Approval, the Board of Directors of the Company may (A) to the extent applicable, comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to a Company Takeover Proposal or make any disclosures as to factual matters that are required by applicable law or which a majority of a committee composed of disinterested members of the Board of Directors of the Company (such committee, the “Special Committee”), after consultation with outside counsel, determines in good faith is required in the exercise of its fiduciary duties under applicable law, (B) withdraw or modify in a manner adverse to NHC/OP Sub or Parent, or propose to publicly withdraw or modify in a manner adverse to NHC/OP Sub or Parent, the approval or recommendation of the Board of Directors of the Company of this Agreement or the Merger (a “Change in Company Recommendation”) or (C) engage in any discussions or negotiations with, or furnish any information with respect to the Company and its Subsidiaries to, any person in response to an unsolicited bona fide written Company Takeover Proposal by any such person first made after the date of this Agreement, if and only to the extent that, in any such case referred to in clause (B) or (C): (i) the Company has complied in all material respects with this Section 4.02; (ii) the Special Committee, after consultation with outside counsel, determines in good faith that such action is required in the exercise of its fiduciary duties under applicable law; (iii) in the case of clause (B) above, (I) if the Company has received an unsolicited bona fide written Company Takeover Proposal from a third party, the Special Committee concludes in good faith that such Company Takeover Proposal constitutes a Superior Proposal after giving effect to all of the adjustments that may be offered by NHC/OP Sub pursuant to clause (III) below, (II) it has notified NHC/OP Sub, at least five business days in advance of its intention to effect a Change in Company Recommendation, specifying the material terms and conditions of any such Superior Proposal and furnishing to NHC/OP Sub a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents and

(III) prior to effecting such a Change in Company Recommendation, it has, and has caused its financial and legal advisors to, negotiate with NHC/OP Sub in good faith to make such adjustments in the terms and conditions of this Agreement as would enable it to proceed with the Merger and the other transactions contemplated hereby without violating its fiduciary duties under applicable law (it being understood NHC/OP Sub shall have no such obligation to change any terms or conditions of this Agreement); (iv) in the case of clause (C) above, the Special Committee concludes in good faith that there is a reasonable likelihood that such Company Takeover Proposal constitutes a Superior Proposal, and prior to furnishing any information with respect to the Company or its Subsidiaries in connection with the Company Takeover Proposal, the Special Committee receives from such person an executed confidentiality agreement having provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement; and (v) the Company immediately (and in any event prior to furnishing any information with respect to the Company or its Subsidiaries to any person or entering into discussions or negotiations with any person) notifies NHC/OP Sub of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the identity of such person and the material terms and conditions of any inquiries, proposals or offers (including a copy thereof if in writing and any related documentation or correspondence) and advises NHC/OP Sub of any material developments (including any changes in such terms and conditions) with respect to such inquiries, proposals or offers as promptly as practicable after the occurrence thereof.

(c) The Company agrees that it will immediately cease and cause its Subsidiaries, and its and their Representatives, to cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Company Takeover Proposal, and request in writing to any such third parties in possession of nonpublic information about it or any of its Subsidiaries that was furnished by or on its behalf in connection with any of the foregoing to return or destroy all such information in the possession of any such third party or in the possession of any representative of any such third party, and use commercially reasonable efforts to receive certification of such return or destruction, and it will not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party with respect to any Company Takeover Proposal.

(d) Any disclosure (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) made pursuant to clause (A) of Section 4.02(b) shall be deemed to be a Change in Company Recommendation unless the Board of Directors of the Company expressly reaffirms that the Merger is advisable, fair to and in the best interests of the Company’s stockholders and recommends that the Company’s stockholders vote in favor of the adoption of this Agreement in such disclosure.

ARTICLE V

Additional Agreements

Section 5.01.  Preparation of the Form S-4, the Joint Proxy Statement and the Schedule 13E-3.  As soon as practicable following the date of this Agreement, the Company and Parent shall (a) prepare and file with the SEC the Joint Proxy Statement and the Schedule 13E-3 and (b) Parent shall prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of the Company and Parent shall and shall cause their respective counsel, accountants and other advisors to use all reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing (including causing accountants to deliver necessary or required instruments such as opinions, consents and certifications) and to keep the Form S-4 effective for so long as necessary to complete the Merger. The Company will cause (and will make provision that its successor cause) the Joint Proxy Statement to be mailed to the Company’s stockholders for purposes of approving the Consolidation and the Merger, and Parent will cause the Joint Proxy Statement to be mailed to Parent’s stockholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) reasonably required to be taken under any applicable state securities laws in connection with the issuance of Parent Preferred Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested by Parent in connection with any such action and the preparation, filing and distribution of the Joint Proxy Statement and the Form S-4. The parties shall cooperate and notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Joint Proxy Statement, the Form S-4 or the Schedule 13E-3 or for additional information, and shall supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Joint Proxy Statement, the Form S-4, the Schedule 13E-3, the Merger or the other transactions contemplated by this Agreement or the Voting Agreement. No filing of, or amendment or supplement to, the Form S-4 will be made by Parent, and no filing, or amendment or supplement to, the Joint Proxy Statement or the Schedule 13E-3 will be made by Parent or the Company, in each case (i) without providing the other party a reasonable opportunity to review and comment thereon or (ii) without the approval of both Parent and the Company, which approval shall not be unreasonably withheld or delayed; provided, that, with respect to documents filed by a party hereto that are incorporated by reference in the Form S-4 or Joint Proxy Statement, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations or the Merger. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to any of the Form S-4, the Joint Proxy Statement or the Schedule 13E-3 (including the consummation of the Company Reorganization or the Consolidation), so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of Parent and the stockholders of the Company.

Section 5.02.  Stockholder Meetings.

(a) Company Stockholders Meeting for Consolidation.  The Company shall (i) as soon as practicable following the date of this Agreement, establish a record date (which shall be as soon as practicable following the date of this Agreement) for, duly call, give notice of, convene and hold a meeting of its stockholders, which meeting shall not, in any event, take place later than 30 days after the mailing of the Joint Proxy Statement to the Company’s stockholders for the purpose of obtaining Approval of the Consolidation (as defined in Section 6.01(a)) and (ii) subject to Section 4.02(b), through its Board of Directors, acting upon the recommendation of the Special Committee, unless their fiduciary duties require otherwise, recommend to its stockholders the approval of the Consolidation.

(b) Company Stockholders Meeting for Merger.  The Company shall (i) as soon as practicable following Approval of Consolidation, establish a record date (which shall be as soon as practicable following the date of Approval of Consolidation) for, duly call, give notice of, convene and hold a meeting of its stockholders, which meeting shall not, in any event, take place later than 30 days after the mailing of the Joint Proxy Statement to the Company’s stockholders for the purpose of obtaining Approval of the Merger (as defined in Section 6.01(a), such meeting together with the meeting for purposes of Approval of Consolidation, collectively, the “Company Stockholders Meeting”) and (ii) subject to Section 4.02(b), through its Board of Directors, acting upon the recommendation of the Special Committee, unless their fiduciary duties require otherwise, recommend to its stockholders the adoption of this Agreement.

(c) Parent Stockholders Meeting.  Parent shall (i) establish a record date (which shall be as soon as practicable following the date of Approval of Consolidation by the stockholders of the Company) for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Parent Stockholders Meeting”) for the purpose of obtaining the Parent Stockholder Approval and (ii) through its Board of Directors, acting upon the recommendation of a committee comprised of a majority of the disinterested members of its Board of

Directors, unless their fiduciary duties require otherwise, recommend to its stockholders the approval of the issuance of Parent Preferred Stock in connection with the Merger.

Section 5.03  Access to Information; Confidentiality.  Subject to the terms of the confidentiality agreement between Parent and the Company dated as of March 17, 2006, as extended by amendment on October 9, 2006 (the “Confidentiality Agreement”), upon reasonable notice, each party shall, and shall cause each of its Subsidiaries to, afford to the other party and to their officers, directors and Representatives, reasonable and prompt access (including for the purpose of coordinating integration activities and transition planning with the employees of the Company and its Subsidiaries) during normal business hours during the period prior to the earlier of the Effective Time and the termination of this Agreement to all their respective properties, assets, books, contracts, commitments, personnel and records and, during such period, each party shall, and shall cause each of its Subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement, form and other document (including all exhibits and all other information incorporated therein) filed by it during such period pursuant to the requirements of domestic or foreign (whether national, Federal, state, provincial, local or otherwise) securities laws and (b) all other information concerning the Company’s (and its Subsidiaries’) business, properties, assets, books, contracts, commitments, personnel and records as the other party may reasonably request. Except for disclosures expressly permitted by the terms of the Confidentiality Agreement, each party shall hold, and shall cause its directors, officers, employees, accountants, counsel, financial advisors and other Representatives to hold, all information received from the other party, directly or indirectly, in confidence in accordance with the Confidentiality Agreement.

Section 5.04.  Reasonable Efforts.  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement or the Voting Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions to Closing set forth in Article VI to be satisfied as promptly as practicable; (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations and filings (including the filing of any premerger notification and report form under the HSR Act); and (iii) the obtaining of all necessary waivers, consents, approvals or authorizations from third parties. The Company, NHC/OP Sub, NHC/OP and Parent shall provide such assistance, information and cooperation to each other as is reasonably required to obtain any such actions, nonactions, waivers, consents, approvals, orders and authorizations and, in connection therewith, will notify the other party promptly following the receipt of any comments from any Governmental Entity and of any request by any Governmental Entity for amendments, supplements or additional information in respect of any registration, declaration or filing with such Governmental Entity and shall supply the other person with copies of all correspondence between such person or any of its representatives, on the one hand, and any Governmental Entity, on the other hand.

Section 5.05.  Company Reorganization and Consolidation.  The Company agrees to effect the Company Reorganization and the Consolidation when the conditions set forth in Section 6.01 (other than filing of the Articles of Consolidation) and 6.02 are satisfied.

Section 5.06.  [Intentionally Omitted]

Section 5.07.  Indemnification, Exculpation and Insurance.

(a) NHC/OP Sub and Parent agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its Subsidiaries as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) and any indemnification or other similar agreements of the Company or any of its Subsidiaries, in each case as in effect on the date of this Agreement and listed on Section 5.07 of the Company Disclosure Schedule, shall be assumed by the Surviving Person in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms for six years following the Merger.

(b) In the event that the Surviving Person or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, NHC/OP Sub shall cause proper provision to be made so that the successors and assigns of the Surviving Person assume the obligations set forth in this Section 5.07.

(c) For four years after the Effective Time, NHC/OP Sub shall maintain in effect the Company’s current directors’ and officers’ liability insurance in respect of acts or omissions occurring prior to the Effective Time, covering each person covered as of the date hereof by the Company’s directors’ and officers’ liability insurance policy (a true, complete and correct copy of which has heretofore been delivered to NHC/OP Sub), on terms with respect to such coverage and amounts no less favorable in any material respect than those of such policy in effect on the date of this Agreement; provided that NHC/OP Sub may substitute therefor a policy or policies of a reputable insurance company containing terms with respect to coverage and amount no less favorable in any material respect to such insured persons.

(d) The provisions of this Section 5.07 (i) shall survive consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party, his or her heirs and his or her representatives and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

Section 5.08.  Fees and Expenses.  Except as provided in this Section 5.08 and Section 7.02, all fees and expenses incurred in connection with the Merger, this Agreement, the Voting Agreement and the other transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that NHC/OP Sub shall bear and pay all of (i) the costs and expenses incurred in connection with the filing, printing and mailing of the Form S-4 and the Joint Proxy Statement (including SEC filing fees) and (ii) the filing fees (A) for the premerger notification and report forms under the HSR Act and (B) incurred in connection with any other applicable competition, merger control, antitrust or similar law or regulation.

Section 5.09.  Public Announcements.  NHC/OP Sub and Parent, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger or the Voting Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or national securities quotation system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement and the Voting Agreement shall be in the form previously agreed to by the parties.

Section 5.10.  Affiliates.  As soon as practicable after the date hereof (and, in any case, no later than the date of the mailing of the Joint Proxy Statement with respect to the Merger), the Company shall deliver to Parent a letter identifying all persons who are, or are expected to be, at the time this Agreement is submitted for adoption by the stockholders of the Company, “affiliates” of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its commercially reasonable efforts to cause each such person to deliver to NHC/OP Sub at least 30 calendar days prior to the Closing Date a written agreement substantially in the form attached as Exhibit B hereto.

Section 5.11.  AMEX Listing.  Parent shall use its reasonable best efforts to cause the shares of Parent Preferred Stock issuable in the Merger to be approved for listing on the AMEX, subject to official notice of issuance, prior to the Closing Date.

Section 5.12.  Tax Treatment.  The parties hereto intend to treat the Merger, for all applicable income tax purposes, as a taxable sale by the Company of all of its assets (subject to all of its liabilities) to NHC/OP in exchange for the Merger Consideration, followed by a taxable liquidation of the Company.

Section 5.13.  Rule 16b-3.  The Board of Directors of the Company (or the compensation committee of such Board of Directors) and Parent shall each grant all approvals and take all other actions required pursuant to Rules 16b-3(d) and 16b-3(e) under the Exchange Act to cause the disposition in the Merger of the Company Common Stock and Company Stock Options and the acquisition in the Merger of Parent Preferred Stock and Adjusted Options, if any, to be exempt from the provisions of Section 16(b) of the Exchange Act.

ARTICLE VI

Conditions Precedent

Section 6.01.  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by applicable law) waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approvals.  The Consolidation shall have been approved by the Requisite Stockholder Vote and the Articles of Consolidation shall have been filed with, and accepted for record by, the State Department of Assessment and Taxation of Maryland. The Merger shall have been approved by the Requisite Stockholder Vote of the Consolidated Company. For these purposes, “Requisite Stockholder Vote” shall mean (i) the affirmative approval of a majority of all votes entitled to be cast on the matter and (ii) the affirmative vote of a majority of all votes entitled to be cast on the matter, except those that may be cast by Affiliated Stockholders. As used herein, “Affiliated Stockholder” means a stockholder who is a director or officer of the Company, the Consolidated Company, any of their Affiliates or Parent or who is otherwise an Affiliate of the Company.

(b) HSR Act.  The waiting period (and any extension thereof) applicable to the Merger under the HSR Act or any other applicable competition, merger control, antitrust or similar law or regulation shall have been terminated or shall have expired.

(c) No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction or other judgment or order or decree issued by any court of competent jurisdiction or other statute, law, rule, legal restraint or prohibition (collectively, “Restraints”) shall be in effect (i) preventing the consummation of the Merger or (ii) which otherwise has had or could reasonably be expected to have a Material Adverse Effect on either Parent or the Company.

(d) Form S-4.  The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC and not concluded or withdrawn.

(e) AMEX Listing.  The shares of Parent Preferred Stock issuable to the Company’s stockholders in the Merger as contemplated by this Agreement shall have been approved for listing on the AMEX, subject to official notice of issuance.

(f) Company Reorganization.  The Company Reorganization shall have been consummated by all parties.

Section 6.02.  Conditions to Obligations of NHC/OP Sub and Parent.  The obligations of NHC/OP Sub and Parent to effect the Merger are further subject to the satisfaction or (to the extent permitted by applicable law) waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  (i) Except as a result of the Company Reorganization or the Consolidation, the representations and warranties of the Company set forth in Section 3.01(a), Section 3.01(c), the first four sentences of Section 3.01(d) and Section 3.01(n) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such date), and (ii) except pursuant to the Company Reorganization or the Consolidation, the representations and warranties of the Company (other than those listed in the preceding clause (i)) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such date), except to the extent that the facts or matters as to which such representations and warranties referred to in this clause (ii) are not so true and correct as of such dates (without giving effect to any qualifications and limitations as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. NHC/OP Sub shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and NHC/OP Sub shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c) No Litigation.  There shall not be pending or threatened any suit, action or proceeding by any Governmental Entity, or any Restraint resulting from any such action, (i) challenging the acquisition by NHC/OP Sub or NHC/OP of any shares of Company Common Stock, seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or the Voting Agreement, seeking to place limitations on the ownership of shares of Company Common Stock (or membership interests of the Surviving Person) by NHC/OP Sub or NHC/OP or seeking to obtain from the Company, NHC/OP Sub, NHC/OP or Parent any damages that are material in relation to the Company and its Subsidiaries, taken as a whole, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, NHC/OP Sub, NHC/OP, Parent or any of their respective Subsidiaries of any portion of any current business or of any current assets of the Company, NHC/OP Sub, NHC/OP, Parent or any of their respective Subsidiaries, or to compel the Company, NHC/OP Sub, NHC/OP, Parent or any of their respective Subsidiaries to divest or hold separate any portion of any current business or of any current assets of the Company, NHC/OP Sub, NHC/OP, Parent or any of their respective Subsidiaries, as a result of the Merger, (iii) seeking to prohibit NHC/OP Sub, NHC/OP, Parent or any of their respective Subsidiaries from effectively controlling in any material respect the business or operations of the Company or any of its Subsidiaries, (iv) seeking to impose limitations on the ability of NHC/OP Sub or any of its Affiliates to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock, including the right to vote the Company Common Stock on all matters properly presented to the stockholders of the Company, or (v) otherwise having, or being reasonably expected to have, a Material Adverse Effect on the Company.

(d) Material Adverse Effect.  Since the date of this Agreement, there shall not have been a Material Adverse Effect relating to the Company.

Section 6.03.  Conditions to Obligations of the Company.  The obligations of the Company to effect the Merger are further subject to the satisfaction or (to the extent permitted by applicable law) waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  (i) The representations and warranties of NHC/OP Sub, NHC/OP and Parent set forth in Section 3.02(a), Section 3.02(c) and the first four sentences of Section 3.02(d) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such date), and (ii) the representations and warranties of NHC/OP Sub, NHC/OP and Parent (other than those listed in the preceding clause (i)) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such date), except to the extent that the facts or matters as to which such representations and warranties are not so true and correct as of such dates (without giving effect to any qualifications and limitations as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on NHC/OP Sub, NHC/OP or Parent. The Company shall have received a certificate signed on behalf of NHC/OP Sub by an executive officer of NHC/OP Sub to such effect.

(b) Performance of Obligations of NHC/OP Sub, NHC/OP and Parent.  NHC/OP Sub, NHC/OP and Parent shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of NHC/OP Sub by an executive officer of NHC/OP Sub to such effect.

(c) No Litigation.  There shall not be pending or threatened any suit, action or proceeding by any Governmental Entity, or any Restraint resulting from any such action, (i) challenging the acquisition by NHC/OP Sub or NHC/OP of any shares of Company Common Stock, seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or the Voting Agreement, seeking to place limitations on the ownership of shares of Company Common Stock (or membership interests of the Surviving Person) by NHC/OP Sub or NHC/OP or seeking to obtain from the Company, NHC/OP Sub, NHC/OP or Parent any damages that are material in relation to the Company and its Subsidiaries, taken as a whole, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, NHC/OP Sub, NHC/OP, Parent or any of their respective Subsidiaries of any portion of any current business or of any current assets of the Company, NHC/OP Sub, NHC/OP, Parent or any of their respective Subsidiaries, or to compel the Company, NHC/OP Sub, NHC/OP, Parent or any of their respective Subsidiaries to divest or hold separate any portion of any current business or of any current assets of the Company, NHC/OP Sub, NHC/OP, Parent or any of their respective Subsidiaries, as a result of the Merger, (iii) seeking to prohibit NHC/OP Sub, NHC/OP, Parent any of their respective Subsidiaries from effectively controlling in any material respect the business or operations of the Company or any of its Subsidiaries, (iv) seeking to impose limitations on the ability of NHC/OP Sub or any of its Affiliates to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock, including the right to vote the Company Common Stock on all matters properly presented to the stockholders of the Company, or (v) otherwise having, or being reasonably expected to have, a Material Adverse Effect on NHC/OP Sub, NHC/OP or Parent.

(d) No Material Adverse Effect.  Since the date of this Agreement, there shall not have been a Material Adverse Effect relating to NHC/OP Sub, NHC/OP or Parent.

Section 6.04.  Frustration of Closing Conditions.  None of NHC/OP Sub, NHC/OP, Parent or the Company may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its commercially reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement and the Voting Agreement, as required by and subject to Section 5.04.

ARTICLE VII

Termination, Amendment and Waiver

Section 7.01.  Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approvals and/or the Parent Stockholder Approval:

(a) by mutual written consent of NHC/OP Sub and the Company;

(b) by either NHC/OP Sub or the Company, upon written notice to the other party: (i) if the Merger shall not have been consummated by June 30, 2007; provided, however, that the right to terminate this Agreement pursuant to this Section 7.01(b)(i) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to be consummated on or before such time and such action or failure to act constitutes a breach of this Agreement; (ii) if the Company Stockholder Approvals shall not have been obtained by reason of the failure to obtain the required vote at a Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; (iii) if the Parent Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a Parent Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; or (iv) if any Restraint having any of the effects set forth in Section 6.01(c) shall be in effect and shall have become final and nonappealable;

(c) by NHC/OP Sub, upon written notice to the Company (i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or Section 6.02(b) and (B) is incapable of being cured by the Company by June 30, 2007 or (ii) if any Restraint referred to in Section 6.02(c) shall be in effect and shall have become final and nonappealable;

(d) by the Company, upon written notice to NHC/OP Sub, (i) if NHC/OP Sub, NHC/OP or Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.03(a) or Section 6.03(b) and (B) is incapable of being cured by NHC/OP Sub, NHC/OP or Parent by June 30, 2007, or (ii) if, prior to June 30, 2007, the Special Committee of the Board of Directors of the Company shall have provided written notice to NHC/OP Sub that the Company is prepared, upon termination of this Agreement, to enter into a binding written definitive agreement for a Superior Proposal; provided, however, that, in the case of this clause (ii): (A) the Company shall have complied with Section 4.02 in all material respects, (B) the Special Committee shall have reasonably concluded in good faith (prior to giving effect to any offer which may be made to the Company by NHC/OP Sub pursuant to clause (C) below) in consultation with its financial advisors and outside counsel, that such proposal is a Superior Proposal and (C) NHC/OP Sub does not make, within five business days after receipt of the Company’s written notice referred to above in this clause (ii) an offer that the Special Committee of the Board of Directors of the Company shall have reasonably concluded in good faith in consultation with its financial advisors and outside counsel is at least as favorable to the stockholders of the Company as the Superior Proposal;

(e) by NHC/OP Sub, upon written notice to the Company, if (i) the Special Committee shall have failed to recommend that this Agreement and the transactions contemplated hereby be approved and adopted by the Company’s stockholders or effected a Change in Company Recommendation (or resolved to take any such action), whether or not permitted by the terms hereof, or (ii) the Company failed to call or hold the Company Stockholders Meeting in accordance with Section 5.02(a) or to prepare and mail to its stockholders the Proxy Statement in accordance with Section 5.01, or (iii) the Company otherwise failed to comply with or perform its obligations under Section 4.02; or

(f) except as a result of the actions of any party which are a breach of this Agreement, by either NHC/OP Sub or the Company if the Consolidation shall not have been approved by the Requisite Stockholder Vote.

Section 7.02  Effect of Termination.

(a) Liabilities.  In the event of termination of this Agreement by either the Company or NHC/OP Sub as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of NHC/OP Sub, NHC/OP, Parent or the Company, other than the provisions of Section 3.01(o), Section 3.02(l), the first sentence of Section 5.03, Section 5.08, this Section 7.02 and Article VIII, which provisions survive such termination, and except to the extent that such termination results from the willful and material breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

(b) Payments:

(i) If this Agreement is terminated pursuant to Section 7.01(d)(ii) the Company shall pay to NHC/OP Sub the Termination Fee on the business day following such termination.

(ii) If (x) this Agreement is terminated pursuant to Section 7.01(e), in circumstances involving the entry or proposed entry into a definitive agreement by the Company in response to a Section 7.02 Company Takeover Proposal, and (y) at any time after the date of this Agreement and before such termination, a Section 7.02 Company Takeover Proposal has been publicly disclosed or otherwise communicated to the Special Committee, the Company shall pay to NHC/OP Sub the Termination Fee on the business day following such termination; provided however, that no such payment shall be required if, within five business days after such announcement or other communication, the Special Committee (A) determines that such Section 7.02 Company Takeover Proposal does not constitute a Superior Proposal, (B) so notifies, in writing, NHC/OP Sub and the person or persons that made the Section 7.02 Company Takeover Proposal and (C) in the case of any Section 7.02 Company Takeover Proposal that has been publicly disclosed, files with the SEC, and mails to the Company’s stockholders, a supplement to the Joint Proxy Statement describing such determination and reaffirming that the Merger is advisable, fair to and in the best interests of the Company’s stockholders and recommends that the Company’s stockholders vote in favor of the adoption of this Agreement; provided, further, however, if, at any time prior to the first anniversary of such termination, the Company or any of its Subsidiaries enters into a definitive agreement in respect of, or approves or recommends, a Section 7.02 Company Takeover Proposal, or agrees or resolves to do any of the foregoing, the Company shall pay to NHC/OP Sub the Termination Fee not later than the date of consummation of the transaction relating to such Section 7.02 Company Takeover Proposal. If this Agreement is terminated pursuant to Section 7.01(e) in circumstances not involving the entry or proposed entry into a definitive agreement by the Company in response to a Section 7.02 Company Takeover Proposal the Company shall pay the Acquirer Expenses to NHC/OP Sub within two business days after demand is made by NHC/OP Sub ;

(iii) If this Agreement is terminated pursuant to Section 7.01(c)(i), the Company shall pay to NHC/OP Sub the Acquirer Expenses within two business days after demand is made by NHC/OP Sub . If at any time after the date of this Agreement and before termination pursuant to Section 7.01(c)(i), a Section 7.02 Company Takeover Proposal has been publicly disclosed or otherwise communicated to the Special Committee, the Company shall pay to NHC/OP Sub the Termination Fee on the business day following such termination; provided, however, that no such payment shall be required if, within five Business Days after such announcement or other communication, the Special Committee (A) determines that such Section 7.02 Company Takeover Proposal does not constitute a Superior Proposal, (B) so notifies, in writing, NHC/OP Sub and the person or persons that made the Section 7.02 Company Takeover Proposal and (C) in the case of any Section 7.02 Company Takeover Proposal that has been publicly disclosed, files with the SEC, and mails to the Company’s stockholders, a supplement to the Joint Proxy Statement describing such determination and reaffirming that the Merger is advisable, fair to and in the best interests of the Company’s stockholders and recommends that the Company’s stockholders vote in favor of the adoption of this Agreement;

(iv) If (x) this Agreement is terminated pursuant to Section 7.01(b)(i) or Section 7.01(b)(ii) and (y) at any time after the date of this Agreement and before such termination, a Section 7.02 Company Takeover Proposal has been publicly disclosed or otherwise communicated to the senior management or the Board of Directors of the Company, the Company shall pay to NHC/OP Sub the Termination Fee on the business day following such termination; provided, however, that no such payment shall be required if, within 5 business days after such announcement or other communication, the Special Committee (A) determines that such Section 7.02 Company Takeover Proposal does not constitute a Superior Proposal, (B) so notifies, in writing, NHC/OP Sub and the person or persons that made the Section 7.02 Company Takeover Proposal and (C) in the case of any Section 7.02 Company Takeover Proposal that has been publicly disclosed, files with the SEC, and mails to the Company’s stockholders, a supplement to the Joint Proxy Statement describing such determination and reaffirming that the Merger is advisable, fair to and in the best interests of the Company’s stockholders and recommends that the Company’s stockholders vote in favor of the adoption of this Agreement; provided, further, however, if, at any time prior to the first anniversary of such termination, the Company or any of its Subsidiaries enters into a definitive agreement in respect of, or approves or recommends, a Section 7.02 Company Takeover Proposal, or agrees or resolves to do any of the foregoing, the Company shall pay to NHC/OP Sub the Termination Fee not later than the date of consummation of the transaction relating to such Section 7.02 Company Takeover Proposal;

(v) If this Agreement is terminated pursuant to Section 7.01(d)(i), NHC/OP Sub shall pay the Company Expenses to the Company within two business days after demand is made by the Company.

(vi) All payments under this Section 7.02 shall be made by wire transfer of immediately available funds to the account specified by NHC/OP Sub or the Company, as the case may be. In no event shall the Termination Fee be paid more than once.

(c) Each of the Company and NHC/OP Sub acknowledges that the agreements contained in this Section 7.02 are critical provisions of the transactions contemplated hereby and that without these agreements the other party would not enter into this Agreement. Accordingly, if any party fails to pay all amounts due to the other party on the dates specified, the failing party shall pay all costs and expenses (including legal fees and expenses) incurred by the other party in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in The Wall Street Journal, from the date such amounts were required to be paid until the date actually received by the other party.

Section 7.03.  Amendment.  This Agreement may be amended by the parties hereto, by action taken or authorized by the Special Committee on behalf of the Company, by its sole managing member on behalf of NHC/OP Sub, by its general partner on behalf of NHC/OP and by the Special Committee of the Board of Directors on behalf of Parent, at any time before or after the Company Stockholder Approvals or the Parent Stockholder Approval; provided, however, that after any such approval has been obtained, there shall not be made any amendment that by law requires further approval by the stockholders of the Company or the stockholders of Parent without such further approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 7.04.  Extension; Waiver.  At any time prior to the Effective Time, a party may, by action taken or authorized by the Special Committee on behalf of the Company, by its sole managing member on behalf of NHC/OP Sub, by its general partner on behalf of NHC/OP and by the Special Committee of the Board of Directors on behalf of Parent (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) to the extent permitted by applicable law, waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.03 and to the extent permitted by law, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE VIII

General Provisions

Section 8.01.  Nonsurvival of Representations and Warranties.  None of the representations, warranties, covenants or agreements in this Agreement or in any document delivered pursuant to this Agreement shall survive the Effective Time, except for those representations, warranties, covenants or agreements that by their terms apply or are to be performed, in whole or in part, after the Effective Time.

Section 8.02.  Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to NHC/OP Sub, NHC/OP or Parent, to:

National HealthCare Corporation
100 Vine Street
Suite 1400
Murfreesboro, TN 37130
Facsimile No.: (615) 890-0123
Attention: General Counsel

with a copy to:

Cahill Gordon & Reindel LLP
80 Pine Street
New York, NY 10005
Facsimile No.: (212) 269-5420
Attention: James J. Clark
           Susanna M. Suh

(b) if to the Company, to:

National Health Realty, Inc.
100 Vine Street
Suite 1400
Murfreesboro, TN 37130
Facsimile No.: (615) 890-0123
Attention: General Counsel

with a copy to:

Waller Lansden Dortch & Davis, LLP
511 Union Street
Suite 2700
Nashville, TN 37219
Facsimile No.: (615) 244-6804
Attention: J. Chase Cole

Section 8.03.  Definitions.  For purposes of this Agreement:

(a) “Acquirer Expenses” means all reasonable out-of-pocket costs and expenses, including all fees and expenses of investment bankers, attorneys, accountants and other advisors, incurred by or on behalf of NHC/OP Sub, NHC/OP, Parent or any of their respective Subsidiaries in connection with or related to this Agreement and the transactions contemplated thereby, but in no case shall the Acquirer Expenses for which the Company is responsible under Section 7.02 exceed $2.0 million;

(b) an “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

(c) “Business Day” means any day other than Saturday, Sunday or any other day on which banks are legally permitted to be closed in Delaware;

(d) “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder;

(e) “Company Benefit Agreement” means any (i) employment, deferred compensation, consulting, severance, change of control, termination or indemnification agreement with any director, officer, employee or consultant of the Company or any of its Subsidiaries or (ii) any agreement with any director, officer, employee or consultant of the Company or any of its Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of a nature contemplated by this Agreement;

(f) “Company Benefit Plan” means any employment, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, phantom stock, performance, retirement, thrift, savings, stock bonus, paid time off, perquisite, fringe benefit, vacation, severance, disability, death benefit, hospitalization, medical, welfare benefit or other plan, program, policy or arrangement maintained, contributed to or required to be maintained or contributed to by the Company or any of its Subsidiaries, in each case providing benefits to any director, officer, employee or consultant of the Company or any of its Subsidiaries;

(g) “Company Expenses” means all reasonable out-of-pocket costs and expenses, including all fees and expenses of investment bankers, attorneys, accountants and other advisors, incurred by or on behalf of the Company or any of its Subsidiaries in connection with or related to this Agreement and the transactions contemplated thereby, but in no case shall the Company Expenses exceed $2.0 million;

(h) “Knowledge” of any person (that is not an individual) means, with respect to any specific matter, the knowledge of such person’s directors, executive officers and other officers having primary responsibility for such matter;

(i) “Material Adverse Effect” means, when used in connection with the Company, NHC/OP Sub, NHC/OP or Parent, any state of facts, change, effect, event, occurrence or condition that (i) is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, businesses or results of operations of such party and its Subsidiaries, taken as a whole, or (ii) materially impedes, interferes with, hinders or delays the consummation by such party of the Merger or the other transactions contemplated by this Agreement or by the Voting Agreement, except to the extent any such state of facts, change, effect, event, occurrence, condition or development results from (A) conditions affecting the Company’s, NHC/OP Sub’s, NHC/OP’s or Parent’s industry generally, (B) the announcement or pendency of this Agreement, the Voting Agreement or the transactions contemplated hereby or thereby, (C) actions taken by a party in connection with fulfilling its obligations hereunder, (D) changes in the trading price or volume of Company Common Stock or Parent Common Stock, (E) changes in GAAP or (f) the Consolidation or the Company Reorganization;

(j) “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

(k) “REIT Dividend” means a dividend in an amount equal to the quarterly dividend the Company would in the ordinary course of business declare and pay in order to qualify as a REIT for its taxable year commencing on January 1, 2007 and ended on the Closing Date;

(l) “Section 7.02 Company Takeover Proposal” means any Company Takeover Proposal with respect to assets (including equity interests in Subsidiaries) representing in the aggregate one-third or more of the consolidated assets of the Company and its Subsidiaries or equity interests representing one-third or more (in economic or voting power) of the outstanding equity interests in the Company;

(m) a “Subsidiary” of any person means another person, an amount of the voting securities, other voting rights or interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting securities, rights or interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person;

(n) “Superior Proposal” means a bona fide, written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, all or substantially all of the shares of Company Common Stock then outstanding or all or substantially all the assets of the Company, which the Special Committee shall have reasonably concluded in good faith (with the advice of its financial advisors and outside counsel and taking into account all legal, financial, regulatory and other relevant aspects of the proposal and the person making the proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation) (A) is on terms which are more favorable to the stockholders of the Company, from a financial point of view, than the Merger and the other transactions contemplated by this Agreement, (B) is not subject to any financing contingencies and is from a person that a qualified investment bank advises the Special Committee, is financially capable of consummating such proposal, (C) is reasonably likely of being consummated and (D) is not subject to due diligence; and

(o) “Termination Fee” means $9,444,000.

(p) “2006 Dividend” shall mean that certain dividend, the record date for which shall be December 29, 2006, in the amount of $0.4325 per share of Company Common Stock or otherwise equal to the dividend the Company determines is necessary for the Company to declare and pay in order to qualify as a REIT for its taxable year ended December 31, 2006.

Section 8.04.  Interpretation.  When a reference is made in this Agreement to an Article, a Section or an Exhibit, such reference shall be to an Article, a Section or an Exhibit to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” shall refer to the date of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and shall not simply mean “if”. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. Terms used herein that are defined under GAAP are used herein as so defined.

Section 8.05.  Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.06.  Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including the documents and instruments referred to herein), the Voting Agreement and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, the Voting Agreement and the Confidentiality Agreement and (b) except for the provisions of Section 5.07, are not intended to confer upon any person other than the parties any rights or remedies.

Section 8.07.  Assignment.  Except pursuant to the Consolidation, neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties and any assignment in violation of the preceding sentence shall be void, except that NHC/OP Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve NHC/OP Sub of any of its obligations hereunder. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.08.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

Section 8.09.  Specific Enforcement.  The parties agree that irreparable damage would occur, and that the parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 8.10.  Consent to Jurisdiction.  Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any state court in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement or the Voting Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement or the Voting Agreement in any court other than a Federal court sitting in the State of Delaware or a Delaware state court. Each of the parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby or by the Voting Agreement in (a) any Delaware State court or (b) any Federal court of the United States sitting in the State of Delaware, or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties hereto further agrees that, to the fullest extent permitted by applicable law, service of any process, summons, notice or document by U.S. registered mail to such person’s respective address set forth in Section 8.02 above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence.

Section 8.11.  Waiver of Jury Trial.  Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or other proceeding directly or indirectly arising out of, under or in connection with this Agreement or the Voting Agreement. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 8.11.

Section 8.12.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 8.13.  Management Agreement.  Notwithstanding anything in this Agreement, the Company shall not be liable for any payment or be deemed to have breached this Agreement as a result of (i) any act or omission that is within the powers granted to NHC/OP Sub or its Affiliates under the Management Agreement, or (ii) the failure of a representation or warranty of the Company to be true and correct to the extent that such failure (x) is the result of action or inaction by NHC/OP Sub or its Affiliates in their role as Manager of the Company pursuant to the Management Agreement or (y) is known or should be known by NHC/OP Sub or its Affiliates in their role as Manager of the Company pursuant to the Management Agreement.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, NHC/OP Sub, NHC/OP, Parent and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

DAVIS ACQUISITION SUB LLC

By:	/s/ R. Michael Ussery
Name: R. Michael Ussery
Authorized Signatory

NHC/OP, L.P.

By:	NHC-Delaware, Inc.
Its General Partner

By:	/s/ R. Michael Ussery
Name: R. Michael Ussery
Title: Senior V.P., Operations

NATIONAL HEALTHCARE CORPORATION

By:	/s/ R. Michael Ussery
Name: R. Michael Ussery
Title: Senior V.P., Operations

NATIONAL HEALTH REALTY, INC.

By:	/s/ Robert G. Adams
Name: Robert G. Adams

Title:	President

ANNEX I

TO THE MERGER AGREEMENT

Index of Defined Terms

Term	Section

2006 Dividend	Section 8.03(o)

Acquirer Expenses	Section 8.03(a)

Affiliate	Section 8.03(b)

Agreement	Preamble

AMEX	Section 3.02(k)

Approval of the Consolidation	Section 6.01(a)

Approval of the Merger	Section 6.01(a)

Business Day	Section 8.03(c)

Certificate	Section 2.01(b)

Certificate of Merger	Section 1.03

Change in Company Recommendation	Section 4.02(b)

Closing	Section 1.02

Closing Date	Section 1.02

Code	Section 8.03(d)

Company	Preamble

Company Benefit Agreement	Section 8.03(e)

Company Benefit Plans	Section 8.03(f)

Company Common Stock	Recitals

Company Disclosure Schedule	Section 3.01

Company Expenses	Section 8.03(g)

Company Leases	Section 3.01(q)(ii)

Company Owned Real Property	Section 3.01(q)(i)

Company Preferred Stock	Section 3.01(c)

Company Reorganization	Recitals

Company Resolutions	Section 3.01(d)(iii)

Company SEC Documents	Section 3.01(e)

Company Stock Options	Section 3.01(c)

Company Stock Plans	Section 3.01(c)

Company Stockholder Approvals	Section 6.01(a)

Company Stockholders Meeting	Section 5.02(a)(i)

Company Takeover Proposal	Section 4.02(a)

Company 2005 10-K	Section 3.01(e)

Confidentiality Agreement	Section 5.03

Term	Section

Consolidated Company	Recitals

Consolidation	Recitals

DLLCA	Section 1.01

Effective Time	Section 1.03

Environmental Claim	Section 3.01(i)(iii)(A)

Environmental Laws	Section 3.01(i)(iii)(B)

ERISA	Section 3.01(r)

Exchange Act	Section 3.01(e)(i)

Exchange Agent	Section 2.02(a)

Exchange Ratio	Section 2.01(b)

Form S-4	Section 3.01(d)

GAAP	Section 3.01(e)(i)

Governmental Entity	Section 2.02(f)

Hazardous Materials	Section 3.01(i)(iii)(C)

HSR Act	Section 3.01(d)

Holder	Section 2.02(k)

Joint Proxy Statement	Section 3.01(d)

Knowledge	Section 8.03(h)

Legal Provisions	Section 3.01(i)

Liens	Section 3.01(b)

Manager	Recitals

Management Agreement	Recitals

Material Adverse Effect	Section 8.03(i)

Material Contract	Section 3.01(j)

MGCL	Section 1.01

Merger	Recitals

Merger Consideration	Section 2.01(b)

NHC/OP	Preamble

NHC/OP Sub	Preamble

NHC/OP Sub Disclosure Schedule	Section 3.02

NHR-Delaware Merger	Recitals

Non-Affiliated Stockholders	Section 6.01(a)

Option Value	Section 2.02(k)

Parachute Gross Up Payment	Section 3.01(k)

Parent	Preamble

Parent Common Stock	Section 3.02(c)

Term	Section

Parent Preferred Stock	Recitals

Parent SEC Documents	Section 3.02(e)

Parent Stockholder Approval	Section 3.02(k)

Parent Stockholders Meeting	Section 5.02(b)

Parent Stock Options	Section 3.02(c)

Parent Stock Plans	Section 3.02(c)

Permits	Section 3.01(i)

Permitted Exceptions	Section 3.01(q)(i)(A)

person	Section 8.03(j)

Previously Authorized Parent Preferred Stock	Section 3.02(c)

Record Date	Section 2.03

REIT Dividend	Section 2.03

Release	Section 3.01(i)(iii)(D)

Representatives	Section 4.02(a)

Restraints	Section 6.01(c)

Schedule 13E-3	Section 3.01(d)

SEC	Section 3.01(d)

Section 7.02 Company Takeover Proposal	Section 8.03(k)

Securities Act	Section 3.01(e)(i)

Special Committee	Section 4.02(b)

Special Dividend	Section 2.03

Subsidiary	Section 8.03(l)

Superior Proposal	Section 8.03(m)

Surviving Person	Section 1.01

Taxes	Section 3.01(l)(vi)

Tax Returns	Section 3.01(l)(vi)

Termination Fee	Section 8.03(n)

Voting Agreement	Recitals

AMENDMENT AND WAIVER NO. 1 TO AGREEMENT AND PLAN OF MERGER

This Amendment and Waiver No. 1 (this “Amendment”) to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 6, 2007, among DAVIS ACQUISITION SUB LLC, a Delaware limited liability company (“NHC/OP Sub”), NHC/OP, L.P., a Delaware limited partnership and the direct parent of NHC/OP Sub (“NHC/OP”), NATIONAL HEALTHCARE CORPORATION, a Delaware corporation and the ultimate parent of NHC/OP, (“Parent”), and NATIONAL HEALTH REALTY, INC., a Maryland corporation (the “Company”).

RECITALS

WHEREAS, NHC/OP Sub, NHC/OP, Parent and Company are parties to the Merger Agreement.

WHEREAS, NHC/OP Sub, NHC/OP, Parent and Company desire to amend the Merger Agreement in the manner set forth below.

WHEREAS, NHC/OP Sub, NHC/OP and Parent desire to waive a breach of a representation in the Merger Agreement.

AGREEMENTS

In consideration of the foregoing and the mutual covenants and agreements contained herein and in the Merger Agreement, NHC/OP Sub, NHC/OP, Parent and Company agree as follows:

I. AMENDMENTS

A.	Section 3.01(d)(i) of the Merger Agreement is hereby amended by deleting the words “by unanimous vote of all the directors” in the first sentence thereof and replacing them with the words “by unanimous vote of all the directors present and voting”.

B.	Section 5.04 of the Merger Agreement is hereby amended by adding the following sentence to the end of such Section:

“Notwithstanding anything in this Agreement to the contrary, the parties agree to use their commercially reasonable efforts to consummate and make effective the Merger, and the other transactions contemplated by this Agreement and the Voting Agreement, on June 29, 2007.”

C.	Section 7.01 of the Merger Agreement is hereby amended by deleting all references in such Section to “June 30, 2007” and replacing such references with “August 31, 2007”.

II. WAIVER

A.	Each of NHC/OP Sub, NHC/OP and Parent hereby waive the breach at the time of execution of the Merger Agreement of the representation contained in Section 3.01(d)(i) (as in effect prior to the effectiveness of this Amendment) that the board of directors of the Company approved the matters set forth therein by the unanimous vote of all directors.

III. MISCELLANEOUS

A. All remaining provisions of the Merger Agreement remain unchanged and in full force and effect.

B.	This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

C.	This Amendment may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

IN WITNESS WHEREOF, each of the parties hereto have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

DAVIS ACQUISITION SUB LLC

By:	/s/ R. Michael Ussery
Name: R. Michael Ussery
Title: Vice President

NHC/OP, L.P.

By:	NHC-Delaware, Inc.
Its General Partner

By:	/s/ R. Michael Ussery
Name: R. Michael Ussery
Title: Vice President

NATIONAL HEALTHCARE CORPORATION

By:	/s/ R. Michael Ussery
Name: R. Michael Ussery
Title: Senior Vice President, Operations

NATIONAL HEALTH REALTY, INC.

By:	/s/ Robert G. Adams
Name: Robert G. Adams
Title: President

AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER

Amendment No. 2 (this “Amendment”), dated as of August 3, 2007, to that certain Agreement and Plan of Merger (as amended prior to the date hereof, the “Merger Agreement”), among DAVIS ACQUISITION SUB LLC, a Delaware limited liability company (“NHC/OP Sub”), NHC/OP, L.P., a Delaware limited partnership and the direct parent of NHC/OP Sub (“NHC/OP”), NATIONAL HEALTHCARE CORPORATION, a Delaware corporation and the ultimate parent of NHC/OP, (“Parent”), and NATIONAL HEALTH REALTY, INC., a Maryland corporation (the “Company”).

RECITALS

WHEREAS, NHC/OP Sub, NHC/OP, Parent and Company are parties to the Merger Agreement.

WHEREAS, NHC/OP Sub, NHC/OP, Parent and Company desire to amend the Merger Agreement in the manner set forth below.

AGREEMENTS

In consideration of the foregoing and the mutual covenants and agreements contained herein and in the Merger Agreement, NHC/OP Sub, NHC/OP, Parent and Company agree as follows:

I.    AMENDMENTS

A.  Section 7.01 of the Merger Agreement is hereby amended by deleting all references in such Section to “August 31, 2007” and replacing such references with “December 14, 2007”.

II.    MISCELLANEOUS

A.  All remaining provisions of the Merger Agreement remain unchanged and in full force and effect.

B.  This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

C.  This Amendment may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

IN WITNESS WHEREOF, each of the parties hereto have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

DAVIS ACQUISITION SUB LLC

By:	/s/ R. Michael Ussery
Name: R. Michael Ussery

Title:	Vice President

NHC/OP, L.P.

By:	NHC-Delaware, Inc. Its General Partner

By:	/s/ R. Michael Ussery
Name: R. Michael Ussery
Title: Vice President

NATIONAL HEALTHCARE CORPORATION

By:	/s/ R. Michael Ussery
Name: R. Michael Ussery
Title: Senior Vice President, Operations

NATIONAL HEALTH REALTY, INC.

By:	/s/ Robert G. Adams
Name: Robert G. Adams
Title: President

ANNEX B

VOTING AGREEMENT

VOTING AGREEMENT, dated as of December 20, 2006 (this “Agreement”), between NATIONAL HEALTHCARE CORPORATION, a Delaware corporation (“Parent”), and NATIONAL HEALTH REALTY, INC., a Maryland corporation (“Company”), and each stockholder of Parent and Company whose name and signature is set forth on the signature page hereof (collectively, the “Stockholders,” and each, a “Stockholder”).

WHEREAS, Davis Acquisition Sub LLC, a Delaware corporation and a wholly-owned subsidiary of NHC/OP (“Merger Subsidiary”), NHC/OP, L.P., a Delaware limited partnership (“NHC/OP”), Parent and Company are, concurrently with the execution hereof, entering into an Agreement and Plan of Merger (the “Merger Agreement”);

WHEREAS, pursuant to the Merger Agreement, a successor to Company will merge with and into Merger Subsidiary, with Merger Subsidiary being the surviving entity (the “Merger”), and upon the consummation of the Merger each share of common stock of the successor to Company, par value $0.01 per share, will be converted into the right to receive the Merger Consideration;

WHEREAS, each Stockholder is the record and/or beneficial owner of such number of shares of common stock of Parent, par value $0.01 per share (the “Parent Common Stock”), or shares of common stock of Company, par value $0.01 per share (the “Company Common Stock”) as the case may be, as is set forth opposite such Stockholder’s name on Schedule I hereof (collectively, the “Existing Shares”);

WHEREAS, each Stockholder acknowledges that Merger Subsidiary, NHC/OP, Parent and Company are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of such Stockholder set forth in this Agreement and would not enter into the Merger Agreement if each such Stockholder did not enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, Parent, Company and each Stockholder agree as follows:

1. Defined Terms.  Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Merger Agreement. The following words have the meanings given to them below.

“beneficial ownership” has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Consolidation” means the consolidation of Company with its wholly-owned subsidiary pursuant to the Articles of Consolidation, as a result of which a new Maryland corporation shall be formed which (i) shall assume the corporate name “National Health Realty, Inc.,” (ii) shall have as its outstanding stock only the stock of Company outstanding immediately prior to the effectiveness of such consolidation, and (iii) shall succeed to the business, properties, assets and rights and become subject to all of the obligations and liabilities of Company, including the Merger Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“person” has the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

“Representative” with respect to any person who is an individual, any affiliate of such person (including any family member or any entity controlled by such person), or any agent, representative or advisor of such person, including any investment banker, attorney or accountant retained by such person or any of such person’s affiliates.

“Shares” means, (i) with respect to each Stockholder of Company, all Existing Shares of such Stockholder that are shares of Company Common Stock, and any shares of Company Common Stock, beneficial ownership of which is acquired by such Stockholder after the date hereof, including, without limitation, shares acquired by purchase or upon the exercise, conversion or exchange of any option, warrant or convertible security, and (ii) with respect to each Stockholder of Parent, all Existing Shares of such Stockholder that are shares of Parent Common Stock, and any shares of Parent Common Stock, beneficial ownership of which is acquired by such Stockholder after the date hereof, including without limitation, shares acquired by purchase or upon the exercise, conversion or exchange of any option, warrant or convertible security.

“Support Documents” means this Agreement and all other agreements, instruments and other documents executed and delivered by each Stockholder in connection with this Agreement.

“Termination Time” means the earliest of the following: (i) the time at which Parent and Company give joint written notice to each of the Stockholders that the Termination Time has occurred; (ii) the Effective Time; and (iii) the time at which the Merger Agreement terminates pursuant to Section 7.01 thereof.

“Voting Shares” means, (i) with respect to each Stockholder of Company, such Stockholder’s Shares, not including Shares that are the subject of unexercised options, warrants, rights or convertible securities, and (ii) with respect to each Stockholder of Parent, such Stockholder’s Shares, not including Shares that are the subject of unexercised options, warrants, rights or convertible securities.

2. Agreement to Vote.

(a) In order to induce Merger Subsidiary and Parent to enter into the Merger Agreement, each Stockholder of Company hereby agrees that, from and after the date hereof and until the Termination Time, at any meeting of the stockholders of Company, however called, or in connection with any written consent of the stockholders of Company, such Stockholder shall appear at each such meeting, in person or by proxy, or otherwise cause such Stockholder’s Voting Shares to be counted as present thereat for purposes of establishing a quorum, and each such Stockholder shall vote (or cause to be voted) or act by written consent with respect to all of its Voting Shares that are beneficially owned by each such Stockholder or its affiliates or as to which such Stockholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of adoption and approval of the Merger Agreement, the Consolidation and the Merger and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement; (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Company contained in the Merger Agreement or of any Stockholder of Company contained in this Agreement; (iii) against any Company Takeover Proposal; and (iv) against any other action, agreement or transaction (other than the Merger Agreement and the transactions contemplated thereby) that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially adversely affect the Consolidation, the Merger or the performance by each of the Stockholders of Company of such Stockholder’s obligations under this Agreement, including, but not limited to (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving Company or any of its Subsidiaries (other than the Consolidation or the Merger); (B) a sale, lease or transfer of a material amount of assets of Company or any of its Subsidiaries or a reorganization, recapitalization or liquidation of Company or any of its Subsidiaries; (C) a material change in the policies or management of Company; (D) an election of new members to the board of directors of Company; (E) any material change in the present capitalization or dividend policy of Company or any amendment or other change to Company’s articles of incorporation (other than as contemplated in the Merger Agreement); or (F) any other material change in Company’s corporate structure (other than as contemplated in the Merger Agreement) or business. Each Stockholder of Company hereby agrees that such Stockholder will not enter into any voting or other agreement or understanding with any person or entity or grant a proxy or power of attorney with respect to such Stockholder’s Shares prior to the Termination Time (other than a proxy or power of attorney to an officer of Parent that may be exercised solely in accordance with this Section 2 and except as provided in Section 3 below) or vote or give instructions in any manner inconsistent with clauses (i), (ii), (iii) or (iv) of the preceding sentence. Each Stockholder of Company hereby agrees, during the period commencing on the date hereof and ending on the Termination Time, not to vote or execute any written consent in lieu of a stockholders meeting or vote, if such consent or vote by the stockholders of Company would be inconsistent with or frustrate the purposes of the other covenants of such Stockholder pursuant to this paragraph.

(b) In order to induce Company to enter into the Merger Agreement, each Stockholder of Parent hereby agrees that, from and after the date hereof and until the Termination Time, at any meeting of the stockholders of Parent, however called, or in connection with any written consent of the stockholders of Parent, such Stockholder shall appear at each such meeting, in person or by proxy, or otherwise cause such Stockholder’s Voting Shares to be counted as present thereat for purposes of establishing a quorum, and each such Stockholder shall vote (or cause to be voted) or act by written consent with respect to all of its Voting Shares that are beneficially owned by each such Stockholder or its affiliates or as to which such Stockholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of the establishment and issuance of the Series A Convertible Preferred Stock of Parent (including any related amendment to the certificate of incorporation of Parent) pursuant to and in accordance with the Merger Agreement and in favor of adoption and approval of this Agreement; (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of any Stockholder of Parent contained in this Agreement; and (iii) against any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially adversely affect the performance by each of the Stockholders of Parent of such Stockholder’s obligations under this Agreement. Each Stockholder of Parent hereby agrees that such Stockholder will not enter into any voting or other agreement or understanding with any person or entity or grant a proxy or power of attorney with respect to such Stockholder’s Shares prior to the Termination Time (other than a proxy or power of attorney to an officer of Company that may be exercised solely in accordance with this Section 2 and except as provided in Section 3 below) or vote or give instructions in any manner inconsistent with clauses (i), (ii) or (iii) of the preceding sentence. Each Stockholder of Parent hereby agrees, during the period commencing on the date hereof and ending on the Termination Time, not to vote or execute any written consent in lieu of a stockholders meeting or vote, if such consent or vote by the stockholders of Parent would be inconsistent with or frustrate the purposes of the other covenants of such Stockholder pursuant to this paragraph.

3. Proxy.

(a) As security for its obligations under Section 2 hereof, each Stockholder of Company hereby grants to, and appoints, Robert Adams, Donald Daniel and John Lines, in their respective capacities as officers of Parent, and any individual who shall hereafter succeed to any such officer of Parent, and any other person designated in writing by Parent, each of them individually, such Stockholder’s proxy and attorney-in-fact (with full power of substitution) to vote or act by written consent, to the fullest extent permitted by and subject to applicable law, with respect to such Stockholder’s Shares in accordance with Section 2 hereof. THIS PROXY IS COUPLED WITH AN INTEREST, SHALL BE IRREVOCABLE AND SHALL TERMINATE AT THE TERMINATION TIME. Each Stockholder of Company will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by such Stockholder with respect to such Stockholder’s Shares.

(b) As security for its obligations under Section 2 hereof, each Stockholder of Parent hereby grants to, and appoints, Robert Adams, Donald Daniel and John Lines, in their respective capacities as officers of Company, and any individual who shall hereafter succeed to any such officer of Company, and any other person designated in writing by Company, each of them individually, such Stockholder’s proxy and attorney-in-fact (with full power of substitution) to vote or act by written consent, to the fullest extent permitted by and subject to applicable law, with respect to such Stockholder’s Shares in accordance with Section 2 hereof. THIS PROXY IS COUPLED WITH AN INTEREST, SHALL BE IRREVOCABLE AND SHALL TERMINATE AT THE TERMINATION TIME. Each Stockholder of Parent will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by such Stockholder with respect to such Stockholder’s Shares.

4. Representations and Warranties of Parent.  Parent represents and warrants to each Stockholder as follows:

(a) Organization.  Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) Authority; Enforceability.  Parent has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Parent’s board of directors and no other corporate proceedings on the part of Parent are necessary to authorize the execution and delivery of this Agreement by Parent and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and is a valid and legally binding obligation of Parent, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting the rights and remedies of creditors generally, and subject to general principles of equity, whether applied by a court of law or equity.

(c) No Conflict.  The execution and delivery of this Agreement by Parent do not, and the performance of this Agreement by Parent will not, (i) conflict with or violate the certificate of incorporation or by-laws of Parent, (ii) conflict with or violate any law, rule, regulation or order applicable to Parent or by which any of its properties or assets is bound, or (iii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of any lien on the properties or assets of Parent pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent is a party or by which Parent or any of its respective properties is bound, except for any thereof that could not reasonably be expected to materially impair the ability of Parent to perform its obligations hereunder or under the Merger Agreement or to consummate the transactions contemplated hereby or thereby on a timely basis.

5. Representations and Warranties of Company.  Company represents and warrants to each Stockholder as follows:

(a) Organization.  Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland.

(b) Authority; Enforceability.  Company has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Company’s board of directors and no other corporate proceedings on the part of Company are necessary to authorize the execution and delivery of this Agreement by Company and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Company and is a valid and legally binding obligation of Company, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting the rights and remedies of creditors generally, and subject to general principles of equity, whether applied by a court of law or equity.

(c) No Conflict.  The execution and delivery of this Agreement by Company do not, and the performance of this Agreement by Company will not, (i) conflict with or violate the charter or by-laws of Company, (ii) conflict with or violate any law, rule, regulation or order applicable to Company or by which any of its properties or assets is bound, or (iii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of any lien on the properties or assets of Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Company is a party or by which Company or any of its respective properties is bound, except for any thereof that could not reasonably be expected to materially impair the ability of

Company to perform its obligations hereunder or under the Merger Agreement or to consummate the transactions contemplated hereby or thereby on a timely basis.

6. Representations and Warranties of the Stockholders.  Each Stockholder represents and warrants to Parent and Company as follows:

(a) Organization.  If such Stockholder is not an individual, such Stockholder has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization.

(b) Authority.  If such Stockholder is not an individual, such Stockholder has all necessary authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and the execution, delivery and performance of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Stockholder.

(c) Enforceability.  This Agreement has been duly executed and delivered by such Stockholder and is a valid and legally binding obligation of such Stockholder, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting the rights and remedies of creditors generally, and subject to general principles or equity, whether applied by a court of law or equity.

(d) No Conflict.  The execution and delivery of this Agreement by such Stockholder do not, and the performance of this Agreement by such Stockholder will not, (i) if such Stockholder is not an individual, conflict with or violate the certificate of incorporation or by-laws, or trust agreement or other organizational documents, of such Stockholder, (ii) conflict with or violate any law, rule, regulation or order applicable to such Stockholder or by which any of such Stockholder’s properties or assets is bound, or (iii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of any lien on the properties or assets of such Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of such Stockholder’s properties or assets is bound, except for any thereof that would not result in the imposition of a lien on such Stockholder’s Shares and would not reasonably be expected to materially impair the ability of such Stockholder to perform such Stockholder’s obligations hereunder or under the Merger Agreement or to consummate the transactions contemplated hereby or thereby on a timely basis.

(e) No Consent.  The execution and delivery of this Agreement by such Stockholder do not, and the performance by such Stockholder of such Stockholder’s obligations hereunder will not, require such Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity other than filings required under the Exchange Act disclosing the execution of this Agreement and the terms hereof.

(f) No Proceedings.  There is no suit, action, investigation or proceeding pending or, to the knowledge of such Stockholder, threatened against such Stockholder at law or in equity before or by any Governmental Entity that could reasonably be expected to materially impair the ability of such Stockholder to perform such Stockholder’s obligations hereunder on a timely basis, and there is no agreement, commitment or law to which such Stockholder is subject that could reasonably be expected to materially impair the ability of such Stockholder to perform such Stockholder’s obligations hereunder on a timely basis.

(g) Ownership.  Such Stockholder’s Existing Shares are owned beneficially and of record by such Stockholder except as indicated on Schedule I opposite such Stockholder’s name. Such Stockholder’s Existing Shares constitute all of the shares of Parent Common Stock or Company Common Stock, as the case may be, owned of record or beneficially by such Stockholder. Except for units of NHR/OP, L.P. which are convertible into Company Common Stock, all of the Existing Shares are issued and outstanding and, except as indicated on Schedule I opposite such Stockholder’s name, such Stockholder does not own, of record or beneficially, any warrants, options, convertible securities or other rights to acquire any shares of Parent Common Stock or Company Common Stock, as the case may be. Such Stockholder has not appointed or granted any proxy which is still effective with respect to any Shares. Such Stockholder has sole voting power, sole power of disposition, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case, with respect to all of such Stockholder’s Existing Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

(h) No Encumbrances.  Such Stockholder’s Shares and the certificates representing such Shares (if any) are now, and at all times during the term hereof will be, held by the Stockholder, or by a nominee or custodian for the benefit of the Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except as arising hereunder.

(i) No Finder’s Fees.  Except as provided in the Merger Agreement, no broker, investment banker, financial adviser or other person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder for which Merger Subsidiary, Parent or Company or any of their respective Subsidiaries could be or become liable.

7. Agreements of the Stockholders.

(a) Restrictions on Transfer; Proxies; Non-Interference.  (i) Each Stockholder of Company hereby agrees, until the Termination Time, not to (A) sell, transfer, pledge, encumber, grant, assign or otherwise dispose of, enforce any redemption agreement with Company or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, pledge, encumbrance, grant, assignment or other disposition of, record or beneficial ownership of any of such Stockholder’s Shares (whether acquired heretofore or hereafter) or any interest in any of the foregoing, except to Parent, (B) in connection with any Company Takeover Proposal, vote, agree to vote, grant any proxy or power of attorney to vote, deposit into a voting trust or enter into a voting agreement with respect to, any of such Stockholder’s Shares except for, with, by or on behalf of Merger Subsidiary or Parent or (C) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing such Stockholder from performing such Stockholder’s obligations under this Agreement, or that would otherwise materially hinder or delay Parent from consummating the Merger.

(ii) Each Stockholder of Parent hereby agrees, until the Termination Time, not to take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing such Stockholder from performing such Stockholder’s obligations under this Agreement.

(b) Non-Solicitation.  Each Stockholder of Company acknowledges that such Stockholder has received a copy of, and read, the Merger Agreement, including Section 4.02 thereof. Such Stockholder agrees to comply with the provisions of the Merger Agreement to the extent applicable to Company’s Representatives, and, without limiting the foregoing, agrees to, and to cause such Stockholder’s Representatives to, comply with Section 4.02 thereof (for this purpose, the term “Company Takeover Proposal” shall include any inquiry, expression of interest, proposal or offer with respect to any matter described in Section 7(a) hereof).

(c) Information.  (i) Each Stockholder of Company hereby agrees, until the Termination Time, to notify Parent promptly of (A) the number of any additional shares of Company Common Stock and the number and type of any other Shares of Company Common Stock acquired by such Stockholder, if any, after the date hereof and (B) any such inquiries or proposals that are received by, any such information that is requested from, or any such negotiations or discussions that are sought to be initiated or continued with, such Stockholder of Company with respect to any matter described in Section 7(a) or 7(b).

(ii) Each Stockholder of Parent hereby agrees, until the Termination Time, to notify Company promptly of the number of any additional shares of Parent Common Stock and the number and type of any other Shares of Parent Common Stock acquired by such Stockholder, if any, after the date hereof.

(d) Waiver of Appraisal Rights.  Each Stockholder of Company hereby waives any rights of appraisal or rights to dissent from the Consolidation, the Merger and each of the other transactions contemplated by the Merger Agreement that such Stockholder may have.

(e) Stop Transfer.  Each Stockholder of Company will not request Company to, and Company will not, register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder’s Shares, unless such transfer is made in compliance with this Agreement.

(8) Further Assurances.  From time to time, at Parent’s or Company’s request and without further consideration, each Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate and make effective the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, no Stockholder shall enter into an agreement or arrangement (or alter, amend or terminate any existing agreement or arrangement) if such action would materially impair the ability of such Stockholder to effectuate, carry out or comply with all of the terms of this Agreement.

9. Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (1) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (2) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (3) on the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be given the relevant party at the address stated in the Merger Agreement, in the case of Parent and Company, and on Schedule I hereto, in the case of the Stockholders, or at any other address as the party may specify for this purpose by notice to the other party pursuant to this Section 9.

10. No Waivers.  No failure or delay by Parent, Company or any Stockholder in exercising any right, power or privilege under any Support Document shall operate as a waiver of that right, power or privilege. A single or partial exercise of any right, power or privilege shall not preclude any other or further exercise of that right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies provided in the Support Documents shall be cumulative and not exclusive of any rights or remedies provided by law.

11. Amendments, Etc.  No amendment, modification, termination or waiver of any provision of any Support Document shall be effective unless it shall be in writing and signed and delivered by Parent, Company and each affected Stockholder, and then it shall be effective only in the specific instance and for the specific purpose for which it is given.

12. Successors and Assigns; Third Party Beneficiaries.

(a) Except pursuant to the Consolidation, no party shall assign any of such party’s rights or remedies or delegate any of such party’s obligations or liabilities, in whole or in part, under any Support Document. Any assignment or delegation in contravention of this Section 12 shall be void ab initio and shall not relieve the assigning or delegating party of any obligation under any Support Document.

(b) The provisions of each Support Document shall be binding upon and inure solely to the benefit of the parties hereto and their respective permitted heirs, executors, legal representatives, successors and assigns, and no other person.

13. Governing Law.  This Agreement and each other Support Document shall be governed by and construed in accordance with the laws of the State of Delaware, except as it relates to shares of Maryland corporations in a way specifically governed by Maryland law

14. Severability of Provisions.  If any term or other provision of any Support Document is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of such Support

Document shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify such Support Document so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

15. Headings and References.  Article and section headings in each Support Document are included for the convenience of reference only and do not constitute a part of the Support Document for any other purpose. References to articles and sections in any Support Document are references to the sections of the Support Document unless the context shall require otherwise. Any of the terms defined in this Agreement may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. The use in this Agreement of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

16. Entire Agreement.  The Support Documents embody the entire agreement and understanding of each of the parties hereto, and supersede all other written or oral prior agreements or understandings, with respect to the subject matters of the Support Documents.

17. Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of any Support Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the Support Agreements and to enforce specifically the terms and provisions of the Support Agreements in any court of the United States or of the State of New York court sitting in the Borough of Manhattan, City of New York, this being in addition to any other remedy to which they are entitled at law or in equity.

18. Fees and Expenses.  Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Support Documents and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense.

19. Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were on the same instrument.

20. Officers and Directors.  Notwithstanding anything to the contrary in this Agreement, in the event a Stockholder is a director or officer of Parent or Company, nothing in this Agreement is intended or shall be construed to require such Stockholder, in his or her capacity as a director or officer of Parent or Company, to act or fail to act in accordance with his or her duties under applicable law in such capacity. Furthermore, no Stockholder who is or becomes (during the term hereof) a director or officer of Parent or Company makes any agreement or understanding herein in his or her capacity as a director or officer, and nothing herein will limit or affect, or give rise to any liability to any Stockholder in such Stockholder’s capacity as a director or officer of Parent or Company. For the avoidance of doubt, nothing in this Section 20 shall in any way limit, modify or abrogate any of the obligations of the Stockholders hereunder, including (a) to vote the Shares in accordance with the terms of this Agreement and (b) in the case of Stockholders of Company, to not transfer any of such Stockholders’ Shares except as permitted under Section 7(a) above.

21. Waiver of Jury Trial.  Each party to this Agreement, as a condition of such party’s right to enforce or defend any right under or in connection with this Agreement or any other Support Document, waives any right to a trial by jury in any action to enforce or defend any right under this Agreement or any other Support Document and agrees that any action shall be tried before a court and not before a jury.

IN WITNESS WHEREOF, Parent, the Company and each of the undersigned Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

NATIONAL HEALTHCARE CORPORATION

By:	/s/ R. Michael Ussery
Name: R. Michael Ussery

Title:	Senior V.P., Operations

NATIONAL HEALTH REALTY, INC.

By:	/s/ Robert G. Adams
Name: Robert G. Adams

Title:	President

STOCKHOLDERS OF PARENT:

/s/ James Paul Abernathy
Name: James Paul Abernathy

/s/  Robert G. Adams
Name: Robert G. Adams

/s/  W. Andrew Adams
Name: W. Andrew Adams

/s/  Ernest G. Burgess, III
Name: Ernest G. Burgess, III

/s/  Emil E. Hassan
Name: Emil E. Hassan

/s/  Richard F. LaRoche, Jr.
Name: Richard F. LaRoche, Jr.

/s/  Lawrence C. Tucker
Name: Lawrence C. Tucker

STOCKHOLDERS OF COMPANY:

/s/ James Paul Abernathy
Name: James Paul Abernathy

/s/  Robert G. Adams
Name: Robert G. Adams

/s/  W. Andrew Adams
Name: W. Andrew Adams

/s/  Ernest G. Burgess, III
Name: Ernest G. Burgess, III

/s/  James R. Jobe
Name: James R. Jobe

/s/  Richard F. LaRoche, Jr.
Name: Richard F. LaRoche, Jr.

/s/  Joseph M. Swanson
Name: Joseph M. Swanson

Schedule I

		Number of
Stockholder of Parent	Notice Address	Existing Shares

James Paul Abernathy	2102 Greenland Dr.	10,473
	Murfreesboro, TN 37130
Robert G. Adams	100 Vine St. Ste. 1400	354,932
	Murfreesboro, TN 37130
W. Andrew Adams	100 Vine Street, Suite 1200	1,093,652
	Murfreesboro, TN 37130
Ernest G. Burgess, III	7097 Franklin Road	146,204
	Murfreesboro, TN 37128
Emil E. Hassan	1704 Irby Lane	6,000
	Murfreesboro, TN 37127
Richard F. LaRoche, Jr.	2103 Shannon Dr.	343,951
	Murfreesboro, TN 37129
Lawrence C. Tucker	140 Broadway	720,155
	New York, NY 10005

		Number of
Stockholder of Company	Notice Address	Existing Shares

James Paul Abernathy	2102 Greenland Dr.	8,187
	Murfreesboro, TN 37130
W. Andrew Adams	100 Vine Street, Suite 1200	1,257,681
	Murfreesboro, TN 37130
Robert G. Adams	100 Vine St. Ste. 1400	436,309
	Murfreesboro, TN 37130
Ernest G. Burgess, III	7097 Franklin Road	140,000
	Murfreesboro, TN 37128
James R. Jobe	707 Regal Drive	0
	Murfreesboro, TN 37129
Joseph M. Swanson	1188 Park Avenue	5,000
	Murfreesboro, TN 37129
Richard F. LaRoche, Jr.	2103 Shannon Dr.	372,714
	Murfreesboro, TN 37129

ANNEX C

CERTIFICATE OF DESIGNATIONS

OF

SERIES A CONVERTIBLE PREFERRED STOCK SETTING FORTH THE POWERS,
PREFERENCES AND RIGHTS, AND THE QUALIFICATIONS, LIMITATIONS AND
RESTRICTIONS THEREOF, OF SUCH PREFERRED STOCK OF
NATIONAL HEALTHCARE CORPORATION

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, National HealthCare Corporation, a Delaware corporation (the “Company”), does hereby certify that the Board of Directors of the Company (the “Board of Directors”) duly adopted the following resolution and that such resolution has not been modified and is in full force and effect:

RESOLVED that, pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Certificate of Incorporation of the Company (the “Certificate of Incorporation”), a series of preferred stock of the Company is hereby created and the designation and number of shares thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof, are as set forth below in this Certificate of Designations (this “Certificate”):

SECTION 1.  Number; Designation; Registered Form.

(a) The shares of such series shall be designated as “Series A Convertible Preferred Stock” (the “Preferred Stock”) and shall have a par value of $0.01 per share. The number of shares constituting the Preferred Stock shall be [     ]. Certificates for shares of Preferred Stock shall be issuable only in registered form. The Preferred Stock is being issued as part of the consideration in the merger (the “Merger”) of National Health Realty, Inc. with and into an indirect wholly owned subsidiary of the Company.

(b) All shares of Preferred Stock redeemed, purchased, exchanged, converted or otherwise acquired by the Company shall be retired and canceled and, upon the taking of any action required by applicable law, shall be restored to the status of authorized but unissued shares of preferred stock of the Company, without designation as to series, and may thereafter be reissued.

(c) Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in Section 10 below.

SECTION 2.  Ranking.  The Preferred Stock will rank, with respect to dividend rights and rights upon liquidation, winding-up or dissolution:

(a) junior to Senior Stock;

(b) on a parity with Parity Stock; and

(c) senior to Junior Stock.

SECTION 3.  Dividends.

(a) The holders of shares of Preferred Stock will be entitled to receive, when, as and if dividends are declared by the Board of Directors, or any duly authorized committee thereof, dividends at the rate of US$0.80 per annum per share of Preferred Stock, to be payable in cash out of funds legally available therefor on each Dividend Payment Date, as set forth below. Declared dividends will be payable on January 15, April 15, July 15 and October 15 of each year (each, a “Dividend Payment Date”), beginning on the first such date to occur after the Issue Date. If any of those dates is not a Business Day, then such dividends will be payable on the next succeeding Business Day. The dividends payable on any Dividend Payment Date will accrue from the last Dividend Payment Date or, prior to the first Dividend Payment Date, the Issue Date. Declared dividends will be payable to holders of record as they appear in the Company’s stock records at the close of business on the date which is 30 days prior to the Dividend Payment Date; provided, that if any such date is not a Business Day, then to the holders of record on the next succeeding Business Day (each, a “Dividend Payment Record Date”). Dividends payable on the shares of Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months.

(b) Dividends on the Convertible Preferred Stock are cumulative. If the Board of Directors or any authorized committee thereof fails to declare a dividend to be payable on a Dividend Payment Date, the dividend will accumulate on that Dividend Payment Date until declared and paid or will be forfeited upon conversion, except under the circumstances described in Section 7(c) and 7(f).

(c) Company shall not be obligated to pay holders of Preferred Stock any interest or sum of money in lieu of interest on any dividend not paid on a Dividend Payment Date or any other late payment. If the Board of Directors or an authorized committee thereof does not declare a dividend for any Dividend Payment Date, the Board of Directors or an authorized committee thereof may declare and pay the dividend on any subsequent date, whether or not a Dividend Payment Date. The persons entitled to receive the dividend in such case will be holders of Preferred Stock as they appear on the stock register on a date selected by the Board of Directors or an authorized committee thereof. That date must not (a) precede the date the Board of Directors or an authorized committee thereof declares the dividend payable or (b) be more than 60 days prior to that Dividend Payment Date.

SECTION 4.  Liquidation Preference.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, each holder of Preferred Stock shall be entitled to payment out of the assets of the Company legally available for distribution of an amount equal to the Liquidation Preference of the shares held by such holder, plus an amount equal to all accrued and unpaid and accumulated dividends on those shares to but excluding the date of liquidation, dissolution or winding-up, before any distribution is made on any Junior Stock, including Common Stock. After payment in full of the Liquidation Preference and an amount equal to all accrued and unpaid and accumulated dividends to which holders of shares of Preferred Stock are entitled, such holders shall not be entitled to any further participation in any distribution of the assets of the Company. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the amounts payable with respect to shares of Preferred Stock and all other Parity Stock are not paid in full, the holders of shares of Preferred Stock and the holders of the Parity Stock shall share equally and ratably in any distribution of assets of the Company in proportion to the full liquidation preference and an amount equal to all accrued and unpaid and accumulated dividends, if any, to which each such holder is entitled.

(b) Neither the voluntary sale, conveyance, exchange or transfer, for cash, shares of stock, securities or other consideration, of all or substantially all of the property or assets of the Company nor the consolidation, merger or amalgamation of the Company with or into any other entity or the consolidation, merger or amalgamation of any other entity with or into the Company shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of the Company.

SECTION 5.  Optional Redemption.

(a) The Company may not redeem any shares of Preferred Stock at any time before the fifth anniversary of the Issue Date. Subject to Section 5(b) below, at any time or from time to time thereafter, the Company will have the option to redeem all or any outstanding shares of Preferred Stock, out of funds legally available for such payment, upon not less than 30 nor more than 60 days’ prior notice (the “Redemption Notice”), in cash at a redemption price of $15.75 per share of Preferred Stock, plus an amount in cash equal to all accrued and unpaid or accumulated dividends from, and including, the immediately preceding Dividend Payment Date to, but excluding, the redemption date.

In the event of a partial redemption of the Preferred Stock, the shares to be redeemed will be selected on a pro rata basis, except that the Company may redeem all shares of Preferred Stock held by any holder of fewer than 100 shares (or all shares of Preferred Stock owned by any holder who would hold fewer than 100 shares as a result of such redemption), as determined by the Board of Directors or a duly authorized committee thereof.

(b) Notwithstanding Section 5(a) above, the Company may not redeem all or any outstanding shares of Preferred Stock on or after the fifth anniversary of the Issue Date and prior to the eighth anniversary of the Issue Date, unless the average Sale Price of the Common Stock for the 20 Trading Days ending on the Trading Day prior to the date the Company gives notice of such redemption pursuant to this Section 5 equals or exceeds the Conversion Price in effect on such Trading Day. For the avoidance of doubt, this Section 5(b) shall not apply to any Company redemption of outstanding shares of Preferred Stock on or after the eighth anniversary of the Issue Date.

(c) In the case of any redemption pursuant to Section 5(a):

(i) Payment of the redemption price for Preferred Stock is conditioned upon book-entry transfer of or physical delivery of the certificates representing the Preferred Stock, together with necessary endorsements, to the Registrar at any time after delivery of the Redemption Notice. Payment of the redemption price for the Preferred Stock will be made promptly following the later of the redemption date and book-entry transfer of or physical delivery of the certificates representing the Preferred Stock, together with necessary endorsements, to the Registrar.

(ii) If DTC and the Registrar hold for such purpose money sufficient to pay the redemption price of Preferred Stock on the redemption date for shares of Preferred Stock delivered for redemption in accordance with the terms of this Certificate, then the dividends will cease to accrue. At such time, all rights of a holder as a holder of Preferred Stock shall terminate, other than the right to receive the redemption price upon book-entry transfer of or physical delivery of the certificates representing the Preferred Stock, together with necessary endorsements.

SECTION 6.  Voting Rights.

(a) Holders of Preferred Stock will not have any voting rights except as from time to time required under the General Corporation Law of the State of Delaware and as set forth in this Section 6 and Section 14 hereto. The holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such share of Preferred Stock could then be converted (with any fractional share, determined on an aggregate conversion basis, being rounded to the nearest whole share) and, with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of shares of Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company, and, except as provided in this Section 6 and Section 14 hereto, shall be entitled to vote, together with holders of shares of Common Stock, as a single class with respect to any question or matter upon which holders of shares of Common Stock have the right to vote.

(b) If and whenever six full quarterly dividends, whether or not consecutive, payable on the Preferred Stock are not paid, the number of directors constituting the Board of Directors will be increased by two and the holders of Preferred Stock, voting together as a single class, will be entitled to elect those additional directors. In the event of such a non-payment, any holder of Preferred Stock may request that the Company call a special meeting of the holders of Preferred Stock for the purpose of electing the additional directors, and the Company must call such meeting within twenty (20) days of request. If the Company fails to call such a meeting upon request, then any holder of Preferred Stock can call such a meeting. If all accumulated dividends on the Preferred Stock have been paid in full and dividends for the current quarterly dividend period have been paid, the holders of Preferred Stock will no longer have the right to vote on directors and the term of office of each director so elected will terminate and the number of members of the Board of Directors will, without further action, be reduced by two. The voting rights provided in this Section 6(b) represent the sole remedy available to the holders of Preferred Stock for the Company’s failure to pay dividends on Preferred Stock.

(c) In any case where the holders of Preferred Stock are entitled to vote as a class under this Section 6 or Section 14 hereto, each holder of Preferred Stock will be entitled to one vote for each share of Preferred Stock owned by such holder.

SECTION 7.  Conversion Rights.

(a) Each share of Preferred Stock shall be convertible at the option of the holder thereof, unless previously redeemed, into fully paid and nonassessable shares of Common Stock at an initial conversion price of $65.07 per share, adjusted as described below in Section 8 (the “Conversion Price”). The number of shares of Common Stock deliverable upon conversion of a share of Preferred Stock (the “Conversion Rate”) will be initially 0.24204, which represents the Liquidation Preference divided by the initial Conversion Price. The Conversion Rate will be adjusted as a result of any adjustment to the Conversion Price.

(b) A holder of shares of Preferred Stock may convert any or all of those shares by surrendering to the Company at its principal office or at the office of the Registrar, as may be designated by the Board of Directors, the certificate or certificates for those shares of Preferred Stock accompanied by a written notice stating that the holder elects to convert all or a specified whole number of those shares in accordance with this Section 7 and specifying the name or names in which the holder wishes the certificate or certificates for shares of Common Stock to be issued. In case the notice specifies a name or names other than that of the holder, the notice must be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in that name or names. Other than those taxes, the Company shall pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock. As promptly as practicable after the surrender of that certificate or certificates and the receipt of the notice relating to the conversion and payment of all required transfer taxes, if any, or the demonstration to the Company’s satisfaction that those taxes have been paid, the Company will deliver or cause to be delivered (i) certificates representing the number of validly issued, fully paid and nonassessable full shares of Common Stock to which the holder, or the holder’s transferee, of shares of Preferred Stock being converted will be entitled and (ii) if less than the full number of shares of Preferred Stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by the surrendered certificate or certificates less the number of shares being converted. Such conversion will be deemed to have been made at the close of business on the date of giving the notice and of surrendering the certificate or certificates representing the shares of Preferred Stock to be converted so that the rights of the holder thereof as to the shares being converted will cease except for the right to receive shares of Common Stock and accrued and unpaid dividends with respect to the shares of Preferred Stock being converted, and the person entitled to receive the shares of Common Stock will be treated for all purposes as having become the record holder of those shares of Common Stock at such time. If any conversion under this Section 7 would result in the issuance of a fractional share of Common Stock, the Company at its option and in its sole and absolute discretion may either issue such fractional share or pay the holder the value of such fractional share.

(c) If a holder of shares of Preferred Stock exercises such holder’s conversion rights, upon delivery of the shares for conversion, those shares will cease to accrue dividends as of the end of the day immediately preceding the date of conversion. Holders of shares of Preferred Stock who convert their shares into Common Stock will not be entitled to, nor will the Conversion Price or Conversion Rate be adjusted for, any accrued and unpaid or accumulated dividends. Notwithstanding the prior sentence, if shares of Preferred Stock are converted into Common Stock during the period between the close of business on any Dividend Record Date and the opening of business on the corresponding Dividend Payment Date, holders of such shares of Preferred Stock at the close of business on the Dividend Record Date will receive dividends declared and payable on such shares, if any, on such Dividend Payment Date. Such shares of Preferred Stock surrendered for conversion must be accompanied by funds equal to the dividend declared and payable on such shares, if any, on such Dividend Payment Date.

(d) In case any shares of Preferred Stock are to be redeemed, the right of conversion shall cease and terminate, as to the shares of Preferred Stock to be redeemed, at the close of business on the Business Day immediately preceding the date fixed for redemption, unless the Company shall default in the payment of the redemption price of those shares.

(e) The Company shall at all times reserve and keep available, free from preemptive rights, for issuance upon the conversion of shares of Preferred Stock a number of its authorized but unissued shares of Common

Stock that will from time to time be sufficient if necessary to permit the conversion of all Outstanding shares of Preferred Stock. Prior to the delivery of any securities that the Company shall be obligated to deliver upon conversion of the Preferred Stock, the Company shall comply with all applicable federal and state laws and regulations which require action to be taken by the Company. All shares of Common Stock delivered upon conversion of the Preferred Stock will upon delivery be duly and validly issued and fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights. The Company shall use its reasonable best efforts to maintain at all times until the date on which no Preferred Stock is Outstanding the listing and trading of the Common Stock and Preferred Stock on a United States national securities exchange.

(f) Conversion at Our Option Under Certain Circumstances.  If fewer than 5% of the aggregate number of shares of Preferred Stock issued on the Issue Date remain outstanding, the Company may, at any time on or after the third anniversary of the Issue Date at its option, cause all, but not less than all, of such Preferred Stock to be automatically converted (a “Company Conversion”) into that number of shares of Common Stock equal to the Liquidation Preference thereof plus all accrued and unpaid or accumulated dividends divided by the lesser of (i) the Conversion Price, and (ii) the Market Price of the Common Stock. The Company will notify each of the holders of Preferred Stock by mail of such a Company Conversion. Such notice shall specify the date of such Company Conversion which will not be less than 30 days nor more than 60 days after the date of such notice.

SECTION 8.  Adjustments to the Conversion Price.

(a) The Conversion Price shall be subject to adjustment from time to time as follows:

(i) Stock Splits and Combinations.  In case the Company shall, at any time or from time to time after the Issue Date, (A) subdivide or split the outstanding shares of Common Stock, (B) combine or reclassify the outstanding shares of Common Stock into a smaller number of shares or (C) issue by reclassification of the shares of Common Stock any shares of Capital Stock of the Company, then, and in each such case, the Conversion Price in effect immediately prior to that event or the record date therefor, whichever is earlier, shall be adjusted so that the holder of any shares of Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities of the Company which the holder would have owned or have been entitled to receive after the occurrence of any of the events described above, had those shares of Preferred Stock been surrendered for conversion immediately prior to the occurrence of that event or the record date therefor, whichever is earlier.

(ii) Stock Dividends in Common Stock.  In case the Company shall, at any time or from time to time after the Issue Date, pay a dividend or make a distribution in shares of Common Stock to all of the holders of the Common Stock other than dividends or distributions of shares of Common Stock or other securities with respect to which adjustments are provided in Section 8(a)(i) above, the Conversion Price shall be adjusted by multiplying (A) the Conversion Price immediately prior to the record date fixed for determination of stockholders entitled to receive the dividend or distribution, by (B) a fraction, the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on that record date and the denominator of which shall be the sum of that number of shares and the total number of shares of Common Stock issued in that dividend or distribution.

(iii) Fundamental Changes.  In case any transaction or event (including, without limitation, any merger, consolidation, combination, sale of assets, tender or exchange offer, reclassification, compulsory share exchange or liquidation) shall occur in which all or substantially all outstanding shares of Common Stock are converted into or exchanged or acquired for or constitute the right to receive stock, other securities, cash, property or assets (each, a “Fundamental Change”), the holder of each share of Preferred Stock Outstanding immediately prior to the occurrence of such Fundamental Change that remains Outstanding after such Fundamental Change shall have the right upon any subsequent conversion to receive (but only out of funds legally available, to the extent required by applicable law) the kind and amount of stock, other securities, cash, property or assets that such holder would have received if that share had been converted immediately prior to the Fundamental Change.

(b) Anything in paragraph (a) to the contrary notwithstanding, the Company shall not be required to give effect to any adjustment in the Conversion Price unless and until the net effect of one or more adjustments (each of which shall be carried forward until counted toward adjustment), determined as above provided, shall have resulted in a change of the Conversion Price by at least 1%, and when the cumulative net effect of more than one adjustment so determined shall be to change the Conversion Price by at least 1%, such change in the Conversion Price shall thereupon be given effect. In the event that, at any time as a result of the provisions of this Section 8, the holders of shares of Preferred Stock upon subsequent conversion shall become entitled to receive any shares of Capital Stock of the Company other than Common Stock, the number of such other shares so receivable upon conversion of shares of Preferred Stock shall thereafter be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained in this Section 8.

(c) There shall be no adjustment of the Conversion Price in the case of the issuance of any Capital Stock of the Company in a merger, reorganization, acquisition, reclassification, recapitalization or other similar transaction except as provided in this Section 8.

(d) The Company may, from time to time, reduce the Conversion Price by any amount for any period of time if the period is at least twenty (20) days or any longer period required by law and if the reduction is irrevocable during the period, but the Conversion Price may not be less than the par value of Common Stock.

(e) In any case in which this Section 8 requires that an adjustment as a result of any event become effective from and after a record date, the Company may elect to defer until after the occurrence of that event (a) issuing to the holder of Preferred Stock converted after that record date and before the occurrence of that event the additional shares of Common Stock issuable upon that conversion over and above the shares issuable on the basis of the Conversion Price in effect immediately before adjustment and (b) paying to that holder any amount in cash in lieu of a fractional share of Common Stock.

(f) The Company shall, as soon as practicable following the occurrence of an event that requires an adjustment in the Conversion Price, provide written notice to the holders of Preferred Stock of the occurrence of that event. The Company shall deliver a statement setting forth in reasonable detail the method by which the adjustment to the Conversion Price was determined and setting forth the revised Conversion Price.

(g) If the Company shall declare a dividend or any distribution of cash, securities or other property in respect of its Common Stock (other than (x) a dividend pursuant to Section 3(a) above, (y) a quarterly dividend on shares of its Common Stock or (z) any event that requires an adjustment in the Conversion Price), including without limitation any granting of rights or warrants to subscribe for or purchase any Capital Stock of the Company or any Subsidiary, then the Company shall deliver to each holder of Preferred Stock a written notice setting forth in reasonable detail the material terms of such dividend or distribution, at least twenty (20) days prior to the applicable record date on which a person would need to hold Common Stock in order to participate in such dividend or distribution.

(h) The Company’s obligations under the Certificate are subject to applicable federal and state securities laws.

(i) The Board of Directors shall have the power to resolve any ambiguity or, subject to applicable law, correct any error in this Section 8 and its action in so doing shall be final and conclusive.

SECTION 9.  Payment Restrictions.  If the Company does not pay a dividend on a Dividend Payment Date, then, until all accumulated dividends have been declared and paid or declared and set apart for payment:

(a) the Company may not take any of the following actions with respect to any of its Junior Stock: (i) declare or pay any dividend or make any distribution of assets on any Junior Stock, except that the Company may pay dividends in shares of its Junior Stock and pay cash in lieu of fractional shares in connection with any such dividends or (ii) redeem, purchase or otherwise acquire any Junior Stock, except that (x) the Company may redeem, repurchase or otherwise acquire Junior Stock upon conversion or exchange of such Junior Stock for other Junior Stock and pay cash in lieu of fractional shares in connection with any such conversion or exchange and (y) the Company may make (A) repurchases of

Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof (B) and repurchases of Capital Stock deemed to occur upon the withholding of a portion of the Capital Stock issued, granted or awarded to one of the Company’s directors, officers or employees to pay for the taxes payable by such director, officer or employee upon such issuance, grant or award in order to satisfy, in whole or in part, withholding tax requirements in connection with the exercise of such options, in accordance with the provisions of an option or rights plan or program of the Company;

(b) the Company may not take any of the following actions with respect to any of its Parity Stock: (i) declare or pay any dividend or make any distribution of assets on any of its Parity Stock, except that the Company may pay dividends on Parity Stock provided that the total funds to be paid be divided among the Preferred Stock and such Parity Stock on a pro rata basis in proportion to the aggregate amount of dividends accrued and unpaid or accumulated thereon; or (ii) redeem, purchase or otherwise acquire any Parity Stock, except that the Company may redeem, purchase or otherwise acquire Parity Stock upon conversion or exchange of such Parity Stock for Junior Stock or other Parity Stock and pay cash in lieu of fractional shares in connection with any such conversion or exchange, so long as, in the case of such other Parity Stock, (x) such other Parity Stock contains terms and conditions (including, without limitation, with respect to the payment of dividends, dividend rates, liquidation preferences, voting and representation rights, payment restrictions, antidilution rights, change of control rights, covenants, remedies and conversion and redemption rights) that are not materially less favorable, taken as a whole, to the Company or to the holders of Preferred Stock than those contained in the Parity Stock that is converted into or exchanged for such other Parity Stock, (y) the aggregate amount of the liquidation preference of such other Parity Stock does not exceed the aggregate amount of the liquidation preference, plus accrued and unpaid or accumulated dividends, of the Parity Stock that is converted into or exchanged for such other Parity Stock and (z) the aggregate number of shares of Common Stock issuable upon conversion, redemption or exchange of such other Parity Stock does not exceed the aggregate number of shares of Common Stock issuable upon conversion, redemption or exchange of the Parity Stock that is converted into or exchanged for such other Parity Stock.

SECTION 10.  Certain Definitions.  As used in this Certificate, the following terms shall have the following meanings, unless the context otherwise requires:

“Agent Members” has the meaning set forth in Section 12(b).

“Business Day” means any day other than a Saturday, Sunday, or U.S. Federal or national holiday or day on which the Registrar is not open for business.

“Capital Stock” of any person means any and all shares, interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such person.

“Common Stock” means the shares of common stock, par value $0.01 per share, of the Company.

“Conversion Agent” has the meaning set forth in Section 15(a)(ii).

“Conversion Price” has the meaning set forth in Section 7(a).

“Depository” has the meaning set forth in Section 12(a).

“Dividend Payment Date” has the meaning set forth in Section 3(a).

“Dividend Payment Record Date” has the meaning set forth in Section 12(a).

“Dividend Period” for any Dividend Payment Date means the period from and including the immediately preceding Dividend Payment Date (or if there is no immediately preceding Dividend Payment Date, from the Issue Date) to but excluding such Dividend Payment Date.

“DTC” means The Depository Trust Company.

“Fundamental Change” has the meaning set forth in Section 8(a)(iii).

“Global Preferred Certificate” has the meaning set forth in Section 12(a).

“Global Shares Legend” has the meaning set forth in Section 12(a).

“holder” or other similar terms mean a person in whose name a share of Preferred Stock is registered on the Preferred Stock register.

“Issue Date” means the date of effectiveness of the Merger.

“Junior Stock” means the Common Stock and each class or series of the Company’s Capital Stock established hereafter by the Board of Directors the terms of which provide that such class or series will rank junior to the Preferred Stock as to the payment of dividends or distributions upon liquidation, dissolution or winding-up. Junior Stock includes warrants, rights, calls or options exercisable for or convertible into Junior Stock.

“Liquidation Preference” means US$15.75 per share of the Preferred Stock.

“Market Price” means the average of the Sale Prices of the Common Stock for the ten (10) Trading Day period ending on the third Business Day prior to the date of Company Conversion (if the third Business Day prior to such date is a Trading Day or, if not, then on the last Trading Day prior to the third Business Day).

“Officer” means the Chairman of the Board of Directors, the President, any Vice President, a Treasurer, an Assistant Treasurer, the Secretary, or any Assistant Secretary.

“Outstanding” means, when used with respect to Preferred Stock, as of the date of determination, all shares of Preferred Stock issued pursuant to this Certificate, except (a) Preferred Stock that has been converted into Common Stock in accordance with Section 7 and Preferred Stock that has been canceled by the Registrar or delivered to the Registrar for cancellation upon purchase or other acquisition thereof by the Company; and (b) Preferred Stock for which payment or redemption money in the necessary amount has been deposited with the Registrar or any Paying Agent (other than the Company) in trust or set aside and segregated in trust by the Company (if the Company shall act as its own Paying Agent) for the holders of such Preferred Stock; provided that, if such Preferred Stock is to be redeemed, notice of such redemption has been duly given pursuant to this Certificate or provision therefor satisfactory to the Registrar has been made; provided, however, that, in determining whether the holders of Preferred Stock have given any request, demand, authorization, direction, notice, consent or waiver or taken any other action hereunder, Preferred Stock owned by the Company or any of its Subsidiaries shall be deemed not to be Outstanding, except that, in determining whether the Registrar shall be protected in relying upon any such request, demand, authorization, direction, notice, consent, waiver or other action, only Preferred Stock which the Registrar has actual knowledge of being so owned shall be deemed not to be Outstanding.

“Parity Stock” means each class or series of the Company’s Capital Stock established hereafter by the Board of Directors the terms of which provide that such class or series will rank on a parity with the Preferred Stock as to the payment of dividends or distributions upon liquidation, winding up and dissolution. Parity Stock includes warrants, rights, calls or options exercisable for or convertible into Parity Stock.

“Paying Agent” has the meaning set forth in Section 15(a)(i).

“Redemption Notice” has the meaning set forth in Section 5(a).

“Registrar” means Computershare Trust Company, N.A., as the Company’s initial registrar, and thereafter, any successor registrar and Registrar duly appointed by the Company.

“Sale Price” of the Common Stock on any Trading Day means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such Trading Day as reported in composite transactions for the principal United States national securities exchange on which the Common Stock is then listed and traded.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Senior Stock” means each class or series of the Company’s Capital Stock established hereafter by the Board of Directors the terms of which expressly provide that such class or series will rank senior to the Preferred Stock with respect to the payment of dividends and distributions upon liquidation, winding-up or dissolution. Senior Stock includes warrants, rights, calls or options exercisable for or convertible into Senior Stock.

“Subsidiary” means, with respect to any person, (a) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of that person (or a combination thereof) and (b) any partnership (i) the sole general partner or the managing general partner of which is such person or a Subsidiary of such person or (ii) the only general partners of which are such person or of one or more Subsidiaries of such person (or any combination thereof).

“Trading Day” means each day on which the securities exchange or quotation system which is used to determine the Sale Price is open for trading or quotation.

“Voting Stock” of any person means Capital Stock of such person which ordinarily has voting power for the election of directors, or persons performing similar functions, of such person, whether at all times or only for so long as no senior class of securities has such voting power by reason of any contingency.

SECTION 11.  Currency.  All shares of Preferred Stock shall be denominated in U.S. currency, and all payments and distributions thereon or with respect thereto shall be made in U.S. currency. All references herein to “$” or “dollars” refer to U.S. currency.

SECTION 12.  Form.

(a) The Preferred Stock shall be issued in the form of one or more permanent global certificates in definitive, fully registered form with the global legend (the “Global Shares Legend”) set forth on the form attached hereto as Exhibit A (the “Global Preferred Certificate”), which is hereby incorporated in and expressly made a part of this Certificate. The Global Preferred Certificate may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company). The Global Preferred Certificate shall be deposited on behalf of the holders of the Preferred Stock represented thereby with the Registrar, at its New York office, as custodian for DTC or its nominee and their respective successors (the “Depository”), and registered in the name of the Depository or a nominee of the Depository, duly executed by the Company and countersigned and registered by the Registrar as hereinafter provided. The aggregate number of shares represented by each Global Preferred Certificate may from time to time be increased or decreased by adjustments made on the records of the Registrar and the Depository or its nominee as hereinafter provided.

(b) This paragraph shall apply only to a Global Preferred Certificate deposited with or on behalf of the Depository. The Company shall execute and the Registrar shall, in accordance with this Section, countersign and deliver initially one or more Global Preferred Certificates that (i) shall be registered in the name of Cede & Co. or another nominee of the Depository and (ii) shall be delivered by the Registrar to Cede & Co. or pursuant to instructions received from Cede & Co. or held by the Registrar as custodian for the Depository pursuant to an agreement between the Depository and the Registrar. Members of, or participants in, the Depository (“Agent Members”) shall have no rights under this Certificate with respect to any Global Preferred Certificate held on their behalf by the Depository or by the Registrar as the custodian of the Depository or under such Global Preferred Certificate, and the Depository may be treated by the Company, the Registrar and any agent of the Company or the Registrar as the absolute owner of such Global Preferred Certificate for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Registrar or any agent of the Company or the Registrar from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its Agent Members, the operation of customary practices of the Depository governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Certificate. Except as provided in Section 12(d), owners of beneficial interests in a Global Preferred Certificate will not be entitled to receive physical delivery of certificated Preferred Stock.

(c) (i) Two Officers shall sign the Global Preferred Certificate for the Company by manual or facsimile signature.

(ii) If an Officer whose signature is on a Global Preferred Certificate no longer holds that office at the time the Registrar countersigns the Global Preferred Certificate, the Global Preferred Certificate shall be valid nevertheless.

(iii) A Global Preferred Certificate shall not be valid until an authorized signatory of the Registrar countersigns such Global Preferred Certificate. The signature shall be conclusive evidence that the Global Preferred Certificate has been authenticated. Each Global Preferred Certificate shall be dated the date of its authentication.

(d) The Preferred Stock represented by a Global Preferred Certificate is exchangeable for certificated Preferred Stock in definitive form of like tenor as such Preferred Stock if (i) the Depository notifies the Company that it is unwilling or unable to continue as depositary for the global securities and/or if at any time the Depository ceases to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed by the Company within 90 days after the date of such notice or (ii) the Company, in its sole discretion at any time determines to discontinue use of the system of book-entry transfer through DTC (or any successor depositary). Any Preferred Stock that is exchangeable pursuant to the preceding sentence is exchangeable for certificated Preferred Stock issuable in authorized denominations and registered in such names as the Depository shall direct. Subject to the foregoing and applicable law, a Global Preferred Certificate is not exchangeable, except for a Global Preferred Certificate of the same aggregate Liquidation Preferences to be registered in the name of the Depository or its nominee.

SECTION 13.  Transfer.  Notwithstanding any provision to the contrary herein, so long as a Global Preferred Certificate remains Outstanding and is held by or on behalf of the Depository, transfers of a Global Preferred Certificate, in whole or in part, or of any beneficial interest therein, shall only be made in accordance with this Section 13.

(a) Except for transfers or exchanges made in accordance with paragraph (b) of this Section 13, transfers of a Global Preferred Certificate shall be limited to transfers of such Global Preferred Certificate in whole, but not in part, to nominees of the Depository or to a successor of the Depository or such successor’s nominee.

(b) If an owner of a beneficial interest in a Global Preferred Certificate deposited with the Depository or with the Registrar as custodian for the Depository wishes at any time to transfer its interest in such Global Preferred Certificate to a person who is eligible to take delivery thereof in the form of a beneficial interest in a Global Preferred Certificate, such owner may, subject to the rules and procedures of the Depository, cause the exchange of such interest for a new beneficial interest in the applicable Global Preferred Certificate. Upon receipt by the Registrar at its office in The City of New York of instructions from the holder directing the Registrar to transfer its interest in the applicable Global Preferred Certificate, such instructions to contain the name of the transferee and appropriate account information, then the Registrar shall instruct the Depository to reduce or cause to be reduced such Global Preferred Certificate by the number of shares of the beneficial interest therein to be exchanged and to debit or cause to be debited from the account of the person making such transfer the beneficial interest in the Global Preferred Certificate that is being transferred, and concurrently with such reduction and debit, the Registrar will instruct the Depository to increase or cause to be increased the applicable Global

Preferred Certificate by the aggregate number of shares being exchanged and to credit or cause to be credited to the account of the transferee the beneficial interest in the Global Preferred Certificate that is being transferred.

SECTION 14.  Amendment of Certificate of Designations; Senior Stock and Parity Stock.

(a) The Company may not amend this Certificate without the affirmative vote or consent of the holders of a majority of the shares of Preferred Stock then Outstanding (including votes or consents obtained in connection with a tender offer or exchange offer for the Preferred Stock), voting as a class, and, except as otherwise provided by applicable law, any past default or failure to comply with any provision of this Certificate may not be waived without the consent of such holders, voting as a class. Notwithstanding the foregoing, however, without the consent of each holder affected, an amendment or waiver may not (with respect to any shares of the Preferred Stock held by a non-consenting holder): (i) alter the voting rights with respect to the Preferred Stock or reduce the number of shares of the Preferred Stock whose holders must consent to an amendment, supplement or waiver, (ii) reduce the Liquidation Preference of any share of the Preferred Stock or materially adversely alter the provisions with respect to the redemption of the Preferred Stock, (iii) reduce the rate of or change the time for payment of dividends on any share of the Preferred Stock, (iv) waive a default in the payment of dividends on the Preferred Stock, (v) make any share of the Preferred Stock payable in money other than United States dollars, (vi) make any changes in the provisions of this Certificate relating to waivers of the rights of holders to receive the Liquidation Preference or dividends on the Preferred Stock, or (vii) make any change in the foregoing amendment and waiver provisions.

Notwithstanding the foregoing, without the consent of any holder, the Company may (to the extent permitted by, and subject to the requirements of, Delaware law) amend or supplement this Certificate to cure any ambiguity, defect or inconsistency, to provide for uncertificated shares of the Preferred Stock in addition to or in place of certificated shares of the Preferred Stock, to make any change that would provide any additional rights or benefits to the holders or to make any change that the Board of Directors determines, in good faith, is not materially adverse to holders of the Preferred Stock.

(b) So long as any shares of the Preferred Stock remain Outstanding, the Company shall not, without the affirmative vote of the holders of at least two-thirds of the shares of Preferred Stock Outstanding at the time, voting as a class, (i) issue shares of or increase the authorized number of shares of any Senior Stock or Parity Stock or (ii) amend the Company’s Certificate of Incorporation or the resolutions contained in this Certificate, whether by merger, consolidation or otherwise, if the amendment would alter or change any power, preference or special right of the Outstanding Preferred Stock in any manner materially adverse to the interests of the holders thereof. Notwithstanding the foregoing, neither (x) an increase in the authorized number of shares of Common Stock or the authorization and issuance of Junior Stock, including that with voting or redemption rights that are different from the voting or redemption rights of the Preferred Stock, nor (y) an increase, decrease or change in the par value of any class or series of Capital Stock, including the Preferred Stock, shall be deemed to be an amendment that alters or changes such powers, preferences or special rights in any manner materially adverse to the interests of the holders of Preferred Stock.

SECTION 15.  Paying Agent and Conversion Agent.

(a) The Company shall maintain in the City of Canton, State of Georgia, or in such other City and State as the Company may from time to time designate, (i) an office or agency where payments may be made with respect to the Preferred Stock (the “Paying Agent”) and (ii) an office or agency where Preferred Stock may be presented for conversion (the “Conversion Agent”). The Company may appoint the Registrar, the Paying Agent and the Conversion Agent and may appoint one or more additional paying agents and one or more additional conversion agents in such other locations as it shall determine. The term “Paying Agent” includes any additional paying agent and the term “Conversion Agent” includes any additional conversion agent. The Company may change any Paying Agent or Conversion Agent without prior notice to any holder. The Company shall notify the Registrar of the name and address of any Paying Agent or Conversion Agent appointed by the Company. If the Company fails to appoint or maintain another entity as Paying Agent or Conversion Agent, the Registrar shall act as such. The Company or any of its affiliates may act as Paying Agent, Registrar, co-Registrar or Conversion Agent.

(b) Neither the Company nor the Registrar shall be required (i) to issue, countersign or register the transfer of or exchange of any Preferred Stock during a period beginning at the opening of business 15 days before the date of the mailing of a notice of redemption of Preferred Stock under Section 5 and ending at the close of business on the date of such mailing or (ii) to register the transfer of or exchange of any Preferred Stock so selected for redemption in whole or in part, except the unredeemed portion of any Preferred Stock being redeemed in part.

(c) Payments made with respect to the Preferred Stock shall be payable at the office or agency of the Company maintained for such purpose in the City of Canton, State of Georgia, or in such other City and State as the Company may from time to time designate. Payments shall be payable by United States dollar check drawn on, or wire transfer (provided, that appropriate wire instructions have been received by the Paying Agent or Registrar at least 15 days prior to the applicable date of payment) to a U.S. dollar account maintained by the holder with, a bank located in New York City; provided that at the option of the Company, payment of dividends may be made by check mailed to the address of the person entitled thereto as such address shall appear in the Preferred Stock register.

(d) Any payment, redemption, conversion or exchange with respect to the Preferred Stock due on any date that is not a Business Day need not be made on such Business Day, but may be made on the next succeeding Business Day with the same force and effect as if made on such due date.

SECTION 16.  General.

(a) The headings of the Sections of this Certificate are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

(b) Procedures for conversion of shares of Preferred Stock, in accordance with Section 7, not held in certificated form will be governed by arrangements among the depositary of the shares of Preferred Stock, its participants and persons that may hold beneficial interests through such participants designed to permit settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time.

(c) Holders of the Preferred Stock are not entitled to any preemptive or subscription rights in respect of any securities of the Company.

(d) Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

(e) Subject to applicable escheat laws, any monies set aside by the Company in respect of any payment with respect to shares of the Preferred Stock, or dividends thereon, and unclaimed at the end of two years from the date upon which such payment is due and payable shall revert to the general funds of the Company, after which reversion the holders of such shares shall look only to the general funds of the Company for the payment thereof. Any interest accrued on funds so deposited shall be paid to the Company from time to time.

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be duly executed by [          ], [     ] of the Company, as of this [  ] day of [          ], 2007.

NATIONAL HEALTHCARE CORPORATION

By:
Name:

Title:

EXHIBIT A

FACE OF SECURITY

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE CERTIFICATE OF DESIGNATIONS REFERRED TO ON THE REVERSE HEREOF.

1

Number: [ ]	[ ] Shares
CUSIP NO.: [     ]
ISIN: [     ]

SERIES A CONVERTIBLE PREFERRED STOCK
OF
NATIONAL HEALTHCARE CORPORATION

NATIONAL HEALTHCARE CORPORATION, a Delaware corporation (the “Company”), hereby certifies that [HOLDER] (the “Holder”) is the registered owner of fully paid and non-assessable shares of preferred stock of the Company designated as the Series A Convertible Preferred Stock, par value $0.01 per share and liquidation preference $15.75 per share (the “Preferred Stock”). The shares of Preferred Stock are transferable on the books and records of the Registrar, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designation, rights, privileges, restrictions, preferences and other terms and provisions of the Preferred Stock represented hereby are issued and shall in all respects be subject to the provisions of the Certificate of Designations of the Company dated [     ], 2007, as the same may be amended from time to time in accordance with its terms (the “Certificate of Designations”). Capitalized terms used herein but not defined shall have the respective meanings given them in the Certificate of Designations. The Company will provide a copy of the Certificate of Designations to the Holder without charge upon written request to the Company at its principal place of business.

Reference is hereby made to select provisions of the Preferred Stock set forth on the reverse hereof, and to the Certificate of Designations, which select provisions and the Certificate of Designations shall for all purposes have the same effect as if set forth in this certificate.

Upon receipt of this certificate, the Holder is bound by the Certificate of Designations and is entitled to the benefits thereunder. Unless the Registrar’s valid countersignature appears hereon, the shares of Preferred Stock evidenced hereby shall not be entitled to any benefit under the Certificate of Designations or be valid or obligatory for any purpose.

2

IN WITNESS WHEREOF, the Company has executed this Preferred Stock certificate as of the date set forth below.

NATIONAL HEALTHCARE CORPORATION

By:
Name:

Title:

By:
Name:

Title:

Dated:

COUNTERSIGNED AND REGISTERED

[          ],
     as Registrar

By:
Authorized Signatory

Dated:

3

REVERSE OF SECURITY

NATIONAL HEALTHCARE CORPORATION

Series A Convertible Preferred Stock

Dividends on each share of Preferred Stock shall be payable in cash at the rate of $0.80 per annum.

The shares of Preferred Stock shall be redeemable as provided in the Certificate of Designations. The shares of Preferred Stock shall be convertible into the Company’s common stock in the manner and according to the terms set forth in the Certificate of Designations. The Company shall furnish to any holder upon request and without charge, a statement of the powers, designations, preferences and relative, participating, optional or other special rights of each class of the Company’s Capital Stock or any series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

4

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Preferred Stock evidenced hereby to:
(Insert assignee’s social security or tax identification number)
(Insert address and zip code of assignee)

and irrevocably appoints:
as agent to transfer the shares of Preferred Stock evidenced hereby on the books of the transfer agent and Registrar. The agent may substitute another to act for him or her.

Date:

Signature:
(Sign exactly as your name appears on the other side of this Preferred Stock Certificate)

Signature Guarantee:

*	Signature must be guaranteed by an “eligible guarantor institution” (i.e., a bank, stockbroker, savings and loan association or credit union) meeting the requirements of the Registrar, which requirements include membership or participation in the Securities Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

5

NOTICE OF CONVERSION

(To Be Executed by the Registered Holder
in Order to Convert the Preferred Stock)

The undersigned hereby irrevocably elects to convert (the “Conversion”) [     ] shares of Series A Convertible Preferred Stock (the “Preferred Stock”) into shares of common stock, par value $0.01 per share (“Common Stock”), of National HealthCare Corporation (the “Company”) according to the conditions of the Certificate of Designations establishing the terms of the Preferred Stock (the “Certificate of Designations”), as of the date written below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates. No fee will be charged to the holder for any conversion, except for transfer taxes, if any. A copy of each stock certificate representing the shares to be converted is attached hereto (or evidence of loss, theft or destruction thereof).*

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in or pursuant to the Certificate of Designations.

Date of Conversion:

Applicable Conversion Price:

Number of shares of Preferred Stock to be Converted:

Number of shares of Common Stock to be Issued:

Signature:
(Sign exactly as your name appears on the other side of this Preferred Stock Certificate)

Signature Guarantee:

*	Signature must be guaranteed by an “eligible guarantor institution” (i.e., a bank, stockbroker, savings and loan association or credit union) meeting the requirements of the Registrar, which requirements include membership or participation in the Securities Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Name:

Address:**

Fax No.:

*	The Company is not required to issue shares of Common Stock to a person holding Preferred Stock until evidence of the book-entry transfer of, or physical delivery of the stock certificates representing such Preferred Stock to be converted (or evidence of loss, theft or destruction thereof) are received by the Company or its Registrar.

**	Address where certificated shares of Common Stock, if any, and any other payments or certificates shall be sent by the Company.

6

Global Share Schedule: (include if Security is issued as a global certificate)

SCHEDULE A

SCHEDULE OF EXCHANGES FOR GLOBAL SECURITY

The initial number of shares of Preferred Stock represented by this Global Preferred Certificate shall be [     ]. The following exchanges of a part of this Global Preferred Certificate have been made:

Number of shares
	Amount of decrease	Amount of increase	represented by this
	in number of shares	in number of shares	Global Preferred
Date	represented by this	represented by this	Certificate	Signature of
of	Global Preferred	Global Preferred	following such	authorized officer
Exchange	Certificate	Certificate	decrease or increase	of Registrar

7

ANNEX D
Avondale Partners, LLC
One American Center
3100 West End Avenue, Suite 750
Nashville, Tennessee 37203-1662
615.467.3500 • Facsimile 615.467.3490

December 20, 2006

Special Committee of the Board of Directors
National HealthCare Corporation
100 East Vine Street
Murfreesboro, Tennessee 37130

Gentlemen:

We have acted as financial advisor to the Special Committee of the Board of Directors (the “Special Committee”) of National HealthCare Corporation, a Delaware corporation (“NHC”), in connection with the proposed acquisition by NHC of all of the outstanding shares of common stock, par value $0.01 per share (the “Company Common Stock”), of National Health Realty, Inc., a Maryland corporation (the “Company” (which term shall, where appropriate, after the Consolidation (as defined below) refer to the Consolidated Company)), as more fully described in that certain Agreement and Plan of Merger by and among, Davis Acquisition Sub LLC, a Delaware limited liability company (“NHC/OP Sub”), NHC/OP, L.P., a Delaware limited partnership (“NHC/OP) and the direct parent of NHC/OP Sub, NHC, the ultimate parent of NHC/OP and the Company dated December 20, 2006 (the “Merger Agreement”). As more fully described in the Merger Agreement, following the Consolidation and the Company Reorganization (each as defined in the Merger Agreement), on the Effective Date (i) the Company will be merged with and into NHC/OP Sub (the “Transaction”), and (ii) each outstanding share of the Company Common Stock (other than shares held by NHC/OP Sub, NHC/OP, NHC or their respective Subsidiaries (which shares will be cancelled and cease to exist)) will be converted into the right to receive that number of shares of NHC’s Series A Convertible Preferred Stock, par value $0.01 per share, having a liquidation preference of $15.75 and having the rights and designations set forth in the Certificate of Designations attached to the Merger Agreement as Exhibit A (the “Convertible Preferred Stock”) equal to the Exchange Ratio of 1.0 and $9.00 per share in cash, without interest (collectively, the “Merger Consideration”). (Capitalized terms used herein but not defined herein have the meanings ascribed to those terms in the Merger Agreement.)

You have requested our opinion as to whether the Merger Consideration to be paid in the Transaction is fair, from a financial point of view, to both NHC and NHC/OP Sub.

In connection with our review of the Transaction, and in arriving at our opinion, we have, among other things:

(1) Reviewed certain publicly available business and financial information relating to NHC and the Company that we deemed to be relevant;

(2) Reviewed the Merger Agreement dated December 20, 2006 and certain exhibits and documents referenced therein;

(3) Compared the Company from a financial point of view with certain other companies in the Real Estate Investment Trust (“REIT”) industry that we deemed relevant;

(4) Reviewed certain information, including financial forecasts (the “Forecasts”) relating to the business and prospects of NHC and the Company, furnished to us by management of NHC and the Company;

(5) Considered the financial terms, to the extent publicly available, of selected recent business combinations in the REIT industry that we deemed to be comparable, in whole or in part, to the Transaction;

(6) Interviewed senior management of NHC and the Company regarding each company’s operating history and respective prospects;

(7) Compared the trading histories of NHC’s common stock and the Company Common Stock from December 19, 2005 to December 19, 2006 and reviewed the trading history of the Company Common Stock from December 19, 2004 to December 19, 2006.

(8) Reviewed publicly available premiums paid of certain other transactions we believed to be reasonably comparable to the Transaction;

(9) Reviewed the potential pro forma financial results, financial condition and capitalization of NHC giving effect to the Transaction; and

(10) Performed other such analyses such as dividend discount and net asset valuation analyses and examinations as we have deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to or discussed with us by NHC and the Company or obtained by us from public sources, including, without limitation, the Forecasts referred to above. With respect to the Forecasts, with your consent, we have relied on representations that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of NHC and the Company as to the expected future performance of NHC and the Company. We have not assumed any responsibility for the independent verification of the accuracy and completeness of any such information, including, without limitation, the Forecasts, and we have further relied upon the assurances of the senior management of each of NHC and the Company that they are unaware of any facts that would make the information or Forecasts incomplete or misleading.

In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of either NHC or the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of either NHC or the Company. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. Additionally, our opinion does not address the merits of the Transaction as compared to alternative transactions or strategies that may be available to NHC, nor does it address NHC’s underlying decision to engage in the Transaction. Any change in such conditions would require a reevaluation of this opinion. We express no opinion as to the underlying valuation, future performance or long-term viability of NHC or the Company. It should be understood that, although subsequent developments may affect our opinion, we do not have any obligation to update or revise our opinion.

In connection with our opinion, we have assumed that the Transaction will be consummated on the terms and subject to the conditions described in the Merger Agreement (including, but not limited to, the completion of the Consolidation and Company Reorganization) without waiver or modification of any of the material terms or conditions contained therein by any party thereto. We also have assumed that all necessary governmental and regulatory approvals and third-party consents will be obtained on terms and conditions that will not have a material adverse effect on NHC or the Company. We have also assumed that the final Agreement and Plan of Merger will not differ materially from the Merger Agreement. Our opinion only addresses the fairness, from a financial point of view, of the Merger Consideration to be paid by NHC/OP Sub and does not address any other aspect or implication of the Transaction or any other agreement, arrangement or understanding entered into by NHC, NHC/OP Sub, NHC/OP or the Company or any other person in connection with the Transaction or otherwise.

We note that pursuant to the Limited Partnership Agreement of NHR/OP, L.P., holders of NHR/OP, L.P. Units have the right, exercisable prior to the Merger, to convert NHR/OP, L.P. Units into shares of the Company Common Stock and thereby receive the Merger Consideration provided for in the Transaction for such shares of the Company Common Stock. We further note that in connection with the NHR-Delaware Merger, the limited partnership units of NHR/OP, L.P. held by Adams Mark, L.P. and National Health Corporation will be redeemed for shares in the Consolidated Company or purchased or exchanged for consideration of equal value. In rendering this opinion, we are not opining as to the number of shares of the Company Common Stock to be received by holders of NHR/OP, L.P. Units in the conversion and/or redemption of such Units.

Avondale, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, strategic alliances, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We became entitled to a fee upon completion of the work necessary to render our opinion, regardless of the conclusion reached therein. In addition, NHC has agreed to indemnify us for certain liabilities arising out of our engagement. We were engaged to render an opinion and consequently were not requested to and did not participate in any discussions or negotiations relating to the Transaction. In the ordinary course of its business, Avondale (as a market maker or otherwise) may trade or otherwise effect transactions in the debt and equity securities of NHC or the Company, for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

This letter and the opinion stated herein is being rendered at the request of the Special Committee and is for the benefit of the Special Committee and the Board of Directors of NHC in their evaluation of the Transaction and discharge of their fiduciary obligations, and does not constitute a recommendation as to how any stockholder should vote or act with respect to any matter relating to the Transaction. This letter may not be reproduced, summarized, excerpted from or otherwise publicly referred to in any manner without our prior written consent. Notwithstanding the foregoing, we hereby consent to the inclusion of the full text of our opinion and a summary thereof in any disclosure document or proxy statement relating to the Transaction that NHC is required to prepare and distribute to its stockholders under applicable federal and state securities laws, provided such summary is approved by us in advance in writing (such approval not to be unreasonably withheld).

We are not expressing any opinion herein as to the prices at which NHC’s common stock or the Convertible Preferred Stock will trade following the announcement of the Transaction.

Based upon and subject to the foregoing and such other matters as we deem relevant, it is our opinion that, as of the date hereof, from a financial point of view, the Merger Consideration to be paid in the Transaction is fair to both NHC and NHC/OP Sub.

Sincerely,

AVONDALE PARTNERS, LLC

ANNEX E

December 20, 2006

The Board of Directors
National Health Realty, Inc.
100 East Vine Street
Murfreesboro, TN 37130

Members of the Special Committee of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common shares, $0.01 par value per share (the “Company Common Stock”), of NATIONAL HEALTH REALTY INC., a Maryland corporation (the “Company”) of the Merger Consideration (as defined below) in the proposed merger (the “Merger”) of a Company affiliate with an affiliate of NATIONAL HEALTHCARE CORPORATION, a Delaware corporation (the “Merger Partner”). Pursuant to the Agreement and Plan of Merger (the “Agreement”), among NATIONAL HEALTHCARE CORPORATION, a Delaware corporation (“Parent”), Davis Acquisition Sub, L.L.C., a Delaware limited liability company owned by NHC/OP, L.P. and an indirect wholly-owned subsidiary of Parent (“NHC Sub”), NHC/OP, L.P., and the Company, which term shall, after the Consolidation (as defined below) refer to the Consolidated Company.

Pursuant to the Merger Agreement, the Company will consolidate with its newly formed wholly-owned subsidiary, New NHR, Inc. (the “Consolidation”). The Board of Directors of the Company has approved a merger of the Consolidated Company and its post-consolidation wholly-owned subsidiary, NHR-Delaware, Inc., with the Consolidated Company as the surviving entity, pursuant to Articles of Merger to be filed with the Maryland State Department of Assessments and Taxation (the “NHR-Delaware Merger”). Pursuant to the NHR-Delaware Merger, the limited partnership units of NHR/OP, L.P. held by AdamsMark, L.P. and National Health Corporation will be redeemed for shares in the Consolidated Company and/or cash (such redemption, collectively with the Consolidation and the NHR-Delaware Merger, the “Company Reorganization”). Pursuant to the Merger, each issued and outstanding share of Company Common Stock, and following the Consolidation, of the Consolidated Company, other than any such shares directly owned by Parent or NHC Sub, will be converted into the right to receive cash and shares of Series A Convertible Preferred Stock, par value $0.01 per share, of Parent (the “Parent Preferred Stock”).

Each share of Company Common Stock issued and outstanding immediately prior to the Merger shall be converted into the right to receive one validly issued, fully paid and nonassessable shares of Parent Preferred Stock and $9.00 in cash (collectively, the “Merger Consideration”). The “Exchange Ratio” is 0.24204. All shares of Company Common Stock converted into the Merger Consideration shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that represented any such shares of Company Common Stock (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, certain dividends or other distributions and any cash in lieu of any fractional share of Parent Preferred Stock upon the surrender of such Certificate in each case without interest.

In arriving at our opinion, we have (i) reviewed a draft dated December 20, 2006 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the Merger Partner and the industries in which they operate; (iii) compared the proposed financial terms of the Merger with the publicly available financial terms of certain other transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Company and the Merger Partner with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and the Merger Partner Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the managements of the Company and the Merger Partner relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Merger (the

“Synergies”) and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company and the Merger Partner with respect to certain aspects of the Merger, the past and current business operations of the Company and the Merger Partner, the financial condition and future prospects and operations of the company and the Merger Partner, the effects of the Merger on the financial condition and future prospects of the Company and the Merger Partner, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Merger Partner or otherwise reviewed by or for us. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Merger Partner under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and the Merger Partner to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Merger will have the tax consequences described in discussions with, and materials furnished to us by, representatives of the Company, and that the other transactions contemplated by the Agreement will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company or the Merger Partner or the contemplated benefits of the Merger.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the holders of the Company Common Stock of the Merger Consideration in the proposed Merger, and we express no opinion as to the fairness of the Merger to, or any consideration of, the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Merger. We are expressing no opinion herein as to the price at which the Company Common Stock or the Merger Partner Common Stock will trade at any future time.

We note that we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction.

We have acted as financial advisor to the Special Committee with respect to the proposed Merger and will receive a fee from the Company for our services; no portion of which will become payable only if the proposed Merger is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have provided financial advisor services from time to time to National Health Corporation and a prior committee of independent directors of National Heath Realty, Inc. Such past services for National Health Corporation have included acting as financial advisor in 2005 concerning the negotiation of certain healthcare faculty long-term leases and related operating and management agreements and did not result in our receiving fees in a material amount. Such past services for the National Health Realty, Inc. committee of independent directors included acting as financial advisor in 2004, 2005, and 2006 to assist in the review of certain unsolicited inquires of interest in acquiring or merging with the Company. We do not now nor have our affiliates actively traded the debt and equity securities of the Company or the Merger Partner for our own account or for others.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Merger Consideration in the proposed Merger is fair, from a financial point of view, to the holders of the Company Common Stock.

Very truly yours,

By: /s/ Michael E. Collins Michael E. Collins Chief Executive Officer Managing Member	By: /s/ Eric Bergesen Eric Bergesen, AVA Chief Operating Officer Member

ANNEX F

FORM OF
CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
NATIONAL HEALTHCARE CORPORATION

National HealthCare Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

FIRST: That the Board of Directors of the Corporation, in accordance with Section 242 of the DGCL, duly adopted resolutions approving a proposed amendment to the Certificate of Incorporation of the Corporation and calling for the submission of the proposed amendment to the stockholders of the Corporation for consideration thereof.

SECOND: That thereafter, pursuant to resolutions of its Board of Directors, a meeting of the stockholders of the Corporation was duly called and held, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That, pursuant to resolutions of its Board of Directors, the Certificate of Incorporation of the Corporation is hereby amended by deleting Section 4.1 of Article 4 thereof and replacing it with the following:

4.1 Authorized Capital.  The maximum number of shares of stock which the Corporation shall have the authority to issue is thirty million (30,000,000) shares of Common Stock, having a par value of $.01 per share, which shares shall not be subject to any preemptive rights, and twenty-five million (25,000,000) shares of undesignated preferred stock having a par value of $.01 per share.

FOURTH: That the foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its authorized officer, this           day of          , 2007.

NATIONAL HEALTHCARE CORPORATION

By:
Name:
Title:

ATTEST:

By:
Name:
Title:

F-1

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Officers and Directors.

Under NHC’s certificate of incorporation, and in accordance with Section 145 of the Delaware General Corporation Law (the “Delaware Law”), NHC will indemnify any person made or threatened to be made a party to an action or proceeding, whether civil, criminal, administrative or investigative (other than a “derivative” action by or in the right of NHC to procure a judgment in its favor) by reason of the fact that such person is or was a director or officer of NHC, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney’s fees actually and necessarily incurred as a result of such action or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in (or not opposed to) the best interests of NHC, and, in criminal actions or proceedings, had no reasonable cause to believe was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to amounts paid in settlement and reasonable expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such an action and then, where the action is settled or otherwise disposed of or the person is adjudged to be liable to NHC, only if and to the extent the court in which such action was brought or, if none, a court of competent jurisdiction determines that such person is fairly and reasonably entitled to such indemnity and then only for such expenses as the court deems proper.

The certificate of incorporation provides that NHC may indemnify a director or officer for the expenses incurred in defending the proceedings specified above, at the conclusion of or in advance of their final disposition or settlement, and on such terms, to such extent, and subject to such conditions as the board of directors shall determine. The certificate of incorporation also provides that NHC may, in its sole discretion, indemnify any person who is or was one of its employees or agents or any person who is or was serving at the request of NHC as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise to the same degree as the foregoing indemnification of directors and officers.

In addition, NHC may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of NHC or another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against and incurred by such person in such capacity, or arising out of the person’s status as such whether or not NHC would have the power or obligation to indemnify such person against such liability under the provisions of the Delaware Law. NHC maintains insurance for the benefit of NHC’s officers and directors insuring such persons against certain liabilities, including liabilities under the securities laws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling NHC pursuant to the foregoing provisions, NHC has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

Item 21.	Exhibits and Financial Statement Schedules.

a) Exhibits

Exhibit
Number	Description

2.1	Agreement and Plan of Merger, dated December 20, 2006, by and among Davis Acquisition Sub LLC, NHC/OP, L.P., NHC and NHR (Included as Annex A to the joint proxy statement/prospectus included in this registration statement and incorporated by reference to Exhibit 2.1 to the current report on Form 8-K, filed with the SEC on December 20, 2006).
2.2	Amendment and Waiver No. 1 to Agreement and Plan of Merger, dated April 6, 2007, by and among Davis Acquisition Sub LLC, NHC/OP, L.P., NHC and NHR (Included in Annex A to the joint proxy statement/prospectus included in this registration statement and incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed on April 11, 2007).

Exhibit
Number		Description

2.3		Amendment No. 2 to Agreement and Plan of Merger, dated August 3, 2007, by and among Davis Acquisition Sub LLC, NHC/OP, L.P., NHC and NHR (included in Annex A to the joint proxy statement/prospectus included in this registration statement and incorporated by reference to Exhibit 2.01 to the current report on Form 8-K filed on August 3, 2007).
3	.1.1	Articles of Incorporation (Incorporated by reference to Exhibit 3.1 to Form S-4, Registration No. 333-37185).
3	.1.2	Certificate of Designations of Series A Convertible Preferred Stock (Included as Annex C to the joint proxy statement/prospectus included in this registration statement and incorporated by reference to Exhibit 2.1 to the current report on Form 8-K filed on December 20, 2006).
3	.1.3	Certificate of Designations of Series B Junior Participating Preferred Stock of NHC (Incorporated by reference to Exhibit 3.1 to Form 8-A filed on August 3, 2007).
3.2		By-laws (Incorporated by reference to Exhibit 3.2 to Form S-4, Registration No. 333-37185).
4.1		Rights Agreement, dated August 2, 2007, between NHC and Computershare Trust Company, N.A. (Incorporated by reference to Exhibit 4.1 to Form 8-A filed on August 3, 2007).
5	.1*	Opinion of Cahill Gordon & Reindel llp regarding legality of the capital stock.
9.1		Voting Agreement, dated December 20, 2006, between NHC and certain stockholders of NHC, and NHR and certain stockholders of NHR (Included as Annex B to the joint proxy statement/prospectus included in this registration statement and filed as Exhibit 10.1 to the current report on Form 8-K, filed with the SEC on December 20, 2006).
10.1		Material Contracts, Incorporated by reference to Exhibits 10.1 through 10.9 attached to Form S-4, (Proxy Statement-Prospectus) as amended, Registration No. 333-37185 (December 5, 1997).
10.2		Employee Stock Purchase Plan (Incorporated by reference to Exhibit A to Form S-4, Registration No. 333-37185).
10.3		1997 Stock Option Plan (Incorporated by reference to Exhibit 10.5.3 to Form S-4 filed on November 20, 1997).
10.4		2004 Non-Qualified Stock Option Plan (Incorporated by reference to Appendix B to Schedule 14A filed on March 28, 2005).
10.5		2005 Stock Option, Employee Stock Purchase, Physician Stock Purchase and Stock Appreciation Rights Plan (Incorporated by reference to Appendix A to Schedule 14A filed on March 28, 2005).
10.6		Amendment No. 1 to Master Operating Lease made to the Master Operating Lease between NHR/OP, L.P. and NHC (Incorporated by reference to Exhibit 10.15 to NHC’s annual report on Form 10-K filed on March 16, 2006).
10.7		Amendment No. 2 to Master Operating Lease by and between NHR/OP, L.P. and NHC (Incorporated by reference to Exhibit 10.16 to NHC’s annual report on Form 10-K filed on March 16, 2006).
10.8		Amendment No. 3 to Master Operating Lease by and between NHR/OP, L.P. and NHC (Incorporated by reference to Exhibit 10.17 to NHC’s annual report on Form 10-K filed on March 16, 2006).
10.9		Amendment No. 4 to Master Operating Lease by and between NHR/OP, L.P. and NHC (Incorporated by reference to Exhibit 10.18 to NHC’s annual report on Form 10-K filed on March 16, 2006).
10.10		Amendment No. 1 to Master Agreement to Lease made to the Master Agreement to Lease between National Health Investors, Inc. and National HealthCorp L.P. (Incorporated by reference to Exhibit 10.19 to NHC’s annual report on Form 10-K filed on March 16, 2006).

Exhibit
Number		Description

10.11		Amendment No. 2 to Master Agreement to Lease made to the Master Agreement to Lease between National Health Investors, Inc. and National HealthCare L.P. (Incorporated by reference to Exhibit 10.20 to NHC’s annual report on Form 10-K filed on March 16, 2006).
10.12		Amendment No. 3 to Master Agreement to Lease made to the Master Agreement to Lease between National Health Investors, Inc. and National HealthCare L.P. (Incorporated by reference to Exhibit 10.21 to NHC’s annual report on Form 10-K filed on March 16, 2006).
10.13		Amendment No. 4 to Master Agreement to Lease made to the Master Agreement to Lease between National Health Investors, Inc. and National HealthCare L.P. (Incorporated by reference to Exhibit 10.22 to NHC’s annual report on Form 10-K filed on March 16, 2006).
10.14		Amendment No. 5 to Master Agreement to Lease made to the Master Agreement to Lease between National Health Investors, Inc. and NHC (Incorporated by reference to Exhibit 10.23 to NHC’s annual report on Form 10-K filed on March 16, 2006).
10.15		Letter Agreement dated December 15, 2006, between NHC and AdamsMark, L.P. (Incorporated by reference to Exhibit 10.1 to Form 8-K filed on January 16, 2007).
10.16		2002 Stock Option Plan (Incorporated by reference to Exhibit B to Schedule 14A filed on March 1, 2002).
12.1		NHC Ratio of Earnings to Fixed Charges and Preferred Stock Dividends.
12.2		NHR Ratio of Earnings to Fixed Charges.
21.1		Subsidiaries of NHC (Incorporated by reference to Exhibit 21 to the annual report on Form 10-K of NHC for the year ended December 31, 2006).
23	.1*	Consent of Cahill Gordon & Reindel llp (see Exhibit 5.1).
23.2		Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm.
23.3		Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm.
23	.4*	Consent of Avondale Partners, LLC.
23	.5*	Consent of 2nd Generation Capital, LLC.
24	.1*	Power of Attorney.
99.1		Form of NHC Proxy Card.
99.2		Form of NHR Proxy Card.

*	Filed previously

b) Financial Statement Schedules

None.

Item 22.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) (1)The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by Form S-4 with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Murfreesboro, State of Tennessee, on the 14th day of September, 2007.

NATIONAL HEALTHCARE CORPORATION

By:	/s/ Robert G. Adams
Name: Robert G. Adams

Title:	CEO & President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Robert G. Adams	Director, CEO & President	September 14, 2007

* W. Andrew Adams	Director & Chairman	September 14, 2007

* Richard F. LaRoche, Jr.	Director	September 14, 2007

* Donald K. Daniel	Senior Vice President and Controller, Principal Accounting Officer (Principal Financial Officer)	September 14, 2007

* Ernest G. Burgess, III	Director	September 14, 2007

* Lawrence C. Tucker	Director	September 14, 2007

* J. Paul Abernathy	Director	September 14, 2007

* Emil E. Hassan	Director	September 14, 2007

*By:	/s/ John K. Lines
Name: John K. Lines

Title:	Attorney-in-Fact